   As filed with the Securities and Exchange Commission on October 26, 1994

                                                      Registration No. 033-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                        --------------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                        -------------------------------
                              NORWEST CORPORATION
             (Exact name of registrant as specified in its charter)

           Delaware                       6711                   41-0449260
(State or other jurisdiction       (Primary Standard          (I.R.S. Employer
    of incorporation or         Industrial Classification    Identification No.)
       organization)                  Code Number)

                                 Norwest Center
                              Sixth and Marquette
                       Minneapolis, Minnesota  55479-1000
                                  612-667-1234
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                      ------------------------------------
         Stanley S. Stroup, Esq.                               Copy to:
Executive Vice President and General Counsel            H. Bernt von Ohlen, Esq.
          Norwest Corporation                             Norwest Corporation
            Norwest Center                                  Norwest Center
          Sixth and Marquette                             Sixth and Marquette
    Minneapolis, Minnesota  55479-1026                        Minneapolis,
             612-667-8858                                Minnesota  55479-1026
(Name, address, including zip code, and telephone
number, including area code, of agent for service)
                               __________________

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of the Registration Statement.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

==================================================================================================
       Title of Securities            Amount     Proposed Maximum  Proposed Maximum    Amount of
              to Be                    to Be      Offering Price       Aggregate      Registration
            Registered              Registered      Per Share       Offering Price        Fee
- --------------------------------------------------------------------------------------------------
           Common Stock              1,266,000         N/A           $20,976,935 (3)     $7,233.43
(par value $1 2/3 per share) (1)     Shares (2)
==================================================================================================

(1) Each share of the registrant's common stock includes one preferred stock purchase right.
(2) Based upon the maximum number of shares that may be issued in the transaction described herein.
(3) Estimated solely for purpose of computing the registration fee, in accordance with Rule 457(f), based upon the book value, as of June 30, 1994, of all shares of common stock to be acquired by the registrant in the transactions described herein.

                           __________________________

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                              NORWEST CORPORATION
                              -------------------

                             Cross Reference Sheet
                    Pursuant to Regulation S-K, Item 501(b)


Form S-4 Item                                      Prospectus Heading
- -------------                                      ------------------
  1.     Forepart of Registration Statement        Outside Front Cover Page
         and Outside Front Cover Page of
         Prospectus

  2.     Inside Front and Outside Back Cover       Available Information;
         Pages of Prospectus                       Incorporation of Certain
                                                   Documents by Reference;
                                                   Table of Contents

  3.     Risk Factors, Ratio of Earnings to
         Fixed Charges, and Other
         Information                               Summary

  4.     Terms of the Transaction                  The Merger

  5.     Pro Forma Financial Information           *

  6.     Material Contracts with the Company
         Being Acquired                            The Merger

  7.     Additional Information Required for       *
         Reoffering by Persons and Parties
         Deemed to be Underwriters

  8.     Interests of Named Experts and Counsel    Legal Opinions

  9.     Disclosure of Commission Position on      *
         Indemnification for Securities Act
         Liabilities

  10.    Information with Respect to S-3           Summary; The Merger; Certain
         Registrants                               Regulatory Considerations

  11.    Incorporation of Certain Information      Incorporation of Certain
         by Reference                              Documents by Reference;
                                                   Norwest Management and
                                                   Additional Information

  12.    Information with Respect to S-2 or        *
         S-3 Registrants

  13.    Incorporation of Certain Documents        *
         by Reference

                              NORWEST CORPORATION
                              -------------------

                             Cross Reference Sheet
                    Pursuant to Regulation S-K, Item 501(b)



Form S-4 Item                                      Prospectus Heading
- -------------                                      ------------------
  14.    Information with Respect to               *
         Registrants Other Than S-2 or S-3
         Registrants

  15.    Information with Respect to S-3           *
         Companies

  16.    Information with Respect to               *
         S-2 or S-3 Companies

  17.    Information with Respect to Companies     Summary--Selected
         Other Than S-2 or S-3 Companies           Financial Data; Summary--
                                                   Comparative Unaudited Per
                                                   Share Data; Information
                                                   About ARBI and the Bank;
                                                   Management of ARBI

  18.    Information If Proxies, Consents,         Meeting Information; The Merger--
         or Authorizations Are to Be Solicited     Rights of Dissenting ARBI
                                                   Shareholders; Norwest Management
                                                   and Additional Information

  19. Information If Proxies, Consents, or         *
      Authorizations Are Not to Be Solicited
      in an Exchange Offer

- ---------------------------
[FN]
*Item is omitted because answer is negative or item is inapplicable.

                       AMERICAN REPUBLIC BANCSHARES, INC.
                             101 SOUTH MAIN STREET
                            BELEN, NEW MEXICO  87002


                                 November __, 1994

  Dear Shareholder:

  You are cordially invited to attend a Special Meeting of Shareholders of American Republic Bancshares, Inc. ("ARBI") to be held in the Fourth Floor Training Room of the First National Bank of Belen, 101 South Main Street, Belen, New Mexico, on Friday, December 9, 1994, at 10:00 a.m., local time. At the Special Meeting you will be asked to consider and vote upon the Agreement and Plan of Reorganization, dated as of June 6, 1994, between ARBI and Norwest Corporation ("Norwest"), and the related Agreement and Plan of Merger (together, the "Merger Agreement"), providing for the merger of a wholly owned subsidiary of Norwest with ARBI (the "Merger").

  Under the terms of the Merger Agreement, the Merger will result in the conversion of each share of ARBI Common Stock outstanding immediately prior to the time the Merger becomes effective into a number of shares of Norwest Common Stock determined in accordance with the provisions of the Merger Agreement, which are described in the accompanying Proxy Statement-Prospectus for the Special Meeting.

  The enclosed Proxy Statement-Prospectus contains a more complete description of the terms of the Merger. You are urged to read the Proxy Statement-Prospectus carefully.

  The Board of Directors has unanimously approved the Merger Agreement as being in the best interest of ARBI's shareholders and recommends that you vote in favor of the Merger. ARBI has received an opinion from Montgomery Securities, an investment banking firm experienced in the valuation of banking institutions, that as of the date thereof the consideration to be received by ARBI's shareholders in the Merger is fair to ARBI's shareholders from a financial point of view. Also, it is a condition to consummation of the Merger that ARBI receive at closing an opinion of counsel to the effect that the Merger will be treated as a tax-free reorganization for federal income tax purposes. The Merger Agreement also provides for ARBI's formation of a liquidating trust to hold certain assets of ARBI prior to the Merger and the distribution of interests in such trust to the ARBI shareholders. This distribution will be taxable to the shareholders of ARBI. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR CONCERNING THE FEDERAL, AND ANY APPLICABLE FOREIGN, STATE, AND LOCAL, INCOME TAX CONSEQUENCES OF THE MERGER.

  In order to ensure that your vote is represented at the Special Meeting, PLEASE DATE, SIGN, AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.
  If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy.



                                     James H. Foley
                                     President and Chief Executive Officer

                       AMERICAN REPUBLIC BANCSHARES, INC.
                             101 SOUTH MAIN STREET
                            BELEN, NEW MEXICO  87002

                 ----------------------------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON DECEMBER 9, 1994

                 ---------------------------------------------

      A special meeting of shareholders (the "Special Meeting") of American Republic Bancshares, Inc. ("ARBI"), a New Mexico corporation, will be held in the Fourth Floor Training Room of the First National Bank of Belen, 101 South Main Street, Belen, New Mexico, on Friday, December 9, 1994, at 10:00 a.m., local time, for the following purposes:

          1. To consider and vote upon the Agreement and Plan of Reorganization, dated as of June 6, 1994, (including the Agreement and Plan of Merger attached thereto) between ARBI and Norwest Corporation ("Norwest"), a Delaware corporation, a copy of which is included in the accompanying Proxy Statement-Prospectus as Appendix A, under the terms of which a wholly owned subsidiary of Norwest would be merged with ARBI (the "Merger"), with ARBI as the surviving corporation, and each outstanding share of Common Stock, par value $1.00 per share, of ARBI would be converted into a number of shares of common stock, par value $1 2/3 per share, of Norwest determined in accordance with the provisions of the Agreement and Plan of Reorganization; and to authorize such further action by the Board of Directors and officers of ARBI as may be necessary or appropriate to carry out the intent and purposes of the Merger.

          2. To transact such other business as may properly come before the meeting or any adjournments thereof.

      Only shareholders of record on the books of ARBI at the close of business on November 11, 1994, will be entitled to vote at the Special Meeting or any adjournments thereof.

      Your attention is directed to the Proxy Statement-Prospectus accompanying this notice for a more complete statement regarding the matters to be acted upon at the Special Meeting.

                                      By Order of the Board of Directors


                                      Karen K. Zamora
                                      Secretary

  November __, 1994

  HOLDERS OF ARBI COMMON STOCK ARE URGED TO COMPLETE, SIGN, DATE, AND MAIL THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AND VOTE IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE PROXY STATEMENT-PROSPECTUS.

                               PROXY STATEMENT OF
                       AMERICAN REPUBLIC BANCSHARES, INC.
                     FOR A SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON DECEMBER 9, 1994

                             ---------------------

                                   PROSPECTUS
                                       OF
                              NORWEST CORPORATION
                                  COMMON STOCK

                             ---------------------

      This Proxy Statement-Prospectus relates to up to 1,266,000 shares of the common stock ("Norwest Common Stock"), par value $1 2/3 per share, of Norwest Corporation ("Norwest") issuable to the shareholders of American Republic Bancshares, Inc. ("ARBI") upon consummation of the proposed merger (the "Merger") of a wholly owned subsidiary of Norwest with ARBI, with ARBI as the surviving corporation, pursuant to the terms of an Agreement and Plan of Reorganization, dated as of June 6, 1994, as amended, between ARBI and Norwest (together with the Agreement and Plan of Merger attached thereto, the "Merger Agreement"). A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement-Prospectus and incorporated by reference herein.

      This Proxy Statement-Prospectus is being furnished to the shareholders of ARBI in connection with the solicitation of proxies by the Board of Directors of ARBI for use at the Special Meeting of Shareholders of ARBI to be held on December 9, 1994, and at any adjournments or postponements thereof (the "Special Meeting").

      Except as described herein, upon consummation of the Merger, each outstanding share of Common Stock, par value $1.00 per share, of ARBI ("ARBI Common Stock") will be converted into a number of shares of Norwest Common Stock determined in accordance with a formula contained in the Merger Agreement. The actual number of shares of Norwest Common Stock to be issued upon consummation of the Merger will be based in part on the market price of Norwest Common Stock determined during a measurement period provided for in the Merger Agreement. Based on the conversion factor which would have been applicable if the closing of the Merger had occurred on November __, 1994, approximately _____ shares of Norwest Common Stock would have been issued for each outstanding share of ARBI Common Stock. For a more complete description of the Merger Agreement and the terms of the Merger, see "THE MERGER."

      The Merger Agreement also provides that, immediately prior to the Merger, ARBI will form a liquidating trust, for the pro rata benefit of its shareholders, and that ARBI will distribute to such trust certain of ARBI's assets. The receipt by the shareholders of ARBI of their ratable interests in the assets held by the trust will be taxable to the shareholders of ARBI as a dividend. See "THE MERGER--Terms of the Merger" and "--Certain Federal Income Tax Considerations."

      This Proxy Statement-Prospectus and the form of proxy are first being mailed to shareholders of ARBI on or about November __, 1994.

                             ---------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROXY STATEMENT-PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

       The date of this Proxy Statement-Prospectus is November __, 1994.

                             AVAILABLE INFORMATION

      Norwest is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith, Norwest files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission").

      Reports, proxy statements, and other information concerning Norwest can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy statements, and other information filed by Norwest also may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005 and at the offices of the Chicago Stock Exchange at One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605.

      This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 and the exhibits thereto (the "Registration Statement") covering the securities offered hereby that Norwest has filed with the Commission. Certain portions of the Registration Statement have been omitted pursuant to the rules and regulations of the Commission. Reference is hereby made to such omitted portions for further information with respect to Norwest, ARBI, and the securities offered hereby.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       THIS PROXY STATEMENT-PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO NORWEST, EXCLUDING EXHIBITS, UNLESS SPECIFICALLY INCORPORATED THEREIN, ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO LAUREL A. HOLSCHUH, SECRETARY, NORWEST CORPORATION, NORWEST CENTER, SIXTH AND MARQUETTE, MINNEAPOLIS, MINNESOTA 55479-1026, TELEPHONE (612) 667-8655. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY NOVEMBER __, 1994.

      The following documents filed by Norwest with the Commission are incorporated by reference in, and made a part of, this Proxy Statement-
  Prospectus: (i) Annual Report on Form 10-K for the year ended December 31, 1993, as amended by Form 10-K/A dated May 13, 1994; (ii) Quarterly Report on Form 10-Q for the quarters ended March 31, 1994, and June 30, 1994; and (iii) Current Reports on Form 8-K dated February 15, 1994, and July 21, 1994.

      All documents filed by Norwest with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

                               TABLE OF CONTENTS

                                                                                 Page
                                                                                 ----
  AVAILABLE INFORMATION........................................................    2
  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................    2

  SUMMARY......................................................................    5
      The Companies............................................................    5
      Terms of the Merger......................................................    6
      Special Meeting and Vote Required........................................    6
      Reasons for the Merger; Recommendation of ARBI Board of Directors........    7
      Fairness Opinion.........................................................    7
      Effective Date and Time of the Merger....................................    8
      Conditions and Termination...............................................    8
      Accounting Treatment.....................................................    8
      Regulatory Approvals.....................................................    8
      Management and Operations After the Merger...............................    8
      Interests of Certain Persons in the Merger...............................    9
      Dissenters' Rights.......................................................    9
      Certain Federal Income Tax Considerations................................    9
      Market Information.......................................................    9
      Certain Differences in Rights of Shareholders............................   10
      Comparative Unaudited Per Share Data.....................................   10
      Selected Financial Data..................................................   12

  MEETING INFORMATION..........................................................   16
      General..................................................................   16
      Date, Place, and Time....................................................   16
      Record Date; Vote Required...............................................   16
      Principal Shareholders and Security Ownership of Management of ARBI......   17
      Voting and Revocation of Proxies.........................................   20
      Solicitation of Proxies..................................................   20

  THE MERGER...................................................................   21
      Background of and Reasons for the Merger.................................   21
      Terms of the Merger......................................................   23
      Liquidating Trust........................................................   25
      Fairness Opinion.........................................................   27
      Effective Date and Time of the Merger....................................   32
      Surrender of Certificates................................................   32
      Conditions to the Merger.................................................   33
      Regulatory Approvals.....................................................   34
      Conduct of Business Pending the Merger...................................   35
      Certain Covenants........................................................   35
      Waiver, Amendment, and Termination.......................................   37
      Management and Operations After the Merger...............................   37
      Certain Differences in Rights of Shareholders............................   37
      Rights of Dissenting ARBI Shareholders...................................   45
      Certain Federal Income Tax Considerations................................   46
      Resale of Norwest Common Stock...........................................   49
      Dividend Reinvestment and Optional Cash Payment Plan.....................   49
      Accounting Treatment.....................................................   50
      Expenses.................................................................   50

                                                                                  Page
                                                                                  ----
  INFORMATION ABOUT ARBI AND THE BANK..........................................   51
      General..................................................................   51
      Regulation and Supervision...............................................   51
      Properties...............................................................   51
      Competition..............................................................   52
      Legal Proceedings........................................................   52
      Market Information and Dividends.........................................   53
      Management's Discussion and Analysis of Financial Condition and Results
         of Operations of ARBI.................................................   54

  MANAGEMENT OF ARBI...........................................................   86
      Board of Directors.......................................................   86
      Interests of Management and Others in Certain Transactions...............   86

  CERTAIN REGULATORY CONSIDERATIONS............................................   90
       General.................................................................   90
       Dividend Restrictions...................................................   90
       Holding Company Structure...............................................   90
       Capital Requirements....................................................   91
       Federal Deposit Insurance Corporation Improvement Act of 1991...........   92
       FDIC Insurance..........................................................   93

  EXPERTS......................................................................   94

  LEGAL OPINION................................................................   94

  MANAGEMENT OF NORWEST AND ADDITIONAL INFORMATION.............................   94

  INDEX TO ARBI FINANCIAL STATEMENTS...........................................  F-1

  APPENDIX A  AGREEMENT AND PLAN OF REORGANIZATION, AND AGREEMENT
              AND PLAN OF MERGER

  APPENDIX B  OPINION OF MONTGOMERY SECURITIES

  APPENDIX C  NEW MEXICO STATUTES ANNOTATED, SECTIONS 53-15-3 AND
              53-15-4

                             ---------------------

      NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE NORWEST COMMON STOCK OFFERED BY THIS PROXY STATEMENT-PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NORWEST OR ARBI SINCE THE DATE OF THIS PROXY STATEMENT-PROSPECTUS.

                                    SUMMARY

       The following summary is not intended to be complete and is qualified in all respects by the more detailed information included in this Proxy Statement-Prospectus, the Appendices hereto, and the documents incorporated by reference herein. As used in this Proxy Statement-Prospectus, the terms "Norwest" and "ARBI" refer to such entities, respectively, and where the context requires, such entities and their respective subsidiaries. All information concerning Norwest included in this Proxy Statement-Prospectus has been furnished by Norwest for inclusion or incorporation herein, and all information concerning ARBI included in this Proxy Statement-Prospectus has been furnished by ARBI to Norwest for inclusion herein.

  THE COMPANIES

       NORWEST CORPORATION

       Norwest Corporation is a regional bank holding company which was organized under the laws of Delaware in 1929 and is registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). As a diversified financial services organization, Norwest operates through subsidiaries engaged in banking and in related businesses. Norwest provides retail, commercial, and corporate banking services to its customers through banks located in Arizona, Colorado, Illinois, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Ohio, South Dakota, Texas, Wisconsin, and Wyoming. Norwest provides additional financial services to its customers through subsidiaries engaged in various businesses, principally mortgage banking, consumer finance, equipment leasing, agricultural finance, commercial finance, securities brokerage and investment banking, insurance, computer and data processing services, trust services, and venture capital investments.

       At June 30, 1994, Norwest had consolidated total assets of $55.8 billion, total deposits of $34.7 billion, and total stockholders' equity of $3.8 billion. Based on total assets at June 30, 1994, Norwest was the 13th largest commercial banking organization in the United States.

       Norwest regularly explores opportunities for acquisitions of financial institutions and related businesses. Generally, management of Norwest does not make a public announcement about an acquisition until a definitive agreement has been signed. Norwest has entered into definitive agreements for the acquisition of various financial institutions, including ARBI, having aggregate total assets at June 30, 1994, of approximately $3.3 billion. Certain of these acquisitions were consummated subsequent to June 30, 1994, and the others remain subject to regulatory approval and are expected to be completed by the end of the first quarter of 1995. None of these acquisitions are significant for the financial statements of Norwest, either individually or in the aggregate.

       Norwest's principal executive offices are located at Norwest Center, Sixth and Marquette, Minneapolis, Minnesota 55479-1000, and its telephone number is 612-667-1234.

       Additional information concerning Norwest is included in the Norwest documents incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

       AMERICAN REPUBLIC BANCSHARES, INC.

      ARBI is a one-bank holding company incorporated in New Mexico in 1983 for the purpose of acquiring First National Bank of Belen (the "Bank"). As of June 30, 1994, ARBI had consolidated total assets of approximately $222.5 million and total shareholders' equity of approximately $21.0 million. The principal asset of ARBI is the common stock of the Bank. ARBI's executive offices are located at 101 South Main Street, Belen, New Mexico 87002, and its telephone number at that address is 505-864-5761.

      The Bank is a national banking association chartered in 1903 which has banking offices in Belen, Moriarty, Mountainair, Los Lunas, Bosque Farms, and Rio Communities, New Mexico. As of June 30, 1994, the Bank had total assets of approximately $215.4 million, net loans of approximately $79.0 million, total deposits of approximately $195.1 million, and shareholder's equity of approximately $19.1 million. The Bank had net income of approximately $1.4 million and $2.8 million for the six months ended June 30, 1994 and the year ended December 31, 1993, respectively. The Bank is a full service commercial bank which provides a full range of commercial banking services, including traditional deposit services and commercial, interim construction, consumer, home improvement, real estate, agricultural, and industrial loans. The Bank's executive offices are located at 101 South Main Street, Belen, New Mexico 87002, and its telephone number at that address is 505-864-5761.

      See "INFORMATION ABOUT ARBI AND THE BANK."

  TERMS OF THE MERGER

      The Merger Agreement provides for the merger of a wholly owned subsidiary of Norwest with ARBI, with ARBI as the surviving corporation. Upon consummation of the Merger, the outstanding shares of ARBI Common Stock (other than shares as to which statutory dissenters' rights have been exercised and not forfeited) will be converted into a number of shares of Norwest Common Stock determined in accordance with the provisions of the Merger Agreement. The exact number of shares of Norwest Common Stock into which each outstanding share of ARBI Common Stock will be converted will be determined by a conversion factor based on the average of the closing prices of Norwest Common Stock during a specified period and the number of shares of ARBI Common Stock outstanding at the Effective Time of the Merger (as defined below). The Merger Agreement also provides that, immediately prior to the Merger, ARBI will form a liquidating trust, for the pro rata benefit of its shareholders, and that ARBI will distribute to such trust certain of its assets. The receipt by the shareholders of ARBI of their ratable interests in the assets held by the trust will be taxable to the shareholders of ARBI as a dividend. See "THE MERGER--Terms of the Merger," "--Liquidating Trust," and "--Certain Federal Income Tax Considerations."

  SPECIAL MEETING AND VOTE REQUIRED

      SPECIAL MEETING

      The special meeting of ARBI shareholders to consider and vote on the Merger will be held on Friday, December 9, 1994, at 10:00 a.m., local time, in the Fourth Floor Training Room of the Bank, 101 South Main Street, Belen, New Mexico. Only holders of record of ARBI Common Stock at the close of business on November __, 1994, will be entitled to receive notice of and to vote at the Special Meeting. At such date, there were 410,095 shares of ARBI Common Stock outstanding. Each share of ARBI Common Stock is entitled to one vote. For additional information relating to the Special Meeting, see "MEETING INFORMATION."

      VOTE REQUIRED

      Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of ARBI Common Stock. As of the record date for the Special Meeting, directors and executive officers of ARBI and their affiliates owned beneficially or controlled the voting of an aggregate of 78,818.9 shares of ARBI Common Stock, or approximately 19.2% of the shares of ARBI Common Stock outstanding on that date. ARBI's directors and officers have informed ARBI that they intend to vote all of their shares in favor of approval of the Merger Agreement. At the record date, directors and executive officers of Norwest did not own beneficially any shares of ARBI Common Stock. See "MEETING INFORMATION--Record Date; Vote Required" and "--Principal Shareholders and Security Ownership of Management of ARBI."

  REASONS FOR THE MERGER; RECOMMENDATION OF ARBI BOARD OF DIRECTORS

      In reaching its determination to enter into the Merger Agreement, ARBI's Board of Directors consulted with Montgomery Securities and ARBI's legal advisors, and considered a number of factors, including but not limited to the following: the oral opinion of Montgomery Securities, subsequently confirmed in writing, that as of June 6, 1994, the consideration to be received by the shareholders of ARBI pursuant to the Merger Agreement was fair to such shareholders from a financial point of view; the current and prospective economic environment and competitive constraints facing independent community-based financial institutions, including the Bank, including the possible effects of congressional approval of interstate banking; ARBI Board's view of reasonably available alternatives for the shareholders, including continuing to operate as an independent community-based financial institution; the economies of scale available to larger financial institutions, including the ability of such institutions to develop new and innovative financial products for customers; the nonfinancial terms of the Merger Agreement, including the risks to completion of the Merger inherent in the conditions to consummation of the transaction included therein; and the increased liquidity and diversification of risk that the Merger would provide to ARBI's shareholders. See "THE MERGER--Background of and Reasons for the Merger."

      THE BOARD OF DIRECTORS OF ARBI UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE MERGER.


  FAIRNESS OPINION

      Montgomery Securities has delivered its written opinion to ARBI's Board of Directors that, as of the date of this Proxy Statement-Prospectus, the consideration to be received by the ARBI shareholders in the Merger is fair to ARBI's shareholders from a financial point of view. A copy of this opinion is attached hereto as Appendix B. See "THE MERGER--Fairness Opinion."

  EFFECTIVE DATE AND TIME OF THE MERGER

      Subject to the terms and conditions of the Merger Agreement, the Merger will be effective on the date on which the appropriate filing is made with the Secretary of State of the State of New Mexico (the "Effective Date of the Merger") at 11:59 p.m., New Mexico time (the "Effective Time of the Merger"). Such filing shall be made five business days following the satisfaction or waiver of all conditions set forth in the Merger Agreement or on such other date upon which the parties may agree. The closing of the Merger will occur on the Effective Date of the Merger (the "Closing Date"). See
  "THE MERGER--Effective Date and Time of the Merger" and
  "--Conditions to the Merger."

  CONDITIONS AND TERMINATION

      The respective obligations of Norwest and ARBI to consummate the Merger are subject to certain conditions, including the receipt of regulatory approvals without unduly burdensome conditions, approval of the Merger Agreement by the shareholders of ARBI, receipt by ARBI of an opinion regarding the tax consequences to ARBI shareholders of the Merger, and certain other conditions customary in transactions of this nature. See "THE MERGER-- Conditions to the Merger" and "THE MERGER--Regulatory Approvals."

      The Merger Agreement may be terminated at any time prior to the time at which the appropriate filing is made with the Secretary of State of the State of New Mexico, whether prior to or after approval by ARBI's shareholders, by either party under specified conditions, including if the Merger shall not have been consummated by May 15, 1995, unless failure to consummate is due to the failure of the party seeking termination to perform its respective covenants and agreements under the Merger Agreement. In addition, ARBI may terminate the Merger Agreement if the average price per share of Norwest Common Stock over a specified period falls below $20.00 or below a benchmark price computed by reference to the stock prices of a specified group of regional bank holding companies. See "THE MERGER--Waiver, Amendment, and Termination."

  ACCOUNTING TREATMENT

      Management of Norwest anticipates that the Merger will be accounted for as a purchase under generally accepted accounting principles. See "THE MERGER-- Accounting Treatment."

  REGULATORY APPROVALS

      The Merger is subject to the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). The approval of the Federal Reserve Board has been received. See "THE MERGER--Regulatory Approvals."

  MANAGEMENT AND OPERATIONS AFTER THE MERGER

      Following the Merger, Norwest intends to operate at the Bank's present locations and to offer products and services offered by Norwest affiliates. Norwest plans to consolidate the Bank's branch in Moriarty and Norwest Bank New Mexico, N.A.'s branch in Moriarty. See "THE MERGER--Management and Operations After the Merger."

  INTERESTS OF CERTAIN PERSONS IN THE MERGER

      Certain executive officers and members of the Boards of Directors of ARBI and the Bank have certain interests in the Merger that are in addition to their interests as shareholders of ARBI generally. These interests include, among others, provisions in the Merger Agreement relating to indemnification of such parties and the continuation of certain employee benefits. In addition, Mr. James H. Foley may receive additional compensation pursuant to an arrangement with ARBI if his employment is terminated following the Merger under certain circumstances. See "MANAGEMENT OF ARBI--Interests of Management and Others in Certain Transactions."

  DISSENTERS' RIGHTS

      Under New Mexico law, ARBI shareholders who dissent from the Merger are entitled to obtain payment of the fair value of their shares instead of receiving Norwest Common Stock in the Merger. Failure to comply with statutory procedures in the exercise of dissenters' rights will nullify such rights. See "THE MERGER--Rights of Dissenting ARBI Shareholders."

  CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

      It is intended that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended ("Code"), and that as a result, for federal income tax purposes (i) no gain or loss will be recognized by Norwest or ARBI as a result of the Merger, (ii) no gain or loss will be recognized by holders of ARBI Common Stock upon the receipt of Norwest Common Stock in exchange therefor pursuant to the Merger, except with respect to cash received in lieu of fractional shares and except for interests in the liquidating trust described below, and (iii) the aggregate adjusted tax basis of the shares of Norwest Common Stock to be received by holders of ARBI Common Stock will be the same as the aggregate adjusted tax basis of the shares of ARBI Common Stock exchanged therefor, reduced by the amount allocable to fractional share interests for which cash is received. Consummation of the Merger is conditioned upon the receipt by ARBI of an opinion of Bracewell & Patterson, L.L.P., Houston, Texas, counsel for ARBI, substantially to such effect. See "THE MERGER--Certain Federal Income Tax Considerations."

      The Merger Agreement also provides that, immediately prior to the Effective Date of the Merger, ARBI will form a liquidating trust for the benefit of its shareholders and that ARBI will distribute to such trust certain of ARBI's assets, including cash, certain securities, and artwork. ARBI will distribute interests in the trust pro rata to its shareholders. The receipt by the shareholders of ARBI of their ratable interests in the assets held by the trust will be taxable to the shareholders of ARBI as a dividend. See "THE MERGER--Liquidating Trust" and "--Certain Federal Income Tax Considerations."

      Shareholders should consult with their own tax advisors regarding the tax consequences of the Merger in light of their personal tax situations.

  MARKET INFORMATION

       Norwest Common Stock is listed on the New York Stock Exchange (the "NYSE") and the Chicago Stock Exchange (the "CHX"). On June 3, 1994, the last trading day preceding public announcement of the proposed Merger, the closing price per share of Norwest Common Stock on the NYSE was $27.25 and on November __, 1994, the price was $__.__. Shareholders of ARBI are advised to obtain current market quotations for Norwest Common Stock. The market price for Norwest Common Stock will fluctuate between the date of this Proxy Statement-Prospectus and the Effective Date of the Merger, which may be a period of several weeks or more. As a result, the market value per share of the Norwest Common Stock that shareholders of ARBI ultimately receive in the Merger could be more or less than its market value on the date of this Proxy Statement-Prospectus. No assurance can be given concerning the market price of Norwest Common Stock before or after the Effective Date of the Merger.

     There is no public market for ARBI Common Stock. See "INFORMATION ABOUT ARBI AND THE BANK--Market Information and Dividends."

  CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

       Upon consummation of the Merger, shareholders of ARBI will become stockholders of Norwest. As a result, such shareholders' rights will change significantly. See "THE MERGER--Certain Differences in Rights of Shareholders."

  COMPARATIVE UNAUDITED PER SHARE DATA

     The following table presents selected comparative unaudited per share data for Norwest Common Stock on a historical and a pro forma combined basis and for ARBI Common Stock on a historical and a pro forma equivalent basis giving effect to the Merger using the purchase method of accounting. See "THE MERGER--Accounting Treatment." This information is derived from the consolidated historical financial statements of Norwest, including the related notes thereto, incorporated by reference into this Proxy Statement-Prospectus and the consolidated historical financial statements of ARBI, including the notes thereto, appearing elsewhere in this Proxy Statement-Prospectus. This information should be read in conjunction with such consolidated historical financial statements and the related notes thereto. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "INDEX TO ARBI FINANCIAL STATEMENTS."

     The pro forma data is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Merger been consummated prior to the periods indicated.

                      COMPARATIVE UNAUDITED PER SHARE DATA

                           Norwest Common Stock     ARBI Common Stock
                           ---------------------  ----------------------
                                       Pro Forma              Pro Forma
                           Historical  Combined   Historical  Equivalent
                           ----------  ---------  ----------  ----------

BOOK VALUE (1):

 June 30, 1994               $11.07      11.09       51.15       30.78
 December 31, 1993            11.00      11.02       45.86       30.58

DIVIDENDS DECLARED (2):

 Six Months Ended
  June 30, 1994               0.370      0.370       0.500       1.027

 Year Ended
  December 31, 1993           0.640      0.640       0.500       1.776

NET INCOME (3):

 Six Months Ended
  June 30, 1994                1.17       1.17        2.64        3.26

 Year Ended
  December 31, 1993            1.86       1.86        6.28        5.15

(1) The pro forma combined book values per share of Norwest Common Stock are based upon the historical total combined common equity for Norwest and ARBI divided by total pro forma common shares of the combined entities assuming conversion of the outstanding ARBI Common Stock at a conversion factor of
2.77455. The difference between the historical total common equity of ARBI and the total market value of Norwest Common Stock to be issued in the Merger is not material. The pro forma equivalent book values per share of ARBI Common Stock represent the pro forma combined amounts multiplied by the assumed conversion factor. The assumed conversion factor used in this table is based on an assumed aggregate number of shares of Norwest Common Stock to be issued in the Merger of 1,137,829 upon conversion of all outstanding shares of ARBI Common Stock. The number of shares of Norwest Common Stock to be issued in the Merger was computed based on assumed proceeds of $2,202,474 from the sale of the ARBI Portfolio Stock (as defined under "THE MERGER--Terms of the Merger") based on market prices of such stock as of September 6, 1994, which was added to the base merger consideration of $27,950,000, resulting in a total value of approximately $30.2 million. This total value was divided by an assumed Norwest Measurement Price (as defined under "THE MERGER--Terms of the Merger") as of September 6, 1994, of $26.50. The market price for the ARBI Portfolio Stock and for Norwest Common Stock, and therefore the Norwest Measurement Price, will fluctuate between the date of this Proxy Statement-Prospectus and the Effective Date of the Merger. Accordingly, no assurance can be given concerning the actual conversion factor which will apply on the Closing Date. See "THE MERGER--Terms of the Merger."

(2) Assumes no changes in cash dividends per share. The pro forma equivalent dividends per share of ARBI Common Stock represent cash dividends declared per share of Norwest Common Stock multiplied by 2.77455.

(3) The pro forma combined net income per share (based on fully diluted net income and weighted average shares outstanding) is based upon the combined historical net income for Norwest and ARBI divided by the average pro forma common shares of the combined entities, assuming a conversion factor of 2.77455. The pro forma equivalent net income per share of ARBI Common Stock represents the pro forma combined net income per share multiplied by 2.77455.

  SELECTED FINANCIAL DATA

     The following table sets forth certain selected historical consolidated financial information for Norwest and ARBI. The income statement and balance sheet data included in the selected financial data for the five years ended December 31, 1993, are derived from audited consolidated financial statements of Norwest and ARBI for such five-year period. The selected financial data for the six-month periods ended June 30, 1994 and 1993, are derived from the unaudited historical financial statements of Norwest and ARBI. All financial information derived from unaudited financial statements reflects, in the respective opinions of management of Norwest and ARBI, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the six months ended June 30, 1994, are not necessarily indicative of the results that may be expected for any other interim period or for the year as a whole. This information should be read in conjunction with the consolidated financial statements of Norwest and the related notes thereto, included in documents incorporated herein by reference, and in conjunction with the consolidated financial statements of ARBI, including the notes thereto, appearing elsewhere in this Proxy Statement-Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "INDEX TO ARBI FINANCIAL STATEMENTS."

                      SELECTED CONSOLIDATED FINANCIAL DATA

                      NORWEST CORPORATION AND SUBSIDIARIES

                                     SIX MONTHS
                                    ENDED JUNE 30                  YEAR ENDED DECEMBER 31
                                -------------------  ------------------------------------------------
                                  1994       1993     1993(1)   1992(2)    1991     1990(3)   1989(4)
                                ---------  --------  --------  --------  --------  --------  --------
                                              (In millions except per share amounts)
INCOME STATEMENT DATA
- ---------------------
  Interest income               $ 2,066.6   1,939.1   3,946.3   3,806.4   4,025.9   3,885.7   3,624.5
  Interest expense                  719.4     714.2   1,442.9   1,610.6   2,150.3   2,320.0   2,210.1
                                ---------  --------  --------  --------  --------  --------  --------
  Net interest income             1,347.2   1,224.9   2,503.4   2,195.8   1,875.6   1,565.7   1,414.4
  Provision for credit losses        60.0      77.5     158.2     270.8     406.4     433.0     233.5
  Non-interest income               821.0     770.8   1,585.0   1,273.7   1,064.0     896.3     728.5
  Non-interest expense            1,528.1   1,439.4   3,050.4   2,553.1   2,041.5   1,744.5   1,525.9
                                ---------  --------  --------  --------  --------  --------  --------
   Income before income
    taxes                           580.1     478.8     879.8     645.6     491.7     284.5     383.5
  Income tax expense                187.6     151.6     266.7     175.6      73.4     115.1      99.0
                                ---------  --------  --------  --------  --------  --------  --------
  Income before cumulative
   effect of a change in
   accounting method            $   392.5     327.2     613.1     470.0     418.3     169.4     284.5
  Cumulative effect on years
   prior to 1992 of change
   in accounting method                --        --        --     (76.0)       --        --        --
                                ---------  --------  --------  --------  --------  --------  --------
  Net income                    $   392.5     327.2     613.1     394.0     418.3     169.4     284.5
                                =========  ========  ========  ========  ========  ========  ========

PER SHARE DATA
- --------------
  Net income per share:
   Primary:
    Before cumulative effect
     of a change in accounting
     method                     $    1.20      1.01      1.89      1.44      1.33      0.59      1.00
    Cumulative effect on years
     prior to 1992 of change in
     accounting method                 --        --        --     (0.25)       --        --        --
                                ---------  --------  --------  --------  --------  --------  --------
  Net income                    $    1.20      1.01      1.89      1.19      1.33      0.59      1.00
                                =========  ========  ========  ========  ========  ========  ========
   Fully diluted:
    Before cumulative effect
     of a change in accounting
     method                     $    1.17      0.99      1.86      1.42      1.32      0.59      1.00
    Cumulative effect on years
     prior to 1992 of change
     in accounting method              --        --        --     (0.23)       --        --        --
                                ---------  --------  --------  --------  --------  --------  --------
  Net income                    $    1.17      0.99      1.86      1.19      1.32      0.59      1.00
                                =========  ========  ========  ========  ========  ========  ========
  Dividends declared per
   common share                 $   0.370     0.310     0.640     0.540     0.470     0.423     0.380

BALANCE SHEET DATA
- ------------------
  At period end:
   Total assets                 $55,756.8  51,203.2  54,665.0  50,037.0  45,974.5  43,523.0  38,322.0
   Long-term debt                 7,255.2   5,678.1   6,850.9   4,553.2   3,686.6   3,066.0   2,720.0
   Total stockholders'
    equity                        3,836.6   3,592.1   3,760.9   3,371.8   3,192.3   2,434.0   2,288.2

  (1) On January 14, 1994, First United Bank Group, Inc. ("First United"), a $3.9 billion bank holding company headquartered in Albuquerque, New Mexico, was acquired in a pooling transaction. Norwest's historical results have been restated to include the historical results of First United. Appropriate Norwest items reflect an increase in First United's provision for credit losses of $16.5 million to conform with Norwest's credit loss reserve practices and methods and $83.2 million in accruals and reserves for merger-related expenses, including termination costs, systems and operations costs, and investment banking, legal, and accounting expenses.

  (2) On February 9, 1993, Lincoln Financial Corporation ("Lincoln"), a $2.0 billion bank holding company headquartered in Fort Wayne, Indiana, was acquired in a pooling transaction. Norwest's historical results have been restated to include the historical results of Lincoln. Appropriate Norwest items reflect an increase in Lincoln's provision for credit losses of $60.0 million and $33.5 million in Lincoln's provisions and expenditures for costs related to restructuring activities.

  (3) On April 19, 1991, United Banks of Colorado, Inc. ("United"), a $5.5 billion financial institution headquartered in Denver, Colorado, merged with Norwest in a pooling transaction. Norwest's historical results have been restated to include the historical results of United. Appropriate Norwest items reflect United's special provisions for credit losses and writedowns for other real estate owned, which together totaled $165 million, and $31 million of accruals for expected reorganization and restructuring costs for the year ended December 31, 1990. The special provisions were due to deterioration of several large commercial loan relationships, the anticipated results of the then recent examination by the Office of the Comptroller of the Currency, and the anticipated impact of the Resolution Trust Corporation's accelerated efforts to liquidate foreclosed properties at deep discounts.

  (4) On May 1, 1990, First Interstate Corporation of Wisconsin ("FIWI"), a $2.0 billion financial institution headquartered in Sheboygan, Wisconsin, merged with Norwest in a pooling transaction. Norwest's historical results have been restated to include the historical results of FIWI. Appropriate Norwest items reflect $12.0 million in charges resulting from FIWI's decision to sell its portfolio of stripped mortgage-backed securities, an increase in FIWI's provision for credit losses of $16.2 million, and $24.5 million in FIWI's provisions and expenditures for costs related to restructuring activities.

                      SELECTED CONSOLIDATED FINANCIAL DATA

               AMERICAN REPUBLIC BANCSHARES, INC. AND SUBSIDIARY

                                                        SIX MONTHS
                                                       ENDED JUNE 30          YEAR ENDED DECEMBER 31
                                                       -------------  --------------------------------------
                                                        1994   1993    1993    1992    1991     1990   1989
                                                       ------  -----  ------  ------  -------  ------  -----
                                                              (In millions except per share amounts)
  INCOME STATEMENT DATA
  ---------------------
   Interest income                                     $  7.5    7.4   14.8     16.5    18.6     19.3   18.7
   Interest expense                                       2.8    3.1    6.0      7.9    10.4     10.7   10.3
                                                       ------  -----  -----    -----   -----    -----  -----
    Net interest income                                   4.7    4.3    8.8      8.6     8.2      8.6    8.4
   Provision (negative provision) for credit losses        --    0.3   (0.7)     1.5     4.3      1.3    0.3
   Non-interest income                                    0.9    1.0    2.1      2.3     1.8      2.0    1.5
   Non-interest expenses                                  4.2    3.9    7.9      7.6     7.0      6.7    6.3
                                                       ------  -----  -----    -----   -----    -----  -----
    Income (loss) before income taxes                     1.4    1.1    3.7      1.8    (1.3)     2.6    3.3
   Income tax expense (benefit)                           0.3    0.3    1.1      0.4    (0.5)     0.8    0.9
                                                       ------  -----  -----    -----   -----    -----  -----
    Net income (loss)                                  $  1.1    0.8    2.6      1.4    (0.8)     1.8    2.4
                                                       ======  =====  =====    =====   =====    =====  =====

  PER SHARE DATA
  --------------
   Net income (loss)                                   $ 2.64   1.89   6.28     3.39   (1.82)    4.28   5.24

   Dividends                                           $ 0.50     --   0.50       --    1.40     1.25   1.00

  BALANCE SHEET DATA
  ------------------
   At period end:
    Total assets                                       $222.5  213.0  218.8    212.1   218.6    206.4  194.6
    Long-term debt                                        4.8    5.4    5.1      5.6     6.3      6.1    6.4
    Total stockholders' equity                           21.0   17.3   18.8     16.5    15.0     16.4   16.2

   Book value per share                                $51.15  41.79  45.86    39.88   36.40    39.34  36.24

                              MEETING INFORMATION

  GENERAL

      This Proxy Statement-Prospectus is being furnished to holders of ARBI Common Stock in connection with the solicitation of proxies by the Board of Directors of ARBI for use at the Special Meeting, to be held on Friday, December 9, 1994, and any adjournments or postponements thereof, to consider and take action upon a proposal to approve the Merger Agreement and such other business as may properly come before the Special Meeting or any adjournments thereof. Each copy of this Proxy Statement-Prospectus mailed to holders of ARBI Common Stock is accompanied by a form of proxy for use at the Special Meeting.

      This Proxy Statement-Prospectus is also being furnished by Norwest to the shareholders of ARBI as a prospectus in connection with the issuance by Norwest of shares of Norwest Common Stock upon consummation of the Merger.

      This Proxy Statement-Prospectus, the attached Notice of Special Meeting, and the form of proxy for ARBI shareholders enclosed herewith are first being mailed to shareholders of ARBI on or about November 11, 1994.

  DATE, PLACE, AND TIME

      The Special Meeting will be held in the Fourth Floor Training Room of the Bank, 101 South Main Street, Belen, New Mexico, on Friday, December 9, 1994, at 10:00 a.m., local time.

  RECORD DATE; VOTE REQUIRED

      The Board of Directors of ARBI has fixed the close of business on November 11, 1994, as the record date for the determination of shareholders of ARBI entitled to receive notice of, and to vote at, the Special Meeting. On the record date there were 410,095 shares of ARBI Common Stock outstanding and entitled to vote at the Special Meeting. Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of ARBI Common Stock. The Merger cannot be consummated without the requisite approval of the Merger Agreement by the holders of ARBI Common Stock.

      As of the record date for the Special Meeting, directors and officers of ARBI and their affiliates owned beneficially or controlled the voting of an aggregate of 78,818.9 shares of ARBI Common Stock or approximately 19.2% of the shares of ARBI Common Stock outstanding on that date. ARBI's directors and officers have informed ARBI that they intend to vote all of their shares in favor of the Merger Agreement. Information regarding the shares of ARBI Common Stock beneficially owned, directly or indirectly, by certain shareholders, by each director and executive officer of ARBI, and by all directors and officers as a group is set forth in the table under the heading "Principal Shareholders and Security Ownership of Management of ARBI" below.

      At the record date, directors and executive officers of Norwest did not own beneficially any shares of ARBI Common Stock.

  PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT OF ARBI

      Set forth below are the names and addresses of, and the number of shares and the percentage of outstanding shares beneficially owned as of the record date for the Special Meeting by, each holder of record who owns of record, or who is known by ARBI to be the beneficial owner of, more than 5% of the outstanding shares of ARBI Common Stock. The ARBI Common Stock is the only class of equity security of ARBI outstanding. Each shareholder named below has sole voting and investment power with respect to the shares shown in the table, unless otherwise indicated.


Name and Address                  Amount and Nature of
of Beneficial Owner               Beneficial Ownership       Percent of Class
- -------------------               --------------------       ----------------
Ralph P. Brower, M.D.                  20,360.0                   5.0%
101 N. Sixth St.
Belen, NM  87002

George B. Cree, Jr.                    50,734.0 (1)              12.4%
P.O. Box 1821
Pampa, TX  79066-1821

Harold A. Cree                         21,395.5 (2)               5.2%
P.O. Box 1821
Pampa, TX  79066-1821

Richard E. Cree                        26,483.5 (3)               6.5%
1544 Valwood Pkwy., Ste. 102
Carrollton, TX  75006

William R. Cree                        34,592.0 (4)               8.4%
P.O. Box 1821
Pampa, TX  79066-1821

James H. Foley                         24,031.2 (5)               5.9%
513 Chaparral Dr.
Belen, NM  87002

Bettye Cree Reid                       96,320.0 (6)              23.5%
P.O. Box 1821
Pampa, TX  79066-1821

- -----------------
[FN]
(1) Includes (i) 12,825 shares held by Cree Production Company, a privately held firm of which Mr. Cree is an officer, director, and a principal shareholder, with respect to which Mr. Cree shares voting and investment power, and (ii) 3,000 shares held of record by Mr. Cree's spouse, with respect to which Mr. Cree shares voting and investment power.

(2) Includes an aggregate of 4,170.5 shares held of record by Harold A. Cree as trustee of several trusts for the benefit of minor children of George Cree, III and Richard E. Cree, with respect to which Harold A. Cree disclaims beneficial ownership.

 (3) Includes (i) 553.5 shares held of record by Richard E. Cree as custodian for his minor son under the Texas Uniform Gifts to Minors Act, with respect to which Mr. Cree disclaims beneficial ownership, and (ii) an aggregate of 4,430 shares held of record by Richard E. Cree as trustee of several trusts for the benefit of minor children of Harold A. Cree, with respect to which Richard E. Cree disclaims beneficial ownership.

 (4) Includes 12,825 shares hold by Cree Production Company, a privately held firm of which Mr. Cree is an officer, director, and a principal shareholder, with respect to which Mr. Cree shares voting and investment power.

 (5) Includes (i) 18,222.8 shares held of record jointly by Mr. Foley and his spouse, with respect to which Mr. Foley shares voting and investment power, and (ii) 598.6 shares held of record by the ARBI Employee Stock Ownership Plan and allocated to the account of Mr. Foley, with respect to which Mr. Foley shares voting and investment power.

 (6) Includes 12,825 shares held by Cree Production Company, a privately held firm of which Mrs. Reid's husband is an officer, director, and a principal shareholder, and with respect to which Mrs. Reid disclaims beneficial ownership.

       Set forth below is the number of shares of ARBI Common Stock held by each director and executive officer, and by all directors and executive officers as a group, of ARBI as of the record date for the Special Meeting. For information concerning the positions of such persons with ARBI, see "INFORMATION ABOUT ARBI AND THE BANK." Each shareholder named below has sole voting and investment power over the shares shown in the table, unless otherwise indicated.


                                       Amount and Nature of
            Name                       Beneficial Ownership   Percent of Class
     ---------------------             --------------------   ----------------
     Ralph P. Brower, M.D.                   20,360.0                5.0%

     Richard E. Cree                         26,483.5(1)             6.5%

     Robert J. Davey                          4,288.0(2)             1.0%

     James H. Foley                          24,031.2(3)             5.9%

     J. T. Turner                             3,218.0                 *

     Ron G. Wiser                               438.2(4)              *

     Directors and executive officers        78,818.9               19.2%
         as a group (6 persons)

   -------------------------
   *Less than one percent.

  (1) Includes (i) 553.5 shares held of record by Richard E. Cree as custodian for his minor son under the Texas Uniform Gifts to Minors Act, with respect to which Mr. Cree disclaims beneficial ownership, and (ii) an aggregate of 4,430 shares held of record by Richard E. Cree as trustee of several trusts for the benefit of minor children of Harold A. Cree, with respect to which Richard E. Cree disclaims beneficial ownership.

  (2) Includes (i) 4,000 shares held of record by Valley Improvement Association, a nonprofit community development association of which Mr. Davey serves as President, with respect to which Mr. Davey disclaims beneficial ownership, and (ii) 100 shares held of record jointly by Mr. Davey and his spouse, with respect to which Mr. Davey shares voting and investment power.

  (3) Includes (i) 18,222.8 shares held of record jointly by Mr. Foley and his spouse, with respect to which Mr. Foley shares voting and investment power, and (ii) 598.6 shares held of record by the ARBI Employee Stock Ownership Plan, with respect to which Mr. Foley shares voting and investment power.

  (4) Includes (i) 200 shares held of record jointly by Mr. Wiser and his spouse, with respect to which Mr. Wiser shares voting and investment power, and (ii) 238.2 shares held of record by the ARBI Employee Stock Purchase Plan and allocated to the account of Mr. Wiser, with respect to which Mr. Wiser shares voting and investment power.

  VOTING AND REVOCATION OF PROXIES

       Shares of ARBI Common Stock represented by a proxy properly signed and received at, or prior to, the Special Meeting, unless subsequently revoked, will be voted at the Special Meeting in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, shares of ARBI Common Stock represented by such proxy will be voted FOR approval of the Merger Agreement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by filing either an instrument revoking it or a duly executed proxy bearing a later date with the Secretary of ARBI prior to or at the Special Meeting or by voting the shares subject to the proxy in person at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy.

        A proxy may indicate that all or a portion of the shares represented thereby are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present for such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. The proposal to adopt the Merger Agreement must be approved by the holders of a majority of the outstanding ARBI Common Stock. Because this proposal requires the affirmative vote of a specified percentage of outstanding shares, the nonvoting of shares or abstentions with regard to this proposal will have the same effect as votes against the proposal.

        The Board of Directors of ARBI is not aware of any business to be acted upon at the Special Meeting other than the business described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act on such matters according to their best judgment.

  SOLICITATION OF PROXIES

       In addition to solicitation by mail, directors, officers, and employees of ARBI may solicit proxies from the shareholders of ARBI, either personally or by telephone, telegram, or other form of communication. None of the foregoing persons who solicit proxies will be specifically compensated for such services. Nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. ARBI will bear its own expenses in connection with any solicitation of proxies for the Special Meeting. See "THE MERGER--Expenses."

  ALL SHAREHOLDERS OF ARBI ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO ARBI IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                                   THE MERGER

       This section of the Proxy Statement-Prospectus describes certain aspects of the Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Appendix A to this Proxy Statement-Prospectus and is incorporated by reference herein. All shareholders are urged to read the Merger Agreement in its entirety.

  BACKGROUND OF AND REASONS FOR THE MERGER

       Since 1990 management of ARBI from time to time received informal inquiries from a number of bank holding companies regarding the possibility of engaging in a business combination. Neither the board of directors of ARBI nor the holders of a majority of the shares subject to a Stock Restriction Agreement dated as of May 18, 1983, which imposes certain limitations on the disposition of shares of ARBI Common Stock, initially were interested in considering any such proposal. However, in November 1991, ARBI engaged a financial advisor to determine the level of interest in such a combination.
  As a result of the lack of interest generated in such a proposal at that time, no further action was taken.

       The Board of Directors of ARBI continued to monitor developments in bank acquisitions in New Mexico along with developments in the banking industry generally. As a result of a perceived improvement in the acquisition market and the prospect of increased competition from the authorization of branching in New Mexico and the increasing possibility of interstate banking, the board of directors determined to again investigate the possibility of a business combination. In August 1993, the board met with representatives of Montgomery Securities to discuss these matters. As a result of this meeting, on August 17, 1993, the Board engaged Montgomery Securities as its financial advisor for the purpose of identifying opportunities for the sale of ARBI and participating on ARBI's behalf in negotiations resulting from these opportunities.

       On August 18, 1993, the Board of Directors of ARBI met with representatives of Montgomery Securities to discuss the manner in which Montgomery Securities should proceed. At this meeting it was determined that a competitive bidding process would be most likely to obtain the highest offer to acquire ARBI. The Board of Directors authorized Montgomery Securities to contact a list of possible acquirors and developed a timetable governing the submission of indications of interest and conducting due diligence examinations. Thereafter, Montgomery Securities contacted seven potential acquirors to assess their interest in the New Mexico market. As a result, confidentiality agreements were concluded with three institutions and each of these companies was provided limited nonpublic information during an initial due diligence period. During the week of March 7, 1994, each of the three companies submitted nonbinding indications of interest, subject to the completion of due diligence and the negotiation of an acceptable merger agreement. Representatives of Montgomery Securities met with the Board of ARBI on March 11, 1994, to consider these indications of interest. As a result, all three companies were invited to conduct on-site due diligence.
  Two of the three companies accepted this invitation.

       The two potential bidders conducted due diligence at the offices of ARBI from March 21 through April 18, 1994. Subsequent to the completion of due diligence, but prior to the submission of bids, Montgomery Securities was contacted by one of the seven original invitees that had initially declined to participate about the possibility of submitting a bid. This company was encouraged to execute a confidentiality agreement as soon as possible and commence its due diligence, but it ultimately declined to do so.

       In the weeks following the completion of on site due diligence, ARBI and its legal counsel attempted to negotiate the terms of definitive merger agreements with legal counsel for the two prospective bidders. Although considerable progress was made with both parties, neither party was willing to incur the expense of a complete negotiation prior to the completion of the auction. Consequently, on May 9, 1994, final bids were submitted by the two companies that had conducted on-site due diligence. At a meeting of the Board of Directors of ARBI on May 12, 1994, representatives of Montgomery Securities and ARBI's legal counsel reviewed the two bids in detail, along with the status of the contract negotiations with each party and the outstanding issues relating thereto. The Board of ARBI also reviewed the strategic options available to it other than a sale of ARBI for stock or cash. Based on this review, the Board considered the acquisition proposals to be more attractive to the shareholders of ARBI than the available alternatives.

       Upon the review of the two proposals, each of which was subject to the negotiation of a satisfactory definitive merger agreement, it was clear that Norwest's proposal, which involved the use of equity securities of Norwest and provided for additional consideration to the shareholders by means of the distribution of certain assets to the liquidating trust discussed elsewhere herein, provided the highest value to the shareholders of ARBI. The competing proposal provided for a lower price per share to be paid in cash in a taxable transaction. After considering the two proposals, including the favorable tax treatment associated with the stock-for-stock exchange offered by Norwest and the possibility for the realization of additional value by means of the ultimate disposition of the assets distributed to the liquidating trust, and the oral opinion of Montgomery Securities that the Norwest proposal was fair, from a financial point of view, to the shareholders of ARBI, the Board of ARBI determined to accept the proposal submitted by Norwest, subject to the negotiation of certain changes thereto to provide price protection to the ARBI shareholders in the event of a decline in the price of Norwest's common stock (a "collar") and certain other changes. At this meeting, the Board of ARBI authorized its management to negotiate the terms of a definitive agreement to be submitted to the Board for its consideration.

       During the next several weeks, management of ARBI and its legal counsel negotiated the terms of a proposed merger agreement with Norwest. At a meeting held June 4, 1994, the Board of Directors of ARBI considered in detail the terms of the Merger Agreement. The Board also reviewed a draft of a fairness opinion which Montgomery Securities was prepared to render regarding the financial terms of the transaction. In reaching its decision to approve the terms of the Merger Agreement, the Board of Directors of ARBI considered a number of factors, including, without limitation, the following:

       1. The Board's familiarity with ARBI's business, operations, financial condition, earnings, and prospects, and its investigation of similar matters concerning Norwest.

       2. The current and prospective economic environment and competitive constraints facing ARBI, including specifically the increasing regulatory burdens on small, community based banks and the superior products and services which larger competitors can offer to customers. In this regard, the possible effect of then pending legislation to permit interstate banking was also considered, as were the cost advantages of larger banks.

       3. The price to be received by the ARBI shareholders in relation to prices recently received by other similarly situated banks, and the relation of such price to the Board's view of the value of possible alternatives to the Merger, including the range of possible values to the ARBI shareholders of such alternatives and the timing and likelihood of actually receiving, and the risks associated with seeking to obtain, those values. In this regard, the Board noted that the price offered by Norwest was the highest price offered after a nationwide search for potential merger partners conducted by Montgomery Securities over an extended period of time.

       4. The financial presentation of Montgomery Securities, ARBI's independent financial advisor, at the May 1994 board meeting, the update thereof presented by Montgomery Securities at the June 1994 board meeting, and the opinion of Montgomery Securities that, as of the date of such opinion, the consideration to be received by the ARBI shareholders pursuant to the Merger Agreement is fair to such shareholders from a financial point of view. A copy of such opinion, updated through the date of this Proxy Statement-Prospectus, is attached hereto as Appendix B and is incorporated herein by reference. See "Fairness Opinion" below.

       5. The expectation that the receipt of the Norwest Common Stock generally will be a tax-free transaction to the ARBI shareholders.

       6. The potential for the realization of additional value in cash by the ARBI shareholders as the result of the ultimate sale of the artwork and securities to be distributed to the liquidating trust and the federal income tax consequences to the ARBI shareholders as a result thereof.

       7. The ARBI Board's evaluation of the risks to the consummation of the Merger, including the risks associated with obtaining all necessary regulatory approvals without the imposition of terms or conditions which would fail to satisfy the conditions to the consummation of the Merger.

       8. The increased liquidity that the Merger would provide to current ARBI shareholders.

       9. The protection afforded to ARBI by the Merger Agreement in the event of a decline in the price of the Norwest Common Stock to be issued in the merger relative to the prices of the shares of a group of regional bank holding companies which the Board believed are generally comparable to Norwest.

       In its deliberations, the ARBI Board of Directors did not assign any specific weights to these or any other factors.

       THE BOARD OF DIRECTORS OF ARBI UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE MERGER.


  TERMS OF THE MERGER

      At the Effective Time of the Merger, a wholly owned subsidiary of Norwest to be organized as a corporation under New Mexico law ("Merger Co."), will merge into ARBI, with ARBI as the surviving corporation, and the outstanding shares of ARBI Common Stock (other than shares as to which statutory dissenters' rights have been exercised and not forfeited) will be converted into a number of shares of Norwest Common Stock determined in accordance with the provisions of the Merger Agreement. The conversion factor, used to determine the number of shares of Norwest Common Stock into which each outstanding share of ARBI Common Stock will be converted, will be calculated by dividing the Adjusted Norwest Shares by the number of shares of ARBI Common Stock outstanding. The "Adjusted Norwest Shares" means the number determined by dividing $27,950,000 plus the net proceeds

  (sales price less commissions) from the sale by ARBI, not later than five business days prior to the Effective Date of the Merger, of the shares of stock of First Security Corporation and Wachovia Corporation held by ARBI as investments (the "ARBI Portfolio Stock") by (i) $26.50, if the Norwest Measurement Price is equal to or greater than $26.50, (ii) $24.50, if the Norwest Measurement Price is equal to or less than $24.50, or (iii) the Norwest Measurement Price, if the Norwest Measurement Price is more than $24.50 but less than $26.50. The "Norwest Measurement Price" is the average of the closing prices of Norwest Common Stock on the NYSE during the period of 20 trading days ending on the day immediately preceding the Special Meeting. Based on the pricing provisions of the Merger Agreement, if the Special Meeting had been held on November 1, 1994, assuming no change in the number of shares of ARBI Common Stock outstanding and assuming that the proceeds from the sale of the ARBI Portfolio Stock were $________, the applicable Norwest Measurement Price would have been $__.__ and each share of outstanding ARBI Common Stock would be converted into approximately _____ shares of Norwest Common Stock. The foregoing information is provided solely for purposes of illustration. No assurance can be given concerning the actual conversion factor that will apply on the Closing Date.

      The market price for Norwest Common Stock will fluctuate between the date of this Proxy Statement-Prospectus and the Effective Date of the Merger, which may be a period of several weeks or more, and the Norwest Measurement Price will fluctuate accordingly. As a result, the market value of each share of Norwest Common Stock that shareholders of ARBI ultimately receive in the Merger could be more or less than its market value on the date of this Proxy Statement-Prospectus or the Norwest Measurement Price. Similarly, the market value of the ARBI Portfolio Stock required to be sold prior to the Effective Date of the Merger will fluctuate between the date of this Proxy Statement-Prospectus. Accordingly, no assurance can be given as to the net proceeds which ultimately may be realized upon the sale of the ARBI Portfolio Stock.

      The Merger Agreement provides that if, between the date of the Merger Agreement and the Effective Time of the Merger, shares of Norwest Common Stock are changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, readjustment, or similar transaction, or if a stock dividend thereon is declared with a record date within the same period, the conversion factor provided for in the Merger Agreement will be adjusted accordingly.

      No fractional shares of Norwest Common Stock will be issued in the Merger. Instead, Norwest will pay to each holder of ARBI Common Stock who would otherwise be entitled to a fractional share an amount of cash equal to the fraction of a share of Norwest Common Stock to which the shareholder of ARBI would otherwise be entitled multiplied by the average of the closing prices of a share of Norwest Common Stock on the NYSE for each of the five trading days immediately preceding the Effective Date of the Merger.

      As of the Effective Time of the Merger, each share of the common stock of Merger Co. outstanding will be converted into and exchanged for one share of common stock of ARBI. Thereafter, ARBI will be a wholly owned subsidiary of Norwest.

      Shares of Norwest Common Stock issued and outstanding immediately prior to the Effective Time of the Merger will remain issued and outstanding.

  LIQUIDATING TRUST

      BACKGROUND

      In the course of its operations over past years, ARBI and the Bank have acquired an extensive collection of Western art, including original paintings and sculptures as well as prints and quality reproductions. In addition, ARBI has also acquired for investment over the years shares of the equity securities of certain entities in the financial services business. As of the date of this Proxy Statement-Prospectus, ARBI or the Bank owns shares of common stock of First Security Corporation, Wachovia Corporation, and New Mexico Financial Corporation.

      In connection with the process by which ARBI solicited bids from potential purchasers, Norwest indicated that it was not in a position to acquire the artwork or certain investment securities owned by ARBI or the Bank. As a result of negotiations, Norwest and ARBI agreed that the shares of common stock of First Security Corporation and Wachovia Corporation owned by ARBI or the Bank would be sold prior to the Effective Date of the Merger and the net proceeds of such sales added to the purchase price to be paid by Norwest in the Merger. Additionally, ARBI and Norwest agreed that, prior to the Effective Date of the Merger, ARBI must distribute the artwork and all shares of the common stock of New Mexico Financial Corporation, the holding company for Ranchers State Bank, located in Belen, New Mexico, to the ARBI Liquidating Trust (the "Trust"), a New Mexico express trust to be formed for the ratable benefit of the shareholders of ARBI. Additionally, in order to defray expenses associated with the operation of the Trust, cash in the amount of $50,000 will also be distributed to the Trust. The Trust is also required to assume all indebtedness related to the artwork, which as of the date of the Proxy Statement-Prospectus totals $20,465. The artwork, securities and cash initially distributed to the Trust, and any earnings thereon, are referred to herein as the "Trust Assets."

      Pursuant to the terms of the Merger Agreement, the Trust provides that from and after the conveyance of the Trust Assets to the Trust, neither ARBI nor any ARBI subsidiary will have any rights or obligations with respect to the Trust, the Trustee (as defined below) in his official capacity thereof, the beneficiaries of the Trust in their capacities as beneficiaries thereof, or the assets of the Trust. Except for liability for corporate taxes payable by ARBI or the Bank on the distribution at fair market value of the Trust Assets and any related indebtedness assumed by the Trust, ARBI and the Bank will have no further liability with respect to the assets and liabilities of the Trust after its formation.

      Set forth below is a description of the expected material terms of the Trust. The description below is qualified in its entirety by reference to the final trust instrument.

      TERMS OF THE TRUST

      The Trust will be formed immediately prior to the Effective Date of the Merger. The beneficiaries of the Trust will be the shareholders of ARBI immediately prior to the Effective Date of the Merger. On establishment of the Trust, each such ARBI shareholders will receive a fractional interest in the net assets held in the Trust, equal to the ratio which the number of shares of capital stock of ARBI held of record by such shareholder bears to the total number of issued and outstanding shares of ARBI Common Stock on such date. Prior to the Effective Date, an individual or institution will be selected to serve as trustee (the "Trustee") of the Trust. The Trustee will maintain a ledger reflecting the interest of each former ARBI shareholder in the Trust Assets. Interests in the Trust will be nontransferable, except for transfer effected by death, divorce, bankruptcy, or other transfers effected by operation of law.

      The purpose of the Trust is to receive the initial distribution of the Trust Assets; to cause, to the extent practicable, the Trust Assets to be converted into cash; to invest cash proceeds from the collection, liquidation, or conversion into cash of Trust Assets pending their disposition in accordance with the terms of the Trust; to discharge all debts, liabilities, and obligations of the Trust; and to distribute, in one or more distributions, the remaining Trust Assets to the former ARBI shareholders as promptly as practicable. The Trust will be expressly prohibited from engaging, directly or indirectly, in any form of trade or business for profit.

      Pursuant to the terms of the Trust, the Trustee will have broad authority to deal with the Trust Assets for the benefit of former ARBI shareholders.
  The Trustee will receive, on behalf of the former ARBI shareholders and for their benefit, the Trust Assets from ARBI and the Bank. The Trustee will be authorized to deal with the Trust Assets in any manner the Trustee reasonably believes will benefit the former ARBI shareholders, including the sale, lease or exhibition of any Trust Asset. The Trustee will be authorized to collect, liquidate, and otherwise convert the Trust Assets into cash and to distribute the proceeds thereof, net of expenses, to the former ARBI shareholders. The Trustee may invest and reinvest the Trust Assets and the proceeds received on disposition thereof, borrow money for the purposes of the Trust, contest and liquidate claims, execute documents of transfer and conveyance, retain professional advisors, discharge expenses of the Trust's operations, and file all tax and other returns which may be required in connection with the operation of the Trust. The Trustee must keep records of the investments, receipts, and disbursements of the Trust, and such records will be available for inspection at reasonable times by the former ARBI shareholders. The Trustee will be required to provide an annual accounting to the former ARBI shareholders with respect thereto. The Trustee will be required to distribute, at least annually, to the former ARBI shareholders such portion of the Trust Assets as may not then be required to be retained for the purposes of the Trust.

      In consideration of his services on behalf of the Trust, the Trustee will be paid a reasonable fee for his services in equal monthly installments and will be reimbursed for reasonable expenses incurred by him for the benefit of the Trust. The Trust will provide that the Trustee will not be personally liable with respect to any action taken or omitted to be taken thereunder, provided that such action or omission does not constitute gross negligence or willful misconduct on the part of the Trustee and that the Trustee at all times has exercised good faith in the discharge of his duties. The Trustee will be indemnified by the Trust against any costs and expenses, including counsel fees, actually and necessarily incurred in connection with the defense of any civil, criminal, administrative, or other claim, action, suit, or proceeding in which he may become involved or with which he may be threatened by reason of serving as Trustee, and against any payments in settlement of any such claim, action, suit, or proceeding or in satisfaction of any related judgment, fine, or penalty.

      The Trustee may resign upon giving 30 days' notice in writing to all former ARBI shareholders, with such resignation becoming effective upon the selection of a successor trustee. The Trustee may be removed, with or without cause, by the written consent of the holders of a majority of the interests in the Trust.

      CERTAIN FEDERAL INCOME TAX CONSIDERATIONS RELATED TO THE TRUST

      The Trust is intended to qualify as a "grantor trust" under the rules of the Internal Revenue Service. As such, it may not engage in any trade or business for profit, as distinct from the process of liquidating the Trust Assets. A grantor trust is not a tax paying entity under the Internal Revenue Code. Rather, the Trustee, on behalf of the Trust, will file information returns with the Internal Revenue Service. Gains or losses incurred by the Trust will be reported by the former ARBI shareholders as the beneficiaries thereof on their respective personal federal income tax returns. The Trustee will distribute to each beneficiary, on an annual basis during the Trust's existence, the appropriate Treasury form so that the results of the Trust's operations may be reported on the individual tax returns of the former ARBI shareholders.

      The receipt by ARBI shareholders of an interest in the Trust will be treated as the receipt by them of a dividend of appreciated property from ARBI and will be taxable to such shareholders as ordinary income in the year in which it is received, whether or not any cash is actually distributed to the shareholders in respect of the liquidation of assets of the Trust during that year. Accordingly, the receipt of the interest in the Trust may result in a tax liability to the former ARBI shareholders under circumstances in which no cash has been distributed to them in order to pay the tax due. For any ARBI shareholder, the taxable value of the interest in the Trust received by such shareholder will be equal to such shareholder's pro rata share of the fair market value of the property distributed to the Trust. Although ARBI intends, prior to the distribution of the Trust Assets to the Trust, to obtain an appraisal of the artwork included therein, no assurance may be given that the Internal Revenue Service will concur in such valuation.

      During the time the Trust is in existence, the Trustee will dispose of the Trust Assets. To the extent that Trust Assets are disposed of at prices in excess of the fair market value thereof at the time such assets were received by the Trust and the Trust interests were distributed to the ARBI shareholders, the Trust will recognize gain in the amount of such excess. If the proceeds from the sale of the Trust assets are less than the fair market value of such assets as of the date the Trust interests were distributed to the ARBI shareholders, each holder of a Trust interest will recognize a loss equal to the amount of such difference. Assuming that each holder of a Trust interest holds such interest for investment purposes, this gain or loss will be characterized as capital gain or loss.

      As indicated above, although the purpose of the Trust is to sell the Trust Assets and distribute the proceeds thereof to the former ARBI shareholders, the terms of the Trust give the Trustee substantial discretion with respect to the timing of such sales and distributions. Accordingly, no assurance may be given that the Trustee will distribute the proceeds of any sale giving rise to a taxable gain in time for the former ARBI shareholders to pay the federal income tax due in respect of such distribution. In such event, the former ARBI shareholders may incur tax liability as a result of the actions of the Trustee and not receive the funds necessary to pay such tax liability.

  FAIRNESS OPINION

       Pursuant to an engagement letter dated August 17, 1993, ARBI retained Montgomery Securities ("Montgomery") to act as its financial advisor for the purpose of identifying opportunities for the sale of ARBI, advising ARBI concerning opportunities for the sale of ARBI and, if requested, participating on ARBI's behalf in negotiations resulting from these opportunities. Montgomery is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. ARBI selected Montgomery as its financial advisor on the basis of its experience and expertise in transactions similar to the Merger and its reputation in the banking and investment communities.

       At the May 12, 1994, meeting of ARBI's Board of Directors, Montgomery delivered its oral opinion, subsequently confirmed in writing both as of June 6, 1994, and as of the date of this Proxy Statement-Prospectus, that the consideration to be received by ARBI's shareholders in the Merger is fair to ARBI's shareholders from a financial point of view as of such dates. No limitations were imposed by ARBI on Montgomery with respect to the investigations made or procedures followed in rendering its opinion. THE FULL TEXT OF MONTGOMERY'S WRITTEN OPINION TO ARBI'S BOARD OF DIRECTORS IS ATTACHED HERETO AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE AND SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY IN CONNECTION WITH THIS PROXY STATEMENT-PROSPECTUS. THE FOLLOWING SUMMARY OF MONTGOMERY'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. MONTGOMERY'S OPINION DOES NOT CONSTITUTE A REPORT OR VALUATION WITHIN THE MEANING OF SECTION 11 OF THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT") AND SHOULD NOT BE ACCORDED THE DEGREE OF RELIANCE PLACED ON SUCH REPORTS AND VALUATIONS. MONTGOMERY HAS NOT ASSUMED RESPONSIBILITY FOR PERFORMING THE LEVEL OF DILIGENCE OR INDEPENDENT VERIFICATION THAT WOULD BE REQUIRED FOR IT TO RENDER A REPORT OR VALUATION FOR PURPOSES OF THE SECURITIES ACT. MONTGOMERY'S OPINION IS ADDRESSED TO ARBI'S BOARD OF DIRECTORS ONLY AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY ARBI SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING.

       In connection with its opinion, Montgomery, among other things: (i) reviewed certain publicly available financial and other data with respect to ARBI and Norwest including their respective consolidated financial statements for recent years and the interim period to March 31, 1994, and certain other relevant financial and operating data relating to ARBI and Norwest made available to Montgomery from published sources and from the internal records of ARBI; (ii) reviewed the Merger Agreement; (iii) reviewed certain historical market prices and trading volumes of Norwest Common Stock as reported by the New York Stock Exchange; (iv) compared ARBI and Norwest from a financial point of view with certain other companies in the banking industry that Montgomery deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the banking industry that Montgomery deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of ARBI and Norwest certain information of a business and financial nature regarding ARBI and Norwest, furnished to Montgomery by ARBI and Norwest, including financial forecasts and related assumptions of ARBI; (vii) reviewed and discussed with representatives of the management of ARBI the September 26, 1991, appraisal obtained by ARBI of certain assets being distributed to the Trust by ARBI; (viii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with ARBI's counsel; and (ix) performed such other analyses and examinations as Montgomery deemed appropriate.

       In connection with its review, Montgomery did not assume any responsibility for the independent verification of any of the foregoing information with respect to ARBI or Norwest, and relied on all such information and assumed all such information was complete and accurate in all material respects. With respect to the financial forecasts for ARBI provided to Montgomery by ARBI's management, Montgomery assumed for purposes of its opinion that they were reasonably prepared on bases reflecting the best available estimates and judgments of ARBI's management at the time of preparation as to the future financial performance of ARBI and that they provided a reasonable basis upon which Montgomery could form its opinion. With respect to the appraisal obtained by ARBI of certain assets being distributed to the Trust by ARBI, Montgomery assumed for purposes of its opinion that the appraisal reflected a reasonable estimate as to the amount realizable by the Trust upon liquidation of such assets. Montgomery also assumed that there were no material changes in ARBI's or Norwest's assets, financial condition, results of operations, business, or prospects since the dates of their last financial statements made available to

  Montgomery. Montgomery relied on advice of counsel to ARBI as to all legal matters with respect to ARBI, the Merger, the Proxy Statement-Prospectus, and the Merger Agreement. Montgomery is not expert in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowance for losses with respect thereto and assumed that such allowances for each of ARBI and Norwest were in the aggregate adequate to cover such losses. In addition, Montgomery did not assume any responsibility for reviewing any individual credit files or making an independent evaluation, appraisal or physical inspection of the assets or individual properties of ARBI or Norwest. Further, Montgomery's opinion was based on economic, monetary and market conditions existing on, and the information made available to Montgomery as of, the date thereof and on the assumption that the Merger would be consummated in accordance with the terms of the Merger Agreement, without any amendment thereto and without any waiver of the conditions therein.

       Set forth below is a brief summary of the report presented by Montgomery to ARBI's Board of Directors on May 12, 1994, in connection with its oral opinion. The summary set forth below does not purport to be a complete description of the presentation by Montgomery to ARBI's Board of Directors or of the analyses performed by Montgomery. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Montgomery believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to ARBI's Board of Directors. In addition, Montgomery may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Montgomery's view of the actual value of ARBI or the combined company. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given greater weight than any other analysis.

       In performing its analyses, Montgomery made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of ARBI and Norwest. The analyses performed by Montgomery are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Montgomery's analysis of the fairness of the Merger to ARBI shareholders and were provided to ARBI's Board of Directors in connection with the delivery of Montgomery's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Montgomery used in its analyses various projections of future performance prepared by the management of ARBI. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

       As described above, Montgomery's opinion and presentation to ARBI's Board of Directors were among the many factors taken into consideration by ARBI's Board of Directors in making its determination to approve the Merger.

       ANALYSIS OF SELECTED BANK MERGER TRANSACTIONS

       Montgomery reviewed the consideration paid in recently announced transactions whereby certain banks were acquired. Specifically, Montgomery reviewed 148 transactions announced since January 1990 involving acquisitions of banks in the Southwest (Arizona, Colorado, New Mexico, Nevada, Texas, Utah, and Wyoming) (the "Southwest Bank Mergers"), and nine transactions announced since January 1990 involving acquisitions of banks in New Mexico (the "New Mexico Bank Mergers").

       For each such transaction Montgomery calculated, among other things, the ratio of premium (price in excess of tangible book value) to core deposits, price to book value, price to last twelve-months' ("LTM") earnings, and price to total deposits. The calculations for the Southwest Bank Mergers and the New Mexico Bank Mergers yielded (i) a median percentage of premium to core deposits of 3.66% and 1.40%, respectively, (ii) a ratio of price to book value of 1.40 and 1.15, respectively, (iii) a ratio of price to LTM earnings of 11.8 and 13.8, respectively, and (iv) a ratio of price to total deposits of 11.96% and 11.48%, respectively. In comparison, assuming that the total consideration payable in the Merger equals $31.9 million, of which approximately $3.9 million is attributable to the sale of the ARBI Portfolio Stock and the sale of the Trust Assets being distributed to the Trust, Montgomery determined that the consideration to be paid to ARBI shareholders in the Merger represented a percentage of premium to core deposits of 5.74%, a ratio of price to book value of 1.59, a ratio of price to LTM earnings of 14.2, and a ratio of price to total deposits of 16.47%.

       No other company or transaction used in the above analysis as a comparison is identical to ARBI or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which ARBI and the Merger are being compared.

       CONTRIBUTION ANALYSIS

       Montgomery analyzed the contribution of each of ARBI and Norwest to, among other things, total equity and net income of the pro forma combined company for the year ended December 31, 1993, and for the three-month period ended March 31, 1994. This analysis showed, among other things, that based on pro forma combined balance sheets and income statements for ARBI and Norwest as of and for the year ended December 31, 1993, and as of and for the three-month period ended March 31, 1994, ARBI would have contributed 0.50% and 0.54%, respectively, of the total equity and 0.42% and 0.27%, respectively, of the net income of the combined company. Assuming the total consideration payable in the Merger equals $31.9 million, ARBI shareholders would own 0.40% of the combined company.

       PRESENT VALUE ANALYSIS

       In performing the present value analysis, Montgomery assumed that the Merger was consummated as of January 1, 1994, on the basis of an exchange ratio of 2.691 shares of Norwest Common Stock for each share of ARBI Common Stock. Montgomery calculated the 2.691 exchange ratio by excluding the $3.9 million of consideration attributable to ARBI's sale of the ARBI Portfolio Stock and the Trust's sale of the Trust Assets from the total consideration being paid in the Merger. In performing the analysis, Montgomery estimated the present value of the future streams of annual pre-tax dividend income that the combined company could produce over a five-year period under various assumptions. One such assumption was that the proceeds from the anticipated sales of the ARBI Portfolio Stock and the Trust Assets by ARBI and the Trust, respectively, were paid out as a dividend in the first year. Montgomery then estimated the terminal value of 2.691 shares of the combined company at the end of the five-year period by applying various multiples (ranging from 10x to 14x) to the combined company's projected 1998 earnings. Montgomery then added the dividend stream to each of the terminal values and discounted the sums using a 10% discount rate. This present value analysis indicated a reference range of between $79.06 and $103.52 per 2.691 shares of Norwest Common Stock. In comparison, Montgomery noted that, if ARBI were to remain independent, based on the sum of the present value of the future stream of annual pretax dividend income that ARBI could produce over a five-year period and certain terminal values derived from applying multiples ranging from 8x to 12x to ARBI's projected 1998 earnings, and discounting such sums using a 14% discount rate (reflecting the higher risks associated with remaining an independent community bank), the present value of one share of ARBI Common Stock ranged between $47.80 and $67.96.

       ANALYSIS OF IMPACT ON ARBI SHAREHOLDERS

       Based on forecasts of ARBI's and Norwest's financial results and other information, Montgomery calculated the earnings, book value and dividends for the pro forma combined company per 2.691 shares of ARBI Common Stock, without taking into account the $3.9 million of consideration attributable to ARBI's sale of ARBI Portfolio Stock and the Trust's sale of the Trust Assets. The calculations indicated that the pro forma combined company's 1994 earnings per
  2.691 shares of Norwest Common Stock were 15.1% greater than the earnings per share projected for such period for ARBI. The calculations also showed that the combined company's book value as of March 31, 1994, per 2.691 shares of Norwest Common Stock was approximately 40.8% less than ARBI's book value per share as of such date, and that the combined company's dividends per 2.691 shares of Norwest Common Stock were 99% greater than the then current dividends per share of ARBI.

       COMPARABLE COMPANY ANALYSIS

       Using public and other available information, Montgomery compared certain financial ratios of ARBI and Norwest (including equity to assets, return on average assets, and return on average equity) and certain credit ratios of ARBI and Norwest as of December 31, 1993, to 24 other banks in New Mexico, in ARBI's case, and the top 50 commercial banking companies as measured in terms of assets (the "Top 50") and the 41 non-money center companies included in such Top 50 (the "Regional Banks"), in Norwest's case. No company used in the analysis is identical to ARBI. The analysis necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics of the companies. Some of these commercial banking companies are included in Montgomery's Quarterly Bank Monitor, a research publication that tracks 50 banking companies nationally.

       RATIO ANALYSIS

       Montgomery analyzed certain financial and credit ratios of ARBI, Norwest, and the pro forma combined company, including return on average assets, return on average equity, common equity to assets, non-performing assets to average assets and to total loans, and loan loss reserves to non-performing assets and total loans, assuming the Merger was accounted for as a pooling of interests and without taking into account any synergies that might be realized upon consummation of the Merger. Such analyses indicated that, with the exception of the ratio of common equity to assets, the combined company would be stronger in each category than ARBI on a stand-alone basis. Montgomery calculated that the Merger would produce a pro forma ratio of common equity to assets of 6.35% compared to a ratio of 9.38% for ARBI on a stand-alone basis at March 31, 1994.

       HISTORICAL COMMON STOCK PRICE, VOLUME, AND OTHER STUDIES

       Montgomery reviewed the historical common stock prices and volume history of Norwest. In addition, Montgomery reviewed Norwest's earnings per share, price to book value, price to earnings, and dividend yield histories. Montgomery also compared the price and earnings per share of Norwest Common Stock from May 12, 1989, through May 6, 1994, to a bank industry proxy consisting of the 33 commercial banking companies followed by Montgomery and the Standard & Poor's 500.

       COMPENSATION

       Pursuant to a letter agreement dated August 17, 1993 (the "Engagement Letter"), ARBI engaged Montgomery to act as its financial advisor in connection with a possible sale of ARBI. ARBI has paid Montgomery $150,000 to date for its services pursuant to the terms of the Engagement Letter. ARBI has also agreed to pay Montgomery, upon consummation of the Merger, a fee equal to 1.5% of the total consideration payable in the Merger, but in no event less than $250,000. The $150,000 paid by ARBI to date is to be credited against the amount owing upon consummation of the Merger. ARBI also has agreed to reimburse Montgomery for its reasonable out-of-pocket expenses. Pursuant to a separate letter agreement, ARBI has agreed to indemnify Montgomery, its affiliates, and their respective partners, directors, officers, agents, consultants, employees, and controlling persons against certain liabilities, including liabilities under the federal securities laws.

       In the ordinary course of its business, Montgomery actively trades equity securities of Norwest for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Certain partners of Montgomery also own shares of Norwest Common Stock.

  EFFECTIVE DATE AND TIME OF THE MERGER

      Subject to the terms and conditions of the Merger Agreement, the Effective Date of the Merger will be the date on which executed Articles of Merger are filed with the Secretary of State of the State of New Mexico. Such filing will be made five business days following the satisfaction or waiver of all conditions of the Merger Agreement or on such other date upon which the parties agree, and the time at which such filing will be made is hereinafter referred to as the "Time of Filing." The "Effective Time of the Merger" will be 11:59 p.m., New Mexico time, on the Effective Date of the Merger. Norwest and ARBI anticipate that the closing will occur as soon as possible after the Special Meeting. See "Terms of the Merger," "Conditions to the Merger," and "Regulatory Approvals."

  SURRENDER OF CERTIFICATES

      As soon as practicable after the Effective Time of the Merger, Norwest Bank Minnesota, National Association, acting in the capacity of exchange agent for Norwest (the "Exchange Agent"), will mail to each former holder of record of shares of ARBI Common Stock a form of letter of transmittal, together with instructions for the exchange of such holder's stock certificates for a certificate representing Norwest Common Stock.

      SHAREHOLDERS OF ARBI SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

      Upon surrender to the Exchange Agent of one or more certificates for ARBI Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to the holder a certificate representing the number of whole shares of Norwest Common Stock to which such holder is entitled and, where applicable, a check for the amount representing any fractional share. A certificate for Norwest Common Stock may be issued in a name other than the name in which the surrendered certificate is registered only if (i) the certificate surrendered is properly endorsed and otherwise in proper form for transfer and (ii) the person requesting the issuance of such certificate either pays to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate for such shares in a name other than the registered holder of the certificate surrendered or establishes to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

      All Norwest Common Stock issued pursuant to the Merger will be deemed issued as of the Effective Time of the Merger. No dividends in respect of the Norwest Common Stock with a record date after the Effective Time of the Merger will be paid to the former shareholders of ARBI entitled to receive certificates for shares of Norwest Common Stock until such shareholders surrender their certificates representing shares of ARBI Common Stock. Upon such surrender, there shall be paid to the shareholder in whose name the certificates representing such shares of Norwest Common Stock are issued any dividends the record and payment dates of which shall have been after the Effective Time of the Merger and before the date of such surrender. After such surrender, there shall be paid to the person in whose name the certificate representing such shares of Norwest Common Stock is issued, on the appropriate dividend payment date, any dividend on such shares of Norwest Common Stock which shall have a record date after the Effective Time of the Merger, as the case may be, and prior to the date of surrender, but a payment date subsequent to the surrender. In no event shall the persons entitled to receive such dividends be entitled to receive interest on amounts payable as dividends.

  CONDITIONS TO THE MERGER

      The Merger will occur only if the Merger Agreement is approved by the requisite vote of the holders of ARBI Common Stock. Consummation of the Merger is subject to the satisfaction of certain other conditions, unless waived, to the extent waiver is permitted by applicable law. Such conditions include, but are not limited to: (i) the continued accuracy in all material respects of representations and warranties by the other party; (ii) the performance by the other party of its obligations under the Merger Agreement;
  (iii) the receipt of certain certificates from officers of the other party;
  (iv) the receipt of all necessary regulatory approvals, including the approval of the Merger by the Federal Reserve Board, and the expiration of all applicable waiting and appeal periods, provided that no regulatory approval, license, or consent shall contain any condition or requirement relating to ARBI or the Bank that Norwest in good faith judges unreasonably burdensome;
  (v) the absence of any order of a court or agency of competent jurisdiction restraining, enjoining, or otherwise prohibiting consummation of the transactions contemplated by the Merger Agreement; and (vi) the continued effectiveness of the Registration Statement of which this Proxy Statement-Prospectus is a part and receipt by Norwest of all state securities law or blue sky authorizations necessary for the Merger.

      ARBI's obligation to consummate the Merger is also subject to (i) authorization for listing on the NYSE and CHX of the shares of Norwest Common Stock issuable pursuant to the Merger and (ii) the receipt of an opinion of counsel for ARBI to the effect that for federal income tax purposes the Merger will be a tax-free reorganization.

      Norwest's obligation to consummate the Merger is also subject to (i) the receipt by ARBI and each of its subsidiaries of any and all material consents or waivers from third parties to loan agreements, leases, or other material contracts required for the consummation of the Merger, and the receipt by ARBI and each of its subsidiaries of any and all material permits, authorizations, consents, waivers, and approvals required for the consummation of the Merger; (ii) the total number of shares of ARBI Common Stock (including phantom shares and other share equivalents, other than certain performance shares held by ARBI's Chief Executive Officer) outstanding and subject to issuance upon exercise of all warrants, options, conversion rights, phantom shares, or other share equivalents, not having exceeded 410,095; (iii) the receipt of a letter signed by ARBI's Chief Executive Officer and Chief Financial Officer concerning the accuracy and completeness of certain of ARBI's financial statements and related information and the absence of any changes in such financial statements and related information subsequent to the date of such financial statements; (iv) the requirement that ARBI and its subsidiaries considered as a whole shall not have sustained since March 31, 1994, any material loss or interference with their business from any civil disturbance or any fire, explosion, flood, or other calamity, whether or not covered by insurance; (v) the absence of any reasonable basis for any proceeding, claim, or action of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on ARBI or any of its subsidiaries of any liability related to the release of hazardous substances as defined under any local, state, or federal environmental statute, regulation, or ordinance which has had or could reasonably be expected to have a material adverse effect upon ARBI and its subsidiaries taken as a whole;
  (vi) the absence, since March 31, 1994, of any change, other than changes in banking laws or regulations that affect the banking industry generally or changes in the general level of interest rates, or any circumstance which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business, or prospects of ARBI and its subsidiaries taken as a whole; (vii) the termination of a Stock Restriction Agreement, dated as of May 18, 1983, to which certain ARBI shareholders are a party; and (viii) the delivery to Norwest by ARBI at the Closing of stock certificates evidencing all of the outstanding capital stock of all of ARBI's subsidiaries free and clear of any lien, claim, charge, option, encumbrance, or agreement with respect thereto.

  REGULATORY APPROVALS

      Transactions such as the Merger are subject to prior approval by the Federal Reserve Board under Sections 3 and 4 of the Bank Holding Company Act of 1956, as amended (the "BHC Act"), which requires that the Federal Reserve Board take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. By letter dated October 7, 1994, the Federal Reserve Bank informed Norwest that it had approved the Merger.

      As required by New Mexico law, Norwest notified the Director of the Financial Institutions Division of the New Mexico Regulation and Licensing Department of its intent to acquire ARBI. By letter dated August 31, 1994, the Financial Institutions Division informed Norwest that it had no objection to the proposed acquisition.

      The approval of any application merely implies satisfaction of regulatory criteria for approval, which do not include review of the Merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approvals do not constitute an endorsement or recommendation of the proposed Merger.

      Norwest and ARBI are not aware of any governmental approvals or compliance with banking laws and regulations that are required for consummation of the Merger other than those described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained and, if such approvals or actions are obtained, there can be no assurance as to the timing thereof. The Merger cannot proceed in the absence of all requisite regulatory approvals. See "Conditions to the Merger," "Effective Date and Time of the Merger," and "Waiver, Amendment, and Termination."

  CONDUCT OF BUSINESS PENDING THE MERGER

      Under the Merger Agreement, each of ARBI and its subsidiaries is obligated to maintain the general character of its business and conduct its business in the ordinary and usual manner; and Norwest is obligated to conduct and to cause its subsidiaries to conduct their respective businesses in compliance with all material obligations and duties imposed by laws, regulations, rules, and ordinances, and by judicial orders, judgments, and decrees applicable to them, their businesses, or their properties.

  CERTAIN COVENANTS

      Pursuant to the Merger Agrement, ARBI and Norwest have each agreed (i) to furnish all information required for inclusion in the Registration Statement to be filed with the Securities and Exchange Commission (the "SEC") and the proxy statement or statements included therein and in any statement or application to any governmental body in connection with the transactions contemplated by the Merger Agreement; (ii) to take all necessary corporate and other action to obtain all regulatory approvals, consents, and other approvals required to carry out the transactions contemplated by the Merger Agreement and to cooperate with the other party in obtaining such approvals; (iii) to hold in confidence all documents and information concerning the other party and its subsidiaries furnished in connection with the transactions furnished by the Merger Agreement and not to release or disclose such information, except as required by law or to outside professional advisers; and (iv) to consult with each other concerning the form and substance of any press release or public disclosure of matters related to the Merger Agreement and transactions contemplated thereby.

      The Merger Agreement includes a number of covenants of ARBI which are customary in transactions such as the Merger. Such covenants include, but are not limited to, the following: ARBI and each of its subsidiaries will maintain its corporate existence in good standing; extend credit in accordance with existing lending policies, except that it shall not, without the prior written consent of Norwest, make any new loan or modify, restructure, or renew any existing loan, except pursuant to commitments made prior to June 6, 1994, to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would be in excess of $200,000; maintain proper business and accounting records in accordance with generally accepted principles; maintain its properties in good repair and condition, ordinary wear and tear excepted; maintain in all material respects presently existing insurance coverage; use its best efforts to preserve its business organization intact, to keep the services of its present principal employees, and to preserve its goodwill and the goodwill of its suppliers, customers, and others having business relationships with it; use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Merger; comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses, and permits applicable to the properties and operations of ARBI and each of its subsidiaries the noncompliance with which reasonably could be expected to have a material adverse effect on ARBI and its subsidiaries taken as a whole; and permit Norwest and its representatives to examine its and its subsidiaries' books, records, and properties, and to interview officers, employees, and agents at all reasonable times when it is open for business. The Merger Agreement also provides that, prior to the Closing Date, neither ARBI nor any of its subsidiaries may, without the prior written consent of
  Norwest: (i) amend or otherwise change its articles of incorporation or association or bylaws; (ii) issue or sell, or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale, or conversion of, any shares of its capital stock, phantom shares, or other share equivalents, or any other of its securities; (iii) authorize or incur any long-term debt (other than deposit liabilities); (iv) mortgage, pledge, or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; (v) enter into any material agreement, contract, or commitment in excess of $50,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on June 6, 1994; (vi) make any investments except investments made by bank subsidiaries in the ordinary course of business for terms of up to one year and in amounts of $100,000 or less; (vii) amend or terminate any "employee benefit plan" within the meaning of the Employee Retirement Income Security Act of 1974, as amended, except as required by law; (viii) make any contributions to any such plan except as required by the terms of such plan in effect as of June 6, 1994; (ix) declare, set aside, make, or pay any dividend or other distribution with respect to its capital stock, except any dividend declared by a subsidiary's Board of Directors in accordance with applicable law and regulation and except for a regular quarterly cash dividend on ARBI Common Stock of not more than $0.25 per share for the third and fourth quarters of 1994 and, if the Effective Time of the Merger is after March 31, 1995, the first quarter of 1995; (x) redeem, purchase, or otherwise acquire, directly or indirectly, any of the capital stock of ARBI; (xi) increase the compensation of any officers, directors, or executive employees, except pursuant to existing compensation plans and practices and except that ARBI or the Bank may pay an aggregate of $150,000 in bonuses to persons who, on the day before the Effective Date of the Merger, are employees of ARBI or the Bank; (xii) sell or otherwise dispose of any shares of the capital stock of any subsidiary; or (xiii) sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business. In addition, ARBI has agreed to (i) deliver resale letters from its affiliates under Rule 145 of the SEC; (ii) establish additional such accruals and reserves as necessary to conform ARBI's accounting and credit loss practices to those of Norwest; (iii) deliver environmental assessment reports on certain properties prepared at its own expense, (iv) deliver title commitments and surveys for each of its bank facilities at its own expense;
  (v) to apply funds from a loan to be made to it by Norwest to discharge certain debt secured by stock of the Bank; (vi) convey certain of its assets and the Bank's assets to the Trust; (vii) maintain the provision for loan losses at an amount in excess of zero; (viii) attempt to dispose of the Bank's entire interest in El Pueblo Properties; (ix) sell all of the ARBI Portfolio Stock; and (x) prepay certain indebtedness secured by stock of the Bank. Neither ARBI nor the Bank, nor any director, officer, representative, or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of, or enter into any discussions with any corporation, partnership, person, or other entity or group (other than Norwest) concerning any offer or possible offer (i) to purchase any shares of ARBI Common Stock, any option or warrant to purchase any shares of ARBI Common Stock, any securities convertible into any shares of ARBI Common Stock, or any other equity security of ARBI or any of its subsidiaries; (ii) to make a tender or exchange offer for any shares of ARBI Common Stock or other equity security; (iii) to purchase, lease, or otherwise acquire the assets of ARBI or any of its subsidiaries, except in the ordinary course of business; or (iv) to merge, consolidate, or otherwise combine with ARBI or any of its subsidiaries. Any offer or inquiry to ARBI or any of its subsidiaries concerning any of the foregoing must be promptly disclosed, along with the terms thereof, to Norwest.

      The Merger Agreement includes a number of covenants of Norwest which are customary in transactions such as the Merger. In addition, pursuant to the Merger Agreement Norwest has agreed to (i) give ARBI written notice of the receipt of all regulatory approvals; (ii) permit ARBI and its representative to examine Norwest's books, records, and properties, and to interview Norwest's officers, employees, and agents, for a period of up to 15 days prior to the Closing Date; (iii) loan to ARBI funds sufficient to enable ARBI to pay in full all indebtedness of ARBI secured by the stock of any of its subsidiaries; (iv) use all reasonable efforts to maintain, for three years following the Effective Time of the Merger, directors' and officers' liability insurance for future claims arising out of occurrrences prior to the Effective Time of the Merger; (v) deposit with the Exchange Agent, prior to the Effective Time of the Merger, the shares of Norwest Common Stock and the cash in lieu of fractional shares to be issued to shareholders of ARBI at Closing; (vi) deliver to ARBI, from the date of the Merger Agreement to the Effective Date of the Merger, any quarterly and annual reports file by Norwest with the SEC; and (vii) file with the SEC such reports as Norwest is otherwise required to file necessary to permit shareholders of ARBI who may be deemed affiliates of ARBI to sell the Norwest Common Stock they receive in the Merger pursuant to Rule 145.

  WAIVER, AMENDMENT, AND TERMINATION

      The parties may, in writing, give any consent, take any action with respect to termination of the Merger Agreement, or waive any inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants and conditions in the Merger Agreement.

      At any time before the Time of Filing the parties may amend the Merger Agreement by action of their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors; provided, however, that no such amendment occurring after approval of the Merger by ARBI shareholders may adversely affect the consideration to be received by ARBI shareholders.

      The Merger Agreement provides that it may be terminated at any time prior to the Time of Filing (i) by mutual written consent of the parties; (ii) by either party by written notice to the other if the Merger shall not have been consummated by May 15, 1995, unless such failure of consummation is due to the failure of the party seeking termination to perform or observe in all material respects the covenants and agreements to be performed or observed by it under the Merger Agreement; (iii) by either party by written notice to the other if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement; or (iv) by ARBI, within 5 days after the end of the period of 20 trading days used in the calculation of Norwest Measurement Price if (A) the Norwest Measurement Price is less than $20.00 and (B) the quotient obtained by dividing the Norwest Measurement Price by $27.25 is less than 85% of the quotient obtained by dividing (x) the weighted average closing prices per share of the common stock of each company in a group of 23 regional bank holding companies (the "Index Group") over such period of 20 trading days by (y) the weighted average closing prices per share of the common stock of each company in the Index Group on June 3, 1994.

  MANAGEMENT AND OPERATIONS AFTER THE MERGER

      As of the Effective Time of the Merger, ARBI will become a subsidiary of Norwest and the Bank will become an indirect subsidiary of Norwest. As soon as possible after the Closing, management of Norwest plans to merge the Bank into Norwest Bank New Mexico, N.A. and to consolidate the Bank's branch in Moriarty and the existing branch of Norwest Bank New Mexico, N.A. in Moriarty. After the Closing, with the exception of the consolidation of the Moriarty branches, the Bank will continue to operate at its present locations, providing products and services offered by Norwest affiliates. See "Terms of the Merger."

  CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

      ARBI is incorporated as a corporation under the laws of New Mexico, and Norwest is incorporated as a corporation under the laws of Delaware. Shareholders of ARBI, whose rights are governed by ARBI's Articles of Incorporation and Bylaws and by the New Mexico Business Corporation Act (the "NMBCA"), will, upon consummation of the Merger, become stockholders of Norwest. The rights of former shareholders of ARBI will then be governed by Norwest's Certificate of Incorporation and By-Laws and by the Delaware General Corporation Law (the "DGCL"). The following is a summary of certain significant differences between the rights of shareholders of ARBI and stockholders of Norwest.

      CAPITAL STOCK

      ARBI. ARBI's Articles of Incorporation authorize the issuance of 1,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of cumulative preferred stock, par value $1.00 per share. At June 30, 1994, 410,095 shares of ARBI Common Stock were issued and outstanding. Although shares of ARBI's cumulative preferred stock are issuable in series by action of the Board of Directors, no shares of ARBI's preferred stock are issued and outstanding as of the date of this Proxy Statement-Prospectus. Accordingly, no class or series has any preference over the ARBI Common Stock with respect to dividends and distributions upon the liquidation of ARBI.

      NORWEST. Norwest's Certificate of Incorporation authorizes the issuance of 500,000,000 shares of Common Stock, par value $1 2/3 per share, and 5,000,000 shares of preferred stock, without par value ("Preferred Stock").
  At June 30, 1994, 323,084,474 shares of Common Stock were issued, of which 315,457,227 were outstanding and 7,627,247 were held as treasury shares, and 2,306,000 shares of Preferred Stock were outstanding consisting of 1,127,125 shares of 10.24% Cumulative Preferred Stock, 1,143,750 shares of Cumulative Convertible Preferred Stock, Series B, and 35,125 shares of ESOP Cumulative Convertible Preferred Stock. In addition, 1,000,000 shares of Preferred Stock are reserved for issuance under the Rights Agreement dated as of November 22, 1988, between Citibank, N.A. as Rights Agent, and Norwest (the "Rights Agreement"). Norwest has also authorized for issuance from time to time and registered with the Commission an additional 1,700,000 shares of Preferred Stock. Norwest has also authorized for issuance from time to time and registered with the SEC pursuant to two universal shelf registration statements, an indeterminate number of securities (the "Shelf Securities") with an aggregate initial offering price not to exceed $2,225,000,000. The Shelf Securities may be issued as Preferred Stock or as securities convertible into shares of Preferred Stock or Common Stock. Based on the current number of shares of Preferred Stock and Common Stock authorized for issuance under Norwest's Certificate of Incorporation, the maximum number of shares of Preferred Stock and Common Stock, respectively, that could be issued pursuant to the effective shelf registration statements, when added to shares of Preferred Stock and Common Stock already reserved for issuance, issued, or outstanding, could not exceed respectively, 5,000,000 shares of Preferred Stock and 500,000,000 shares of Common Stock. All or any portion of the authorized but unissued Preferred Stock or Shelf Securities issuable as Preferred Stock or convertible into Preferred Stock or Common Stock, may be issued by the Board of Directors of Norwest without further action by stockholders. Holders of Preferred Stock have certain rights and preferences with respect to dividends and upon liquidation that are superior to those of holders of Common Stock. The relative rights and preferences of any Preferred Stock issued in the future may be established by Norwest's Board of Directors without stockholder action. Although Norwest has no current plans for the issuance of any shares of Preferred Stock, except as disclosed in this Prospectus, such shares, when and if issued, could have dividend, liquidation, voting and other rights superior to those of the Common Stock.

       Subject to any prior rights of any Preferred Stock then outstanding, holders of Common Stock are entitled to receive such dividends as are declared by Norwest's Board of Directors out of funds legally available for that purpose. For information concerning legal limitations on the ability of Norwest's banking subsidiaries to supply funds to Norwest, see "CERTAIN REGULATORY CONSIDERATIONS." Subject to the rights, if any, of any Preferred Stock then outstanding, all voting rights are vested in the holders of Common Stock, each share being entitled to one vote. Subject to any prior rights of any Preferred Stock, in the event of liquidation, dissolution, or winding up of Norwest, holders of shares of Common Stock are entitled to receive pro rata any assets distributable to stockholders in respect of shares held by them. Holders of shares of Common Stock do not have any preemptive right to subscribe for any additional securities which may be issued by Norwest. The outstanding shares of Common Stock are, and the Shares offered hereby will be, fully paid and nonassessable. The transfer agent and registrar for the Common Stock is Norwest Bank Minnesota, N.A. Each share of Common Stock also includes, and each share offered hereby will include, a right to purchase certain Preferred Stock. See "Rights to Purchase Preferred Stock" below.

       The foregoing description of the material terms of the Common Stock does not purport to be complete and is qualified in its entirety by reference to Article Fourth of Norwest's Certificate of Incorporation.

      RIGHTS TO PURCHASE NORWEST PREFERRED STOCK. On November 22, 1988, the Board of Directors of Norwest declared a dividend of one preferred share purchase right (collectively, the "Rights") for each outstanding share of Norwest Common Stock. The dividend was paid on December 9, 1988, to stockholders of record on that date. Holders of shares of Norwest Common Stock issued subsequent to that date, including those to be issued in connection with the Merger, will receive the Rights with their shares. The Rights trade automatically with shares of Norwest Common Stock and become exercisable only under certain circumstances. The Rights are designed to protect the interests of Norwest and its stockholders against coercive takeover tactics. The purpose of the Rights is to encourage potential acquirors to negotiate with Norwest's Board of Directors prior to attempting a takeover and to give the Board leverage in negotiating on behalf of all stockholders the terms of any proposed takeover. The Rights may, but are not intended to, deter takeover proposals.

      Upon becoming exercisable, each Right will entitle the registered holder to purchase from Norwest one four-hundredth of a share of Norwest Series A Junior Participating Preferred Stock (collectively, the "Junior Preferred Shares"). The stated purchase price for each one one-hundredth of a Junior Preferred Share is $175.00. Until a Right is exercised, the holder of a Right, as such, will have no rights with respect to the Junior Preferred Shares including, without limitation, the right to vote or receive dividends. The purchase price is subject to adjustment upon the occurrence of certain events, including stock dividends on the Junior Preferred Shares or issuance of warrants for, or securities convertible on certain terms into, Junior Preferred Shares. The number of Rights outstanding and the number of Junior Preferred Shares issuable upon exercise of the Rights are subject to adjustment in the event of a stock split of, or a stock dividend on, Norwest Common Stock.

      The Rights will become exercisable only if a person or group acquires or announces an offer to acquire 25% or more of the outstanding shares of Norwest Common Stock. This triggering percentage may be reduced to no less than 15% by the Board of Directors prior to the time the Rights become exercisable.
  The Rights have certain additional features that will be triggered upon the occurrence of specified events:

      (1) If a person or group acquires at least the triggering percentage of Norwest Common Stock, the Rights permit holders of the Rights, other than such person or group, to acquire Norwest Common Stock at 50% of market value. However, this feature will not apply if a person or group which owns less than the triggering percentage acquires at least 85% of the outstanding shares of Norwest Common Stock pursuant to a cash tender offer for 100% of the outstanding Norwest Common Stock.

      (2) After a person or group acquires at least the triggering percentage and before the acquiror owns 50% of the outstanding shares of Norwest Common Stock, the Board of Directors may exchange each Right, other than Rights owned by such acquiror, for one share of Norwest Common Stock or one four-hundredth of a Junior Preferred Share.

      (3) In the event of certain business combinations involving Norwest or the sale of 50% or more of the assets or earning power of Norwest, the Rights permit holders of the Rights to purchase the stock of the acquiror at 50% of market value.

      The Junior Preferred Shares will not be redeemable. Each Junior Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 400 times the dividend declared per share of Norwest Common Stock. In the event of liquidation, the holders of the Junior Preferred Shares will be entitled to a minimum preferential liquidation payment of $400.00 per share but will be entitled to an aggregate payment of 400 times the payment made per share of Norwest Common Stock. Each Junior Preferred Share will have 400 votes, voting together with the Norwest Common Stock. Finally, in the event of any merger, consolidation, or other Reorganization in which Norwest Common Stock is exchanged, each Junior Preferred Share will be entitled to receive 400 times the amount received per share of Norwest Common Stock. These rights are protected by customary antidilution provisions.

      At any time prior to the acquisition by a person or group of the triggering percentage or more of the outstanding shares of Norwest Common Stock, the Board of Directors may redeem the Rights in whole, but not in part, at a price of $.0025 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis, and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only remaining right of the holders of Rights will be to receive the Redemption Price.

      The Rights will expire on November 23, 1998, unless extended or earlier redeemed by Norwest. Generally, the terms of the Rights may be amended by the Board of Directors without the consent of the holders of the Rights.

      AMENDMENT OF CORPORATE CHARTER AND BYLAWS

      ARBI. Generally, under the NMBCA, amendments to articles of incorporation require the affirmative vote of the holders of a majority of the shares entitled to vote on the proposed amendment. Where class voting is required by the NMBCA, approval requires the affirmative vote of the holders of both a majority of the shares of each class entitled to vote on the proposed amendment and a majority of the total shares entitled to vote thereon. ARBI's Bylaws provide that only the Board of Directors has the power to alter, amend, or repeal its Bylaws, or adopt new Bylaws.

      NORWEST. The provisions of the DGCL governing the amendment of Norwest's Certificate of Incorporation are essentially the same as those of New Mexico law. However,

  Norwest's By-Laws provide that they may be altered or amended by the affirmative vote of a majority of the Board of Directors or the holders of a majority of the outstanding Norwest stock entitled to vote on the amendment.

      DISSENTERS' RIGHTS

      ARBI. Under the NMBCA, shareholders of ARBI are entitled to exercise dissenters' rights and obtain payment of the fair value of their shares in cash if ARBI engages in certain transactions. The transactions which give rise to dissenters' rights under New Mexico law are (i) mergers and consolidations to which the corporation is a party (unless the shareholders of the surviving corporation are not entitled to a vote with respect thereto);
  (ii) any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual and regular course of business, including a sale in dissolution, but excluding a sale pursuant to a court order or a sale for cash on terms requiring that all or substantially all of the net proceeds of sale be distributed to the shareholders in accordance with their respective interests within one year of the sale; (iii) any plan of exchange to which the corporation is a party as the corporation the shares of which are to be acquired; (iv) any amendment to the articles of incorporation which materially and adversely affects the rights appurtenant to the shares of the dissenting shareholders by altering or abolishing a preferential right of the shares, creating, altering or abolishing a redemption or sinking fund right in respect of the shares, or excluding or limiting the right of any holder of such to shares to vote on any manner, or to cumulate his votes; and (v) any other corporate action for which the articles of incorporation, bylaws, or a resolution of the Board of Directors provides for a right to dissent. See the more detailed discussion below under "Rights of Dissenting ARBI Shareholders."

      NORWEST. Under the DCGL, a stockholder is generally entitled to receive payment of the appraised value of such stockholder's shares if the stockholder
  dissents from a merger or consolidation.   However, appraisal rights are not
  available to holders of (a) shares listed on a national securities exchange or held of record by more than 2,000 persons or (b) shares of the corporation surviving a merger, if the Merger did not require the approval of the stockholders of such corporation, unless in either case, the holders of such stock are required by the terms of the Merger to accept anything other than
  (i) shares of stock of the surviving corporation, (ii) shares of stock of another corporation which are also listed on a national securities exchange or held by more than 2,000 holders, or (iii) cash in lieu of fractional shares of such stock. Appraisal rights are not available to Norwest stockholders for a sale of assets or an amendment to the Certificate of Incorporation. Because shares of Norwest Common Stock are listed on both the NYSE and the CHX, and Norwest has more than 2,000 stockholders of record, its stockholders are not, subject to the aforementioned exceptions, entitled to any rights of appraisal in connection with mergers or consolidations involving Norwest.

      SPECIAL MEETINGS OF SHAREHOLDERS

      ARBI. Under the NMBCA, a special meeting of shareholders may be called by ARBI's Board of Directors, the holders of not less than ten percent of all of the shares entitled to vote at the meeting and such other persons as may be authorized by the articles of incorporation or bylaws. ARBI's Bylaws permit special meetings of shareholders to be called by the President or the Board of Directors, and require the President to call a special meeting upon the request of the holders of not less than ten percent of the outstanding shares of ARBI Common Stock.

      NORWEST. Under the DCGL and the By-Laws of Norwest, a special meeting of stockholders may be called only by the Chairman of the Board, a Vice Chairman, the President, or a majority of the Board of Directors.

      DIRECTORS' DUTIES

      ARBI. Under the NMBCA, a director is required to perform his or her duties as a director in good faith, in a manner he or she believes to be in or not opposed to the best interests of the corporation, and with such care as an ordinarily prudent person would use under similar circumstances in a like position. The NMBCA further provides that in determining what is in or not opposed to the best interests of the corporation, a director must consider the interests of the corporation's shareholders and may consider (i) the interests of the corporation's employees, suppliers, creditors, and customers; (ii) the economy of the state and the nation; (iii) the impact of any action upon the communities in or near which the corporation's facilities or operations are located; and (iv) the long-term interests of the corporation and its shareholders, including the possibility that those interests may be best served by the continued independence of the corporation.

      NORWEST. Unlike the NMBCA, the DGCL does not specifically enumerate directors' duties. In addition, the DGCL does not contain any provision equivalent to the New Mexico statute specifying what factors a director must and may consider in determining a corporation's best interests. However, judicial decisions in Delaware have established that directors, in performing their duties, are bound to use that amount of care which ordinarily prudent men would use in similar circumstances.

      LIMITATION OF DIRECTORS' LIABILITY AND INDEMNIFICATION

      ARBI. Under the NMBCA and ARBI's Articles of Incorporation, a director of ARBI is not liable for any action taken as a director or for any failure to take any action if he or she performed the duties of a director's office in good faith, with the care an ordinarily prudent person in a similar position would exercise under similar circumstances, and in a manner the director believes to be in the best interests of the corporation.

       Under the NMBCA and its Articles of Incorporation, ARBI may indemnify its officers and directors made a party to any proceeding, whether civil or criminal, from any judgments, penalties, fines, settlements, and reasonable expenses, including attorneys' fees, if such person was made a party to the action by reason of the fact that he or she was an officer or director of ARBI and he or she conducted himself or herself in good faith and reasonably believed (i) in the case of conduct in his or her official capacity with ARBI, that his or her conduct was in the best interests of ARBI; (ii) in all other cases, that his or her conduct was at least not opposed to ARBI's best interests; and (iii) in the case of criminal proceedings, that he or she had no reasonable cause to believe the conduct was unlawful.

       No indemnification is available where the officer or director is adjudged liable to ARBI or in which the officer or director has been adjudged liable on the basis that he or she improperly received a personal benefit. If the Board of Directors of ARBI is of the opinion, reasonably based on the facts circumstances, and outcome of the proceeding, that the director has been wholly successful, on the merits or otherwise, in the defense of the proceeding, then indemnification of the director for reasonable expenses incurred in the proceeding is mandatory. A court of appropriate jurisdiction, upon application of the director, may order indemnification if the court determines that the director has been wholly successful in the defense of the proceeding or if the court determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director has met the statutory standards of conduct or has been liable for receiving an improper personal benefit. If the action was by or in the right of ARBI (a "derivative action"), indemnification is only available for any reasonable expenses incurred.

       ARBI's Bylaws provide that expenses incurred in defending any action may be paid by ARBI in advance of the final disposition of such action upon receipt of an undertaking by a director or officer to repay such amount unless it is ultimately determined that he or she is entitled to be indemnified. The indemnification provided by ARBI's Bylaws is substantially similar to the indemnification provisions in the NMBCA.

       NORWEST. Under the DGCL, absent a provision in the certificate of incorporation to the contrary, directors can be held liable for gross negligence in connection with the decisions made on behalf of the corporation and the performance of their duty of care, but will not be liable for simple negligence. As permitted under Delaware law, Norwest's Certificate of Incorporation provides that a director (including an officer who is also a director) of Norwest shall not be liable personally to Norwest or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of (i) any breach of a director's duty of loyalty to Norwest or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
  (iii) payment of a dividend or approval of a stock repurchase in violation of
  Section 174 of the DGCL, or (iv) any transaction from which the director derives improper personal benefit. This provision protects Norwest's directors against personal liability for monetary damages from breaches of their duty of care. However, it does not eliminate the director's duty of care. For example, this provision in Norwest's Certificate of Incorporation has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his duty of care.

       Delaware law provides that directors, officers, and other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative (other than a derivative action) if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and regarding any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions. In the case of derivative actions, Delaware law requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. To the extent that a person otherwise eligible to be indemnified is successful on the merits of any claim or defense described above, indemnification for expenses (including attorneys' fees) actually and reasonably incurred is mandated by Delaware law.

       Norwest's Certificate of Incorporation provides that Norwest must indemnify, to the fullest extent authorized by Delaware law, each person who was or is made a party to, is threatened to be made a party to, or is involved in, any action, suit, or proceeding because he is or was a director or officer of Norwest (or was serving at the request of Norwest as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or loss incurred by such person in connection therewith, provided that indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by the Norwest Board of Directors. Norwest's Certificate of Incorporation also provides that Norwest must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that if so required by Delaware law, such advance payments for expenses incurred by a director or officer may be made only if he undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified.

       Norwest's Certificate of Incorporation authorizes Norwest to provide similar indemnification to employees or agents of Norwest.

       Pursuant to Norwest's Certificate of Incorporation, Norwest may maintain insurance, at its expense, to protect itself and any directors, officers, employees, or agents of Norwest or another entity against any expense, liability, or loss, regardless of whether Norwest has the power or obligation to indemnify that person against such expense, liability, or loss under Delaware law.

       The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of Norwest's Certificate of Incorporation or By-Laws, agreement, vote of stockholders or disinterested directors, or otherwise.

      ANTITAKEOVER STATUTES

      ARBI. The NMBCA does not include any provision that regulates the accumulation of shares of voting stock of, or business combinations with, New Mexico corporations.

      NORWEST. The Delaware antitakeover statute governs business combinations between a publicly held Delaware corporation having certain numbers of stockholders or listed on certain exchanges and an interested stockholder. This statute is designed primarily to regulate the second step of a two-tiered takeover attempt. Delaware law broadly defines a "business combination" as including a merger, sale of assets, issuance of voting stock, and various other types of transactions with an interested stockholder and other related parties. An "interested stockholder" is defined as any person who beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock of a corporation. Delaware law prohibits a corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless (a) the board of directors approved the business combination before the stockholder became an interested stockholder,
  (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owned at least 85% of the voting stock outstanding when the transaction began, excluding in computing such percentage shares held by certain types of stockholders, or (c) the board of directors approved the business combination after the stockholder became an interested stockholder and the business combination was approved by at least two-thirds of the outstanding voting stock not owned by such stockholder.

      In addition to being subject to the laws of Delaware, Norwest and ARBI, as bank holding companies, are subject to various provisions of federal law with respect to mergers, consolidations, and certain other corporate transactions.

      RESTRICTIONS ON DECLARATION OF DIVIDENDS

      ARBI. Under the NMBCA, ARBI's Board of Directors may authorize and ARBI may pay dividends to its shareholders, provided that no such distribution of dividends may be made if, after giving effect thereto, either (i) ARBI would be unable to pay its debts as they become due in the usual course of its business or (ii) ARBI's total assets would be less the sum of its total liabilities and the amount payable, in any liquidation, in respect of all shares having liquidation preference.

      NORWEST. Under the DGCL, Norwest's Board of Directors may authorize and pay dividends to its shareholders either (i) out of surplus, which is that part of a corporation's net assets which is in excess of the amount determined by the board of directors to be capital, provided that, for corporation like Norwest with par value capital stock, a corporation's capital may not be less than the aggregate par value of its issued shares, or (ii) if there is no surplus, out of the corporation's net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. The board of directors of a Delaware corporation may reduce the corporation's capital, provided that the corporation's assets remaining after the reduction are sufficient to pay any of the corporation's debts for which payment has not otherwise been provided.

  RIGHTS OF DISSENTING ARBI SHAREHOLDERS

      Shareholders of ARBI are entitled to exercise dissenters' rights under Sections 53-15-3 and 53-15-4 of the NMBCA. Shareholders electing to demand the appraisal of their shares may not vote in favor of the Merger and must deliver a written objection to the Merger to ARBI at its principal executive offices either before the date of the Special Meeting or before the taking of the vote on the Merger at the Special Meeting. By properly executing a proxy card with no voting instructions indicated thereon, a shareholder will vote in favor of the approval and adoption of the Merger Agreement and, accordingly, will not be entitled to exercise dissenters' rights in connection with the Merger. If the Merger is approved, the shareholder may, within ten days after the date on which the vote on the Merger is taken, make written demand on ARBI, as the surviving corporation, for payment of the fair value of the shareholder's shares in cash. Such demand will be sufficient if it reasonably informs ARBI of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of the shareholder's shares. Because a proxy or vote against the Merger will not constitute such a demand, a separate written demand is required. Failure to comply with these procedures, including without limitation the failure to demand payment within ten days following approval of the Merger Agreement by the ARBI shareholders, will cause the shareholder to lose his dissenters' rights with respect to such shares.

      Within ten days after the Effective Date of the Merger, ARBI will give written notice to each shareholder who has made a demand for appraisal of the effectiveness of the Merger and will make a written offer to each such shareholder to pay for such shares at a specified price deemed by ARBI to be the fair value of the shares. The notice and offer must be accompanied by ARBI's balance sheet as of the latest available date (but no more than 12 months prior to the making of the offer) and a profit and loss statement for the 12-month period ended on the date of the balance sheet. If, within 30 days after the Effective Date of the Merger, the shareholder and ARBI reach an agreement as to the fair value of the shareholder's shares, ARBI will remit the fair value payment agreed upon to the shareholder within 90 days after the Effective Date of the Merger and upon surrender of the certificates representing such shares. If ARBI and the shareholder do not agree upon the fair value of the shareholder's shares within such 30-day period, then, within 30 days after receipt of written demand from any dissenting shareholder which is given within 60 days after consummation of the Merger, ARBI shall, or at ARBI's election at any time within such 60-day period ARBI may, file a petition in the Thirteenth Judicial District Court, County of Valencia, State of New Mexico (the "Court"), asking that the Court determine the fair value of the shares. If ARBI fails to file such a petition, any shareholder demanding appraisal rights may do so on ARBI's behalf. All shareholders asserting appraisal rights will be made parties to any court action filed to determine such fair value. No demand for appraisal may be withdrawn without the consent of ARBI. If a demand is withdrawn with the consent of ARBI, the shareholder's status will be restored and he will participate in the Merger in accordance with its terms.

      At a hearing on a petition for appraisal, the Court may, in its discretion, appoint one or more appraisers to receive evidence and to recommend a decision on the question of fair value.

  The appraisers shall have such power and authority as may be specified in the order of their appointment. The fair value of the shares is to be determined exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The fair value of the shares, as determined by the Court, together with interest, if any, will be required to be paid by ARBI to all dissenting holders of ARBI Common Stock who have complied with Section 53-15-4.

      The Court will assess the costs and expenses of such proceeding, including reasonable compensation for and the expenses of the appraiser, but excluding fees and expenses of counsel and experts, against ARBI, except that the Court may assess such costs and expenses as it deems appropriate against any or all of the dissenting shareholders if it finds that their failure to accept ARBI's offer of payment was arbitrary, vexatious, or otherwise not in good faith.
  The Court may award fees of counsel and experts in amounts the Court finds reasonable against ARBI if the determined fair value of the shares materially exceeds the amount offered by ARBI or if ARBI fails to make a required offer.

      Upon receiving a demand for payment from a dissenting shareholder, ARBI is required to make an appropriate notation in its shareholder records. Within 20 days of demanding payment for such shareholder's shares, each holder of shares represented by certificates demanding payment shall submit the certificates to the corporation for notation thereon that such demand has been made. The failure of a shareholder to do so shall, at the option of ARBI, terminate such shareholder's right to seek appraisal of the shares unless a court of competent jurisdiction, for good and sufficient cause shown, otherwise directs.

      From and after the Effective Date of the Merger, no shareholder who has demanded appraisal rights will be entitled to vote such shareholder's shares of ARBI Common Stock for any purpose or to receive payment of dividends or other distributions on such stock.

      Any demands, notices, or other documents required to be sent to ARBI should be sent to ARBI at the address at the forepart of this Proxy Statement-Prospectus.

      THE FOREGOING SUMMARY OF DISSENTERS' RIGHTS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURE OUTLINED IN THE RELEVANT PROVISIONS OF THE NMBCA, WHICH ARE REPRODUCED IN THEIR ENTIRETY AS EXHIBIT C TO THIS PROXY STATEMENT-PROSPECTUS. FURTHERMORE, BECAUSE OF THE COMPLEXITY OF THE PROCEDURES DESCRIBED ABOVE, ANY SHAREHOLDER WISHING TO EXERCISE THE RIGHT TO AN APPRAISAL MAY WISH TO CONSULT WITH COUNSEL.

  CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

      This description of certain federal income tax considerations with respect to the Merger is included solely for the information of ARBI shareholders. No information is provided with respect to the consequences of any applicable state, local, or foreign tax laws. Applicability of the alternative minimum tax and other tax consequences of the Merger to an ARBI shareholder will depend upon the individual situation of such shareholder. Furthermore, special tax considerations may apply to ARBI shareholders who are insurance companies, securities dealers, financial institutions, and foreign persons. Therefore, EACH ARBI SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER.

      It is intended that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes: (i) no gain or loss will be recognized by Norwest or ARBI as a result of the Merger; (ii) no gain or loss will be recognized by holders of ARBI Common Stock upon the receipt of Norwest Common Stock in exchange for ARBI Common Stock pursuant to the Merger, except as discussed below with respect to cash received in lieu of a fractional share interest in common stock and the receipt of the interest in the Trust; and (iii) the aggregate adjusted tax basis of the shares of Norwest Common Stock received by the holders of ARBI Common Stock surrendered in exchange therefor will be equal to the tax basis of such shareholder's shares of ARBI Common Stock (reduced by the amount allocable to fractional share interests for which cash is received).

      ARBI does not intend to apply for a ruling from the IRS with respect to the federal income tax consequences of the Merger. Instead, it intends to rely on the opinion of its legal counsel. Consummation of the Merger is conditioned upon receipt by ARBI of the opinion of Bracewell & Patterson, L.L.P., Houston, Texas, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinions, the principal federal income tax consequences of the Merger under current law will be as set forth above. An opinion of counsel is not binding upon the IRS or the courts. The tax opinion will be based upon certain factual assumptions and upon certain representations and assurances made by ARBI. The tax opinion will not address the consequences of the Merger on ARBI shareholders under applicable state or local income tax laws.

      One of the requirements for tax-free reorganization treatment is that shareholders of the acquired corporation acquire a substantial and continuing interest in the acquiring corporation. The tax opinion received by ARBI will be based on the assumption that the shareholders of ARBI have no plan or intention at the time of the Merger to sell or otherwise dispose of an amount of Norwest Common Stock to be received in the Merger that would reduce their aggregate ownership of Norwest Common Stock to a number of shares having in the aggregate a value at the time of the Merger of less than 50% of the total value of ARBI Common Stock outstanding immediately prior to the Merger. For purposes of such determination, shares of ARBI Common Stock that are exchanged for cash or other property, or surrendered by ARBI shareholders exercising dissenters' appraisal rights, or exchanged for cash in lieu of the issuance of fractional shares of Norwest Common Stock, will be treated as outstanding shares of ARBI Common Stock immediately prior to the Merger.

      Holders of ARBI Common Stock who participate in the Merger and who receive cash in lieu of a fractional share of Norwest Common Stock will be treated as having received such cash in redemption of such fractional share interest. Each such shareholder must determine his or her taxable gain or loss on such redemption. The amount of gain or loss will be the difference between the cash received and the basis of the fractional share interest surrendered. Provided ARBI stock and the fractional share interest were held as a capital asset at the time of the redemption, such gain or loss will constitute capital gain or loss, and such gain or loss will be long term capital gain or loss if the holding period for such fractional share interest was greater than one year.

      Holders of ARBI Common Stock who do not participate in the Merger and who receive cash pursuant to the exercise of dissenters' rights must consult with their individual tax advisors to determine the correct income tax treatment of such amount. Such tax treatment will depend upon the individual situation of such holders; receipt of cash on exercise of dissenters' rights could either constitute (i) a taxable proceed from the sale of ARBI Common Stock or (ii) dividend distributions received on account of such stock.

      Those ARBI shareholders who elect to participate in the Merger will treat ARBI's distribution of Trust interests as a noncash, dividend-type distribution on account of their ARBI stock. The amount of the distribution will be the fair market value of such interest (the pro rata share of the fair market value of the Trust assets represented by such interest). To the extent ARBI has current or accumulated earnings and profits equal to or in excess of the value of the Trust interests distributed, each such ARBI shareholder will treat the distribution as a dividend taxable at ordinary income rates in the year received. To the extent the value of the distributed Trust interests exceed ARBI's current and accumulated earnings and profits, such excess will be treated (i) first, as a recovery of such shareholder's basis in his or her ARBI stock, and (ii) second, as a sale of such stock. Each such shareholder will take a tax basis in his or her Trust interest equal to the fair market value of such interest as of the date of distribution. Although ARBI will obtain, prior to the Effective Date of the Merger, an appraisal of the artwork which constitutes the corpus of the Trust in order to determine the fair market value of the Trust interests, there can be no assurance that the IRS will concur in such valuation.

      Holders of ARBI Common Stock who do not participate in the Merger must consult with their individual tax advisors to determine the correct income tax treatment of the Trust interests received from ARBI. The proper tax treatment will depend upon the individual situation of each holder.

      The Trust is a liquidating trust for federal income tax purposes. Therefore, the items of income, gain, loss, and deduction realized by the Trust will pass through to the holders of Trust interests. The Trust itself will not pay taxes, but will be a pure "flow through" entity for tax purposes. The purpose of the Trust is to hold the assets until they can be sold. If the Trust assets are disposed of at prices which exceed their fair market value as of the date the Trust interests were distributed to ARBI shareholders, each holder of a Trust interest will recognize gains in the amount of such excess. If the proceeds from the sale of the Trust Assets are less than the fair market value of such assets as of the date the Trust interests were distributed to the ARBI shareholders, each holder of a Trust interest will recognize a loss equal to the amount of such difference. Assuming that each holder of a Trust interest holds such interest for investment purposes, this gain or loss will be characterized as capital gain or loss. Although the purpose of the Trust is to sell the Trust Assets and distribute the net proceeds thereof to the holders of interests therein, the terms of the Trust give the Trustee substantial discretion with respect to the timing of such distributions. Accordingly, no assurance may be given that the Trustee will distribute the proceeds of any sale giving rise to a taxable gain in time for the holders of interests in the Trust to pay the federal income tax due in respect of such disposition. In such event, holders of interests in the Trust may incur tax liability as a result of the actions of the Trustee and not receive the funds necessary to pay such tax liability. See "Liquidating Trust" for a discussion of the terms of the Trust.

      Shareholders of ARBI stock who receive Norwest Common Stock pursuant to the Merger will receive certain rights to acquire additional Norwest stock under certain circumstances. See "Certain Differences in Rights of Shareholders--Capital Stock." Based upon the current ruling position of the IRS, such rights will not constitute other property the receipt of which will be taxable to such shareholders.

      ARBI shareholders should also be aware that the IRS may examine transactions taking place before, contemporaneously with, or after a reorganization to determine whether reorganization treatment is appropriate, or in some cases to determine whether shareholders will be taxed on other economic benefits that are included as part of the overall transaction.

  Thus, loan transactions between parties, compensation arrangements, noncompete agreements, consulting arrangements, and other transactions could be reviewed by the IRS and be determined to constitute taxable income to specific parties to the Merger or could be a basis for assertion that reorganization treatment is not appropriate for the Merger. Furthermore, if the IRS were to establish as to some ARBI shareholders that part of the Norwest Common Stock received in the Merger is severable from the Merger, resulting in a proportionally increased equity interest being received in the Merger by other ARBI shareholders, ARBI shareholders whose equity interests were deemed to be constructively increased by the Merger may be treated as having received a taxable stock dividend. THUS, NOTWITHSTANDING THE TAX OPINION, SHAREHOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER.

      Under Section 3406 of the Code, ARBI shareholders may be subject to "backup withholding" at the rate of 31% on "reportable payments" to be received by them if they fail to furnish their correct taxpayer identification numbers or for certain other reasons. Norwest will report to these persons and to the IRS for each calendar year the amount of any reportable payments during that year and the amount of tax withheld, if any, with respect to those reportable payments.

      The Code also imposes an alternative minimum tax and excise taxes on certain types of transactions. Applicability of such taxes is usually controlled, in whole or in part, by other matters unrelated to the Merger or by the unique characteristics of the particular taxpayer. ACCORDINGLY, ARBI SHAREHOLDERS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS IF THEY ARE OR MIGHT BE SUBJECT TO SUCH TAXES.

  RESALE OF NORWEST COMMON STOCK

      The shares of Norwest Common Stock issuable to shareholders of ARBI upon consummation of the Merger have been registered under the Securities Act.
  Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of ARBI or Norwest as that term is defined in the rules under the Securities Act. Norwest Common Stock received by those shareholders of ARBI who are deemed to be "affiliates" of ARBI may be resold without registration as provided for by Rule 145, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of ARBI generally include individuals or entities that control, are controlled by or are under common control with, ARBI, and may include the executive officers and directors of ARBI as well as certain principal shareholders of ARBI. In the Merger Agreement, ARBI has agreed to use its best efforts to cause each ARBI shareholder who is an executive officer or director of ARBI or who may otherwise reasonably be deemed to be an affiliate of ARBI to enter into an agreement with Norwest providing that such affiliate will not sell, transfer, or otherwise dispose of the shares of Norwest Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder. This Proxy Statement-Prospectus does not cover any resales of Norwest Common Stock received by affiliates of ARBI.

      The Merger Agreement provides for the filing by Norwest of listing applications with the NYSE and the CHX covering the shares of Norwest Common Stock issuable upon consummation of the Merger. It is a condition to the consummation of the Merger that such shares of Norwest Common Stock shall have been authorized for listing on the NYSE and the CHX.

  DIVIDEND REINVESTMENT AND OPTIONAL CASH PAYMENT PLAN

      Norwest currently has an automatic Dividend Reinvestment and Optional Cash Payment Plan which provides in substance, for those stockholders who elect to participate, that dividends on Norwest Common Stock will be reinvested in shares of Norwest Common Stock at market price (as defined in the plan). The plan also permits participants to invest through voluntary cash payments, within certain dollar limitations, in additional shares of Norwest Common Stock at the market price (as defined in the plan) of such stock at the time of purchase. It is anticipated that after the Effective Time of the Merger, Norwest will continue to offer its Dividend Reinvestment and Optional Cash Payment Plan and that shareholders of ARBI who receive Norwest Common Stock in the Merger will have the right to participate therein.

  ACCOUNTING TREATMENT

      It is anticipated that the Merger will be accounted for as a "purchase" transaction in accordance with generally accepted accounting principles.

  EXPENSES

      Norwest and ARBI will each pay their own expenses in connection with the Merger, including fees and expenses of their respective accountants and counsel.

                      INFORMATION ABOUT ARBI AND THE BANK

  GENERAL

       ARBI is a one-bank holding company registered under the BHC Act. ARBI was incorporated and organized as a New Mexico business corporation in 1983 for the purpose of acquiring the Bank, which acquisition was completed in 1984. ARBI's principal place of business is located at 101 South Main Street, Belen, New Mexico 87002, and its telephone number at that address is (505) 864-5761.

       The Bank is a national banking association chartered in 1903, which has its principal place of business at 101 South Main Street, Belen, New Mexico 87002. It has branches located in the towns of Moriarty, Mountainair, Los Lunas, and Bosque Farms, and the nearby Rio Communities area, New Mexico. The Bank's market area consists primarily of areas located within Valencia and Torrance counties, New Mexico, and adjacent counties in the Middle Rio Grande Valley of New Mexico. The City of Albuquerque is included in the Bank's trade area. The Bank had total assets of approximately $222.5 million and $218.8 million at June 30, 1994 and December 31, 1993, respectively. The Bank is a full service, independent community bank which provides a full range of commercial banking services, including commercial and personal banking services, and commercial, interim construction, consumer, home improvement, real estate, agricultural, and industrial loans.

  REGULATION AND SUPERVISION

       As a bank holding company, ARBI is subject to regulation by and files quarterly reports with the Federal Reserve Board. The Federal Reserve Board is authorized to conduct examinations of ARBI and any of its subsidiaries. The Federal Reserve Board may also exercise cease and desist powers over bank holding companies and their nonbank affiliates if their actions represent unsafe or unsound practices or violations of law.

       The Bank and its operations are affected by various restrictions and requirements under the laws of the United States and the State of New Mexico. Under these generally applicable federal and state restrictions and requirements, the Bank must maintain reserves against deposits and is restricted with respect to the nature and amount of loans which it may make, the interest that it may charge on those loans and the conditions under which it may pay dividends on its capital stock.

  PROPERTIES

       ARBI conducts its operations in space leased from the Bank in the Bank's principal offices located at 101 South Main Street, Belen, New Mexico. The principal asset of ARBI is the common stock of the Bank. As bank holding company, ARBI conducts its operates through its subsidiary, the Bank.

     The Bank owns its principal executive offices and main banking facility in Belen, New Mexico and the buildings and related real estate occupied by each of its branches. Set forth below is certain information regarding the Bank's properties:

Location           Address                    Square Footage  Date Opened
- --------           -------                    --------------  -----------
Belen              101 South Main St.             44,200         1987
                   Belen, NM

Moriarty           901 Highway 66, N.W.            3,200         1964
                   Moriarty, NM

Mountainair        111 West Broadway               2,500         1961
                   Mountainair, NM

Los Lunas          1027 Main St., S.E.             6,700         1961
                   Los Lunas, NM

Bosque Farms       970 Bosque Farms Blvd.          4,700         1967
                   Bosque Farms, NM

Rio Communities    394 Rio Communities Blvd.       4,260         1973
                   Belen, NM

     The Bank's main banking facility in Belen consists of a single structure located on an approximately four acre tract of land at the corner of Main Street and Becker in Belen, New Mexico. The main facility is a four story, 44,200 square foot structure which houses the Bank's lending and teller operations, accounting, computer, and electronic data processing facilities, as well as the executive offices of the Bank and ARBI.

COMPETITION

     The Bank experiences considerable competition in both attracting deposits and lending funds. Competition in lending comes principally from other commercial banks and savings and loan associations located in the Bank's market area and, to a lesser extent, from mortgage companies, insurance companies, governmental agencies, credit unions, area estate investment trusts, and other financial institutions. Competition for deposits comes principally from other commercial banks, savings and loan associations, and credit unions. The primary factors in competing for deposits among these institutions are interest rates paid on accounts, convenience of office locations, and extent of services offered. In the conduct of certain aspects of its banking business, the Bank competes not only with the above mentioned institutions, but additionally with insurance companies, small loan companies and other financial institutions.

LEGAL PROCEEDINGS

     The nature of the Bank's business causes it to be involved in routine legal proceedings from time to time. Other than such proceedings incidental to the Bank's business, management of the Bank believes that there are no pending or threatened legal proceedings which, upon resolution, would have a material adverse effect on the financial condition or results of operation of the Bank.

  MARKET INFORMATION AND DIVIDENDS

      MARKET INFORMATION; SHAREHOLDERS

      There has been no public market for shares of ARBI Common Stock. As of the date of this Proxy Statement-Prospectus, there are issued and outstanding 410,095 shares of ARBI Common Stock, held by approximately 154 holders of record.

      DIVIDENDS

      As a result of limitations imposed by the Federal Reserve Board, ARBI paid no dividends during 1992 or the first six months of 1993. See "Management's Discussion and Analysis of Financial Condition and Results of Operation-- Regulatory Matters." In the last six months of 1993 ARBI paid dividends on ARBI Common Stock totaling $0.50 per share. From January 1 through June 30, 1994, ARBI has paid dividends totaling $0.50 per share. The amount of dividends that ARBI is permitted to pay is limited by the supervisory policy of the Federal Reserve Board. See "CERTAIN REGULATORY CONSIDERATIONS-- Dividend Restrictions."

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS



GENERAL

The following is management's discussion and analysis of the significant factors affecting ARBI's results of operations and financial condition. This should be read in conjunction with ARBI's audited and unaudited consolidated financial statements and accompanying footnotes and other selected financial data presented elsewhere herein.

ARBI, a one-bank holding company headquartered in Belen, New Mexico, derives substantially all of its revenues and income from the operation of its wholly-owned subsidiary, the Bank. The Bank is a full service, independent community bank which provides a full range of commercial banking services. See "Information About ARBI--General." References to the operations of ARBI include the operations of the Bank, unless the context otherwise requires.

ARBI's earnings depend primarily on the Bank's net interest income, the difference between the income earned on the Bank's loans and investments and the interest paid on its deposits. Among the factors affecting net interest income are the type, volume and quality of the Bank's assets the type and volume of its deposits, and the relative sensitivity of the Bank's interest earning assets and its interest bearing deposits to changes in interest rates. See "--CERTAIN SELECTED STATISTICAL INFORMATION -- Average Balance Sheets and Average Yields Earned and Rates Paid." In addition, the Bank's income is significantly affected by the fees it receives from other banking services, by gains and losses on its investment portfolio, by its required provisions for loan losses and by the level of its operating expenses. All aspects of the Bank's operations are affected by general market, economic and competitive conditions.

FINANCIAL CONDITION

Total assets increased by $3,689,000, or 1.7%, during the first six months of 1994 to $222,522,000 at June 30, 1994 following an increase of $6,753,000, or
3.2%, during 1993 to $218,833,000 at December 31, 1993. These increases were primarily in investment securities, but were largely offset by a 15.4% decrease in loans during 1993.

Loans increased approximately 0.9% in the first six months of 1994 by $725,000 to $81,555,000 at June 30, 1994 and decreased $14,679,000 during 1993 to
$80,830,000 at December 31, 1993. The modest net increase in loans during the six months ended June 30, 1994 was primarily the result of increases in commercial business and consumer loans of $3,471,000 and $713,000, respectively, and decreases in residential and agricultural real estate loans of $2,180,000 and $989,000, respectively. During 1993, decreases occurred in all major categories of loans except commercial real estate and real estate construction loans, which increased moderately. The decreases in 1993 were attributable to weak loan demand, residential real estate loan refinancing activity and managements' continued focus on strengthening lending controls and underwriting standards. See "--REGULATORY MATTERS."

Investment securities increased in the first six months of 1994 by $9,381,000, or 8.3%, to $122,161,000 at June 30, 1994 and increased $19,736,000, or 21.2%, during 1993 to $112,780,000 at December 31, 1993. The increases occurred primarily in securities of the U.S. Treasury, U.S. Government Agencies and state and political subdivisions. The increase during the first six months of 1994 was primarily funded by an increase in average deposits and a decrease in federal funds sold and is largely attributable to weak loan demand. The 1993 increase was funded by a decrease in average loans which was mainly due to weak loan demand and the other factors discussed in the preceding paragraph.

RESULTS OF OPERATIONS

Net interest income is the primary source of income for ARBI and represents the amount by which interest and fees generated by earning assets exceed the cost of funds, primarily interest paid to the Bank's depositors on interest bearing accounts. The "interest rate spread" is the difference in the average annual interest rate received by the Bank on its interest earning assets and the average annual interest rate paid by the Bank on its interest bearing liabilities. The "net interest margin" is the quotient obtained by dividing net interest income by average earning assets, and thus takes into account any imbalance between the volume of interest earning assets when compared to the volume of interest bearing liabilities, which is not considered in the calculation of interest rate spread. Where net interest margin exceeds interest rate spread, it usually means that the volume of interest earning assets (such as loans) exceeds the volume of interest bearing liabilities (such as interest bearing deposits).


    COMPARISON OF THREE MONTHS ENDED JUNE 30, 1994 AND 1993

        EARNINGS PERFORMANCE

ARBI earned net income of $567,000 and $393,000 for the three months ended June 30, 1994 and 1993, respectively. The 44.3% increase in 1994 second quarter net income of $174,000 was primarily attributable to a 14.3% increase in net interest income of $307,000 and a decrease in the provision for loan losses from $150,000 to zero, partially offset by a 9.0% decrease in non-interest income of $47,000 and a 9.6% increase in non-interest expense of $192,000.

The consolidated annualized return on average assets was 1.00% for the second quarter of 1994, compared to .75% for the second quarter of 1993. Annualized return on average stockholders' equity was 10.87% for the second quarter of 1994, compared to 9.21% for the second quarter of 1993. The improvement in these ratios was primarily attributable to the increase in net income discussed in the preceding paragraph. On a per-share basis, net income for the second quarter of 1994 and 1993 were $1.38 and $0.95, respectively.

The following is a condensed summary of the consolidated statements of operations (dollars in thousands):

                              Three months   Percentage
                                  ended       Increase
                                 June 30     (Decrease)
                              -------------------------
                               1994   1993    1994/1993
- -------------------------------------------------------
Net interest income           $2,448  2,141       14.3
Provision for loan losses         -     150     (100.0)
Non-interest income              475    522       (9.0)
Non-interest expense           2,182  1,990        9.6
Net income                       567    393       44.3

        NET INTEREST INCOME

ARBI's net interest income is affected by changes in yields earned on interest earning assets and rates paid on interest bearing deposits and other borrowed funds, referred to as "rate change." It is also affected by changes in the amount and mix of interest earning assets and interest bearing liabilities, referred to as "volume change."

The following table is provided to show the percentage change in interest income and expense from significant interest-bearing assets and liabilities
(dollars in thousands):

                                  Three months
                                      ended
                                     June 30     Percentage
                                  -------------   increase
                                   1994   1993   (decrease)
- -----------------------------------------------------------
Interest income:
    Loans                         $2,058  2,111      (2.5)%
    Securities                     1,815  1,515      19.9
    Federal funds sold                10     27     (63.0)
- -----------------------------------------------
        Total interest income      3,883  3,653       6.3
- -----------------------------------------------

Interest expense:
    Deposits                       1,339  1,400      (4.4)
    Short-term borrowings             12     10      20.0
    Notes payable                     84    102     (17.7)
- -----------------------------------------------
        Total interest expense     1,435  1,512      (5.1)
- -----------------------------------------------
Net interest income               $2,448  2,141      14.3 %
===============================================

The following table is provided to show changes in interest income and expense attributable to changes in volume and interest rates of significant interest-earning assets and interest-bearing liabilities:

                                            Three months ended
                                            June 30, 1994-1993
                                    ----------------------------------
                                      Total     Attributable to change
                                                ----------------------
Interest-earning Assets              change     in volume     in rate
- ----------------------------------------------------------------------
Loans                               $(52,909)   (266,263)     213,354
Securities                           300,761     429,786     (129,025)
Federal funds sold                   (17,578)    (24,382)       6,804
- ----------------------------------------------------------------------
    Total interest income           $230,274     139,141       91,133
======================================================================

    Interest-bearing Liabilities
- ----------------------------------------------------------------------
Deposits                            $(61,016)     65,952     (126,968)
Short-term borrowings                  1,539       3,918       (2,379)
Notes payable                        (17,976)    (10,538)      (7,438)
- ----------------------------------------------------------------------
    Total interest expense          $(77,453)     59,332     (136,785)
======================================================================

The change in interest income/expense attributable to volume reflects the change in volume times the prior period's rate and the change in interest income/expense attributable to rate reflects the change in rates times the prior period's volume. The change due to combined rate/volume variance is allocated to the change due to rate and the change due to volume on the basis of the percentage that results by dividing the change in each volume and rate by the sum of the changes in volume and rate (excluding the combined rate/volume component).

The following table presents average asset and liability balances and percentage changes (dollars in thousands):

                                                         Percentage
                                     Three months ended   increase
                                          June 30        (decrease)
                                     ------------------------------
                                       1994       1993
- -------------------------------------------------------------------
Loans                                $ 80,999    91,980     (11.9)%
Securities                            123,991    93,870      32.1
Federal funds sold                      1,000     3,709     (73.0)
- -------------------------------------------------------
    Total average
      interest-earning assets        $205,990   189,559       8.7
=======================================================
Deposits:
  Non-interest-bearing demand        $ 27,021    24,143      11.9

  Interest-bearing demand              63,152    62,229       1.5
  Savings                              50,495    38,073      32.6
  Time                                 57,206    62,629      (8.7)
- -------------------------------------------------------
    Total average
      interest-bearing deposits       170,853   162,931       4.9
- -------------------------------------------------------
  Short-term borrowings                 1,263       883      43.0
  Notes payable                         4,868     5,484     (11.2)
- -------------------------------------------------------

   Total average
     interest-bearing liabilities    $176,984   169,298       4.5 %
=======================================================

The following table shows the annualized average interest yield on interest-earning assets and the annualized average interest rate paid on interest-bearing liabilities:

                                          Three months
                                          ended June 30
                                          -------------
                                           1994    1993
- -------------------------------------------------------
Average yield earned:
  Loans                                    10.19%  9.21%
  Securities                                5.98   6.47
  Federal funds sold                        3.90   2.95

   Total interest-earning assets            7.64   7.73
- -------------------------------------------------------
Average rates paid:
  Interest-bearing deposits                 3.14   3.45
  Short-term borrowings                     3.84   4.79
  Notes payable                             7.24   7.86

   Total interest-bearing liabilities       3.26   3.59
- -------------------------------------------------------
Interest rate spread                        4.38%  4.14%
=======================================================

The following table shows the annualized net yield on interest-earning assets for the three months ended June 30:

                                              1994   1993
- ---------------------------------------------------------
Average yield earned                          7.64%  7.73%
Interest expense to average earning assets    2.82   3.20
- ---------------------------------------------------------
  Net yield on interest-earning assets        4.82%  4.53%
=========================================================


Net interest income was $2,448,000 for the second quarter of 1994, compared with $2,141,000 for the second quarter of 1993. The 14.3% increase was due primarily to higher securities balances, and lower rates paid on interest-bearing liabilities partially offset by lower loan balances net of the benefit of an increased average loan interest yield.

Total interest income increased to $3,883,000 or 6.3% for the second quarter of 1994 as compared to $3,653,000 for the second quarter of 1993. Average interest-earning assets increased to $205,990,000 in 1994 from $189,559,000 in 1993. Earning asset yields decreased 9 basis points for the second quarter of 1994 as compared to 1993. The decrease in earning asset yields was due to a decrease in average yield earned on securities offset by increases in average yields on loans and federal funds sold.

Total interest expense for the second quarter of 1994 of $1,435,000 declined from $1,512,000 for the second quarter of 1993. This 5.1% decline was attributable primarily to rates on interest-bearing liabilities decreasing 33 basis points to 3.26% in 1994, from 3.59% in 1993.

The movements in earning asset yields and average rates paid on interest-bearing liabilities discussed above were caused primarily by general economic and market conditions which moved interest rates lower in 1993 with an uptrend during the first six months of 1994. Although interest rates were trending upward in the second quarter of 1994, average yield earned on securities and rates paid on interest-bearing liabilities did not fully respond to such increases during such period due to contractual maturities of securities and time deposits and relatively weak market demand for bank deposits. The increase in average yield earned on loans was also, in part, due to a decrease in nonaccrual loans.

   PROVISION FOR LOAN LOSSES

The provision for loan losses is charged to earnings to bring the total allowance for loan losses to a level deemed appropriate by management based on management's evaluation of the loan portfolio, economic conditions, prior loss experience, review of specific problem loans, and other pertinent factors. Actual losses on loans are charged against the allowance for loan losses and recoveries on charged-off loans are credited to the allowance. ARBI's provision for loan losses was $-0- and $150,000 for the second quarter of 1994 and 1993, respectively.

There were net recoveries (recoveries net of charge-offs) of $351,000 for the second quarter of 1994 and $4,000 for the second quarter of 1993. The allowance for loan losses as a percentage of loans was 3.02% and 3.56% at June 30, 1994 and 1993, respectively.

   NON-INTEREST INCOME

The Bank's principal source of non-interest income is service charges on deposit accounts. Other sources are net gains or losses from sales of securities, loans and other assets and a variety of other service charges and fees, including safe deposit box rent, printed check sales and credit life insurance sales.

Non-interest income decreased to $475,000 for the second quarter of 1994 compared to $522,000 for the second quarter of 1993. The $47,000 (9.0%) decrease is primarily due to decreases of approximately $16,000 and $41,000 in deposit account service charges and net gains from loan sales, respectively, partially offset by net increases in a variety of other non-interest income items, none of which individually exceeded $15,000.

   NON-INTEREST EXPENSE

The following table presents a summary of non-interest expense and percentage changes (dollars in thousands):

                                                             Percentage
                                                              increase
                                               1994   1993   (decrease)
- -----------------------------------------------------------------------

Salaries and employee benefits                $1,032    971       6.3 %
Occupancy of bank premises                       191    211      (9.5)
Legal and professional fees                      315    130     142.3
Furniture and equipment                          121    138     (12.3)
Federal deposit insurance corporation fees       134    133       0.8
Other                                            389    407      (4.4)
- -----------------------------------------------------------------------
                                              $2,182  1,990       9.6 %
=======================================================================

Total non-interest expenses increased to $2,182,000 for the second quarter of 1994, compared to $1,990,000 for the second quarter of 1993. The 9.6% increase is primarily due to legal, professional and officer/employee expenses of approximately $350,000 relating to the prospective sale of ARBI partially offset by decreases in a variety of expense items.


  COMPARISON OF SIX MONTHS ENDED JUNE 30, 1994 AND 1993

   EARNINGS PERFORMANCE

ARBI earned net income of $1,083,000 and $785,000 for the six months ended June 30, 1994 and 1993, respectively. The 38.0% increase in net income of $298,000 is largely attributable to an increase in net interest income of $350,000 and a decrease in the provision for loan losses from $275,000 to zero, partially offset by a decrease in non-interest income of $68,000 and an increase in non-interest expense of $187,000.

The consolidated annualized return on average assets was .98% for the first six months of 1994, compared to .75% for the first six months of 1993. Annualized return on average stockholders' equity was 10.52% for the first six months of 1994, compared to 9.36% for the first six months of 1993. The improvement in these ratios was primarily attributable to the increase in net income discussed in the preceding paragraph. On a per-share basis, net income for the first six months of 1994 and 1993 were $2.64 and $1.89, respectively. The following is a condensed summary of the consolidated statements of operations (dollars in thousands):

                               Six months    Percentage
                                  ended       Increase
                                 June 30     (Decrease)
                              -------------------------
                              1994    1993    1994/1993
- -------------------------------------------------------
Net interest income           $4,697  4,347       8.1
Provision for loan losses         -     275    (100.0)
Non-interest income              890    958      (7.1)
Non-interest expense           4,165  3,978       4.7
Net income                     1,083    785      38.0

   NET INTEREST INCOME

ARBI's net interest income is affected by changes in yields earned on interest earning assets and rates paid on interest bearing deposits and other borrowed funds, referred to as "rate change." It is also affected by changes in the amount and mix of interest earning assets and interest bearing liabilities, referred to as "volume change."

The following table is provided to show the percentage change in interest income and expense from significant interest-bearing assets and liabilities (dollars in thousands):

                              Six months    Percentage
                                 ended       increase
                                June 30     (decrease)
                             -------------------------
                              1994   1993     1994/93
- ------------------------------------------------------
Interest income:
  Loans                      $3,955  4,335     (8.8)%
  Securities                  3,543  3,022     17.3
  Federal funds sold             29     57    (49.1)
- ------------------------------------------
   Total interest income      7,527  7,414      1.5
- ------------------------------------------
Interest expense:
  Deposits                    2,637  2,842     (7.2)
  Short-term borrowings          24     21     14.3
  Notes payable                 169    204    (17.0)
- ------------------------------------------
   Total interest expense     2,830  3,067     (7.7)
- ------------------------------------------
Net interest income          $4,697  4,347      8.1 %
==========================================


The following table is provided to show changes in interest income and expense attributable to changes in volume and interest rates of significant interest-earning assets and interest-bearing liabilities:

                                          Six months ended
                                         June 30, 1994-1993
                                -----------------------------------
                                             Attributable to change
                                  Total      ----------------------
  Interest-earning Assets         change     in volume     in rate
- -------------------------------------------------------------------
Loans                           $(380,608)   (537,229)     156,621
Securities                        521,862     730,760     (208,898)
Federal funds sold                (27,979)    (34,612)       6,633
- -------------------------------------------------------------------
  Total interest income         $ 113,275     158,919      (45,644)
===================================================================

  Interest-bearing Liabilities
- -------------------------------------------------------------------
Deposits                        $(205,810)     98,077     (303,887)
Short-term borrowings               3,886       4,956       (1,070)
Notes payable                     (34,698)    (18,361)     (16,337)
- -------------------------------------------------------------------
  Total interest expense        $(236,622)     84,672     (321,294)
===================================================================


The change in interest income/expense attributable to volume reflects the change in volume times the prior period's rate and the change in interest income/expense attributable to rate reflects the change in rates times the prior period's volume. The change due to combined rate/volume variance is allocated to the change due to rate and the change due to volume on the basis of the percentage that results by dividing the change in each volume and rate by the sum of the changes in volume and rate (excluding the combined rate/volume component).

The following table presents average asset and liability balances and percentage changes (dollars in thousands):

                                                        Percentage
                                     Six months ended    increase
                                          June 30       (decrease)
                                     -----------------------------
                                       1994     1993      1994/93
- ------------------------------------------------------------------
  Loans                              $ 80,508   91,538    (12.1)%
  Securities                          121,756   95,255     27.8
  Federal funds sold                    1,713    3,832    (55.3)
- ------------------------------------------------------
   Total average
     interest-earning assets         $203,977  190,625      7.0
======================================================
Deposits:
  Non-interest-bearing demand        $ 26,354   23,343     12.9

  Interest-bearing demand              62,924   62,937       -
  Savings                              49,832   37,091     34.4
  Time                                 56,519   63,452    (10.9)
- ------------------------------------------------------
   Total average
     interest-bearing deposits        169,275  163,480      3.5
- ------------------------------------------------------
  Short-term borrowings                 1,197      866     38.3
  Notes payable                         4,966    5,508     (9.8)
- ------------------------------------------------------
   Total average
     interest-bearing liabilities    $175,438  169,854      3.3 %
======================================================

The following table shows the annualized average interest yield on interest-earning assets and the annualized average interest rate paid on interest-bearing liabilities:

                                           Six months
                                          ended June 30
                                          -------------
                                          1994     1993
- -------------------------------------------------------
Average yield earned:
  Loans                                   9.91%    9.55%
  Securities                              6.01     6.40
  Federal funds sold                      3.37     2.98

   Total interest-earning assets          7.54     7.84
- -------------------------------------------------------
Average rates paid:
  Interest-bearing deposits               3.14     3.51
  Short-term borrowings                   4.11     4.78
  Notes payable                           7.18     7.87

   Total interest-bearing liabilities     3.26     3.65
- -------------------------------------------------------
Interest rate spread                      4.28%    4.19%
=======================================================

The following table shows the annualized net yield on interest-earning assets for the six months ended June 30:

                                              1994   1993
- ---------------------------------------------------------
Average yield earned                          7.54%  7.84%
Interest expense to average earning assets    2.84   3.24
- ---------------------------------------------------------
  Net yield on interest-earning assets        4.70%  4.60%
=========================================================


Net interest income was $4,697,000 for the first six months of 1994, compared with $4,347,000 for the first six months of 1993. The 8.1% increase was due primarily to higher securities balances net of the effect of a lower average securities interest yield and lower rates paid on interest-bearing liabilities partially offset by lower loan balances net of the benefit of increased average loan interest yield.

Total interest income increased to $7,527,000 or 1.5% for the first six months of 1994 as compared to $7,414,000 for the first six months of 1993. Average interest-earning assets increased 7.0% to $203,977,000 in 1994 from $190,625,000 in 1993. Earning asset yields decreased 30 basis points for the first six months of 1994 as compared to 1993. The decrease in earning asset yields was due to a decrease in average yield earned on securities offset by increases in average yields on loans and federal funds sold.

Total interest expense for the first six months of 1994 of $2,830,000 declined from $3,067,000 or 7.7% for the first six months of 1993. This decline was attributable primarily to average rates paid on interest-bearing liabilities decreasing 39 basis points to 3.26% in 1994, from 3.65% in 1993.

The movements in earning asset yields and average rates paid on interest-bearing liabilities discussed above were caused primarily by general economic and market conditions which caused interest rates to decline in 1993, followed by an uptrend during the first six months of 1994. Although interest rates have increased during the first six months of 1994, average yield earned on securities and rates paid on interest-bearing liabilities did not fully respond to such increases during such period, due to contractual maturities of securities and time deposits and relatively weak market demand for bank deposits. The increase in average yield earned on loans was also, in part, due to a decrease in nonaccrual loans.

   PROVISION FOR LOAN LOSSES

The provision for loan losses is charged to earnings to bring the total allowance for loan losses to a level deemed appropriate by management based on management's evaluation of the loan portfolio, economic conditions, prior loss experience, review of specific problem loans, and other pertinent factors. Actual losses on loans are charged against the allowance for loan losses and recoveries on charged-off loans are credited to the allowance. ARBI's provision for loan losses was $-0- and $275,000 for the first six months of 1994 and 1993, respectively.

There were net recoveries (recoveries net of charge-offs) of $312,000 for the first six months of 1994 and net charge-offs of $191,000 for the first six months of 1993. The allowance for loan losses as a percentage of loans was 3.02% and 3.56% at June 30, 1994 and 1993, respectively.

   NON-INTEREST INCOME

The Bank's principal source of non-interest income is service charges on deposit accounts. Other sources are net gains or losses from sales of securities, loans and other assets and a variety of other service charges and fees, including safe deposit box rent, printed check sales and credit life insurance sales.

Non-interest income decreased to $890,000 for the first six months of 1994 compared to $958,000 for the first six months of 1993. The $68,000 (7.1%) decrease is primarily due to decreases of approximately $26,000, $42,000 and $55,000 in deposit account service charges, net gains/losses on sales of securities and net gains from loan sales, respectively, partially offset by net increases in a variety of other non-interest income items, none of which individually exceeded $30,000.

   NON-INTEREST EXPENSE

The following table presents a summary of non-interest expense and percentage changes (dollars in thousands):

                                                             Percentage
                                                              increase
                                               1994   1993   (decrease)
- ------------------------------------------------------------------------
Salaries and employee benefits                $1,942  1,937        0.3 %
Occupancy of bank premises                       396    418       (5.3)
Legal and professional fees                      546    296       84.5
Furniture and equipment                          244    269       (9.3)
Federal deposit insurance corporation fees       268    266        0.8
Other                                            769    792       (2.9)
- ------------------------------------------------------------------------
                                              $4,165  3,978        4.7 %
========================================================================

Total non-interest expense increased to $4,165,000 for the first six months of 1994, compared to $3,978,000 for the first six months of 1993. The 4.7% increase is primarily due to legal, professional and officer/employee expenses in the second quarter of 1994 of approximately $350,000 relating to the prospective sale of ARBI, partially offset by decreases in a variety of expense items.


  COMPARISONS OF YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

   EARNINGS PERFORMANCE

ARBI earned net income of $2,596,000 in 1993 and $1,396,000 in 1992.  In 1991,
there was a net loss of $752,000. The 86.0% increase in net income of $1,200,000 in 1993 compared to 1992 is attributable to a 2.3% increase in net interest income of $195,000 and a 145.3% decrease in the provision for loan losses of $2,165,000, partially offset by an 11.3% decrease in non-interest income of $262,000 and increases in non-interest expense and income taxes of $210,000 (or 2.8%) and $688,000 (or 177.8%), respectively. The increase in net income to $1,396,000 in 1992 compared to a loss of $752,000 in 1991 is partially attributable to a 4.4% increase in net interest income of $363,000 and a 29.0% increase in non-interest income of $521,000. Also contributing to the improved results in 1992 was a 65.2% decrease in the provision for loan losses of $2,788,000, partially offset by increases in non-interest expense and income taxes of $605,000 (or 8.6%) and $919,000 (or 172.7%), respectively.

The decreases in the provision for loan losses from $4,278,000 in 1991 to $1,490,000 in 1992 and to a negative provision of ($675,000) in 1993 were the primary reason for the improvements in net income in 1992 and 1993 discussed above. Such decreases in the provision for loan losses were possible as a result of managements' efforts to enhance loan underwriting and servicing, improve the quality and objectivity of the loan review function and strengthen the special assets function, which among other things, is responsible for workout and resolution of problem assets. See "--REGULATORY MATTERS." Such management efforts have produced steady and significant reductions in net loan charge-offs in 1992 and 1993 (See "--COMPARISON OF THE YEARS ENDED DECEMBER 31, 1993, 1992, AND 1991--Provision for Loan Losses"), as well as improvements in non-current and classified/criticized assets. These factors, among others, including improved national and local economic conditions between 1991 and 1993, were material in managements' evaluation of the quality of the loan portfolio and managements' determination that loan quality had improved sufficiently to warrant the decrease in the provision for loan losses in 1992. Also, based on these factors, a reduction in the allowance of $1,000,000 was recorded as of December 31, 1993 to bring the total allowance to a level considered appropriate by management, resulting in a negative provision of ($675,000).

The consolidated return (loss) on average assets was 1.21% in 1993 compared to .65% in 1992 and (.36)% in 1991. Return (loss) on average stockholders' equity was 14.96% in 1993 compared to 8.81% and (4.58)% in 1992 and 1991, respectively. The improvements in these ratios were primarily attributable to the increases in net income/loss discussed in the second preceding paragraph. On a per share basis, net income (loss) for the years 1993, 1992 and 1991 were $6.28, $3.39 and $(1.82), respectively.

The following is a condensed summary of the statements of operations (dollars in thousands):

                                                              Percentage
                                                           Increase/(Decrease)
                                                        -----------------------
                                   1993    1992    1991   1993/1992   1992/1991
- -------------------------------------------------------------------------------
Net interest income               $8,784   8,589  8,226         2.3         4.4
Provision (negative provision)
  for loan losses                   (675)  1,490  4,278      (145.3)      (65.2)
Non-interest income                2,054   2,316  1,795       (11.3)       29.0
Non-interest expense               7,842   7,632  7,027         2.8         8.6
Income taxes (benefit)             1,075     387   (532)      177.8       172.7
Net income (loss)                  2,596   1,396   (752)       86.0       285.6

   NET INTEREST INCOME

ARBI's net interest income is affected by changes in yields earned on interest earning assets and rates paid on interest bearing deposits and other borrowed funds, referred to as "rate change." It is also affected by changes in the amount and mix of interest earning assets and interest bearing liabilities, referred to as "volume change."

The following table is provided to show the percentage of change in interest income and expense from significant interest-bearing assets and liabilities (dollars in thousands):

                                                            Percentage increase
                                                                 (decrease)
                                                            -------------------
                              1993     1992    1991         1993/92   1992/91
- -------------------------------------------------------------------------------
Interest income:
  Loans                      $ 8,323  10,470  13,487        (20.5)%   (22.4)%
  Securities                   6,337   5,933   4,875          6.8      21.7
  Federal funds sold             121     104     272         16.4     (61.8)
- ----------------------------------------------------
    Total interest income    14,781  16,507  18,634        (10.5)     (11.4)
- ----------------------------------------------------
Interest expense:
  Deposits                     5,566   7,411   9,694        (24.9)%   (23.5)%
  Short-term borrowings           43      83     126        (48.1)    (34.1)
  Notes payable                  388     424     588         (8.4)    (27.9)
- ----------------------------------------------------
    Total interest expense     5,997   7,918  10,408        (24.3)    (23.9)
- ----------------------------------------------------
Net interest income          $ 8,784   8,589   8,226          2.3%      4.4%
====================================================

The following table is provided to show changes in interest income and expense attributable to changes in volume and interest rates of significant interest-earning assets and interest-bearing liabilities:

                                                           1993-1992
                                           ---------------------------------------
                                                           Attributable to change
                                              Total      -------------------------
    Interest-earning Assets                  change      in volume       in rate
- ----------------------------------------------------------------------------------
Loans                                       $(2,147,210)  (1,701,013)     (446,197)
Securities                                      404,526      984,881      (580,355)
Federal funds sold                               17,279       32,459       (15,180)
- ----------------------------------------------------------------------------------
    Total interest income                   $(1,725,405)    (683,673)   (1,041,732)
==================================================================================
    Interest-bearing liabilities
- ----------------------------------------------------------------------------------
Deposits                                    $(1,845,375)    (179,849)   (1,665,526)
Short-term borrowings                           (39,709)     (45,915)        6,206
Notes payable                                   (35,739)     (19,249)      (16,490)
- ----------------------------------------------------------------------------------
    Total interest expense                  $(1,920,823)    (245,013)   (1,675,810)
==================================================================================
                                                           1992-1991
                                           ---------------------------------------
                                                           Attributable to change
                                              Total      -------------------------
    Interest-earning Assets                  change      in volume       in rate
- ----------------------------------------------------------------------------------
Loans                                       $(3,017,145)  (1,435,646)   (1,581,499)
Securities                                    1,058,084    1,409,464      (351,380)
Federal funds sold                             (168,460)     (89,163)      (79,297)
- ----------------------------------------------------------------------------------
    Total interest income                   $(2,127,521)    (115,345)   (2,012,176)
==================================================================================
    Interest-bearing liabilities
- ----------------------------------------------------------------------------------
Deposits                                    $(2,283,028)     380,482    (2,663,510)
Short-term borrowings                           (43,589)     (39,608)       (3,981)
Notes payable                                  (163,836)     (24,805)     (139,031)
- ----------------------------------------------------------------------------------
    Total interest expense                  $(2,490,453)     316,069    (2,806,522)
==================================================================================

The change in interest income/expense attributable to volume reflects the change in volume times the prior year's rate and the change in interest income/expense attributable to rate reflects the change in rates times the prior year's volume. The change due to combined rate/volume variance is allocated to the change due to rate and the change due to volume on the basis of the percentage that results by dividing the change in each volume and rate by the sum of the changes in volume and rate (excluding the combined rate/volume component).

The following table presents average asset and liability balances and percentage changes (dollars in thousands):

                                                                Percentage increase
                                                                     (decrease)
                                       1993     1992     1991    1993/92    1992/91
- ------------------------------------------------------------------------------------
    Loans                             $ 88,767  106,737  120,356   (16.8)%    (11.3)%
    Securities                          98,112   83,377   63,830    17.7       30.6
    Federal funds sold                   4,038    3,002    5,036    34.5      (40.4)
- ----------------------------------------------------------------
      Total average
        interest-earning assets       $190,917  193,116  189,222    (1.1)       2.1
================================================================
Deposits:
    Non-interest-bearing demand       $ 24,681   21,577   21,219    14.4        1.7

    Interest-bearing demand             62,948   64,428   59,797    (2.3)       7.7
    Savings                             40,604   30,700   21,243    32.3       44.5
    Time                                61,119   73,734   81,222   (17.1)      (9.2)
- ----------------------------------------------------------------
      Total average
        interest-bearing deposits      164,671  168,862  162,262    (2.5)       4.1
- ----------------------------------------------------------------
    Short-term borrowings                  925    1,927    2,850   (52.0)     (32.4)
    Notes payable                        5,436    5,714    5,978    (4.9)      (4.4)
- ----------------------------------------------------------------
      Total average
        interest-bearing liabilities  $171,032  176,503  171,090    (3.1)%      3.2 %
================================================================

The following table shows the average interest yield on interest-earning assets and the average interest rate paid on interest-bearing liabilities:

                                         1993   1992    1991
- ------------------------------------------------------------
Average yield earned:
   Loans                                 9.38%  9.81%  11.21%
   Securities                            6.46   7.12    7.64
   Federal funds sold                    3.01   3.47    5.41

      Total interest-earning assets      7.74   8.55    9.85
- ------------------------------------------------------------
Average rates paid:
   Interest-bearing deposits             3.38   4.39    5.97
   Short-term borrowings                 4.63   4.28    4.42
   Notes payable                         7.55   7.87   10.47

      Total interest-bearing liabilities 3.51   4.49    6.10
- ------------------------------------------------------------
Interest rate spread                     4.23%  4.06%   3.75%
============================================================

Short-term borrowings primarily consist of repurchase agreements with various bank customers. These repurchase agreements are short term with specific maturity dates and are generally issued for periods less than one year. They have fixed interest rates. Terms of the agreements require the sale and subsequent repurchase of specified U.S. Treasury or Government Agency securities at a fixed price. Banks are not required to maintain reserves on repurchase agreements or incur FDIC charges with respect thereto. Also included in short term borrowings were funds borrowed from time to time under a line of credit with a commercial bank to facilitate repurchase of shares of ARBI Common Stock.

The following table shows the net yield on interest-earning assets:


                                              1993   1992   1991
- ----------------------------------------------------------------
Average yield earned                          7.74%  8.55%  9.85%
Interest expense to average earning assets    3.14   4.10   5.50
- ----------------------------------------------------------------
    Net yield on interest-earning assets      4.60%  4.45%  4.35%
================================================================


Net interest income increased from $8,589,000 in 1992 to $8,784,000 in 1993, an improvement of 2.3%. During 1992 net interest income increased 4.4% compared with the $8,226,000 earned in 1991. During the three years ended December 31, 1993 interest rates in the United States were in a general decline with short-term interest rates falling faster than long-term rates.

Total interest income decreased to $14,781,000 or 10.5% in 1993 as compared to $16,507,000 in 1992, which was down 11.4% from $18,634,000 in 1991. Earning asset yields declined to 7.74% in 1993 as compared to 8.55% and 9.85% in 1992 and 1991, respectively, as a result of declining interest rates. The lower net interest income was also attributable to a 16.8% decrease in average loans to $88,767,000 in 1993, compared to $106,737,000 and $120,356,000 in 1992 and 1991, respectively. These decreases were partially offset by an increase of 17.7% in average investment securities to $98,112,000 in 1993, compared to $83,377,000 in 1992, which in turn represented a 30.6% increase over the $63,830,000 average balance in 1991. See "CERTAIN SELECTED STATISTICAL INFORMATION" for information regarding ARBI's average balances during the three years ended December 31, 1993.

Total interest expense in 1993 of $5,997,000 declined 24.3% from $7,918,000 in 1992, which was down 23.9% from $10,408,000 in 1991. This decline was attributable primarily to rates on interest-bearing liabilities declining to 3.51% in 1993, from 4.49% in 1992 and 6.10% in 1991. The 98 basis point decline from 1992 to 1993 and the 161 basis point decline from 1991 to 1992 were caused by general economic and market conditions.

   PROVISION FOR LOAN LOSSES

The provision for loan losses is charged to earnings to bring the total allowance for loan losses to a level deemed appropriate by management based on management's evaluation of the loan portfolio, economic conditions, prior loss experience, review of specific problem loans, and other pertinent factors. Actual losses on loans are charged against the allowance and recoveries on charged-off loans are credited to the allowance. ARBI's provision (negative provision) for loan losses was $(675,000), $1,490,000 and $4,278,000 in 1993,
1992 and 1991, respectively. See "--COMPARISON OF THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991--Earnings Performance." Net loans charged off were $298,415, $1,993,861 and $2,226,460 in 1993, 1992 and 1991, respectively.

The allowance for loan losses as a percentage of loans was 2.66%, 3.27% and 3.11% at December 31, 1993, 1992 and 1991, respectively.

   NON-INTEREST INCOME

The following table presents a summary of non-interest income and percentage changes (dollars in thousands):

                                               Percentage increase
                                                   (decrease)
                                               -------------------
                          1993   1992   1991   1993/92     1992/91
- ------------------------------------------------------------------

Service charges on
 deposit accounts        $1,468  1,519  1,384    (3.4)%       9.8%
Gain on sale of
 securities                  92    573    153   (83.9)%     274.5%
Other service charges
 and fees                   147    146    153      .7%       (4.6)%
Other                       347     78    105   344.9%      (25.7)%
- ---------------------------------------------
                         $2,054  2,316  1,795   (11.3)%      29.0%
- ---------------------------------------------

                            $2,054      2,316     1,795     (11.3)%   29.0%
========================================================

The Bank's principal source of non-interest income is service charges on deposit accounts. Other sources are net gains or losses from sales of securities, loans and other assets and a variety of other service charges and fees, including safe deposit box rent, printed check sales and credit life insurance sales.

Non-interest income decreased 11.3% to $2,054,000 in 1993 compared to $2,316,000 in 1992, which was up 29.0% from $1,795,000 in 1991. The decrease in 1993 was primarily due to an 83.9% decrease in the net gain on sale of investments to $92,000 from $573,000 and a 3.4% decrease in deposit account service charges partially offset by a 344.9% increase in other income from $78,000 in 1992 to $347,000 in 1993. The 1993 increase in other income was attributable to a one time New Mexico gross receipts tax refund of $110,000, $117,000 in net gains from loan sales which were zero in 1992 and net increases in a variety of other non-interest income items none of which individually exceeded $50,000. The increase in 1992 from 1991 was primarily attributable to a 274.5% increase in the net gain on sale of securities and a 9.8% increase in deposit account service charges partially offset by a 25.7% net decrease in a variety of other non-interest income items.

   NON-INTEREST EXPENSE

The following table presents a summary of non-interest expenses and percentage changes (dollars in thousands):

                                                     Percentage increase
                                                         (decrease)
                                                     -------------------
                                1993   1992   1991   1993/92     1992/91
- -------------------------------------------------------------------------------

Salaries and employee
  benefits                     $3,784  3,552  3,161    6.5%        12.4%
Occupancy of bank premises        801    770    713    4.0          8.0
Legal and professional fees       546    568    279   (3.9)       103.6
Furniture and equipment           524    529    564   (0.9)        (6.2)
Federal deposit insurance
  corporation fees                530    427    370   24.1         15.4

Other                           1,657  1,786  1,940   (7.2)        (7.9)
- ---------------------------------------------------

                               $7,842  7,632  7,027    2.8%         8.6%
===================================================

Total non-interest expense increased 2.8% to $7,842,000 in 1993, compared to $7,632,000 in 1992, which in turn represented an 8.6% increase over the $7,027,000 for 1991. These increases were largely attributable to additional staff, consultants and attorneys in 1993 and 1992 to help develop and implement a corrective action plan pursuant to the memorandum discussed under "--REGULATORY MATTERS" below.

FDIC insurance assessments increased to $530,000 or 24.1% in 1993 from $427,000 in 1992, which was up 15.4% from $370,000 in 1991. The increases were primarily due to increased premium rates in these periods, attributable, in part, to the matters discussed under "--REGULATORY MATTERS" below.

REGULATORY MATTERS

In June 1992, the Board of Directors of the Bank entered into a Memorandum of Understanding (Memorandum) with the Office of the Comptroller of the Currency
(OCC) that required the Bank to take a number of actions to strengthen the Bank's financial condition, including a review of the allowance for loan losses and submission of a three-year capital plan. In addition, the Memorandum required the formulation and enhancement of certain departments along with the establishment and implementation of a number of administrative policies and procedures relating to, among other things, loan review, appraisals and the process of determining the adequacy of the allowance for possible loan losses. The Memorandum also required the Bank to maintain certain minimum capital levels and obtain the approval of the OCC prior to the declaration or payment of any dividends.

The OCC conducted an examination of the Bank as of December 31, 1993, which disclosed that the overall condition of the Bank was satisfactory and that the Bank was in substantial compliance with the Memorandum. As a result, the Memorandum was terminated on March 15, 1994.

INCOME TAXES

ARBI is subject to Federal and New Mexico income taxes which fluctuate from period to period with fluctuations in ARBI's earnings performance.

STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes." Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. During 1993, ARBI adopted SFAS 109. The change in method of accounting for income taxes had no significant effect.

The Financial Accounting Standards Board has issued Statement 114 (SFAS 114), "Accounting by Creditors for Impairment of a Loan." The Statement applies to all creditors and all loans, including those that are restructured in troubled debt restructurings with a modification of terms. Excluded are large groups of homogeneous loans with small balances that are evaluated collectively, loans measured at fair value or at the lower of cost or fair value, leases and debt securities. SFAS 114 requires loans, to which it applies, to be measured at the discounted amounts of their expected future cash flows using the loan's effective interest rate or at the observable market price or the fair value of the collateral for collateral dependent loans. The Statement is effective for fiscal years beginning after December 15, 1994. The effects of this Statement have not yet been evaluated.

Effective January 1, 1994, ARBI adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," (FAS 115). Accordingly, beginning on January 1, 1994, pursuant to ARBI's investment policy, certain securities are designated to be available for sale and are reported at estimated fair value (based on quoted market prices). Net unrealized gains and losses on such securities are not included in earnings, but are reported as a separate component of stockholders' equity. On January 1, 1994, ARBI recorded an increase of $1,970,000, net of tax, in stockholders' equity. At June 30, 1994 the stockholders' equity component for net unrealized gains on securities available for sale was $1,292,000. The remaining securities are deemed to be held to maturity and are reported at amortized cost. On January 1 and June 30, 1994 net unrealized gains/(losses) on securities held to maturity were approximately $3,633,000 and ($1,947,000), respectively. The $678,000 net decrease in stockholders' equity discussed above and the $5,580,000 net unrealized depreciation of held to maturity securities during the six months ended June 30, 1994 was largely attributable to rising market interest rates.

FUNDING SOURCES AND LIQUIDITY MANAGEMENT

ARBI relies primarily on the Bank for its source of cash. The cash flow from the Bank to ARBI comes in the form of dividends and tax benefits. The Bank is presently restricted in paying dividends only by the general regulatory capital requirements that apply to all banks. See "Capital Management of the Bank." At June 30, 1994, the Bank estimates that it has excess accumulated earnings of over $5,000,000 available for distribution.

The assets of the Bank are primarily funded through the use of borrowings in the form of deposits and short-term borrowings. The maintenance of an adequate level of liquidity is necessary to ensure that sufficient funds are available to meet customers' loan demand and deposit withdrawals. The primary sources of asset liquidity consist of federal funds, maturing loans and investment securities.

The Bank's funds management committee is charged with the responsibility of maintaining an adequate level of liquidity and managing the risks associated with interest rate changes while sustaining stable growth in net interest income. The Bank's basic strategy is to minimize interest rate risk through matching the repricing periods of earning assets and interest-bearing liabilities.

CAPITAL MANAGEMENT OF THE BANK

Bank regulatory agencies measure capital adequacy through standardized risk-based capital guidelines which compare different levels of capital (as defined by such guidelines) to risk-weighted assets and off-balance sheet obligations. Under the rules effective December 31, 1992, all financial institutions are required to maintain a level of core capital (known as tier 1 capital) which must be at least 4.0% of risk-weighted assets, and a minimum level of total capital of at least 8.0% of risk-weighted assets. Tier 1 capital consists principally of stockholders' equity less goodwill. Total capital is comprised of tier 1 capital, certain debt instruments and a portion of the allowance for loan losses.

The Bank's actual risk-based capital requirement and excess risk-based capital at June 30, 1994 and December 31, 1993 (dollars in thousands) are summarized as follows:

                                     June 30, 1994       December 31, 1993
                                  --------------------  --------------------
                                   Amount   Percent(1)   Amount   Percent(1)
- ----------------------------------------------------------------------------

Tier 1 capital                     $19,143     19.1%    $18,226      18.1%

Allowable portion of allowance
 for loan losses                     1,266      N/A       1,272       N/A
- ----------------------------------------------------------------------------

Total risk-based capital           $20,409     20.4%    $19,498      19.3%
============================================================================

Risk-based capital requirement     $ 8,007      8.0%    $ 8,069       8.0%
============================================================================

Excess risk-based capital          $12,402     12.4%    $11,429      11.3%
============================================================================

  (1) Percentage based on risk-weighted assets of $100,088,000 and $100,868,000 at June 30, 1994 and December 31, 1993, respectively.

As a supplement to the risk-based capital guidelines, the Federal Reserve Board has also adopted a minimum ratio of tier 1 capital to total average assets known as the tier 1 leverage ratio. The principal objective of this measure is to place a constraint on the maximum degree to which a banking organization can leverage its equity capital base. This regulation has established a minimum level of tier 1 capital to total assets of 3.0%. First National Bank of Belen's actual tier 1 leverage ratio was 8.8% at both June 30, 1994 and December 31, 1993.

INFLATION

Management has considered the effects and potential effects of inflation on its past and future operations and earnings performance. Inflation has not had in recent years, nor is it expected to have in the foreseeable future, a significant effect.

                    CERTAIN SELECTED STATISTICAL INFORMATION

The following tables set forth certain comparative information with respect to ARBI's operations during the periods or as of the dates indicated.

        AVERAGE BALANCE SHEETS AND AVERAGE YIELDS EARNED AND RATES PAID

The following table sets forth certain selected statistical information and should be read in conjunction with the consolidated financial statements of American Republic Bancshares, Inc. (dollars in thousands):

                                                          Three months ended June 30
                                    ----------------------------------------------------------------------
                                                   1994                                     1993
                                    ----------------------------------             -----------------------
                                     Average                Average     Average                 Average
              Assets                 balance   Interest  Yield/rate(1)  balance    Interest  yield/rate(1)
- ----------------------------------------------------------------------------------------------------------
Loans                               $ 80,999    $2,058       10.19%    $ 91,980     $2,111       9.21%
Investment securities                123,991     1,815        5.98%      93,870      1,515       6.47%
Federal funds sold                     1,000        10        3.90%       3,709         27       2.95%
- ----------------------------------------------------------------------------------------------------------
    Total earning assets             205,990     3,883        7.64%     189,559      3,653       7.73%
- ----------------------------------------------------------------------------------------------------------
Allowance for loan losses             (2,213)                            (3,146)
Cash and due from banks                8,680                              9,367
Other assets                          13,842                             15,572
- ----------------------------------------------------------------------------------------------------------

    Total Assets                    $226,299    $3,883                 $211,352     $3,653
==========================================================================================================

Liabilities and Stockholders' Equity
- ----------------------------------------------------------------------------------------------------------
Non-interest-bearing deposits       $ 27,021                           $ 24,143

Interest-bearing demand deposits      63,152    $  354        2.25%      62,229     $  403       2.60%
Saving deposits                       50,495       434        3.45%      38,073        328       3.46%
Time deposits                         57,206       551        3.86%      62,629        669       4.28%
Short-term borrowings                  1,263        12        3.84%         883         10       4.79%
Notes payable                          4,868        84        7.24%       5,484        102       7.86%
- ----------------------------------------------------------------------------------------------------------
    Total interest-bearing
     liabilities                     176,984     1,435        3.26%     169,298      1,512       3.59%
- ----------------------------------------------------------------------------------------------------------
Other liabilities                      1,372                                797
Stockholders' equity                  20,922                             17,114
- ----------------------------------------------------------------------------------------------------------
    Total liabilities and
     stockholders' equity           $226,299                           $211,352
==========================================================================================================

Net interest income                             $2,448                              $2,141
==========================================================================================================
Interest rate spread                                          4.38%                              4.14%
Net interest income to average
 earning assets (net interest
 margins)                                                     4.82%                              4.53%

(1) Yield/rate is annualized

                    CERTAIN SELECTED STATISTICAL INFORMATION

        AVERAGE BALANCE SHEETS AND AVERAGE YIELDS EARNED AND RATES PAID

The following table sets forth certain selected statistical information and should be read in conjunction with the consolidated financial statements of American Republic Bancshares, Inc. (dollars in thousands):

                                                           Six months ended June 30
                                    ----------------------------------------------------------------------
                                                   1994                             1993
                                    ----------------------------------   ---------------------------------
                                     Average                Average      Average                Average
              Assets                 balance   Interest  Yield/rate(1)   balance   Interest  yield/rate(1)
- ----------------------------------------------------------------------------------------------------------
Loans                               $ 80,508    $3,955       9.91%      $ 91,538    $4,335       9.55%
Investment securities                121,756     3,543       6.01%        95,255     3,022       6.40%
Federal funds sold                     1,713        29       3.37%         3,832        57       2.98%
- ----------------------------------------------------------------------------------------------------------
    Total earning assets             203,977     7,527       7.54%       190,625     7,414       7.84%
- ----------------------------------------------------------------------------------------------------------
Allowance for loan losses             (2,334)                             (3,267)
Cash and due from banks                8,842                               9,104
Other assets                          13,432                              14,315
- ----------------------------------------------------------------------------------------------------------

    Total Assets                    $223,917    $7,527                  $210,777    $7,414
==========================================================================================================

Liabilities and Stockholders' Equity
- ----------------------------------------------------------------------------------------------------------
Non-interest-bearing deposits       $ 26,354                            $ 23,343

Interest-bearing demand deposits      62,924    $  702       2.25%        62,937    $  823       2.64%
Saving deposits                       49,832       852       3.45%        37,091       638       3.47%
Time deposits                         56,519     1,083       3.86%        63,452     1,381       4.39%
Short-term borrowings                  1,197        24       4.11%           866        21       4.78%
Notes payable                          4,966       169       7.18%         5,508       204       7.87%
- ----------------------------------------------------------------------------------------------------------
    Total interest-bearing
     liabilities                     175,438    $2,830       3.26%       169,854    $3,067       3.65%
- ----------------------------------------------------------------------------------------------------------
Other liabilities                      1,365                                 667
Stockholders' equity                  20,760                              16,913
- ----------------------------------------------------------------------------------------------------------
    Total liabilities and
     stockholders' equity           $223,917                            $210,777
==========================================================================================================

Net interest income                             $4,697                              $4,347
==========================================================================================================
Interest rate spread                                         4.28%                               4.19%
Net interest income to average
 earning assets (net interest                                4.70%                               4.60%
 margin)

(1) Yield/rate is annualized

                    CERTAIN SELECTED STATISTICAL INFORMATION

        AVERAGE BALANCE SHEETS AND AVERAGE YIELDS EARNED AND RATES PAID

   The following table sets forth certain selected statistical information and should be read in conjunction with the consolidated financial statements of American Republic Bancshares, Inc. (dollars in thousands):

                                                                            Years ended December 31
                                       --------------------------------------------------------------------------------------------
                                                   1993                           1992                           1991
                                          -------------------            --------------------           --------------------
                                                           Average                        Average                        Average
                                       Average              yield/    Average              yield/    Average              yield/
             Assets                    balance   Interest    rate     balance   Interest    rate     balance   Interest    rate
- -----------------------------------------------------------------------------------------------------------------------------------
Loans                                  $ 88,767  $ 8,323    9.38%     $106,737  $10,470    9.81%     $120,356  $13,487    11.21%
Investment securities                    98,112    6,337    6.46%       83,377    5,933    7.12%       63,830    4,875     7.64%
Federal funds sold                        4,038      121    3.01%        3,002      104    3.47%        5,036      272     5.41%
- -----------------------------------------------------------------------------------------------------------------------------------
    Total earning assets                190,917   14,781    7.74%      193,116   16,507    8.55%      189,222   18,634     9.85%
- -----------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses                (3,234)                        (3,744)                        (2,217)
Cash and due from banks                   9,284                          8,336                          7,106
Other assets                             16,985                         17,205                         15,921
- -----------------------------------------------------------------------------------------------------------------------------------
      Total Assets                     $213,952  $14,781              $214,913  $16,507              $210,032  $18,634
===================================================================================================================================
Liabilities and Stockholders' Equity
- -----------------------------------------------------------------------------------------------------------------------------------
Non-interest-bearing
  deposits                             $ 24,681                       $ 21,577                       $ 21,219
Interest-bearing demand
  deposits                               62,948  $ 1,585    2.52%       64,428  $ 2,104    3.27%       59,797    2,985     4.99%
Saving deposits                          40,604    1,404    3.46%       30,700    1,249    4.07%       21,243    1,104     5.20%
Time deposits                            61,119    2,577    4.22%       73,734    4,058    5.50%       81,222    5,605     6.90%
Short-term borrowings                       925       43    4.63%        1,927       83    4.28%        2,850      126     4.42%
Notes payable                             5,436      388    7.55%        5,714      424    7.87%        5,978      588    10.47%
- -----------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing
      liabilities                       171,032  $ 5,997    3.51%      176,503  $ 7,918    4.49%      171,090  $10,408     6.10%
- -----------------------------------------------------------------------------------------------------------------------------------
Other liabilities                           882                            989                          1,291
Stockholders' Equity                     17,357                         15,844                         16,432
- -----------------------------------------------------------------------------------------------------------------------------------
    Total liabilities and
      stockholders' equity             $213,952                       $214,913                       $210,032
===================================================================================================================================
Net interest income                              $ 8,784                        $ 8,589                        $ 8,226
===================================================================================================================================
Interest rate spread                                        4.23%                          4.06%                           3.75%
Net interest income to average
    earning assets (net                                     4.60%                          4.45%                           4.35%
    interest margin)

                    CERTAIN SELECTED STATISTICAL INFORMATION

                                   SECURITIES


Following is a table of the carrying value (dollars in thousands) of securities:

                                                      December 31
                                       June 30   ----------------------
                                         1994     1993     1992    1991
- ------------------------------------------------------------------------
U.S. Treasury and agencies             $ 82,037   74,009  56,831  66,516
State and political subdivisions         17,750   14,644   8,803   8,959
Collateralized mortgage obligations       7,112    9,998  16,237      -
Mortgage-backed securities               12,777   13,662   5,705      -
Equity securities                         2,485      467     467     467
Other                                        -        -    5,000      -
- ------------------------------------------------------------------------
                                       $122,161  112,780  93,043  75,942
========================================================================


The following table reflects the contractual maturity distribution of each investment security category and the approximate weighted-average annual yield at June 30, 1994 (dollars in thousands):

                                                            Maturing
                                     ---------------------------------------------------
                                       In one     After     After
                                       year or     1-5      5-10      After
                                        less      years     years    10 years    Total
- ----------------------------------------------------------------------------------------
U.S. Treasury and agencies              $2,995   $50,874   $28,168         -    $ 82,037
  Weighted average yield                  5.63%     6.26%     6.57%        -        6.32%

State and political subdivisions        $  300   $ 2,599   $ 7,438    $ 7,413   $ 17,750
  Weighted average yield,
    Federal tax equivalent                9.84%     9.19%     8.46%      7.43%      8.22%

Collateralized mortgage obligations         -    $   192   $ 3,475    $ 3,445   $  7,112
  Weighted average yield                    -       5.24%     5.90%      5.94%      5.84%

Mortgage-backed securities                  -    $ 1,688   $ 9,128    $ 1,961   $ 12,777
  Weighted average yield                    -       6.59%     5.54%      4.21%      5.47%

Equity securities                       $2,485        -         -          -    $  2,485
  Weighted average yield                 16.87%       -         -          -       16.87%
- ----------------------------------------------------------------------------------------

     Total                              $5,780   $55,353   $48,209    $12,819   $122,161
========================================================================================

     Weighted average yield               7.44%     6.40%     6.62%      6.53%      6.52%
========================================================================================

The portfolio does not include any issuer with an aggregate book value in excess of 10% of stockholders' equity.

                    CERTAIN SELECTED STATISTICAL INFORMATION

The following table reflects the contractual maturity distribution of each security category and the approximate weighted-average yield at December 31, 1993 (dollars in thousands):

                                                            Maturing
                                       -------------------------------------------------
                                       In one     After     After
                                       year or     1-5      5-10      After
                                        less      years     years    10 years    Total
- ----------------------------------------------------------------------------------------
U.S. Treasury and agencies              $2,998   $46,498   $24,513         -    $ 74,009
  Weighted average yield                  7.74%     6.28%     6.56%        -        6.43%

State and political subdivisions        $  714   $ 2,652   $ 6,223    $ 5,055   $ 14,644
  Weighted average yield,
    Federal tax equivalent               12.46%     8.03%     8.83%      7.51%      8.41%

Collateralized mortgage obligations         -    $   410   $ 2,871    $ 6,717   $  9,998
  Weighted average yield                    -       4.18%     5.31%      5.48%      5.37%

Mortgage-backed securities                  -    $ 2,029   $ 9,344    $ 2,289   $ 13,662
  Weighted average yield                    -       6.45%     5.85%      4.60%      5.74%

Equity securities                       $  467        -         -          -    $    467
  Weighted average yield                 15.15%       -         -          -       15.15%
- ----------------------------------------------------------------------------------------

       Total                            $4,179   $51,589   $42,951    $14,061   $112,780
========================================================================================

       Weighted average yield             9.41%     6.36%     6.65%      6.07%      6.54%
========================================================================================


The portfolio does not include any issuer with an aggregate book value in excess of 10% of stockholders' equity.

                    CERTAIN SELECTED STATISTICAL INFORMATION

                                 LOAN PORTFOLIO


The following table classifies loans by major category (dollars in thousands):

                                            December 31
                     June 30  ----------------------------------------
                      1994     1993    1992    1991    1990     1989
- ----------------------------------------------------------------------

Commercial business  $ 9,894   6,423  12,621   16,568  24,284   22,375
Agricultural           4,257   4,123   6,352   11,000   7,106    3,854
Real Estate:
  Commercial          31,185  31,345  28,769   30,515  27,811   27,195
  Residential         21,984  24,164  30,175   35,712  37,985   39,135
  Agricultural         5,135   6,124   8,100    7,560   7,900    9,186
  Construction         2,291   2,555   1,426    3,932   4,266    3,154
Consumer               6,809   6,096   8,066   11,444  13,324   14,338
- ----------------------------------------------------------------------

     Total Loans     $81,555  80,830  95,509  116,731 122,676  119,237
======================================================================

The following tables present maturities and sensitivities of loans to changes in interest rates as of June 30, 1994 (dollars in thousands):

                                              After
                                    One year   1-5     After
                                    or less   years   5 years  Total
- ---------------------------------------------------------------------
Maturities
  Commercial business
    and Agricultural                 $ 4,164   6,220    3,767  14,151
    Real Estate                        8,980  17,639   33,976  60,595
    Consumer                           3,001   3,658      150   6,809
- ---------------------------------------------------------------------

                                     $16,145  27,517   37,893  81,555
=====================================================================
Sensitivities

  Amount of loans due after
    five years which have:
    Predetermined interest rates                      $ 7,179
    Floating/adjustable rates                          30,714
- ---------------------------------------------------------------------
                                                      $37,893
=====================================================================

                    CERTAIN SELECTED STATISTICAL INFORMATION

The following tables present maturities and sensitivities of loans to changes in interest rates as of December 31, 1993 (dollars in thousands):

                                              After
                                    One year   1-5     After
                                    or less   years   5 years  Total
- ---------------------------------------------------------------------
Maturities
  Commercial business
    and Agricultural                 $ 4,020   3,962    2,564  10,546
    Real Estate                       10,842  18,985   34,361  64,188
    Consumer                           2,777   3,147      172   6,096
- ---------------------------------------------------------------------
                                     $17,639  26,094   37,097  80,830
=====================================================================
Sensitivities
  Amount of loans due after
    five years which have:
    Predetermined interest rates                      $ 6,582
    Floating/adjustable rates                          30,515
- ---------------------------------------------------------------------
                                                      $37,097
=====================================================================

                    CERTAIN SELECTED STATISTICAL INFORMATION

                  NONACCRUAL, RESTRUCTURED AND PAST DUE LOANS
                             (DOLLARS IN THOUSANDS)

                                        December 31
                     June 30   ----------------------------
                      1994    1993  1992  1991  1990  1989
- -----------------------------------------------------------
Nonaccrual loans     $1,496   2,932 4,916 5,329 2,061 2,256
Restructured loans      716     508   356 1,676 1,542   619
Loans past due 90
  days or more and
  still accruing          0     158    16   399   585   656
- -----------------------------------------------------------
                     $2,212   3,598 5,288 7,404 4,188 3,531
===========================================================

The impact on interest income for the six months ended June 30, 1994 and the year ended December 31, 1993 for nonaccrual and restructured loans was approximately $97,000 and $472,000, respectively.

                    CERTAIN SELECTED STATISTICAL INFORMATION

                    ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
                             (DOLLARS IN THOUSANDS)

                                                              December 31
                                             ----------------------------------------------
                      June 30, 1994                  1993                    1992
                   ------------------           ---------------         ---------------
                                Allowance                 Allowance               Allowance
                    Loans       for loan        Loans     for loan      Loans     for loan
                 outstanding     losses      outstanding   losses    outstanding   losses
- -------------------------------------------------------------------------------------------
Commercial &
  Agricultural    $ 14,151       1,095        10,546       1,204      18,973       1,340
Real estate         60,595       1,330        64,188         883      68,470       1,730
Consumer             6,809          35         6,096          61       8,066          52
- -------------------------------------------------------------------------------------------
                  $ 81,555       2,460        80,830       2,148      95,509       3,122
===========================================================================================


                                                December 31
                   ------------------------------------------------------------------------
                          1991                       1990                    1989
                   ------------------           ---------------         ---------------
                                Allowance                 Allowance               Allowance
                    Loans       for loan        Loans     for loan      Loans     for loan
                 outstanding     losses      outstanding   losses    outstanding   losses
- -------------------------------------------------------------------------------------------
Commercial &
  Agricultural    $ 27,568       1,707        31,390         741      26,229         520
Real estate         77,719       1,865        77,962         810      78,670         568
Consumer            11,444          53        13,324          23      14,338          17
- -------------------------------------------------------------------------------------------
                  $116,731       3,625       122,676       1,574     119,237       1,105
===========================================================================================

                    CERTAIN SELECTED STATISTICAL INFORMATION

                     ANALYSIS OF ALLOWANCE FOR LOAN LOSSES
                             (DOLLARS IN THOUSANDS)

                                       Six months
                                         ended         Years ended December 31
                                        June 30   ------------------------------------
                                         1994     1993    1992   1991   1990    1989
- --------------------------------------------------------------------------------------
Balance beginning of period            $2,148     3,122   3,625  1,574  1,105   1,098
Provision (negative provision)
  for loan losses                         -        (675)  1,490  4,278  1,278     355
Charge-offs:
  Commercial and
    Agricultural                          183       635   2,102  1,628    525     268
  Consumer                                 13        26      80     55    120      97
  Real Estate                             -         -       283    650    209      97
- --------------------------------------------------------------------------------------
    Total loan losses                     196       661   2,465  2,333    854     462
Recoveries:
  Commercial and
    Agricultural                          432       298     231     45     15      64
  Consumer                                 46        19      39     27     17      49
  Real Estate                              30        45     202     34     13       1
- --------------------------------------------------------------------------------------
    Total Recoveries                      508       362     472    106     45     114
    Net (recoveries) charge-offs         (312)      299   1,993  2,227    809     348
- --------------------------------------------------------------------------------------
Balance end of period                  $2,460     2,148   3,122  3,625  1,574   1,105
======================================================================================

Net charge-offs (recoveries)
  as a percent   of average loans        (0.4)%     0.3     1.9    1.9    0.7     0.3

Allowance for loan losses to:
  Total loans at period-end               3.0%      2.7     3.3    3.1    1.3     0.9
  Net charge-offs                          NM       7.2x    1.6    1.6    1.9     3.2

Provision (negative provision)
  for loan losses to average loans        0.0%     (0.8)    1.4    3.6    1.1     0.3

NM = Not meaningful
 x = Times

                    CERTAIN SELECTED STATISTICAL INFORMATION

                 MATURITY OF TIME DEPOSITS OF $100,000 OR MORE

                                 JUNE 30, 1994
                             (DOLLARS IN THOUSANDS)



                                           Three    Over    Over
                                          months    3-6     6-12   Over 12
                                          or less  months  months  months   Total
- ----------------------------------------------------------------------------------
Certificates of deposit and other time     $2,095   3,277   1,724   3,398   10,494



                 MATURITY OF TIME DEPOSITS OF $100,000 OR MORE

                               DECEMBER 31, 1993
                             (DOLLARS IN THOUSANDS)



                                           Three    Over    Over
                                          months    3-6     6-12   Over 12
                                          or less  months  months  months   Total
- ---------------------------------------------------------------------------------
 Certificates of deposit and other time    $3,774   1,165   1,943   1,214   8,096


                             SHORT-TERM BORROWINGS
                             (DOLLARS IN THOUSANDS)



                    Three months    Six months
                   ended June 30   ended June 30   Years ended December 31
                   -------------   -------------   -----------------------
                    1994    1993    1994    1993    1993     1992     1991
- --------------------------------------------------------------------------

Average balance    $1,263    883   1,197     866     925    1,927    2,850
Average interest     3.84%  4.79%   4.11%   4.78%   4.63%    4.28%    4.42%
  rate
Maximum month-end  $3,451    999   3,451   1,137   1,190    5,314    5,710
  balance

                    CERTAIN SELECTED STATISTICAL INFORMATION


                     Three months            Six months
                     ended June 30          ended June 30       Years ended December 31
                 ---------------------  ---------------------  --------------------------
                    1994       1993        1994       1993       1993     1992     1991
- -------------------------------------------------------------------------------------------
Return (loss)
  on average
  assets           1.00%(1)   0.75%(1)    0.98%(1)   0.75%(1)     1.21%   0.65%     (.36)%
Return (loss)
  on average
  equity          10.87%(1)   9.21%(1)   10.52%(1)   9.36%(1)    14.96%   8.81%    (4.58)%
Average
  equity to
  average
  assets           9.25%      8.10%       9.27%      8.02%        8.11%   7.37%     7.82%
Dividends
  declared
  per share        $.25          -        $.50          -         $.50       -     $1.40

(1) Annualized

                               MANAGEMENT OF ARBI

BOARD OF DIRECTORS

     The following table sets forth information as of the Record Date concerning the executive officers and members of the Board of Directors of
ARBI:

Name                   Age       Position with ARBI and Business Experience
- ----                   ---       ------------------------------------------

Ralph Brower            74       Director.  Osteopathic physician for more
                                 than the past five years.

Richard E. Cree         45       Director.  For more than the past five years,
                                 President of Gateway Technologies, a
                                 privately held telecommunications firm.

Robert J. Davey         51       Director.  For more than the past five years,
                                 Chief Executive Officer of Valley Improvement
                                 Association, a nonprofit community
                                 development association.

James H. Foley          52       Chairman of the Board of Directors.  For more
                                 than the past five years, President and Chief
                                 Executive Officer of ARBI and the Bank.

J. T. Turner            68       Director.  For more than the past five years,
                                 the owner of a firm engaged in gift retailing.

Ron G. Wiser            38       Vice President and Treasurer of ARBI, and
                                 Executive Vice President and Chief Operating
                                 Officer of the Bank, where he has been
                                 employed for more than the past five years.

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

     In considering the recommendation of the ARBI Board of Directors with respect to the Merger Agreement, shareholders should be aware that certain executive officers and directors of ARBI have certain interests in the Merger that are in addition to the interests of the shareholders of ARBI generally. The ARBI Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement.

     Pursuant to the Merger Agreement, Norwest has agreed, among other things, to (i) use its best efforts to maintain, for three years following the Effective Time of the Merger, directors' and officers' liability insurance for future claims arising out of occurrences prior to the Effective Time of the Merger having terms and conditions substantially similar to those policies customarily maintained by similar financial institutions, and (ii) insure that all rights to indemnification in ARBI's Articles of Incorporation, and in the Articles of Association and Bylaws of the Bank, as in effect on June 6, 1994, shall, with respect to claims arising out of occurrences prior to the Effective Time of the Merger and with respect to those persons who are covered by such provisions prior to the Effective Time of the Merger, survive the Merger and continue in full force and effect for three years after the Effective Time of the Merger.

       Certain of the principal shareholders of ARBI and the directors and executive officers of ARBI and the Bank are presently customers of the Bank or are officers, directors, or shareholders of corporations, or owners of a participation or other interest in entities or ventures which currently have or in the past have had transactions with the Bank. In order to comply with regulations promulgated under the Federal Reserve Act, such transactions are required to be made in the ordinary course of business of the Bank, on substantially the same terms, including interest rate, collateral, and repayment terms, as those prevailing at the time for comparable transactions with other persons not affiliated with the Bank or ARBI, and should not involve more than the normal risk of collectability or present other unfavorable features. The aggregate indebtedness to the Bank of its and ARBI's principal shareholders, executive officers, and directors, or their affiliates, directly or indirectly, as of June 30, 1994, was $775,334, or approximately 3.7% of shareholders' equity at such date.

       No loans to any director or executive officer of ARBI or the Bank or any of the respective "associates" of such person are past due, or non-accrual, restructured, considered a potential problem loan, or classified as substandard, doubtful, or loss by regulatory examiners.

       As of the record date, the directors and executive officers of ARBI owned a total of 78,818.9 shares of ARBI Common Stock, representing approximately 19.2% of such class. Such shares will be converted into shares of Norwest Common Stock in the Merger on the same basis as the shares of ARBI Common Stock held by the other ARBI shareholders. Each of the directors and executive officers of ARBI has separately indicated his intention to vote in favor of the Merger.

       Mr. Foley, the President of ARBI, is currently a party to three agreements with either or both of ARBI and the Bank that provide for payments to him in the event of a change of control of ARBI or the Bank or if his employment with such companies ceases after a change of control. These agreements are (i) the Executive Supplemental Income Agreement dated October 2, 1989, as amended May 12, 1994, between the Bank and Mr. Foley (the "Supplemental Agreement"), (ii) the Employment Agreement dated January 14, 1992, as amended May 12, 1994, among Mr. Foley, ARBI, and the Bank (the "Employment Agreement"), and (iii) the Performance Share Incentive Bonus Plan dated December 21, 1993, between Mr. Foley and ARBI (the "Plan"). Additionally, Mr. Wiser, the Executive Vice President and Chief Operating Officer of the Bank and an executive officer of ARBI, is a party to an Executive Supplemental Income Agreement dated October 26, 1989, as amended October 8, 1993 (the "Wiser Agreement"), which provides for payments to Mr. Wiser in the event his employment with such companies ceases after a change in control. The material terms of each of these agreements are summarized below.

       THE SUPPLEMENTAL AGREEMENT AND THE WISER AGREEMENT

       In October 1989 the Bank entered in to the Supplemental Agreement with Mr. Foley, and entered into the Wiser Agreement with Mr. Wiser, in order to provide supplemental retirement benefits to such executives. The Supplemental Agreement and the Wiser Agreement provide generally that, if the executive has been continuously employed by the Bank, at age 65 the executive will receive an annual retirement benefit calculated in accordance with such agreement.
  The amount of the current annual post-retirement benefits payable to Messrs. Foley and Wiser would be equal to 37% of their respective salaries as of the date of retirement. The Supplemental Agreement and the Wiser Agreement permit early retirement with full benefits upon approval of the Board of Directors of the Bank after the age of 55 if the executive has completed 15 years of service. The agreements also provide for death benefits over a term of years in the event of death prior to retirement age.

       If after a change of control of the Bank, however, the executive voluntarily terminates his employment or is fired without cause (as defined in the agreement), or becomes permanently disabled, the executive's actuarially determined benefits under the agreement become fully vested and nonforfeitable. Generally, the amount of the executive's actuarially determined benefits is equal to the amount of benefits otherwise payable to the executive multiplied by the ratio that the executive's years of actual service bears to the total number of possible years of service from the date of employment to age 65. In addition, after a change of control of the Bank the Supplemental Agreement and the Wiser Agreement each permit the executive to retire at age 55, rather than 65, without satisfying any minimum years of service or obtaining board approval. For Messrs. Foley and Wiser, these amounts currently would be $21,824 and $2,422, respectively, which their agreements would require to be paid in ratable monthly installments over a 15-year period.

       At ARBI's annual meeting of shareholders held in April 1994, the shareholders ratified and approved the terms of the Supplemental Agreement. Subsequent to such ratification, ARBI and Mr. Foley amended the Supplemental Agreement to limit Mr. Foley's compensation thereunder and under the Employment Agreement (defined below), in the event of a change of control, to 299% of his base salary, as defined by IRS regulation, in order to avoid any possibility that the IRS could successfully challenge the deductibility of the payments by ARBI to Mr. Foley thereunder.

       THE EMPLOYMENT AGREEMENT

       ARBI and Mr. Foley entered into the Employment Agreement in 1992. This agreement initially provided for the employment of Mr. Foley through February 28, 1995, subject to automatic one-year renewals commencing March 1, 1993, unless three months prior notice of nonrenewal is given by either party. Accordingly, the Employment Agreement currently provides for the employment of Mr. Foley through February 28, 1997, unless his employment is terminated prior to that time by ARBI for cause (generally, conduct that involves dishonesty or moral turpitude in connection with his employment or that is demonstrably and materially injurious to the financial condition of ARBI) or for any other reason. Mr. Foley may also terminate his employment for good reason (generally, the acquisition by any other person of all or substantially all of the business of ARBI or the Bank, other than one arranged by a government agency) or for any other reason. The Merger will constitute good reason within the meaning of the Employment Agreement.

       In the event that ARBI terminates Mr. Foley's employment for cause, it is liable to Mr. Foley only for the payment of amounts of salary, incentive compensation, benefits, and expense reimbursements earned but unpaid at the date of termination. If, however, ARBI terminates Mr. Foley's employment other than for cause, Mr. Foley will receive his salary and benefits for a six-month period after termination.

       Should an acquisition giving rise to good reason occur, Mr. Foley is permitted to terminate his employment prior to any termination by ARBI and, in such event, Mr. Foley will receive his salary and benefits for the remaining term of the agreement. If such events were to have occurred as of December 31, 1994, Mr. Foley would have been entitled to (i) receive an annual salary of $163,887 through February 28, 1997, and (ii) continue to participate in all employee benefit programs through such date. If, however, Mr. Foley terminates his employment other than for good reason, ARBI has no further obligation to Mr. Foley other than to pay to him the salary, incentive compensation, benefits, and expense reimbursements earned but unpaid on the date of termination.

       At ARBI's annual meeting of shareholders held in April 1994, the shareholders ratified and approved the terms of the Employment Agreement. Subsequent to such ratification, ARBI and Mr.

  Foley amended the Employment Agreement to limit Mr. Foley's compensation thereunder and under the Supplemental Agreement, in the event of a change of control, to 299% of his base salary, as defined by IRS regulation, in order to avoid any possibility that the IRS could successfully challenge the deductibility of the payments by ARBI to Mr. Foley thereunder.

       THE PERFORMANCE SHARE INCENTIVE BONUS PLAN

       Pursuant to the Plan, Mr. Foley was granted 20,000 "performance shares" as of January 1, 1993 (the "Determination Date"). A performance share is a monetary amount equal to the difference between the fair market value of one share of common stock of the Bank on the date the performance shares are exercised and the value of one share of common stock of the Bank on the Determination Date. The fair market value of one share of common stock of the Bank is determined in good faith by the Board of Directors of ARBI in its sole discretion. As of the Determination Date, the Board of Directors of ARBI determined such value to be $40.50.

       The performance shares vest ratably over a five-year period, but become fully vested immediately upon certain events, such as the termination of Mr. Foley's employment due to his death or disability or the sale or change of control of the Bank. For purposes of the Plan, the Bank is considered to have been sold if 80% or more of the common stock of the Bank or ARBI, or if 80% or more of the assets of the Bank, is sold or exchanged to persons not shareholders of ARBI as of December 21, 1993. A "change of control" will be deemed to have occurred for purposes of the Plan if more than 50% of the common stock of the Bank or ARBI is sold or exchanged to persons not shareholders of ARBI as of December 21, 1993. The Merger will constitute a "change of control" within the meaning of the Plan.

       In the event of a sale of the Bank or a change of control within the meaning of the plan occurs, ARBI is obligated to purchase the vested shares held by Mr. Foley, or in the event of his death, by his estate, heirs or devisees, 180 days after the first to occur of (i) the termination of Mr. Foley's employment by ARBI or the Bank or (ii) the sale or change of control, of the Bank. Consequently, as a result of the Merger, ARBI estimates that Mr. Foley will become entitled to receive from ARBI within 180 days after the Effective Time of the Merger a cash payment of $642,720.

      The terms of the Plan were ratified and approved by the shareholders of ARBI at the annual meeting of shareholders held April 19, 1994.

                       CERTAIN REGULATORY CONSIDERATIONS

  GENERAL

      As a bank holding company, Norwest is subject to supervision and examination by the Federal Reserve Board. Norwest's banking subsidiaries are subject to supervision and examination by applicable federal and state banking agencies. The deposits of Norwest's banking subsidiaries are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC"), and therefore such banking subsidiaries are subject to regulation by the FDIC. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

  DIVIDEND RESTRICTIONS

      Various federal and state statutes and regulations limit the amount of dividends the subsidiary banks can pay to Norwest without regulatory approval. The approval of the OCC is required for any dividend by a national bank if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulation, for that year combined with its retained net profits for the preceding two years less any required transfers to surplus or a fund for the retirement of any preferred stock. In addition, a national bank may not pay a dividend in an amount greater than its net profits then on hand after deducting its losses and bad debts. For this purpose, bad debts are defined to include, generally, loans which have matured and are in arrears with respect to interest by six months or more, other than such loans which are well secured and in the process of collection. Under these provisions Norwest's national bank subsidiaries could have declared, as of June 30, 1994, aggregate dividends of at least $384.2 million without obtaining prior regulatory approval and without reducing the capital of the banks below their respective minimum levels. Norwest also has several state bank subsidiaries that are subject to state regulations limiting dividends; however, the amount of dividends payable by Norwest's state bank subsidiaries, with or without state regulatory approval, would represent an immaterial contribution to Norwest's revenues.

      If, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The Federal Reserve Board, the OCC, and the FDIC have issued policy statements which provide that FDIC-insured banks and bank holding companies should generally pay dividends only out of current operating earnings.

  HOLDING COMPANY STRUCTURE

      Norwest is a legal entity separate and distinct from its banking and nonbanking subsidiaries. Accordingly, the right of Norwest, and thus the rights of Norwest's creditors, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of such subsidiary, except to the extent that claims of Norwest in its capacity as a creditor may be recognized. The principal sources of Norwest's revenues are dividends and fees from its subsidiaries.

      Norwest's banking subsidiaries are subject to restrictions under federal law which limit the transfer of funds by the subsidiary banks to Norwest and its nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments, or asset purchases. Such transfers by any subsidiary bank to Norwest or any nonbanking subsidiary are limited in amount to 10% of the bank's capital and surplus and, with respect to Norwest and all such nonbanking subsidiaries, to an aggregate of 20% of such bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts.

      The Federal Reserve Board has a policy to the effect that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to commit resources to support each such subsidiary bank. This support may be required at times when Norwest may not have the resources to provide it. Any capital loans by Norwest to any of the subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In addition, the Crime Control Act of 1990 provides that in the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

      A depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance.

      Federal law (12 U.S.C. (S)55) permits the OCC to order the pro rata assessment of shareholders of a national bank whose capital stock has become impaired, by losses or otherwise, to relieve a deficiency in such national bank's capital stock. This statute also provides for the enforcement of any such pro rata assessment of shareholders of such national bank to cover such impairment of capital stock by sale, to the extent necessary, of the capital stock of any assessed shareholder failing to pay the assessment. Similarly, the laws of certain states provide for such assessment and sale with respect to banks chartered by such states. Norwest, as the sole shareholder of certain of its subsidiary banks, is subject to such provisions.

  CAPITAL REQUIREMENTS

      Under the Federal Reserve Board's risk-based capital guidelines for bank holding companies, the minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as stand-by letters of credit) is 8%. At least half of the total capital is to be comprised of common stock, minority interests, and noncumulative perpetual preferred stock ("Tier 1 capital"). The remainder ("Tier 2 capital") may consist of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock, and a limited amount of loan and lease loss reserves. In addition, the Federal Reserve Board's final minimum "leverage ratio" (the ratio of Tier 1 capital to quarterly average total assets) guidelines for bank holding companies provide for a minimum leverage ratio of 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. All other bank holding companies are required to maintain a leverage ratio of 3% plus an additional cushion of 100 to 200 basis points. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital, less all intangibles, to total assets, less all intangibles. Each of Norwest's banking subsidiaries is also subject to capital requirements adopted by applicable regulatory agencies which are substantially similar to the foregoing. At June 30, 1994, Norwest's Tier 1 and total capital (the sum of Tier 1 and Tier 2 capital) to risk-adjusted assets ratios were 10.00% and 12.40%, respectively, and Norwest's leverage ratio for the quarter ended June 30, 1994, was 6.85%. Neither Norwest nor any subsidiary bank has been advised by the appropriate federal regulatory agency of any specific leverage ratio applicable to it.

  FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991

      In December 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which substantially revised the bank regulatory and funding provisions of the Federal Deposit Insurance Act and makes revisions to several other federal banking statutes. Among other things, FDICIA requires the federal banking regulators to take "prompt corrective action" in respect of FDIC-insured depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers:
  "well capitalized," "adequately capitalized," "undercapitalized," significantly undercapitalized," and "critically undercapitalized." Under applicable regulations, an FDIC-insured depository institution is defined to be well capitalized if it maintains a leverage ratio of at least 5%, a risk-adjusted Tier 1 capital ratio of at least 6%, and a risk-adjusted total capital ratio of at least 10%, and is not subject to a directive, order, or written agreement to meet and maintain specific capital levels. An insured depository institution is defined to be adequately capitalized if its meets all of its minimum capital requirements as described above. An insured depository institution will be considered undercapitalized if it fails to meet any minimum required measure, significantly undercapitalized if it has a risk-adjusted total capital ratio of less than 6%, risk-adjusted Tier 1 capital ratio of less than 3%, or a leverage ratio of less than 3%, and critically undercapitalized if it fails to maintain a level of tangible equity equal to at least 2% of total assets. An insured depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

      FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to a wide range of limitations on operations and activities, including growth limitations, and are required to submit a capital restoration plan.
  The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of (i) an amount equal to 5% of the depository institution's total assets at the time it became undercapitalized and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it were significantly undercapitalized.

      Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

       FDICIA directs that each federal banking agency prescribe standards for depository institutions and depository institution holding companies relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, a maximum ratio of classified assets to capital, minimum earnings sufficient to absorb losses, a minimum ratio of market value to book value for publicly traded shares, and such other standards as the agency deems appropriate. The FDIC, in consultation with the other federal banking agencies, has adopted a final rule and guidelines with respect to external and internal audit procedures and internal controls in order to implement those provisions of FDICIA intended to facilitate the early identification of problems in financial management of depository institutions. The FDIC has also issued proposed rules prescribing standards relating to certain other of the management and operational standards listed above. The full impact of such rule and guidelines and proposed standards on Norwest cannot yet be ascertained.

      FDICIA also contains a variety of other provisions that may affect the operations of Norwest, including new reporting requirements, revised regulatory standards for real estate lending, "truth in savings" provisions, and the requirement that a depository institution give 90 days' notice to customers and regulatory authorities before closing any branch.

      Under other regulations promulgated under FDICIA a bank cannot accept brokered deposits (that is, deposits obtained through a person engaged in the business of placing deposits with insured depository institutions or with interest rates significantly higher than prevailing market rates) unless (i) it is "well capitalized" or (ii) it is "adequately capitalized" and receives a waiver from the FDIC. A bank is defined to be "adequately capitalized" if it meets all of its minimum capital requirements. A bank that cannot receive brokered deposits also cannot offer "pass-through" insurance on certain employee benefit accounts, unless it provides certain notices to affected depositors. In addition, a bank that is "adequately capitalized" and that has not received a waiver from the FDIC may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates. There are no such restrictions on a bank that is "well capitalized." At June 30, 1994, all of Norwest's banking subsidiaries were well capitalized and therefore were not subject to these restrictions.

  FDIC INSURANCE

      Effective January 1, 1993, the deposit insurance assessment rate for the Bank Insurance Fund ("BIF") increased as part of the adoption by the FDIC of a transitional risk-based assessment system. In June 1993, the FDIC published final regulations making the transitional system permanent effective January 1, 1994, but left open the possibility that it may consider expanding the range between the highest and lowest assessment rates at a later date. An institution's risk category is based upon whether the institution is well capitalized, adequately capitalized, or less than adequately capitalized.
  Each insured depository institution is also to be assigned to one of the following "supervisory subgroups": Subgroup A, B, or C. Subgroup A institutions are financially sound institutions with few minor weaknesses; Subgroup B institutions are institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness. Based on its capital and supervisory subgroups, each BIF member institution will be assigned an annual FDIC assessment rate ranging from 0.23% per annum (for well capitalized Subgroup A institutions) to 0.31% (for undercapitalized Subgroup C institutions). Adequately capitalized institutions will be assigned assessment rates ranging from 0.26% to 0.30%. Norwest incurred $72.4 million of FDIC insurance expense in 1993.

                                    EXPERTS

      The consolidated financial statements of Norwest and subsidiaries as of December 31, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1993, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of ARBI and subsidiary as of December 31, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1993, have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, included herein, and upon the authority of said firm as experts in accounting and auditing.


                                 LEGAL OPINION

      A legal opinion to the effect that the shares of Norwest Common Stock offered hereby, when issued in accordance with the Merger Agreement, will be validly issued and fully paid and nonassessable, has been rendered by Stanley
  S. Stroup, Executive Vice President and General Counsel of Norwest Corporation. At June 30, 1994, Mr. Stroup was the beneficial owner of 108,083 shares and held options to acquire 215,931 additional shares of Norwest Common Stock.


                 NORWEST MANAGEMENT AND ADDITIONAL INFORMATION

      Certain information relating to the executive compensation, voting securities and the principal holders thereof, certain relationships and related transactions, and other related matters concerning Norwest is included or incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1993, and Form 10K/A dated May 13, 1994, which are incorporated in this Proxy Statement-Prospectus by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Shareholders of ARBI desiring copies of such documents may contact Norwest at its address or phone number indicated under "AVAILABLE INFORMATION" above.

                         INDEX TO FINANCIAL STATEMENTS
                                      OF
              AMERICAN REPUBLIC BANCSHARES, INC., AND SUBSIDIARY

                                                                        Beginning
                                                                           Page
- ----------------------------------------------------------------------------------
AMERICAN REPUBLIC BANCSHARES, INC. AND SUBSIDIARY,
  CONSOLIDATED FINANCIAL STATEMENTS:

  INTERIM PERIODS:

    Consolidated Balance Sheets as of June 30, 1994 (unaudited) and
      December 31, 1993                                                     F-2

    Consolidated Statements of Operations for the three and
      six month periods ended June 30, 1994 and 1993 (unaudited)            F-3

    Consolidated Statement of Changes in Stockholders' Equity
      for the six months ended June 30, 1994 (unaudited)                    F-5

    Consolidated Statements of Cash Flows for the six months ended
      June 30, 1994 and 1993 (unaudited)                                    F-6

    Notes to Consolidated Financial Statements (unaudited)                  F-8

  FULL FISCAL YEARS (AUDITED):

    INDEPENDENT AUDITORS' REPORT FOR 1993 AND 1992                         F-14

    Consolidated Balance Sheets as of December 31, 1993 and 1992           F-15

    Consolidated Statements of Operations for the years ended
      December 31, 1993 and 1992                                           F-16

    Consolidated Statements of Changes in Stockholders' Equity
      for the years ended December 31, 1993 and 1992                       F-18

    Consolidated Statements of Cash Flows for the years ended
      December 31, 1993 and 1992                                           F-19

    Notes to Consolidated Financial Statements for 1993 and 1992           F-21

    INDEPENDENT AUDITORS' REPORT FOR 1992 AND 1991                         F-41

    Consolidated Balance Sheets as of December 31, 1992 and 1991           F-42

    Consolidated Statements of Operations for the years ended
      December 31, 1992 and 1991                                           F-43

    Consolidated Statements of Changes in Stockholders' Equity
      for the years ended December 31, 1992 and 1991                       F-44

    Consolidated Statements of Cash Flows for the years ended
      December 31, 1992 and 1991                                           F-45

    Notes to Consolidated Financial Statements for 1992 and 1991           F-47

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                 AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                          June 30,     December 31,
                        Assets                              1994           1993
                        ------                              ----           ----
                                                         (unaudited)
Cash and due from banks                                 $  6,650,033      8,537,037
Federal funds sold                                         1,000,000      4,500,000
Investment securities (notes 1 and 2)                    122,161,170    112,779,715
Loans (notes 3 and 4)                                     81,555,493     80,829,737
Less:
   Unearned interest                                         (54,943)      (124,319)
   Allowance for loan losses                              (2,460,098)    (2,148,155)
                                                        ------------    -----------
          Net loans                                       79,040,452     78,557,263
                                                        ------------    -----------
Premises and equipment                                     6,159,160      6,315,752
Accrued interest receivable                                2,547,919      2,257,160
Excess of cost over net assets of subsidiary, net
 of accumulated amortization of $712,433 and
 $677,681 in 1994 and 1993, respectively                     677,682        712,434


Other real estate (note 4)                                 2,338,650      2,876,575
Other assets (note 1)                                      1,946,604      2,296,986
                                                        ------------    -----------
          Total assets                                  $222,521,670    218,832,922
                                                        ============    ===========

       Liabilities and Stockholders' Equity
       ------------------------------------
Liabilities:
   Deposits:                                            $ 24,952,507     28,017,750
       Non-interest-bearing
       Interest-bearing                                  170,023,033    164,987,192
                                                        ------------    -----------
          Total deposits                                 194,975,540    193,004,942
   Short-term borrowings                                     527,588      1,190,485
   Long-term debt                                          4,811,665      5,116,192
   Accrued expenses and other liabilities (note 5)         1,229,942        714,357
                                                        ------------    -----------
          Total liabilities                              201,544,735    200,025,976
                                                        ------------    -----------
Stockholders' equity:
   Common stock, $1 par value.  Authorized
     1,000,000 shares; issued and outstanding
     410,095 shares in 1994 and 1993                         410,095        410,095
   Capital surplus                                           729,589        729,589
   Undivided profits                                      18,768,964     17,890,975
   Net unrealized gains on securities
     available for sale (note 1)                           1,292,000              -
   Less guaranteed Employee Stock
     Ownership Plan debt                                    (223,713)      (223,713)
                                                        ------------    -----------
          Total stockholders' equity                      20,976,935     18,806,946
Commitment (note 5)
                                                        ------------    -----------
      Total liabilities and stockholders' equity        $222,521,670    218,832,922
                                                        ============    ===========

See accompanying notes to consolidated financial statements.

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (unaudited)

                                                 Three Months            Six Months
                                                 Ended June 30          Ended June 30
                                             ---------------------  ---------------------
                                                1994       1993        1994       1993
                                             ----------  ---------  ----------  ---------
Interest Income:
  Interest and fees on loans (note 4)        $2,058,106  2,111,015  3,954,523   4,335,131
  Interest on investment securities:
     Taxable                                  1,556,628  1,348,811  3,053,127   2,700,275
     Nontaxable                                 258,978    166,034    490,650     321,640
     Interest on federal funds sold               9,721     27,299     28,614      56,593
                                             ----------  ---------  ---------   ---------
            Total interest income             3,883,433  3,653,159  7,526,914   7,413,639
Interest expense:
  Deposits                                    1,339,214  1,400,230  2,636,631   2,842,441
  Short-term borrowings                          12,085     10,546     24,392      20,506
  Long-term debt                                 83,816    101,792    168,834     203,532
                                             ----------  ---------  ---------   ---------
            Total interest expense            1,435,115  1,512,568  2,829,857   3,066,479
                                             ----------  ---------  ---------   ---------
            Net interest income               2,448,318  2,140,591  4,697,057   4,347,160
Provision for loan losses (note 3)                    -    150,000          -     275,000
                                             ----------  ---------  ---------   ---------
            Net interest income after
            provision for loan losses         2,448,318  1,990,591  4,697,057   4,072,160
Other income:
  Service charges on deposit accounts           363,528    379,649    720,257     746,252
  Gain/(loss) on sale of investment
    securities                                        -      7,792    (26,281)     16,169
  Other service charges and fees                 48,735     26,491    114,015      59,287
  Other                                          63,143    107,991     82,098     136,239
                                             ----------  ---------  ---------   ---------
            Total other income                  475,406    521,923    890,089     957,947
Other expense:
  Salaries and employee benefits (note 5)     1,032,564    971,141  1,942,066   1,936,800
  Occupancy of bank premises                    190,946    210,977    395,693     417,618
  Legal and professional fees                   314,678    130,364    545,585     295,897
  Furniture and equipment                       120,724    137,882    244,341     268,701
  Federal Deposit Insurance
    Corporation fees                            134,164    132,789    268,328     265,577
  Office supplies                                51,664     50,972     96,601     102,082
  Postage and freight                            36,123     34,631     72,609      73,267
                                             ==========  =========  =========   =========

  Other real estate owned expenses, net      $   36,816     47,427     52,556      32,016
  Appraisal fees                                 12,704     24,140     21,602      49,973
  Other                                         251,181    249,538    525,728     535,819
                                             ----------  ---------  ---------   ---------
            Total other expense               2,181,564  1,989,861  4,165,109   3,977,750
                                             ----------  ---------  ---------   ---------

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                 AND SUBSIDIARY

               CONSOLIDATED STATEMENTS OF OPERATIONS, CONTINUED
                                  (unaudited)

                                                 Three Months            Six Months
                                                 Ended June 30          Ended June 30
                                             ---------------------  ---------------------
                                                1994       1993        1994       1993
                                             ----------  ---------  ----------  ---------
            Income before income
              taxes                             742,160    522,653  1,422,037   1,052,357
Income taxes (note 1)                           175,000    129,859    339,000     267,856
                                             ----------  ---------  ---------   ---------
            Net income                       $  567,160    392,794  1,083,037     784,501
                                             ==========  =========  =========   =========

Weighted average number of shares
  outstanding                                   410,095    414,262    410,095     414,286
                                             ==========  =========  =========   =========
Per common share:
  Net income                                      $1.38        .95       2.64        1.89
                                             ==========  =========  =========   =========
  Dividends                                        $.25          -        .50           -
                                             ==========  =========  =========   =========

See accompanying notes to consolidated financial statements.

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                 AND SUBSIDIARY

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                         SIX MONTHS ENDED JUNE 30, 1994
                                  (unaudited)

                                                                             NET UNREALIZED  GUARANTEED
                                                                                GAINS ON      EMPLOYEE
                                      COMMON STOCK                            SECURITIES        STOCK
                                   ------------------  CAPITAL   UNDIVIDED     AVAILABLE      OWNERSHIP
                                   SHARES   PAR VALUE  SURPLUS    PROFITS       FOR SALE      PLAN DEBT      TOTAL
                                   ------   ---------  -------  -----------  --------------  -----------  -----------
Balance at December 31, 1993       410,095   $410,095  729,589  17,890,975                -    (223,713)  18,806,946
Dividends                                -          -        -    (205,048)               -           -     (205,048)
Adjustment for net unrealized
  gains on securities available
  for sale, net of tax                   -          -        -           -        1,292,000                1,292,000
Net income                               -          -        -   1,083,037                -           -    1,083,037
                                   -------   --------  -------  ----------        ---------    --------   ----------
Balance at June 30, 1994           410,095   $410,095  729,589  18,768,964        1,292,000    (223,713)  20,976,935
                                   =======   ========  =======  ==========        =========    ========   ==========

See accompanying notes to consolidated financial statements.

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (unaudited)

                                                     Six months ended June 30
                                                    ---------------------------
                                                        1994           1993
                                                    -------------  ------------
Cash flows from operating activities:
   Interest received                                $  7,494,031     7,467,542
   Fees and other income received                        867,089       834,393
   Interest paid                                      (2,892,744)   (3,068,523)
   Cash paid to suppliers and employees               (3,934,307)   (3,702,070)
   Income taxes (paid) received, net                    (444,086)      120,000
   Other, net                                            472,917        81,714
                                                    ------------   -----------
     Net cash provided by
       operating activities                            1,562,900     1,733,056
                                                    ------------   -----------
Cash flows from investing activities:
   Purchase of investment securities                 (19,630,261)  (26,583,987)
   Proceeds from maturities of
     investment securities                             8,683,552    15,582,446
   Proceeds from sales of investment securities        3,238,097     6,663,512
   Net decrease (increase) in loans made to
    customers                                           (476,882)    3,826,748
   Additions to premises and equipment                   (58,242)      (50,821)
   Proceeds from sales of premises and equipment           9,200        15,502
   Proceeds from OREO sales                              589,030       704,003
                                                    ------------   -----------
     Net cash provided (used) by
       investing activities                           (7,645,506)      157,403

Cash flows from financing activities:
   Net increase in demand deposit and
     savings accounts                                     96,780     5,157,111
   Net increase (decrease) in time deposits            1,873,818    (4,467,336)
   Net decrease in short-term borrowings                (662,897)     (428,533)
   Payments on long-term debt and
     subordinated debentures                            (304,527)   (1,167,666)
   Issuance of long-term debt                                  -       970,000
   Proceeds from sale of common stock                          -       119,452
   Purchase of common stock                                    -       (68,706)
   Dividends paid                                       (307,572)            -
                                                    ------------   -----------
     Net cash provided by
       financing activities                              695,602       114,322
                                                    ------------   -----------
     Net increase (decrease) in cash
       and cash equivalents                           (5,387,004)    2,004,781
Cash and cash equivalents at beginning of period      13,037,037    11,287,225
                                                    ------------   -----------
Cash and cash equivalents at end of period          $  7,650,033    13,292,006
                                                    ============   ===========

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                 AND SUBSIDIARY

               CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED
                                  (unaudited)

                                                     Six months ended June 30
                                                    ---------------------------
                                                        1994           1993
                                                        ----           ----
Reconciliation of net income to net cash provided
  by operating activities:

   Net income                                          $1,083,037     784,501
                                                       ----------   ---------
   Adjustments to reconcile net income to
     net cash provided by operating activities:
       Depreciation                                       214,834     247,916
       Provision for loan losses                                -     275,000
       (Gain) loss on sales of investment
        securities                                         26,281     (16,169)
       Net gain on sales and market declines
         of other real estate                             (18,831)    (30,456)
       Increase in interest receivable                   (290,759)    (74,841)
       Increase (decrease) in accrued expenses and
         other liabilities                                515,585     (24,295)
       Other, net                                          32,753     571,400
                                                       ----------   ---------
         Total adjustments                                479,863     948,555
                                                       ----------   ---------
         Net cash provided by operating activities     $1,562,900   1,733,056
                                                       ==========   =========

Supplementary disclosure of noncash investing and financing activities:


                                                        1994           1993
                                                        ----           ----
     Net loans transferred to other
       real estate owned                                 $ 34,000     543,000
                                                         ========     =======

     Loans made to customers for sale of
       other real estate owned and premises
       and equipment                                     $441,000     247,000
                                                         ========     =======



See accompanying notes to consolidated financial statements.

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)

(1) Changes in Accounting Policy
    ----------------------------

    During 1993, American Republic Bancshares, Inc. (the Company) adopted
     Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes." Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The change in method of accounting for income taxes resulting from adoption of SFAS 109 had no significant effect on the accompanying financial statements.

    Effective January 1, 1994, the Company adopted Statement of Financial
     Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," (FAS 115). Accordingly, beginning on January 1, 1994, pursuant to the Company's investment policy, certain securities are designated to be available for sale and are reported at estimated fair value (based on quoted market prices). Net unrealized gains and losses on such securities are not included in earnings, but are reported as a separate component of stockholders' equity. On January 1, 1994, the Company recorded an increase of $1,970,000, net of tax, in stockholders' equity. The remaining securities are deemed to be held to maturity and are reported at amortized cost. On January 1, 1994 net unrealized gains on securities held to maturity were approximately $3,633,000. Premiums and discounts on both securities available for sale and held to maturity are amortized/accreted to interest income on investment securities using the effective interest method over the term of the security.

    Prior to the adoption of FAS 115, investment securities are reported at amortized cost.

    Realized gains and losses on the sale of investment securities are recognized using the identified certificate method.

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                                  (unaudited)


(2)    Investment Securities
       ---------------------

      The amortized cost and estimated fair values of investment securities follow:

                                               June 30, 1994
                              ------------------------------------------------
                                              Gross       Gross     Estimated
                               Amortized    unrealized  unrealized     fair
Available for sale:               cost        gains       losses      value
- -------------------           ------------  ----------  ----------  ----------
U.S. Treasury and agencies    $ 18,535,632     386,877     243,339  18,679,170
State and political
  subdivisions                   1,123,192      58,278           -   1,181,470
Collateralized
  mortgage obligations           3,618,260           -     114,112   3,504,148
Mortgage-backed securities       4,717,285           -     149,459   4,567,826
Equity securities                  466,571   2,018,558           -   2,485,129
                              ------------   ---------   ---------  ----------
                                28,460,940   2,463,713     506,910  30,417,743
                                             =========   =========  ==========
Held to maturity:
- -----------------
U.S. Treasury and agencies      63,357,352     736,146   1,829,403  62,264,095
State and political
  subdivisions                  16,568,315     235,808     585,830  16,218,293
Collateralized
  mortgage obligations           3,608,341       1,538      82,505   3,527,374
Mortgage-backed securities       8,209,419      10,108     433,203   7,786,324
                              ------------   ---------   ---------  ----------
                                91,743,427     983,600   2,930,941  89,796,086
                                             =========   =========  ==========
Adjustment to estimated
  fair value of securities
  available for sale             1,956,803
                              ------------
             Total            $122,161,170
                              ============

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                                  (unaudited)

(2)  Investment Securities (continued)
     ---------------------------------

                                          December 31, 1993
                          -------------------------------------------------
                                          Gross       Gross      Estimated
                           Amortized    unrealized  unrealized     fair
                              cost        gains       losses       value
                          ------------  ----------  ----------  -----------
U.S. Treasury             $ 74,009,480   3,915,843      33,480   77,891,843
  and agencies
State and political         14,643,541     986,453      29,768   15,600,226
  subdivisions
Collateralized               9,998,453      31,731      42,251    9,987,933
  mortgage obligations
Mortgage-backed             13,661,660      53,027      33,953   13,680,734
  securities
Equity securities              466,581   1,779,195          --    2,245,776
                          ------------   ---------     -------  -----------
         Total            $112,779,715   6,766,249     139,452  119,406,512
                          ============   =========     =======  ===========

     The amortized cost and estimated fair value of investment securities at June 30, 1994, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                               Available for sale        Held to maturity
                             -----------------------  ------------------------
                                          Estimated                 Estimated
                              Amortized      fair      Amortized       fair
Due:                            cost        value         cost        value
- ----                         -----------  ----------  -----------  -----------
In one year or less          $ 2,466,533   4,480,017    1,300,000    1,302,741
After one through five        16,989,978  17,218,140   38,135,164   37,222,906
 years
After five through ten         5,087,054   4,938,045   43,271,204   42,637,046
 years
After ten years                3,917,375   3,781,541    9,037,059    8,633,393
                             -----------  ----------   ----------   ----------
                             $28,460,940  30,417,743   91,743,427   89,796,086
                             ===========  ==========   ==========   ==========

     Proceeds and gross realized gains and losses from sales of securities available for sale are as follows:

                             Three months ended            Six months ended
                               June 30, 1994                 June 30, 1994
                             ------------------            ----------------
      Proceeds from sales        $    -                       3,238,097
      Gross realized gains       $    -                          18,929
      Gross realized losses      $    -                          45,210

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                                  (unaudited)


(3)  Loans and Allowance for Loan Losses
     -----------------------------------

     A summary of the loan portfolio by major category follows:

                                     June 30, 1994  December 31, 1993
                                     -------------  -----------------
   Real estate                         $60,594,810         64,188,226
   Commercial, financial and
     agricultural                       14,152,091         10,545,579
   Installment and other consumer
     loans                               6,808,592          6,095,932
                                       -----------         ----------
                                       $81,555,493         80,829,737
                                       ===========         ==========

     A summary of the changes in the allowance for loan losses is presented below:

                             Three months ended        Six months ended
                                   June 30                 June 30
                           -----------------------  ----------------------
                              1994         1993        1994        1993
                              ----         ----        ----        ----
   Balance at beginning
     of period             $2,108,930   3,051,747   2,148,155   3,121,570
   Provision charged to
     expense                        -     150,000           -     275,000
   Recoveries of loans
     previously charged
     off                      359,409     100,172     508,225     167,166
   Loans charged off           (8,241)    (96,414)   (196,282)   (358,231)
                           ----------   ---------   ---------   ---------
   Balance at end
     of period             $2,460,098   3,205,505   2,460,098   3,205,505
                           ==========   =========   =========   =========

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                                  (unaudited)

(4)  Non-performing Assets and Loans Past Due 90 Days or More
     --------------------------------------------------------

     A summary of non-performing assets and loans past due 90 days or more follows:

                                          June 30         December 31,
                                   ---------------------  ------------
                                      1994       1993         1993
                                      ----       ----         ----
   Nonaccrual loans                $1,496,357  4,956,186     2,931,843
   Restructured loans                 715,927    529,485       507,839
                                   ----------  ---------     ---------
     Total nonaccrual and
       restructured loans           2,212,284  5,485,671     3,439,682
   Other real estate owned          2,338,650  3,199,446     2,876,575
                                   ----------  ---------     ---------
     Total nonperforming assets     4,550,934  8,685,117     6,316,257

   Loans past due 90 days or
     more not included above                -    164,781       158,011
                                   ----------  ---------     ---------
         Total                     $4,550,934  8,849,898     6,474,268
                                   ==========  =========     =========

     The approximate amount of foregone interest income on nonaccrual and restructured loans was as follows:

           Three months ended            Six months ended
                June 30                      June 30
           ------------------            ----------------
          1994            1993          1994          1993
          ----            ----          ----          ----
         $40,000         116,000       97,000        225,000

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONCLUDED
                                  (unaudited)

(5)  Executive Incentive and Employment Agreements
     ---------------------------------------------

     In April 1994, the Company's stockholders approved a performance share incentive bonus plan (Plan) for its President. This Plan grants stock appreciation rights to the President, which, if fully vested, would have a value of approximately $670,000 at June 30, 1994. These rights vest ratably over a five year period beginning January 1, 1993, but become fully vested immediately upon certain events such as the termination of the President's employment due to his death or disability or the sale or change of control of the Company.

     A vested benefit of approximately $134,000 accrued to the President upon stockholder approval of the Plan. Such vested benefit is reflected in accrued expenses as of June 30, 1994, and in salaries and employee benefits expense during the three and six month periods then ended.

     The Company also has an employment agreement (Agreement) with its President. The Agreement includes a provision that if any other corporation or entity acquires the Company (unless such acquisition is arranged or assisted by a government agency), the President may, at his option, terminate his employment and receive from the Company up to three years annual compensation, which would approximate $500,000.

                          [LOGO -- KPMG Peat Marwick]

                         Certified Public Accountants

                        6565 Americas Parkway, NE-#700
                        Post Office Box
                        Albuquerque, NM 87190





                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------




The Board of Directors
American Republic Bancshares, Inc.:


We have audited the accompanying consolidated balance sheets of American Republic Bancshares, Inc. and subsidiary as of December 31, 1993 and 1992, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Republic Bancshares, Inc. and subsidiary at December 31, 1993 and 1992, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


                                      /s/ KPMG Peat Marwick LLP

March 18, 1994

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                 AND SUBSIDIARY

                          Consolidated Balance Sheets

                           December 31, 1993 and 1992

                              Assets                                     1993           1992
                              ------                                --------------  ------------
Cash and due from banks (note 2)                                     $  8,537,037     6,287,225

Federal funds sold                                                      4,500,000     5,000,000

Investment securities (notes 3 and 8)                                 112,779,715    93,043,293

Loans (note 4)                                                         80,829,737    95,509,161

Less:
  Unearned interest                                                      (124,319)     (517,659)
  Allowance for loan losses                                            (2,148,155)   (3,121,570)
                                                                     ------------   -----------
           Net loans                                                   78,557,263    91,869,932
                                                                     ------------   -----------

Premises and equipment (notes 5 and 8)                                  6,315,752     6,709,791

Accrued interest receivable                                             2,257,160     2,078,337

Excess of cost over net assets of subsidiary, net of accumulated amortization of $677,681 and $608,176 in 1993 and 1992,
  respectively                                                            712,434       781,939

Other real estate                                                       2,876,575     2,839,072

Other assets (note 9)                                                   2,296,986     3,470,755
                                                                     ------------   -----------

           Total assets                                              $218,832,922   212,080,344
                                                                     ============   ===========

               Liabilities and Stockholders' Equity
               ------------------------------------

Liabilities:
  Deposits:
    Non-interest-bearing                                             $ 28,017,750    24,011,089
    Interest-bearing (note 6)                                         164,987,192   164,092,391
                                                                     ------------   -----------
           Total deposits                                             193,004,942   188,103,480
  Short-term borrowings (note 7)                                        1,190,485     1,156,389
  Long-term debt and subordinated debentures (note 8)                   5,116,192     5,643,960
  Accrued expenses and other liabilities                                  714,357       672,150
                                                                     ------------   -----------
           Total liabilities                                          200,025,976   195,575,979
                                                                     ------------   -----------

Stockholders' equity (notes 11, 12 and 15):
  Common stock, $1 par value.  Authorized 1,000,000 shares;
    issued and outstanding 410,095 shares in 1993 and 413,830
    shares in 1992                                                        410,095       413,830
  Capital surplus                                                         729,589       882,444
  Undivided profits                                                    17,890,975    15,500,015
  Less guaranteed Employee Stock Ownership Plan debt (notes
    8 and 10)                                                            (223,713)     (291,924)
                                                                     ------------   -----------
           Total stockholders' equity                                  18,806,946    16,504,365

Commitments (notes 4, 10 and 16)
                                                                     ------------   -----------

           Total liabilities and  stockholders' equity               $218,832,922   212,080,344
                                                                     ============   ===========

See accompanying notes to consolidated financial statements.

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                 AND SUBSIDIARY

                     Consolidated Statements of Operations

                     Years ended December 31, 1993 and 1992

                                                               1993         1992
                                                           ------------  ----------
Interest income:
  Interest and fees on loans                               $ 8,322,641   10,469,851
  Interest on investment securities:
    Taxable                                                  5,631,386    5,317,167
    Nontaxable                                                 697,979      603,924
    Interest on federal funds sold                             121,408      104,129
  Other                                                          7,886       11,634
                                                           -----------   ----------
               Total interest income                        14,781,300   16,506,705
                                                           -----------   ----------

Interest expense:
  Deposits                                                   5,566,081    7,411,456
  Short-term borrowings                                         42,795       82,504
  Long-term debt and subordinated debentures                   388,284      424,023
                                                           -----------   ----------
               Total interest expense                        5,997,160    7,917,983
                                                           -----------   ----------
               Net interest income                           8,784,140    8,588,722

Provision (negative provision) for loan losses (note 4)       (675,000)   1,490,000
                                                           -----------   ----------
               Net interest income after
                  provision for loan losses                  9,459,140    7,098,722
                                                           -----------   ----------

Other income:
  Service charges on deposit accounts                        1,467,781    1,519,273
  Gain on sale of investment securities                         92,489      573,487
  Other service charges and fees                               147,205      145,637
  Other                                                        346,483       77,391
                                                           -----------   ----------
               Total other income                            2,053,958    2,315,788
                                                           -----------   ----------

Other expense:
  Salaries and employee benefits (note 10)                   3,783,847    3,552,095
  Occupancy of bank premises                                   801,197      770,134
  Legal and professional fees                                  545,685      568,180
  Furniture and equipment                                      524,173      528,695
  Federal Deposit Insurance Corporation fees                   529,943      426,983
  Office supplies                                              205,576      199,329
                                                           ===========   ==========



                                                                     (Continued)

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                 AND SUBSIDIARY

                Consolidated Statements of Operations, Continued

                                                      1993       1992
                                                   ----------  ---------

  Postage and freight                              $  136,621    155,434
  Other real estate owned expenses, net               153,326    159,100
  Appraisal fees                                       51,584    147,196
  Other                                             1,110,282  1,124,646
                                                   ----------  ---------
               Total other expense                  7,842,234  7,631,792
                                                   ----------  ---------
               Income before income taxes           3,670,864  1,782,718

Income taxes (note 9)                               1,074,856    386,531
                                                   ----------  ---------

               Net income                          $2,596,008  1,396,187
                                                   ==========  =========

Weighted average number of shares outstanding         413,652    412,106
                                                   ==========  =========

Per common share:
  Net income                                       $     6.28       3.39
                                                   ==========  =========
  Dividends                                        $      .50      -
                                                   ==========  =========

See accompanying notes to consolidated financial statements.

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                 AND SUBSIDIARY

           Consolidated Statements of Changes in Stockholders' Equity

                     Years ended December 31, 1993 and 1992





                                                                                        Guaranteed
                                                                                         Employee
                                              Common stock                                 Stock
                                          --------------------   Capital    Undivided    Ownership
                                           Shares   Par value    surplus     profits     Plan debt      Total
                                          --------  ----------  ---------  -----------  -----------  -----------

Balance at December 31, 1991              411,040    $411,040    775,859   14,103,828     (329,103)  14,961,624

Purchase of common stock                   (1,000)     (1,000)   (36,550)           -            -      (37,550)

Sale of common stock                        3,790       3,790    143,135            -            -      146,925

Reduction of Guaranteed Employee Stock
  Ownership Plan debt                           -           -          -            -       37,179       37,179

Net income                                      -           -          -    1,396,187            -    1,396,187
                                          -------    --------   --------   ----------   ----------   ----------
Balance at December 31, 1992              413,830     413,830    882,444   15,500,015     (291,924)  16,504,365

Purchase of common stock                   (6,640)     (6,640)  (269,403)           -            -     (276,043)

Sale of common stock                        2,905       2,905    116,548            -            -      119,453

Dividends                                       -           -          -     (205,048)           -     (205,048)

Reduction of Guaranteed Employee Stock
  Ownership Plan debt                           -           -          -            -       68,211       68,211

Net income                                      -           -          -    2,596,008            -    2,596,008
                                          -------    --------   --------   ----------   ----------   ----------

Balance at December 31, 1993              410,095    $410,095    729,589   17,890,975     (223,713)  18,806,946
                                          =======    ========   ========   ==========   ==========   ==========

See accompanying notes to consolidated financial statements.

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                 AND SUBSIDIARY

                     Consolidated Statements of Cash Flows

                     Years ended December 31, 1993 and 1992



                                                                1993           1992
                                                            ------------   -----------

Cash flows from operating activities:
  Interest received                                         $ 14,903,381    17,279,434
  Fees and other income received                               1,843,987     1,788,437
  Interest paid                                               (6,125,591)   (8,256,315)
  Cash paid to suppliers and employees                        (7,297,819)   (6,980,622)
  Income taxes paid                                             (202,856)     (471,577)
  Other, net                                                     474,506       164,787
                                                            ------------   -----------
               Net cash provided by operating activities       3,595,608     3,524,144
                                                            ------------   -----------

Cash flows from investing activities:
  Purchase of investment securities                          (63,145,680)  (66,038,139)
  Proceeds from maturities of investment
    securities                                                30,590,044    34,621,604
  Proceeds from sales of investment securities                12,613,966    14,721,219
  Net decrease in loans made to customers                     13,013,898    17,870,943
  Additions to premises and equipment                           (111,685)     (573,776)
  Proceeds from sales of premises and equipment                   24,627        40,890
  Proceeds from OREO sales                                       952,147       776,089
                                                            ------------   -----------
               Net cash provided (used) by investing
                  activities                                  (6,062,683)    1,418,830
                                                            ------------   -----------

Cash flows from financing activities:
  Net increase in demand deposit and savings accounts         13,288,831    16,056,980
  Net decrease in time deposits                               (8,387,369)  (18,637,105)
  Net increase (decrease) in short-term borrowings                34,096    (5,068,433)
  Payments on long-term debt and subordinated debentures      (1,429,557)     (229,234)
  Issuance of long-term debt                                     970,000        82,098
  Proceeds from sale of common stock                             119,453       146,925
  Purchase of common stock                                      (276,043)      (37,550)
  Dividends paid                                                (102,524)       -
                                                            ------------   -----------
               Net cash provided (used) by financing
                  activities                                   4,216,887    (7,686,319)
                                                            ------------   -----------
               Net increase (decrease) in cash and cash
                  equivalents                                  1,749,812    (2,743,345)

Cash and cash equivalents at beginning of year                11,287,225    14,030,570
                                                            ------------   -----------

Cash and cash equivalents at end of year                    $ 13,037,037    11,287,225
                                                            ============   ===========

                                                                     (Continued)

                      AMERICAN REPUBLIC BANCSHARES, INC.
                                AND SUBSIDIARY

               Consolidated Statements of Cash Flows, Continued

                                                                                1993        1992
                                                                             ----------   ---------
Reconciliation of net income to net cash provided by
  operating activities:
    Net income                                                               $2,596,008   1,396,187
                                                                             ----------   ---------
    Adjustments to reconcile net income to net cash
      provided by operating activities:
        Depreciation                                                            499,931     546,528
        Provision (negative provision) for loan losses                         (675,000)  1,490,000
        Gain on sale of investment securities                                   (92,489)   (573,487)
        (Gain) loss on sale and market declines of other
          real estate                                                           (21,855)     54,445
        (Increase) decrease in interest receivable                             (178,823)    602,654
        Increase (decrease) in accrued expenses and other
          liabilities                                                            42,207    (268,546)
        Other, net                                                            1,425,629     276,363
                                                                             ----------   ---------
               Total adjustments                                                999,600   2,127,957
                                                                             ----------   ---------
               Net cash provided by operating
                 activities                                                  $3,595,608   3,524,144
                                                                             ==========   =========

Supplementary disclosure of noncash investing and financing activities:

                                                                                1993        1992
                                                                             ----------   ---------

  Net loans transferred to other real estate
     owned                                                                   $1,439,000   2,230,000
                                                                             ==========   =========
  Loans made to customers for sale of other
     real estate owned and premises and
     equipment                                                               $  458,000     301,000
                                                                             ==========   =========

The Company has an employee stock ownership plan and has guaranteed a loan to the plan from an unrelated institution. The plan repaid $68,211 of this debt during 1993.


See accompanying notes to consolidated financial statements.

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1993 and 1992



(1)  Summary of Significant Accounting Policies

     The accounting policies of American Republic Bancshares, Inc. (Bancshares) and subsidiary (collectively referred to as the Company) conform to generally accepted accounting principles and to general practice within the banking industry. The following is a summary of the more significant of those policies:

     (a)  Basis of Presentation

          The consolidated financial statements include Bancshares and its wholly-owned subsidiary, First National Bank of Belen (Bank).

          All significant intercompany balances and transactions have been eliminated in consolidation.

     (b)  Investment Securities

          Investment securities are stated at cost, adjusted for amortization of premiums and accretion of discounts. The lower of cost or market is not used for securities valuation since the Bank has the ability and intent to hold the securities to maturity, except that costs of individual securities are written down to market when the ultimate realization of the recorded amounts is not reasonably assured. Gains or losses on the sale of investment securities are recognized using the identified certificate method.

     (c)  Allowance for Loan Losses

          Loan losses are charged to the allowance for loan losses and recoveries are credited to it. The provision for loan losses charged to expense is based on past loan loss experience, management's evaluation of the loan portfolio and other factors which, in management's judgment, deserve current recognition in estimating possible loan losses. Such other factors considered by management include growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, collateral values and economic conditions. The determination of the allowance for loan losses and the valuation of real estate in connection with the satisfaction of loans are material estimates that are susceptible to change in the near term. Management does, however, obtain independent appraisals for significant properties that secure loans.



                                                                     (Continued)

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


        A substantial portion of the Bank's loans are secured by real estate, primarily in New Mexico. The ultimate collectibility of a substantial portion of the Bank's loan portfolio is therefore susceptible to changes in real estate market conditions.

        Management believes that the allowance for losses on loans is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans. Such agencies may require the Bank to adjust the allowance based on their judgments about information available to them at the time of their examination.

   (d)  Income on Loans

        Interest is accrued on loans unless, in the opinion of management, collectibility of the interest is not probable. When accrual of interest is discontinued, any previously accrued uncollected interest is charged against interest income. Interest received on nonaccrual loans is applied as a reduction of principal if there is doubt as to the collectibility in full of the outstanding balance.

        Unearned interest on installment loans is amortized into income in amounts that approximate the interest method.

        Loan origination fees and direct costs of originating loans are amortized into income over the lives of the loans using a method that approximates the interest method.

   (e)  Premises and Equipment

        Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line and declining-balance methods over the estimated useful lives of the assets.

        Maintenance and repairs are charged to expense in the year incurred.
          Renewals and material betterments are capitalized. Gains or losses on dispositions are credited or charged to income.

   (f)  Other Real Estate

        Other real estate is comprised of foreclosed properties where the Bank has actually received title or which are "in-substance" foreclosures. Loans are classified as in-substance foreclosures when the bank receives physical possession of the borrower's collateral even though formal foreclosure proceedings may not have

                                                                     (Continued)

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


          taken place. Such properties are carried at the lower of the investment in the related loan or estimated net realizable value. The fair value of such properties is determined based on independent appraisals and other relevant factors.

        Any writedowns required prior to or at the time of acquisition are charged against the allowance for loan losses.

        Declines in value, subsequent to acquisition, are accounted for as a charge to losses on other real estate and are included in other expenses in the period in which a decline in value is determined. Operating expenses, including rental or lease income and depreciation, and gains or losses from sales of other real estate are charged or credited to other operating expenses or income as incurred.

   (g)  Excess of Cost Over Net Assets of Subsidiary

          The excess of cost over net assets of the subsidiary is amortized using the straight-line method over 20 years.

   (h)  Income Taxes

        In February 1992, the Financial Accounting Standards Board issued
          Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        During 1993, the Company adopted Statement 109. The change in method of accounting for income taxes had no significant effect.

        Bancshares files consolidated federal and state income tax returns with its subsidiary.



                                                                     (Continued)

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

   (i)  Statement of Cash Flows

        For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold.

   (j)  Recent Accounting Pronouncements

        The Financial Accounting Standards Board has issued Statement 114
          (FASB No. 114), "Accounting by Creditors for Impairment of a Loan." The Statement applies to all creditors and all loans, including those that are restructured in troubled debt restructuring with a modification of terms. Excluded are large groups of homogeneous loans with small balances that are evaluated collectively, loans measured at fair value or at the lower of cost or fair value, leases and debt securities. The Statement requires applicable loans to be measured at the discounted amounts of their expected future cash flows using the loan's effective interest rate or at the observable market price or the fair value of the collateral for collateral dependent loans. The Statement is effective for fiscal years beginning after December 15, 1994, with earlier application encouraged. The Bank has not decided whether or not this Statement will be applied early, nor have the effects of this Statement been evaluated.

        In May 1993, the Financial Accounting Standards Board (FASB) issued
          Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Adoption of SFAS No. 115 is required for fiscal years beginning after December 15, 1993, with early adoption permitted. The Company adopted the new standard effective January 1, 1994. Certain securities at January 1, 1994 are deemed by management to be available for sale and, in accordance with SFAS No. 115, are reported at fair value (based on quoted market prices) with net unrealized gains and losses reported as a separate component of stockholders' equity. At January 1, 1994, the Company recorded an increase of $1,970,000, net of tax, in stockholders' equity. The remaining securities are deemed by management to be held-to-maturity and are therefore reported at amortized cost.

   (k)  Reclassifications

        Certain 1992 amounts have been reclassified to conform with the 1993 financial statement presentation.


                                                                     (Continued)

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(2)  Restricted Cash Balance

     Included in cash and due from banks are balances which are maintained to meet reserve requirements established by the Federal Reserve Board. At December 31, 1993, the required balance was $2,460,000.

(3)  Investment Securities

     The book and estimated market values of investment securities follow:

                                                            1993
                                      -------------------------------------------------
                                                      Gross       Gross      Estimated
                                          Book      unrealized  unrealized    market
                                         value        gains       losses       value
                                      ------------  ----------  ----------  -----------

      U.S. Treasury securities        $ 30,134,026   2,698,725       7,968   32,824,783
      Securities of U.S.
          government agencies
          and corporations              43,875,454   1,217,118      25,512   45,067,060
      Obligations of state and
          political subdivisions        14,643,541     986,453      29,768   15,600,226
      Collateralized mortgage
          obligations - fixed
          rate                           7,169,117      30,121      37,880    7,161,358
      Collateralized mortgage
          obligations - variable
          rate                           2,829,336       1,610       4,371    2,826,575
      Mortgage-backed
          securities - fixed
          rate                          11,816,168      53,027      26,012   11,843,183
      Mortgage-backed
          securities - variable
          rate                           1,845,492       -           7,941    1,837,551
      Other                                466,581   1,779,195        -       2,245,776
                                      ------------   ---------     -------  -----------

              Total                   $112,779,715   6,766,249     139,452  119,406,512
                                      ============   =========     =======  ===========

                                                                     (Continued)

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                                                           1992
                                      -----------------------------------------------
                                                     Gross       Gross     Estimated
                                          Book     unrealized  unrealized    market
                                         value       gains       losses      value
                                      -----------  ----------  ----------  ----------

     U.S. Treasury securities         $28,047,690   1,704,498       6,251  29,745,937
     Securities of U.S.
           government agencies
           and corporations            28,783,461     924,685      40,087  29,668,059
     Obligations of state and
           political subdivisions       8,802,809     525,302       1,664   9,326,447
     Collateralized mortgage
           obligations - fixed
           rate                        10,465,784       1,117     216,159  10,250,742
     Collateralized mortgage
      obligations - variable
           rate                         5,771,655       1,956      45,221   5,728,390
     Mortgage-backed
           securities - fixed
           rate                         1,546,240      58,814       1,117   1,603,937
     Mortgage-backed
      securities - variable
           rate                         4,159,073       -          78,405   4,080,668
     Money market mutual fund           5,000,000       -            -      5,000,000
     Other                                466,581     407,289        -        873,870
                                      -----------   ---------     -------  ----------

              Total                   $93,043,293   3,623,661     388,904  96,278,050
                                      ===========   =========     =======  ==========



                                                                     (Continued)

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


The following table shows the maturity distribution of the investment portfolio at December 31, 1993:

                                                 Maturity distribution
                               -----------------------------------------------------------
                                 Within      One to     Five to      After
                                one year   five years  ten years   ten years      Total
                               ----------  ----------  ----------  ----------  -----------

U.S. Treasury securities       $1,499,591  17,034,603  11,599,832       -       30,134,026
Securities of U.S. govern-
  ment agencies and
  corporations                  1,499,275  29,462,914  12,913,265       -       43,875,454
Obligations of state and
  political subdivisions          714,037   2,652,609   6,222,406   5,054,489   14,643,541
Collateralized mortgage
  obligations - fixed rate          -         409,864   2,475,426   4,283,827    7,169,117
Collateralized mortgage
  obligations - variable
  rate                              -           -         396,101   2,433,235    2,829,336
Mortgage-backed
  securities - fixed rate           -       2,028,895   9,343,869     443,404   11,816,168
Mortgage-backed
  securities - variable
  rate                              -           -           -       1,845,492    1,845,492
Other                             466,581       -           -           -          466,581
                               ----------  ----------  ----------  ----------  -----------

                               $4,179,484  51,588,885  42,950,899  14,060,447  112,779,715
                               ==========  ==========  ==========  ==========  ===========
Estimated market
  value                        $6,014,808  54,893,641  45,465,718  13,032,345  119,406,512
                               ==========  ==========  ==========  ==========  ===========

During 1993 and 1992, the Bank sold a portion of its investment securities. The proceeds received from such sales were $12,613,966 and $14,721,219 for the years ended December 31, 1993 and 1992, respectively. In 1993, the Bank recognized gross realized gains and losses from these transactions of $131,099 and $38,610, respectively. In 1992, the Bank recognized gross realized gains from these transactions of $573,487.




                                                                     (Continued)

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


     At December 31, 1993, securities with a book value of approximately
       $16,194,000 are pledged to secure deposits as required by law.

(4)  Loans and Allowance for Loan Losses

     A summary of the loan portfolio by major category follows:

                                             1993         1992
                                         ------------  ----------

       Real estate                        $64,486,461  69,017,597
       Commercial, financial and
         agricultural                      10,181,196  18,383,556
       Installment and other consumer
         loans                              6,094,287   8,070,416
       Other                                   67,793      37,592
                                          -----------  ----------

                                          $80,829,737  95,509,161
                                          ===========  ==========

     Nonaccrual loans were approximately $2,932,000 and $6,185,000 at December 31, 1993 and 1992, respectively. The amount of foregone interest income on these loans was approximately $468,000 in 1993 and $611,000 in 1992.

     Direct and indirect loans receivable from directors, executive officers, principal stockholders, employees and their related entities aggregated approximately $1,560,000 and $2,380,000 at December 31, 1993 and 1992,
       respectively.

     At December 31, 1993, the Bank was committed under unfunded lines of credit for approximately $4,169,000 which are not reflected in the accompanying consolidated financial statements.

     A summary of the changes in the allowance for loan losses follows:

                                                                1993         1992
                                                            ------------  -----------

       Balance at beginning of year                          $3,121,570    3,625,431
       Provision (negative provision) charged to expense       (675,000)   1,490,000
       Recoveries of loans previously charged off               362,720      471,448
       Loans charged off                                       (661,135)  (2,465,309)
                                                             ----------   ----------

       Balance at end of year                                $2,148,155    3,121,570
                                                             ==========   ==========

                                                                     (Continued)

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



(5)  Premises and Equipment

     A summary of premises and equipment follows:

                                          Depreciable lives           1993          1992
                                          -----------------       ------------   -----------
          Land                                    -               $    875,916       867,060
          Premises                          10 - 50 years            6,785,862     6,971,768
          Furniture and equipment            3 - 7 years             2,901,013     2,861,434
                                                                  ------------   -----------
                                                                    10,562,791    10,700,262
          Less accumulated
           depreciation                                             (4,247,039)   (3,990,471)
                                                                  ------------   -----------

                                                                  $  6,315,752     6,709,791
                                                                  ============   ===========

(6)  Interest-bearing Deposits

     A summary of interest-bearing deposits follows:

                                                                      1993          1992
                                                                  ------------   -----------
          Demand:
           NOW accounts                                           $ 39,994,093    38,685,108
           Money market                                             20,358,409    24,380,734
           Savings                                                  47,557,261    35,561,750
          Time:
           $100,000 or more                                          8,171,005    11,924,842
           Other                                                    48,906,424    53,539,957
                                                                  ------------   -----------

                                                                  $164,987,192   164,092,391
                                                                  ============   ===========

(7)  Short-term Borrowings

     Short-term borrowings are summarized as follows:

                                                                      1993          1992
                                                                  ------------   -----------
          Securities sold under agreements
           to repurchase                                          $    640,485       641,389
                                                                  ============   ===========

                                                                     (Continued)

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


                                                             1993        1992
                                                          -----------  ---------

       Line of credit ($1,000,000) to unrelated bank,
         interest payable monthly at
         Citibank, N.A. prime plus .5 percent (6.5% at
         December 31, 1993); secured by all
         Bank stock; remaining balance due
         March 16, 1994                                   $  550,000     515,000
                                                          ----------   ---------

                                                          $1,190,485   1,156,389
                                                          ==========   =========

     At December 31, 1993, securities sold under agreements to repurchase consist of corporate repurchase agreements.

     The Company obtained a $7,500,000 line of credit from an unrelated bank
       (bank) that matures on May 1, 1994 for the purpose of purchasing federal funds. Any advances under this line are to be secured by a pledge of specific investment securities, and bears interest at the bank's quoted rate on the date of any advance. At December 31, 1993 and 1992, there were no amounts outstanding under this line of credit.

(8)  Long-term Debt and Subordinated Debentures

     A summary of long-term debt and subordinated debentures follows:

                                                             1993        1992
                                                          -----------  ---------

     Note payable to unrelated bank, payable in
       monthly installments of $19,031 in 1994 plus
       interest at Citibank, N.A. prime with a
       floor of 7% and a ceiling of 12% (7% at
       December 31, 1993); secured by all Bank
       stock and first mortgage on land and Bank
       building with a net book value of
       approximately $4,100,000; remaining
       balance due November 1996                           $4,028,000  4,238,000
     11% subordinated debentures, interest
       due semiannually, redeemed on June 30, 1993            -          969,210
                                                           ==========  =========

                                                                     (Continued)

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                                                                   1993        1992
                                                                   ----        ----
 Note payable to unrelated bank, interest
   payable quarterly at Citibank, N.A. prime plus 1.5%
   (7.5% at December 31, 1993); starting September 30,
   1994 payable in quarterly installments of $48,500
   plus interest; secured by certain investment securities;
   remaining balance due June 30, 1999                          $  825,000          -
 Guaranteed Employee Stock Ownership Plan debt
   to an unrelated bank, principal due in
   increasing amounts ($46,222 due in 1994)
   with interest payments due annually at
   Citibank, N.A. prime rate (6.0% at
   December 31, 1993); remaining balance due
   in 1999 (note 10)                                               223,713    291,924
 Other                                                              39,479    144,826
                                                                ----------  ---------

                                                                $5,116,192  5,643,960
                                                                ==========  =========

The $4,028,000 note payable may be renewed with the agreement of both parties beginning November 16, 1996. At renewal, payments will be calculated using a 15-year amortization, with interest continuing to be based on Citibank, N.A. prime.

Required principal repayments, assuming the renewals discussed in the preceding paragraph, of long-term debt are as follows:

           Year ending December 31
           -----------------------
                    1994                       $  397,258
                    1995                          511,640
                    1996                          530,165
                    1997                          386,557
                    1998                          287,520
                    Thereafter                  3,003,052
                                               ----------

                                               $5,116,192
                                               ==========


                                                                     (Continued)

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(9)    Income Taxes

       Components of federal income tax expense are:

                                            1993       1992
                                         -----------  -------
                       Current            $  730,859  101,000
                       Deferred              343,997  285,531
                                          ----------  -------
                                          $1,074,856  386,531
                                          ==========  =======

   Included in other assets in the accompanying consolidated balance sheets are deferred income taxes of $242,000 and $586,000 at December 31, 1993 and 1992, respectively, and income taxes receivable of $8,000 and $525,000 at December 31, 1993 and 1992.

   The change in the deferred income tax asset represents the effect of changes in the amounts of temporary differences. The types of temporary differences that give rise to significant portions of the deferred tax asset are presented below:

                                            1993       1992
                                         ----------  ---------

            Allowance for loan losses    $ 199,000    663,000
            Business combination           (44,000)   (41,000)
            Depreciation                  (261,000)  (238,000)
            Other real estate              215,000    186,000
            Other, net                     133,000     16,000
                                         ---------   --------
                                         $ 242,000    586,000
                                         =========   ========

   The Company can realize the deferred tax asset at December 31, 1993 through carryback provisions and, therefore, no valuation allowance has been recorded.



                                                                     (Continued)

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


   The actual tax expense differs from the "expected" (34 percent of income before income taxes) tax expense as follows:

                                           1993        1992
                                       ------------  ---------
          Computed "expected" tax
            expense (benefit)           $1,248,094    606,124
          Tax-exempt interest             (237,000)  (186,446)
          Other, net                        63,762    (33,147)
                                        ----------   --------
                                        $1,074,856    386,531
                                        ==========   ========
          Effective income tax rate           29.3%      21.7%
                                              ====       ====


(10) Employee Benefit Plans

     The Company has a defined benefit pension plan covering substantially all of its employees. Prior to 1989, the benefits were based on years of service and the employee's highest consecutive 5-years compensation during the last 10 years of service. The Plan was amended, effective January 1, 1989, to provide a monthly retirement benefit of .75 percent of a participant's career average compensation multiplied by the years of service with a minimum monthly benefit of $5.00 multiplied by the years of service up to 40 years. Vesting occurs on a graduating basis, with full vesting achieved at the end of 7 years. The Company's funding policy is to annually contribute amounts necessary to maintain substantially full funding. The Company contributed $47,609 and $46,701 during the years ending December 31, 1993 and 1992, respectively, to this plan.

    At December 31, 1993, the fair value of the Plan's assets of $370,683
      (consisting primarily of cash and cash equivalents, U.S. government securities and mutual funds) exceeded the Plan's accumulated benefit obligation of $209,767. The weighted average discount rate used in projecting the accumulated benefit obligation was 8.0 percent and the expected long-term rate of return on assets and rate of increase in future compensation levels were 8.5 percent and 5.0 percent, respectively. Net periodic pension costs incurred were $32,948 and $4,890 in 1993 and 1992, respectively.


                                                                     (Continued)

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


   The Company also has a 401(k) savings plan under which the Company may match a portion of the employee's contribution up to 100 percent based on return on average assets, and a profit-sharing plan under which the Company may make contributions of up to 15 percent of the employee's compensation. Participation is available to substantially all employees. Vesting occurs on a graduating basis, with full vesting achieved at the end of 7 years. The Company may terminate either plan at any time. The Company contributed $27,238 and $24,147 to this plan in 1993 and 1992, respectively.

   The Company also has an Employee Stock Ownership Plan (ESOP) for substantially all of its employees. Total shares allocated to participants is based upon the employer's annual contribution. Such shares are allocated to individual participants based on the ratio of each participant's compensation to total participants' compensation. Vesting occurs on a graduating basis with full vesting achieved at the end of 7 years. The ESOP obtained a loan from an unrelated bank (note 8) that was used to purchase 13,513 outstanding shares of common stock from a stockholder. Contributions made by the Company to the ESOP are intended to pay principal and interest on the ESOP debt and, in turn, allocate a proportionate amount of the ESOP common stock shares to the participating employees. Any dividends on unallocated shares are also used to pay principal, interest and plan expenses. The ESOP debt is guaranteed by Bancshares and, therefore, is presented as long-term debt and a reduction of stockholders' equity. The Company contributed $108,744 and $63,160 to the ESOP of which $17,545 and $20,981 was attributable to interest on the ESOP debt for the years ending December 31, 1993 and 1992, respectively.

   The Company also has a supplemental benefit plan designed to provide certain employees with supplemental retirement benefits. The plan was funded with a single contribution of $755,000. Benefits accrue to the employees over their employment and will provide the employees with salary continuation benefits upon retirement or death. As part of the plan, the Company has obtained insurance contracts on the plan participants in amounts sufficient to discharge the Company's obligations under the plan. Other assets include $752,651 and $1,065,798 at December 31, 1993 and 1992, respectively, of cash surrender value for the insurance contracts purchased; and accrued liabilities include $47,733 and $40,666 relating to benefits for the years ending December 31, 1993 and 1992, respectively.
     The Company recorded an expense of $13,635 and $3,241 in 1993 and 1992, respectively, for benefits accruing under this plan.

   The Company also has a compensation arrangement with its president whereby under certain circumstances it may incur an obligation to this individual of up to 3 years annual compensation, which would approximate $500,000.

                                                                     (Continued)

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(11) Dividend Restrictions

     Undivided profits of the Bank include $13,000,000 not available for dividends to its stockholder because of regulatory requirements.

(12) Risk-based Capital and Leverage Ratios

     In January 1989, the Federal Reserve Board and the Office of the
       Comptroller of the Currency issued guidelines which establish a risk-adjusted ratio relating capital to various categories of recorded assets and off-balance sheet commitments adjusted for relative credit risk. The guidelines require a minimum total risk-based capital ratio of 8.0 percent. At December 31, 1993, Bancshares' total risk-based capital ratio was 18.35 percent.

     In early 1990, the Federal Reserve Board proposed a new minimum leverage ratio representing the minimum capital to total assets standard for banking organizations. The minimum leverage ratio required for those banks with the highest regulatory rating is 3.00 percent. At December 31, 1993, Bancshares' leverage ratio was 8.53 percent.

(13) Fair Value of Financial Instruments

     Statement of Financial Accounting Standards No. 107, "Disclosures About
       Fair Value of Financial Instruments" (FAS 107) requires that Bancshares disclose estimated fair values for its financial instruments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time Bancshares' entire holdings of a particular financial instrument. Because no market exists for a significant portion of Bancshares' financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets



                                                                     (Continued)

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


       and liabilities that are not considered financial assets or liabilities include premises and equipment and other real estate owned. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

       Cash, Short-term Investments and Short-term Borrowings:
       The fair value of the short-term instruments approximates the carrying amounts because they mature in 90 days or less.

       Investment Securities:
       The fair value of securities is based on quoted market prices or dealer quotes, if available. If a quoted market price for a specific security is not available, fair value is estimated using quoted market prices for similar securities.

       Loans:
       The fair value of loans is estimated by discounting the anticipated cash flows using appropriate current discount rates to determine their present value. The yield on the U.S. Treasury security having a term which most closely corresponds to the term of the loan is the risk-free discount rate used. The risk-free rate is adjusted for the operating expense component and the estimated credit quality component, which is the annualized yield needed to cover the expected loan losses. The credit quality component is based on an analysis of under performing loans and gross charge-off experience.

       Deposit Liabilities:
       The fair value of deposits with no stated maturity, such as demand deposits, savings accounts, NOW accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is based on the discounted anticipated cash flows using the appropriate risk free discount rate adjusted for the estimated credit quality relating to the "market view" of the creditworthiness of the institution based on selected financial ratios and the operating expense component.



                                                                     (Continued)

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


     Long-term Debt:
     The fair value of long-term debt approximates the carrying amount as the majority of the debt is tied to floating interest rates thereby repricing the debt at current market values on a continual basis.

     The estimated fair values of Bancshares' financial instruments are as follows:

                                              December 31, 1993
                                                 (thousands)
                                              ------------------
                                              Carrying    Fair
                                               amount     value
                                              ---------  -------

            Financial assets:
              Cash and short-term
                investments                    $ 13,037   13,037
              Investment securities             112,780  119,407
              Loans, net                         78,557   82,449
              Accrued interest receivable         2,257    2,257
                                               --------  -------

                    Total financial assets     $206,631  217,150
                                               ========  =======

            Financial liabilities:
              Deposits                         $193,005  193,450
              Short-term borrowings               1,190    1,190
              Long-term debt and
                subordinated debentures           5,116    5,116
              Interest payable on deposits          387      387
                                               --------  -------
                    Total financial
                       liabilities             $199,698  200,143
                                               ========  =======

(14) Condensed Financial Information of Parent Company

     The assets of Bancshares consist primarily of an investment in its subsidiary bank and the Bank's operating facilities. As discussed in note 11, dividends paid by the Bank are limited by bank regulatory agencies. The principal source of Bancshares' revenue is dividends from the subsidiary bank, which are utilized for payments of debt service, operating costs and dividends to Bancshare stockholders. Condensed financial information of Bancshares at December 31, 1993 and 1992 follows:


                                                                     (Continued)

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


                  Condensed Statements
                 of Financial Condition
                 ----------------------
                                                                                 1993       1992
                                                                                -------    -------
                        Assets                                                     (thousands)
                        ------                                                     -----------
   Cash                                                                         $   202         93
   Investment in subsidiary - First National Bank of Belen                       18,226     16,485
   Dividends receivable from subsidiary                                             500          -
   Premises and equipment                                                         4,367      4,506
   Excess of cost over net assets of subsidiary,
      net of accumulated amortization                                               712        782
   Other assets                                                                     764        805
                                                                                -------     ------
                 Total assets                                                   $24,771     22,671
                                                                                =======     ======

           Liabilities and Stockholders' Equity
           -------------------------------------
   Liabilities:
      Accounts payable and accrued expenses                                     $   104          1
      Short-term borrowing                                                          550        515
      Long-term debt and subordinated debentures                                  5,116      5,563
      Other liabilities                                                             194         88
   Stockholders' equity                                                          18,807     16,504
                                                                                -------     ------
                 Total liabilities and
                   stockholders' equity                                         $24,771     22,671
                                                                                =======     ======


                 Condensed Statements                                            1993       1992
                    of Operations                                               -------    -------
                 --------------------                                              (thousands)
   Income from subsidiary:                                                         -----------
      Dividends                                                                 $   600        100
      Rental income                                                                 483        481
      Other                                                                          46          3
                                                                                -------     ------
                 Total income                                                     1,129        584
   Operating expenses                                                               773        815
                                                                                -------     ------
                 Operating income (loss) before
                   undistributed income of subsidiary                               356       (231)
   Undistributed income of subsidiary                                             2,240      1,627
                                                                                -------     ------
                 Net income                                                     $ 2,596      1,396
                                                                                =======     ======




                                                                     (Continued)

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                     Condensed Statements                          1993     1992
                         of Cash Flows                           --------  -------
                     --------------------                           (thousands)
                                                                 -----------------

   Cash flows from operating activities:
      Dividends from subsidiary                                  $   600      100
      Rent income received                                           483      481
      Income taxes received                                           75      102
      Interest paid                                                 (419)    (457)
      Other, net                                                     (13)      11
                                                                 -------   ------
                 Net cash provided by operating
                   activities                                        726      237
                                                                 -------   ------

   Cash flows from investing activities - purchases of assets        (15)     (30)
                                                                 -------   ------

   Cash flows from financing activities:
      Net increase in short-term borrowings                           35      -
      Payments on long-term debt                                  (1,347)    (229)
      Proceeds from issuance of long-term debt                       970      -
      Proceeds from sale of common stock                             119      147
      Purchases of common stock                                     (276)     (38)
      Dividends paid                                                (103)     -
                                                                 -------   ------
                 Net cash used for financing activities             (602)    (120)
                                                                 -------   ------

   Net increase in cash and cash equivalents                         109       87

   Cash and cash equivalents at beginning of year                     93        6
                                                                 -------   ------

   Cash and cash equivalents at end of year                      $   202       93
                                                                 =======   ======

   Reconciliation of net income to net cash
      provided by operating activities:
        Net income                                               $ 2,596    1,396
                                                                 -------   ------
        Adjustments to reconcile net income to
          net cash provided by operating activities:
            Depreciation and amortization                            220      242
            Other assets                                              44      138
            Other liabilities                                        106       88
            Undistributed income of subsidiary                    (2,240)  (1,627)
                                                                 -------   ------
                 Total adjustments                                (1,870)  (1,159)
                                                                 -------   ------
                 Net cash provided by operating
                   activities                                    $   726      237
                                                                 =======   ======

                                                                     (Continued)

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(15) Regulatory Matters

     In June 1992, the Board of Directors of the Bank entered into a Memorandum of Understanding (Memorandum) with the Office of the Comptroller of the Currency (OCC) that required the Bank to take a number of actions to strengthen the Bank's financial condition and required the approval of the OCC prior to the declaration or payment of any dividends.

     The OCC conducted an examination of the Bank as of December 31, 1993, which disclosed that the overall condition of the Bank was satisfactory and that the Bank was in substantial compliance with the Memorandum. As a result, the Memorandum was terminated on March 15, 1994.

(16) Legal Proceedings

     The Company is party to various legal proceedings in the normal course of business. In management's opinion, after consultation with outside legal counsel, the disposition of these matters will not materially affect the financial position of the Company.

                      [LETTERHEAD OF KPMG PEAT MARWICK]



                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------




The Board of Directors
American Republic Bancshares, Inc.:


We have audited the accompanying consolidated balance sheets of American Republic Bancshares, Inc. and subsidiaries as of December 31, 1992 and 1991, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Republic Bancshares, Inc. and subsidiaries at December 31, 1992 and 1991, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in note 15 to the consolidated financial statements, the Board of Directors of the Bank entered into a Memorandum of Understanding (Memorandum) with the Office of the Comptroller of the currency (OCC) in June 1992 that required the Bank to take a number of actions to strengthen the Bank's financial condition. Since the implementation of the Memorandum, the OCC conducted another on-site examination as of November 30, 1992. The OCC has indicated in a draft examination report that the Bank's overall compliance with the Memorandum is not yet at a desirable level. As a result, the Memorandum will remain in effect until terminated by the OCC. Failure to obtain total compliance with the Memorandum in a timely manner could result in additional administrative action by the OCC.

                                                 /s/ KPMG Peat Marwick LLP
                                                     ---------------------

March 6, 1993

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                AND SUBSIDIARIES

                          Consolidated Balance Sheets

                           December 31, 1992 and 1991


                               Assets                                      1992           1991
                               ------                                 --------------  ------------

Cash and due from banks (note 2)                                       $  6,287,225     7,530,570

Federal funds sold                                                        5,000,000     6,500,000

Investment securities (note 3)                                           93,043,293    75,941,675

Loans (note 4)                                                           94,240,465   116,731,453

Less:
  Unearned interest                                                        (517,659)     (911,185)
  Allowance for loan losses                                              (3,121,570)   (3,625,431)
                                                                       ------------   -----------
           Net loans                                                     90,601,236   112,194,837
                                                                       ------------   -----------

Premises and equipment (note 5)                                           6,709,791     6,707,716

Accrued interest receivable                                               2,078,337     2,680,991

Excess of cost over net assets of subsidiaries, net of accumulated amortization of $608,176 and $538,670 in 1992 and 1991,
  respectively                                                              781,939       851,445

Other real estate                                                         4,107,768     2,705,645

Other assets (note 9)                                                     3,470,755     3,526,143
                                                                       ------------   -----------

           Total assets                                                $212,080,344   218,639,022
                                                                       ============   ===========

                       Liabilities and Stockholders' Equity
                       ------------------------------------

Liabilities:
  Deposits:
    Non-interest-bearing                                               $ 24,011,089    20,166,610
    Interest-bearing (note 6)                                           164,092,391   170,516,995
                                                                       ------------   -----------
           Total deposits                                               188,103,480   190,683,605
  Short-term borrowings (note 7)                                          1,156,389     5,709,822
  Long-term debt and subordinated debentures (note 8)                     5,643,960     6,343,275
  Accrued expenses and other liabilities                                    672,150       940,696
                                                                       ------------   -----------
           Total liabilities                                            195,575,979   203,677,398
                                                                       ------------   -----------

Stockholders' equity (notes 11, 12 and 15):
  Common stock, $1 par value.  Authorized 1,000,000 shares;
    issued and outstanding 413,830 shares in 1992 and 411,040
    shares in 1991                                                          413,830       411,040
  Capital surplus                                                           882,444       775,859
  Undivided profits                                                      15,500,015    14,103,828
  Less--Guaranteed Employee Stock Ownership
    Plan debt (notes 8 and 10)                                             (291,924)     (329,103)
                                                                       ------------   -----------
           Total stockholders' equity                                    16,504,365    14,961,624

Commitments (notes 4 and 10)
                                                                       ------------   -----------
           Total liabilities and stockholders' equity                  $212,080,344   218,639,022
                                                                       ============   ===========


See accompanying notes to consolidated financial statements.

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                AND SUBSIDIARIES

                     Consolidated Statements of Operations

                     Years ended December 31, 1992 and 1991


                                                                          1992          1991
                                                                      ------------  ------------

Interest income:
  Interest and fees on loans                                           $10,469,851   13,486,996
  Interest on investment securities:
    Taxable                                                              5,317,167    4,077,523
    Nontaxable                                                             603,924      782,121
  Other                                                                    115,763      287,586
                                                                       -----------  -----------
               Total interest income                                    16,506,705   18,634,226
                                                                       -----------  -----------

Interest expense:
  Deposits                                                               7,411,456    9,694,484
  Short-term borrowings                                                     82,504      126,093
  Long-term debt and subordinated debentures                               424,023      587,859
                                                                       -----------  -----------
               Total interest expense                                    7,917,983   10,408,436
                                                                       -----------  -----------
               Net interest income                                       8,588,722    8,225,790

Provision for loan losses (note 4)                                       1,490,000    4,278,000
                                                                       -----------  -----------
               Net interest income after provision for loan losses       7,098,722    3,947,790
                                                                       -----------  -----------

Other income:
  Service charges on deposit accounts                                    1,519,273    1,384,499
  Gain on sale of investment securities                                    573,487      153,265
  Other service charges and fees                                           145,637      153,294
  Credit life insurance commissions                                         67,881       76,495
  Other                                                                      9,510       27,722
                                                                       -----------  -----------
               Total other income                                        2,315,788    1,795,275
                                                                       -----------  -----------

Other expense:
  Salaries and employee benefits (note 10)                               3,552,095    3,160,807
  Occupancy of bank premises                                               770,134      713,170
  Legal and professional fees                                              568,180      279,276
  Furniture and fixtures                                                   528,695      564,093
  Federal Deposit Insurance Corporation fees                               426,983      370,300
  Office supplies                                                          199,329      192,881
  Postage and freight                                                      155,434      152,548
  Other real estate owned expenses, net                                    159,100      523,920
  Appraisal fees                                                           147,196       23,845
  Other                                                                  1,124,646    1,045,739
                                                                       -----------  -----------
               Total other expense                                       7,631,792    7,026,579
                                                                       -----------  -----------
               Income (loss) before income taxes                         1,782,718   (1,283,514)

Income taxes (benefit) (note 9)                                            386,531     (531,946)
                                                                       -----------  -----------

               Net income (loss)                                       $ 1,396,187     (751,568)
                                                                       ===========  ===========

Weighted average number of shares outstanding                              412,106      412,017
                                                                       ===========  ===========

Per common share:
  Net income (loss)                                                    $      3.39        (1.82)
                                                                       ===========  ===========
  Dividends                                                            $    -       $      1.40
                                                                       ===========  ===========

See accompanying notes to consolidated financial statements.

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                AND SUBSIDIARIES

           Consolidated Statements of Changes in Stockholders' Equity

                     Years ended December 31, 1992 and 1991



                                                                                                  Guaranteed
                                                                                                   Employee
                                                                                                     Stock
                                                        Common stock       Capital    Undivided    Ownership
                                                    --------------------
                                                     Shares   Par value    surplus     profits     Plan debt      Total
                                                    --------  ----------  ---------  -----------  -----------  -----------

Balance at December 31, 1990                        417,550    $417,550    976,807   15,431,050     (400,385)  16,425,022

Purchase of common stock                            (10,060)    (10,060)  (342,598)           -            -     (352,658)

Sale of common stock                                  3,550       3,550    141,650            -            -      145,200

Common stock dividends                                    -           -          -     (575,654)           -     (575,654)

Reduction of Guaranteed Employee Stock Ownership
  Plan debt                                               -           -          -            -       71,282       71,282

Net loss                                                  -           -          -     (751,568)           -     (751,568)
                                                    -------    --------   --------   ----------   ----------   ----------
Balance at December 31, 1991                        411,040     411,040    775,859   14,103,828     (329,103)  14,961,624

Purchase of common stock                             (1,000)     (1,000)   (36,550)           -            -      (37,550)

Sale of common stock                                  3,790       3,790    143,135            -            -      146,925

Reduction of Guaranteed Employee Stock Ownership
  Plan debt                                               -           -          -            -       37,179       37,179

Net income                                                -           -          -    1,396,187            -    1,396,187
                                                    -------    --------   --------   ----------   ----------   ----------

Balance at December 31, 1992                        413,830    $413,830    882,444   15,500,015     (291,924)  16,504,365
                                                    =======    ========   ========   ==========   ==========   ==========

See accompanying notes to consolidated financial statements.

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows

                     Years ended December 31, 1992 and 1991

                                                                1992           1991
                                                            -------------  ------------
Cash flows from operating activities:
  Interest received                                         $ 17,279,434    18,370,568
  Fees and other income received                               1,788,437     1,700,006
  Interest paid                                               (8,256,315)  (10,450,560)
  Cash paid to suppliers and employees                        (6,980,622)   (6,039,599)
  Income taxes paid                                             (471,577)     (498,128)
  Proceeds from OREO sales                                       776,089       883,161
  Other, net                                                     164,787      (740,702)
                                                            ------------   -----------
               Net cash provided by operating activities       4,300,233     3,224,746
                                                            ------------   -----------
Cash flows from investing activities:
  Purchase of investment securities                          (66,038,139)  (56,464,991)
  Proceeds from maturities of investment
    securities                                                34,621,604    29,943,396
  Proceeds from sales of investment securities                14,721,219     6,309,823
  Net decrease in loans made to customers                     17,870,943     2,272,430
  Additions to premises and equipment                           (573,776)     (628,247)
  Proceeds from sales of premises and equipment                   40,890           100
                                                            ------------   -----------
               Net cash provided (used) by investing
                  activities                                     642,741   (18,567,489)
                                                            ------------   -----------
Cash flows from financing activities:
  Net increase in demand deposit and savings accounts         16,056,980     8,309,392
  Net increase (decrease) in time deposits                   (18,637,105)    5,501,029
  Net increase (decrease) in short-term borrowings            (5,068,433)      261,529
  Payments on long-term debt and subordinated debentures        (229,234)     (759,185)
  Issuance of long-term debt                                      82,098     1,041,600
  Proceeds from sale of common stock                             146,925       145,200
  Purchase of common stock                                       (37,550)     (352,658)
  Dividends paid                                                       -      (575,654)
                                                            ------------   -----------
               Net cash provided (used) by financing
                  activities                                  (7,686,319)   13,571,253
                                                            ------------   -----------
               Net decrease in cash and cash
                  equivalents                                 (2,743,345)   (1,771,490)

Cash and cash equivalents at beginning of year                14,030,570    15,802,060
                                                            ------------   -----------

Cash and cash equivalents at end of year                    $ 11,287,225    14,030,570
                                                            ============   ===========

                                                                     (Continued)

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                AND SUBSIDIARIES

               Consolidated Statements of Cash Flows, Continued

                                                                                1992        1991
                                                                             ----------   ---------

Reconciliation of net income (loss) to net cash provided by
  operating activities:
    Net income (loss)                                                        $1,396,187    (751,568)
                                                                             ----------   ---------
    Adjustments to reconcile net income (loss) to net cash
      provided by operating activities:
        Depreciation                                                            546,528     556,717
        Provision for loan losses                                             1,490,000   4,278,000
        Gain on sale of investment securities                                  (573,487)   (153,265)
        Loss on sale and market declines of other
          real estate                                                            54,445     425,112
        (Increase) decrease in interest receivable                              602,654    (245,844)
        Decrease in accrued expenses and other liabilities                     (268,546)   (575,107)
        Other, net                                                            1,052,452    (309,299)
                                                                             ----------   ---------
               Total adjustments                                              2,904,046   3,976,314
                                                                             ----------   ---------
               Net cash provided by operating
                 activities                                                  $4,300,233   3,224,746
                                                                             ==========   =========

Supplementary disclosure of noncash investing and financing activities:

                                                                                1992        1991
                                                                             ----------   ---------

  Net loans transferred to other real estate
     owned                                                                   $2,230,000   1,260,000
                                                                             ==========   =========
  Loans made to customers for sale of other
     real estate owned and premises and
     equipment                                                               $  301,000     343,000
                                                                             ==========   =========

The Company has an employee stock ownership plan and has guaranteed a loan of $459,442 to the Plan from an unrelated institution. The plan repaid $37,179 of this debt during 1992.


See accompanying notes to consolidated financial statements.

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1992 and 1991



(1)  Summary of Significant Accounting Policies

     The accounting policies of American Republic Bancshares, Inc. (Bancshares) and subsidiaries (collectively referred to as the Company) conform to generally accepted accounting principles and to general practice within the banking industry. The following is a summary of the more significant of those policies:

     (a)  Basis of Presentation

          The consolidated financial statements include Bancshares and its wholly owned subsidiary, First National Bank of Belen (Bank). The consolidated financial statements also include Bancshares' wholly owned subsidiary, Scientific Management Systems, Inc. (SMS), for the year ended December 31, 1991. During 1992, Bancshares dissolved SMS and combined its operations with Bancshares. SMS was not material to the operation of Bancshares.

          All significant intercompany balances and transactions have been eliminated in consolidation.

     (b)  Investment Securities

          Investment securities are stated at cost, adjusted for amortization of premiums and accretion of discounts. The lower of cost or market is not used for securities valuation since the Bank has the ability and intent to hold the securities to maturity, except that costs of individual securities are written down to market when the ultimate realization of the recorded amounts are not reasonably assured. Gains or losses on the sale of investment securities are recognized using the identified certificate method.

     (c)  Allowance for Loan Losses

          Loan losses are charged to the allowance for loan losses and recoveries are credited to it. The provision for loan losses charged to expense is based on past loan loss experience, management's evaluation of the loan portfolio and other factors which, in management's judgment, deserve current recognition in estimating possible loan losses. Such other factors considered by management include growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, collateral values and economic conditions. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate in connection with the satisfaction of loans. Management obtains independent appraisals for significant properties that secure loans.

                                                                     (Continued)

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements



          A substantial portion of the Bank's loans are secured by real estate in weak markets, primarily in New Mexico. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio is susceptible to changes in real estate market conditions in New Mexico.

          Management believes that the allowance for losses on loans is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

     (d)  Income on Loans

          Interest is accrued on loans unless, in the opinion of management, collectibility of the interest is not probable. When accrual of interest is discontinued, any previously accrued uncollected interest is charged against interest income. Interest on nonaccrual loans is recognized on a cash basis.

          Unearned interest on installment loans is amortized into income in amounts that approximate the interest method.

          Loan origination fees and direct costs of originating loans are amortized into income over the lives of the loans using a method that approximates the interest method.

     (e)  Premises and Equipment

          Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line and declining-balance methods over the estimated useful lives of the assets.

          Maintenance and repairs are charged to expense in the year incurred.
            Renewals and material betterments are capitalized. Gains or losses on dispositions are credited or charged to income.

     (f)  Other Real Estate

          Other real estate is comprised of foreclosed properties where the Bank has actually received title or which are "in-substance" foreclosures. Loans are classified as in-substance foreclosures when the debtor has: (a) formally or informally abandoned control of the collateral to the Bank, or (b) retained control of the collateral but the economic prospects for the debtor and/or the

                                                                     (Continued)

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements



            collateral make it doubtful that the debtor will be able to rebuild equity. Such properties are carried at the lower of the investment in the related loan or estimated net realizable value. Fair value of such assets is determined based on independent appraisals and other relevant factors.

          Declines in value, subsequent to acquisition, are accounted for as a charge to losses on other real estate and are included in other expenses in the period in which a decline in value is determined. Operating expenses, including rental or lease income and depreciation, and gains or losses from sales of other real estate are charged or credited to other operating expenses or income as incurred.

          A substantial portion of the other real estate is located in the same weak markets as discussed in note 1(c). Accordingly, the ultimate recovery of the Bank's carrying amount of other real estate is susceptible to changes in the real estate market conditions in New Mexico. In addition, such carrying values are periodically reviewed by the various regulatory agencies. Such agencies may require the Bank to recognize losses on other real estate based on their judgments about information available to them at the time of their examination.

     (g)  Excess of Cost Over Net Assets of Subsidiaries

          The excess of cost over net assets of the subsidiaries is amortized using the straight-line method over 20 years.

     (h)  Income Taxes

          The Company uses the asset and liability method of accounting for income taxes.

          Bancshares files consolidated federal and state income tax returns with its subsidiaries.

     (i)  Statement of Cash Flows

          For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold.

     (j)  Reclassifications

          Certain 1991 amounts have been reclassified to conform with the 1992 financial statement presentation.

(2)  Restricted Cash Balance

     Included in cash and due from banks are balances which are maintained to meet reserve requirements established by the Federal Reserve Board. At December 31, 1992, the required balance was $2,313,000.

                                                                     (Continued)

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(3)  Investment Securities

     The book and estimated market values of investment securities follows:

                                                            1992
                                       -----------------------------------------------
                                                      Gross       Gross     Estimated
                                          Book      unrealized  unrealized    market
                                         value        gains       losses      value
                                       -----------  ----------  ----------  ----------

     U.S. Treasury securities          $28,047,690   1,704,498     6,251    29,745,937
     Securities of U.S.
        government agencies
        and corporations                28,783,461     924,685    40,087    29,668,059
     Obligations of state and
        political subdivisions           8,802,809     525,302     1,664     9,326,447
     Collateralized mortgage
        obligations - fixed
        rate                            10,465,784       1,117   216,159    10,250,742
     Collateralized mortgage
        obligations - variable
        rate                             5,771,655       1,956    45,221     5,728,390
     Mortgage-backed
        securities - fixed rate          1,546,240      58,814     1,117     1,603,937

     Mortgage-backed
      securities - variable
      rate                             $ 4,159,073       -        78,405     4,080,668
     Money market mutual fund            5,000,000       -          -        5,000,000
     Other                                 466,581     407,289      -          873,870
                                       -----------   ---------   -------    ----------

              Total                    $93,043,293   3,623,661   388,904    96,278,050
                                       ===========   =========   =======    ==========

                                                            1991
                                       -----------------------------------------------
                                                       Gross       Gross     Estimated
                                          Book      unrealized  unrealized    market
                                          value        gains       losses      value
                                       -----------  ----------  ----------  ----------

     U.S. Treasury securities          $31,055,664   1,821,664      -       32,877,328
     Securities of U.S. government
         agencies and corporations      35,460,679   1,110,282    26,002    36,544,959
     Obligations of state and
         political subdivisions          8,958,751     232,468    19,683     9,171,536
     Other                                 466,581      99,645      -          566,226
                                       -----------   ---------    ------    ----------

              Total                    $75,941,675   3,264,059    45,685    79,160,049
                                       ===========   =========    ======    ==========

                                                                     (Continued)

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


The following table shows the maturity distribution of the investment portfolio at December 31, 1992:

                                                   Maturity distribution
                                 -----------------------------------------------------------
                                   Within       One to     Five to      After
                                  one year    five years  ten years   ten years     Total
                                 -----------  ----------  ----------  ----------  ----------

U.S. Treasury securities         $ 4,000,005  13,493,950  10,553,735       -      28,047,690
Securities of U.S. govern-
  ment agencies and
  corporations                     6,028,600  18,179,455   4,575,406       -      28,783,461
Obligations of state
  and political sub-
  divisions                          649,906   2,573,875   4,715,293     863,735   8,802,809
Collateralized mortgage
  obligations - fixed rate             -         995,298   5,872,711   3,597,775  10,465,784
Collateralized mortgage
  obligations - variable
  rate                                 -           -           -       5,771,655   5,771,655
Mortgage-backed
  securities - fixed rate              -       1,546,240       -           -       1,546,240
Mortgage-backed
  securities - variable rate           -           -           -       4,159,073   4,159,073
Money market mutual
  fund                             5,000,000       -           -           -       5,000,000
Other                                466,581       -           -           -         466,581
                                 -----------  ----------  ----------  ----------  ----------

                                 $16,145,092  36,788,818  25,717,145  14,392,238  93,043,293
                                 ===========  ==========  ==========  ==========  ==========
Estimated market
  value                          $16,763,986  38,568,938  26,654,469  14,290,657  96,278,050
                                 ===========  ==========  ==========  ==========  ==========

     During 1992 and 1991, the Bank sold a portion of its investment securities.
       The proceeds received from such sales were $14,721,219 and $6,309,823 for the years ended December 31, 1992 and 1991, respectively. In 1992, the Bank recognized gross realized gains from these transactions of $573,487. In 1991, the Bank recognized gross realized gains and losses from these transactions of $174,315 and $21,050, respectively.

     At December 31, 1992, securities with a book value of approximately
       $15,529,000 are pledged to secure deposits as required by law.

                                                                     (Continued)

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements



(4)  Loans and Allowance for Loan Losses

     A summary of the loan portfolio by major category follows:

                                                   1992         1991
                                                -----------  -----------

       Real estate                              $68,471,078   77,718,604
       Commercial, financial and agricultural    17,666,379   27,481,658
       Installment and other consumer loans       8,065,416   11,443,878
       Other                                         37,592       87,313
                                                -----------  -----------

                                                $94,240,465  116,731,453
                                                ===========  ===========

     Nonaccrual loans were approximately $4,916,000 and $5,313,000 at December
       31, 1992 and 1991, respectively. The amount of foregone interest income on these loans was approximately $494,000 in 1992 and $220,000 in 1991.

     Direct and indirect loans receivable from directors, executive officers, principal stockholders, employees and their related entities aggregated approximately $2,380,000 and $2,598,000 at December 31, 1992 and 1991,
       respectively.

     At December 31, 1992, the Bank was committed under unfunded lines of credit for approximately $4,215,000 which are not reflected in the accompanying consolidated financial statements.

     A summary of the changes in the allowance for loan losses follows:

                                                        1992         1991
                                                     -----------  -----------

       Balance at beginning of year                  $ 3,625,431    1,573,891
       Provision charged to expense                    1,490,000    4,278,000
       Recoveries of loans previously charged off        471,448      105,812
       Loans charged off                              (2,465,309)  (2,332,272)
                                                     -----------   ----------

       Balance at end of year                        $ 3,121,570    3,625,431
                                                     ===========   ==========


                                                                     (Continued)

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


(5)  Premises and Equipment

     A summary of premises and equipment follows:

                                                    Depreciable lives      1992         1991
                                                    -----------------  ------------  -----------

       Land                                                 -          $    867,060      867,060
       Premises                                        10-50 years        6,971,768    6,769,962
       Furniture, fixtures and
         equipment                                      3-7 years         2,861,434    2,608,955
                                                                       ------------   ----------
                                                                         10,700,262   10,245,977
       Less accumulated
         depreciation                                                    (3,990,471)  (3,538,261)
                                                                       ------------   ----------

                                                                       $  6,709,791    6,707,716
                                                                       ============   ==========

(6)  Interest-bearing Deposits

     A summary of interest-bearing deposits follows:

                                                                           1992          1991
                                                                       ------------   -----------

       Demand:
         NOW accounts                                                  $ 38,685,108    36,253,305
         Money market                                                    24,380,734    27,781,745
         Savings                                                         35,561,750    22,380,040
       Time:
         $100,000 or more                                                11,924,842    21,977,821
         Other                                                           53,539,957    62,124,084
                                                                       ------------   -----------

                                                                       $164,092,391   170,516,995
                                                                       ============   ===========

(7)  Short-term Borrowings

     Short-term borrowings are summarized as follows:

                                                                            1992         1991
                                                                         ----------   ---------

       Securities sold under agreements
         to repurchase                                                   $  641,389   5,709,822
       Note payable to unrelated bank, interest
         payable monthly at Citibank, N.A. prime
         (6.0% at December 31, 1992); secured by
         all Bank stock; remaining balance due
         March 16, 1993                                                     515,000       -
                                                                         ----------   ---------

                                                                         $1,156,389   5,709,822
                                                                         ==========   =========

                                                                     (Continued)

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


     At December 31, 1992, securities sold under agreements to repurchase are represented by corporate repurchase agreements. At December 31, 1991, these agreements were substantially with the County Treasurer's office.

(8)  Long-term Debt and Subordinated Debentures

     A summary of Bancshares' long-term debt and subordinated debentures follows:

                                                                   1992        1991
                                                                -----------  ---------

      Note payable to unrelated bank, payable in monthly
        installments of $17,227 plus interest at Citibank,
        N.A. prime with a floor of 7% and a ceiling of 12%
        (7% at December 31, 1992); secured by all Bank
        stock and first mortgage on land and Bank building
        with a net book value of approximately $4,240,000
        (note 5); remaining balance due November 1996            $4,238,000  4,430,000
      11% subordinated debentures, interest due
        semiannually; principal due April 1994                      969,210    985,400
      Note payable to unrelated bank, interest payable
        monthly at Citibank, N.A. prime (6.0% at
        December 31, 1992); secured by all Bank stock;
        remaining balance due March 16, 1993                          -        515,000
      Guaranteed Employee Stock Ownership Plan debt
        to an unrelated bank - principal due in increasing
        amounts ($41,455 due in 1993) with interest payments
        due annually at Citibank, N.A. prime rate (6.0%
        at December 31, 1992); remaining balance due in
        1999 (note 10)                                              291,924    329,103
      Other                                                         144,826     83,772
                                                                 ----------  ---------

                                                                 $5,643,960  6,343,275
                                                                 ==========  =========

     The $4,028,000 note payable may be renewed with the agreement of both parties beginning November 16, 1996. At renewal, payments will be calculated using a 15-year amortization, with interest continuing to be based on Citibank, N.A. prime.

     The subordinated debentures are unsecured debt obligations of Bancshares and are subordinated to all present and future senior debt of Bancshares or any present or future guarantee of such indebtedness by Bancshares. Bancshares may, at its option, redeem the debentures, in whole or in part at par.

                                                                     (Continued)

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements



     Required principal repayments, assuming the renewals discussed in the second preceding paragraph, of long-term debt are as follows:

           Year ending December 31
           -----------------------

                    1993                        $  353,526
                    1994                         1,269,468
                    1995                           317,640
                    1996                           312,940
                    1997                           192,911
                    Thereafter                   3,197,475
                                                ----------

                                                $5,643,960
                                                ==========

     Effective May 1992, the Company obtained a $7,500,000 line of credit from an unrelated bank (bank) that matures on May 1, 1993 for the purpose of purchasing federal funds. Any advances under this line are to be secured by a pledge of specific investment securities, and bears interest at the bank's quoted rate on the date of any advance. At December 31, 1992, there were no amounts outstanding under this line of credit.

(9)  Income Taxes

     Components of federal income tax expense (benefit) are:

                                                1992      1991
                                              --------  --------

              Current                         $101,000   122,157
              Deferred                         285,531  (654,103)
                                              --------  --------
                                              $386,531  (531,946)
                                              ========  ========

     Included in other assets in the accompanying balance sheets are deferred income taxes of $586,000 and $871,000 at December 31, 1992 and 1991, respectively, and income taxes receivable of $525,000 and $154,000 at December 31, 1992 and 1991.

     The change in the deferred income tax asset represents the effect of changes in the amounts of temporary differences. The types of temporary differences that give rise to significant portions of the deferred tax asset are presented below:

                                                 1992       1991
                                              ---------   --------

            Allowance for loan losses         $ 663,000    911,000
            Business combination                (41,000)   (52,000)
            Depreciation                       (238,000)  (257,000)
            Alternative minimum tax credit            -    109,000
            Other, net                          202,000    160,000
                                              ---------   --------

                                              $ 586,000    871,000
                                              =========   ========

                                                                     (Continued)

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements




     The actual tax expense (benefit) differs from the "expected" (34 percent of income before income taxes) tax expense as follows:

                                          1992       1991
                                       ---------   --------

          Computed "expected" tax
            expense (benefit)          $ 606,124   (436,395)
          Tax-exempt interest           (186,446)  (235,334)
          Other, net                     (33,147)   139,783
                                       ---------   --------

                                       $ 386,531   (531,946)
                                       =========   ========

          Effective income tax rate         21.7%      41.4%
                                            ====       ====

     The Company currently accounts for income taxes under Statement of Financial Accounting Standards (SFAS) No. 96, "Accounting for Income Taxes." This statement has been superseded by Statement No. 109 which will be effective for fiscal years beginning after December 15, 1992, although earlier adoption is permitted. Statement No. 109, as was the case under Statement No. 96, will continue to retain the liability method of accounting for deferred income taxes. The Company anticipates implementing Statement No. 109 in the first quarter of 1993 on a prospective basis, but presently does not know and cannot reasonably estimate the impact of this Statement on its consolidated financial statements.

(10) Employee Benefit Plans

     The Company has a defined benefit pension plan covering substantially all of its employees. Prior to 1989, the benefits were based on years of service and the employee's highest consecutive 5-years compensation during the last 10 years of service. The Plan was amended, effective January 1, 1989, to provide a monthly retirement benefit of .75 percent of a participant's career average compensation multiplied by the years of service with a minimum monthly benefit of $5.00 multiplied by the years of service up to 40 years. Vesting occurs on a graduating basis, with full vesting achieved at the end of 7 years. The Company's funding policy is to annually contribute amounts necessary to maintain substantially full funding. The Company contributed $46,701 and $41,091 during the years ending December 31, 1992 and 1991, respectively, to this plan.

     At December 31, 1992, the fair value of the Plan's assets of $318,882
       (consisting primarily of cash and cash equivalents, U.S. government securities and mutual funds) exceeded the Plan's accumulated benefit obligation of $185,356. The weighted average discount rate used in projecting the accumulated benefit obligation was 8.0 percent and the expected long-term rate of return on assets and rate of increase in future compensation levels were 9.0 percent and 5.0 percent, respectively. Net periodic pension costs incurred were $4,890 and $8,071 in 1992 and 1991, respectively.

                                                                     (Continued)

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


     The Company also has a 401(k) savings plan under which the Company may match a portion of the employee's contribution up to 100 percent based on return on average assets, and a profit-sharing plan under which the Company may make contributions of up to 15 percent of the employee's compensation. Participation is available to substantially all employees. Vesting occurs on a graduating basis, with full vesting achieved at the end of 7 years. The Company may terminate either plan at any time. The Company contributed $24,147 to this plan in 1992. No contributions were made to this plan in 1991.

     The Company also has an Employee Stock Ownership Plan (ESOP) for substantially all of its employees. Total shares allocated to participants is based upon the employer's annual contribution. Such shares are allocated to individual participants based on the ratio of each participant's compensation to total participants' compensation. Vesting occurs on a graduating basis with full vesting achieved at the end of 7 years. The ESOP obtained a loan from an unrelated bank (note 8) that was used to purchase 13,513 outstanding shares of common stock from a stockholder. Contributions made by the Company to the ESOP are intended to pay principal and interest on the ESOP debt and, in turn, allocate a proportionate amount of the ESOP common stock shares to the participating employees. Any dividends on unallocated shares are also used to pay principal, interest and plan expenses. The ESOP debt is guaranteed by Bancshares and, therefore, is presented as long-term debt and a reduction of stockholders' equity. The Company contributed $63,160 and $54,872 to the ESOP of which $20,981 and $30,805 was attributable to interest on the ESOP debt for the years ending December 31, 1992 and 1991, respectively.

     The Company also has a supplemental benefit plan designed to provide certain employees with supplemental retirement benefits. The plan is being funded over a 5-year period with annual contributions of approximately $460,000. Benefits accrue to the employees over their employment and will provide the employees with salary continuation benefits upon retirement or death. As part of the plan, the Company has obtained insurance contracts on the plan participants in amounts sufficient to discharge the Company's obligations under the plan. Other assets include $1,065,798 and $1,172,892 at December 31, 1992 and 1991,
       respectively, of cash surrender value for the insurance contracts purchased; and accrued liabilities include $40,666 and $35,199 relating to benefits for the years ending December 31, 1992 and 1991, respectively. The Company recorded an expense of $3,241 and $25,217 in 1992 and 1991, respectively, for benefits accruing under this plan.

                                                                     (Continued)

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(11) Dividend Restrictions

     Undivided profits of the Bank include $12,000,000 not available for dividends to its stockholder because of regulatory requirements. See note 15 for additional restrictions on dividend payments.

(12) Risk-based Capital and Leverage Ratios

     In January 1989, the Federal Reserve Board and the Office of the
       Comptroller of the Currency issued guidelines which establish a risk-adjusted ratio relating capital to various categories of recorded assets and off-balance sheet commitments adjusted for relative credit risk. The guidelines require a minimum total risk-based capital ratio of 7.25 percent with an 8.0 percent requirement by year-end 1992. At December 31, 1992, Bancshares' total risk-based capital ratio was 15.42 percent.

     In early 1990, the Federal Reserve Board proposed a new minimum leverage ratio representing the minimum capital to total assets standard for banking organizations. The minimum leverage ratio required for those banks with the highest regulatory rating is 3.00 percent. At December 31, 1992, Bancshares' leverage ratio was 7.34 percent.

(13) Fair Value of Financial Instruments

     Statement of Financial Accounting Standards No. 107, "Disclosures about
       Fair Value of Financial Instruments" (FAS 107) requires that Bancshares disclose estimated fair values for its financial instruments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time Bancshares' entire holdings of a particular financial instrument. Because no market exists for a significant portion of Bancshares' financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include premises and equipment and other real estate owned. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in estimates.

                                                                     (Continued)

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     Cash, short-term investments and short-term borrowings:
     The fair value of the short-term instruments approximates the carrying amounts because they mature in 90 days or less.

     Investment Securities:

     The fair value of securities is based on quoted market prices or dealer quotes, if available. If a quoted market price for a specific security is not available, fair value is estimated using quoted market prices for similar securities.

     Loans:

     The fair value of loans is estimated by discounting the anticipated cash flows using appropriate current discount rates to determine their present value. The yield on the U.S. Treasury security having a term which most closely corresponds to the term of the loan is the risk free discount rate used. The risk free rate is adjusted for the operating expense component and the estimated credit quality component, which is the annualized yield needed to cover the expected loan losses. The credit quality component is based on an analysis of under performing loans and gross charge-off experience.

     Deposit Liabilities:

     The fair value of deposits with no stated maturity, such as demand deposits, savings accounts, NOW accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is based on the discounted anticipated cash flows using the appropriate risk free discount rate adjusted for the estimated credit quality relating to the "market view" of the creditworthiness of the institution based on selected financial ratios and the operating expense component.

     Long-term Debt:

     The fair value of long-term debt approximates the carrying amount as the majority of the debt is tied to floating interest rates thereby repricing the debt at current market values on a continual basis.

                                                                    (Continued)

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

     The estimated fair values of Bancshares' financial instruments are as follows:

                                                   December 31, 1992
                                                      (thousands)
                                                   ------------------
                                                   Carrying    Fair
                                                    amount     value
                                                   ---------  -------

          Financial assets:
            Cash and short-term investments         $ 11,287   11,287
            Investment securities                     93,043   96,278
            Loans, net                                90,601   92,669
                                                    --------  -------

                    Total financial assets          $194,931  200,234
                                                    ========  =======

          Financial liabilities:
            Deposits                                $188,103  188,496
            Short-term borrowings                      1,156    1,156
            Long-term debt and subordinated
              debentures                               5,644    5,644
                                                    --------  -------

                    Total financial liabilities     $194,903  195,296
                                                    ========  =======

(14) Condensed Financial Information of Parent Company

     The assets of Bancshares consist primarily of an investment in its subsidiary bank and the Bank's operating facilities. As discussed in notes 11 and 15, dividends paid by the Bank are limited by bank regulatory agencies. The principal source of Bancshares' revenue is dividends from the subsidiary bank, which are utilized for payments of debt service, operating costs and dividends to Bancshare stockholders. Condensed financial information of Bancshares at December 31, 1992 and 1991 follows:

                    Condensed Statement
                       of Condition
                       ------------
                                                              1992     1991
                                                             -------  ------
                          Assets                               (thousands)
                          ------                               -----------
   Cash                                                      $    93       6
   Investment in subsidiaries:
      First National Bank of Belen                            16,485  14,858
      Scientific Management Systems, Inc. (note 1(a))            -       870
   Premises and equipment                                      4,506   4,354
   Excess of cost over net asset of subsidiaries, net of
      accumulated amortization                                   782     851
   Other assets                                                  805     581
                                                             -------  ------

                 Total assets                                $22,671  21,520
                                                             =======  ======

                                                                     (Continued)

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


                                                                     1992        1991
                                                                    -------   ----------
          Liabilities and Stockholders' Equity                           (thousands)
          -------------------------------------                           ---------
   Liabilities:
      Accounts payable and accrued expenses                         $     1           1
      Long-term debt and subordinated debentures                      6,078       6,343
      Subordinated debentures held by Scientific Management
        Systems, Inc. (note 1(a))                                         -         214
      Other liabilities                                                  88           -
   Stockholders' equity                                              16,504      14,962
                                                                    -------      ------
                 Total liabilities and
                   stockholders' equity                             $22,671      21,520
                                                                    =======      ======

                 Condensed Statement                                  1992        1991
                    of Operations                                   -------      ------
                    -------------                                       (thousands)
                                                                         ---------

   Income from subsidiary:
      Dividends                                                     $   100       1,440
      Rental income                                                     481         442
      Other                                                               3           2
                                                                    -------      ------
                 Total income                                           584       1,884
   Operating expenses                                                   815         692
                                                                    -------      ------
                 Operating income (loss) before
                   undistributed income of subsidiaries                (231)      1,192
   Undistributed income (loss) of subsidiaries                        1,627      (1,944)
                                                                    -------      ------

                 Net income (loss)                                  $ 1,396        (752)
                                                                    =======      ======

                                                                                                     (Continued)

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements



                      Condensed Statement                           1992       1991
                         of Cash Flows                             -------   -------
                         -------------                                (thousands)
                                                                      -----------
   Cash flows from operating activities:
      Dividends from subsidiaries                                  $   100     1,440
      Rent income received                                             481       442
      Income taxes received                                            102       161
      Interest paid                                                   (457)     (597)
      Other, net                                                        11       (97)
                                                                   -------   -------
                 Net cash provided by operating activities             237     1,349
                                                                   -------   -------
   Cash flows from investing activities - Purchases of
      other assets                                                     (30)     -
                                                                   -------   -------
        Net cash used by investing activities                          (30)     -
                                                                   -------   -------

   Cash flows from financing activities:
      Net decrease in short-term borrowings                           -         (855)
      Payments on long-term debt                                      (229)     (757)
      Proceeds from issuance of long-term debt                        -        1,042
      Proceeds from sale of common stock                               147       145
      Purchases of common stock                                        (38)     (352)
      Dividends paid                                                  -         (576)
                                                                   -------   -------
        Net cash used for financing activities                        (120)   (1,353)
                                                                   -------   -------
   Net increase (decrease) in cash and cash equivalents                 87        (4)
   Cash and cash equivalents at beginning of year                        6        10
                                                                   -------   -------

   Cash and cash equivalents at end of year                        $    93         6
                                                                   =======   =======

   Reconciliation of net income (loss) to net cash provided
      by operating activities:
        Net income (loss)                                          $ 1,396      (752)
                                                                   -------   -------
        Adjustments to reconcile net income (loss) to net cash
          provided by operating activities:
            Depreciation and amortization                              242       224
            Other assets                                               138       (10)
            Other liabilities                                           88       (57)
            Undistributed (income) loss of subsidiaries             (1,627)    1,944
                                                                   -------   -------
                 Total adjustments                                  (1,159)    2,101
                                                                   -------   -------

                 Net cash provided by operating activities         $   237     1,349
                                                                   =======   =======

                                                                     (Continued)

                       AMERICAN REPUBLIC BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


(15)  Regulatory Matters

     In June 1992, the Board of Directors of the Bank entered into a Memorandum of Understanding (Memorandum) with the Office of the Comptroller of the Currency (OCC) that required the Bank to take a number of actions to strengthen the Bank's financial condition, including a review of the allowance for loan loss and submission of a three-year capital plan. In addition, the Memorandum required the formulation and enhancement of certain departments along with the establishment and implementation of a number of administrative policies and procedures relating to, among other things, loan review, appraisals and the process of determining the allowance for possible loan losses. The Memorandum also required the Bank to maintain certain minimum capital levels and obtain the approval of the OCC prior to the declaration or payment of any dividends.

     Since the implementation of the Memorandum, the OCC conducted another on-site examination as of November 30, 1992. The OCC has indicated in a draft examination report that the Bank's overall compliance with the Memorandum is not yet at a desirable level. As a result, the Memorandum will remain in effect until terminated by the OCC. Failure to obtain compliance with the Memorandum in a timely manner could result in additional administrative action by the OCC.

                                   APPENDIX A


                     AGREEMENT AND PLAN OF REORGANIZATION,

                                      AND

                          AGREEMENT AND PLAN OF MERGER

                                   AGREEMENT
                                      AND
                             PLAN OF REORGANIZATION

     AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into as of the 6th day of June, 1994, by and between AMERICAN REPUBLIC BANCSHARES, INC. ("ARBI"), a New Mexico corporation, and NORWEST CORPORATION ("Norwest"), a Delaware corporation.

     WHEREAS, the parties hereto desire to effect a reorganization whereby a wholly-owned subsidiary of Norwest will merge with and into ARBI (the "Merger") pursuant to a plan of merger (the "Merger Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion and exchange of the shares of Common Stock of ARBI of the par value of $1.00 per share ("ARBI Common Stock") outstanding immediately prior to the time the Merger becomes effective in accordance with the provisions of the Merger Agreement into shares of voting Common Stock of Norwest of the par value of $1-2/3 per share ("Norwest Common Stock"),

     NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

     1.  BASIC PLAN OF REORGANIZATION

     (a) Merger. Subject to the terms and conditions contained herein, a wholly-owned subsidiary of Norwest ("Merger Co.") will be merged by statutory merger with and into ARBI pursuant to the Merger Agreement, with ARBI as the surviving corporation, in which merger each share of ARBI Common Stock outstanding immediately prior to the Effective Time of the Merger (as defined in subparagraph (d) below) (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for the number of shares of Norwest Common Stock determined by dividing the Adjusted Norwest Shares (as defined below) by the number of shares of the ARBI Common Stock then outstanding. The "Adjusted Norwest Shares" shall mean the following:

    (i) If the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 20 trading days ending on the day immediately preceding the meeting of the shareholders of ARBI held to vote on this Agreement and the Merger Agreement (the "Norwest Measurement Price") is equal to or greater than $26.50, the Adjusted Norwest Shares shall be the number determined by dividing (x) $27,950,000 plus the proceeds (net of commissions and similar expenses) received from the sale of certain securities pursuant to paragraph 4(s) by (y) $26.50;

    (ii) If the Norwest Measurement Price is equal to or less than $24.50, the Adjusted Norwest Shares shall be the number determined by dividing (x) $27,950,000 plus the proceeds (net of commissions and similar expenses) received from the sale of certain securities pursuant to paragraph 4(s) by (y) $24.50;

    (iii) If the Norwest Measurement Price is less than $26.50, but more than $24.50, the Adjusted Norwest Shares shall be the number determined by dividing (x) $27,950,000 plus the proceeds (net of commissions and similar expenses) received from the sale of certain securities pursuant to paragraph 4(s) by (y) the Norwest Measurement Price.

    (b) Norwest Common Stock Adjustments. If, between the date hereof and the Effective Time of the Merger (as defined in subparagraph (d) below), shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or similar transaction or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then the number of shares of Norwest Common Stock into which a share of ARBI Common Stock shall be converted pursuant to subparagraph (a) above and/or the price of such shares for the purposes of calculating the Norwest Measurement Price will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of ARBI Common Stock shall be converted will equal the number of shares of Norwest Common Stock which the holder of a share of ARBI Common Stock would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or similar transaction or stock dividend had the record date therefor been immediately following the Effective Time of the Merger (as defined in subparagraph (d) below).

    (c) Fractional Shares. No fractional shares of Norwest Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days immediately preceding the Effective Date of the Merger (as defined in subparagraph (d) below).

    (d) Mechanics of Closing Merger. Subject to the terms and conditions set forth herein, the Merger Agreement shall be executed and it and the Articles of Merger shall be filed with the Secretary of State of New Mexico five business days following the satisfaction or waiver of all conditions precedent set forth in Sections 6 and 7 of this Agreement or on such other date as may be agreed to by the parties (the "Closing Date"). Each of the parties agrees to use its best efforts to cause the Merger to be completed as soon as practicable after the receipt of approval by the ARBI shareholders of this Agreement and the Merger Agreement and receipt of final regulatory approval of the Merger and the expiration of all required waiting periods. The time that the filing referred to in the first sentence of this paragraph is made is herein referred to as the "Time of Filing". The day on which such filing is made and accepted is herein referred to as the "Effective Date of the Merger". The Effective Time of the Merger shall be 11:59 p.m. Belen, New Mexico time on the Effective Date of the Merger. At the Effective Time of the Merger on the Effective Date of the Merger, the separate existence of Merger Co. shall cease and Merger Co. will be merged with and into ARBI pursuant to the Merger Agreement.

    The closing of the transactions contemplated by this Agreement and the Merger Agreement (the "Closing") shall take place on the Closing Date at the offices of Norwest, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota.

    2. REPRESENTATIONS AND WARRANTIES OF ARBI. ARBI represents and warrants to Norwest as follows:

    (a) Organization and Authority. ARBI is a corporation duly organized, validly existing and in good standing under the laws of the State of New Mexico, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on ARBI and the ARBI Subsidiaries (as defined in paragraph 2(b) below) taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. ARBI is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). ARBI has furnished Norwest true and correct copies of its articles of incorporation and bylaws, as amended.

    (b) ARBI's Subsidiaries. Schedule 2(b) sets forth a complete and correct list of all of ARBI's subsidiaries as of the date hereof (individually an "ARBI Subsidiary" and collectively the "ARBI Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth on Schedule 2(b), are owned directly or indirectly by ARBI. No equity security of any ARBI Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any ARBI Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55 (1982), all of such shares so owned by ARBI are fully paid and nonassessable and, except as set forth on Schedule 2(b), are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each ARBI Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Except as set forth on Schedule 2(b), ARBI does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

    (c) Capitalization. The authorized capital stock of ARBI consists of 1,000,000 shares of common stock, $1.00 par value, of which as of the close of business on March 31, 1994, 410,095 shares were outstanding and no shares were held in the treasury and 1,000,000 shares of Cumulative Preferred Stock, $1.00 par value, of which as of the close of business on March 31, 1994, no shares were outstanding and no shares were held in the treasury. The maximum number of shares of ARBI Common Stock (assuming for this purpose that phantom shares and other share-equivalents, other than the performance shares provided pursuant to the American Republic Bancshares Corporation Performance Share Incentive Bonus Plan for James H. Foley dated December 21, 1993, constitute ARBI

Common Stock) that would be outstanding as of the Effective Date of the Merger if all options, warrants, conversion rights and other rights with respect thereto were exercised is 410,095. All of the outstanding shares of capital stock of ARBI have been duly and validly authorized and issued and are fully paid and nonassessable. There are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating ARBI or any ARBI Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of ARBI or any ARBI Subsidiary. Since March 31, 1994 no shares of ARBI capital stock have been issued, purchased, redeemed or otherwise acquired, directly or indirectly, by ARBI or any ARBI Subsidiary and, except as set forth in Schedule 2(c), no dividends or other distributions have been declared, set aside, made or paid to the shareholders of ARBI. The Stock Restriction Agreement among certain stockholders of ARBI has been amended to provide that it does not apply to the transactions contemplated herein or in the Merger Agreement and such amendment is in full force and effect and a copy thereof has been provided to Norwest.

    (d) Authorization. ARBI has the corporate power and authority to enter into this Agreement and the Merger Agreement and, subject to any required approvals of its shareholders, to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Merger Agreement by ARBI and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of ARBI. Subject to such approvals of shareholders and of government agencies and other governing boards having regulatory authority over ARBI as may be required by statute or regulation, this Agreement and the Merger Agreement are valid and binding obligations of ARBI enforceable against ARBI in accordance with their respective terms.

    Except as set forth on Schedule 2(d), neither the execution, delivery and performance by ARBI of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by ARBI with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of ARBI or any ARBI Subsidiary under any of the terms, conditions or provisions of (x) its articles of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which ARBI or any ARBI Subsidiary is a party or by which it may be bound, or to which ARBI or any ARBI Subsidiary or any of the properties or assets of ARBI or any ARBI Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of ARBI, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to ARBI or any ARBI Subsidiary or any of their respective properties or assets.

    Other than in connection or in compliance with the provisions of the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act , and filings required to effect the Merger under New Mexico law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by ARBI of the transactions contemplated by this Agreement and the Merger Agreement.

    (e) ARBI Financial Statements. The consolidated balance sheets of ARBI and ARBI's Subsidiaries as of December 31, 1993 and 1992 and related consolidated statements of operations, changes in stockholders' equity and cash flows for the two years ended December 31, 1993, together with the notes thereto, certified by KPMG Peat Marwick, and the unaudited consolidated balance sheets of ARBI and ARBI's Subsidiaries as of March 31, 1994 and the related unaudited consolidated statements of operations, changes in stockholders' equity and cash flows for the three months then ended (collectively, the "ARBI Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of ARBI and ARBI's Subsidiaries at the dates and the consolidated results of operations and cash flows of ARBI and ARBI's Subsidiaries for the periods stated therein.

    (f) Reports. Since December 31, 1988, ARBI and each ARBI Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the Securities and Exchange Commission (the "SEC"), including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the Federal Deposit Insurance Corporation (the "FDIC"), (iv) the United States Comptroller of the Currency (the "Comptroller") and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "ARBI Reports". As of their respective dates, the ARBI Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Copies of all the ARBI Reports have been made available to Norwest by ARBI.

    (g) Properties and Leases. Except (i) as may be reflected in the ARBI Financial Statements, (ii) for any lien for current taxes not yet delinquent and
(iii) as provided in the last sentence of this subparagraph (g), ARBI and each ARBI Subsidiary have good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in the consolidated balance sheet as of March 31, 1994, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to ARBI or any ARBI Subsidiary pursuant to which ARBI or such ARBI Subsidiary, as lessee, leases real or personal property, which leases are described on Schedule 2(g), are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by ARBI or such ARBI Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all ARBI's and each ARBI Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted. ARBI owns 67,757 shares of common stock of First Security Corporation (all of which are subject to a lien in favor of First National Bank of Farmington pursuant to the terms of the loan due June 30, 1999 described in footnote 8 of the December 31, 1993 ARBI Financial Statements) and 1,000 shares of common stock of Wachovia Corporation.

    (h) Taxes. Each of ARBI and the ARBI Subsidiaries has filed all federal, state, county, local and foreign tax returns, including information returns, required to be filed by it (except for the tax returns due for the fiscal year ended December 31, 1993, for which extensions have been properly filed). Except as disclosed in Schedule 2(h), each of ARBI and the ARBI Subsidiaries have paid all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of ARBI and the ARBI Subsidiaries for the fiscal year ended December 31, 1990, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Neither ARBI nor any ARBI Subsidiary is a party to any pending action or proceeding, nor is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies and no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of ARBI or any ARBI Subsidiary which has not been settled, resolved and fully satisfied. Each of ARBI and the ARBI Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. The consolidated balance sheet as of March 31, 1994, referred to in paragraph 2(e) hereof, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of ARBI and the ARBI Subsidiaries with respect to all periods through the date thereof.

    (i) Absence of Certain Changes. Since March 31, 1994 there has been no change in the business, financial condition or results of operations of ARBI or any ARBI Subsidiary, which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of ARBI and the ARBI Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

    (j) Commitments and Contracts. Except as set forth on Schedule 2(j), neither ARBI nor any ARBI Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

          (i) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by ARBI or such ARBI Subsidiary);

          (ii) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

          (iii)  any labor contract or agreement with any labor union;

          (iv) any contract not made in the ordinary course of business containing covenants which limit the ability of ARBI or any ARBI Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, ARBI or any ARBI Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

          (v) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K;

          (vi) any lease with annual rental payments aggregating $10,000 or more; or

          (vii) any other contract or agreement that has a term of one year or more and annual payments of $50,000 or more.

  (k)  Litigation and Other Proceedings.  ARBI has furnished Norwest copies of
(i) all attorney responses to the request of the independent auditors for ARBI with respect to loss contingencies as of December 31, 1993 in connection with the ARBI Financial Statements for 1993, and (ii) neither ARBI nor any ARBI Subsidiary has been served in connection with any legal or regulatory proceedings since said date nor, to the best of ARBI's knowledge, have any legal or regulatory proceedings been filed against ARBI or any ARBI Subsidiary since said date. Neither ARBI nor any ARBI Subsidiary is a party to any pending or, to the best knowledge of ARBI, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of ARBI and the ARBI Subsidiaries taken as a whole.

  (l) Insurance. ARBI and each ARBI Subsidiary is presently insured, and during each of the past five calendar years (or during such lesser period of time as ARBI has owned such ARBI Subsidiary) has been insured, for reasonable amounts with insurance companies that, to the best knowledge of ARBI, are financially sound and reputable against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation. For the three year period ending on the date hereof, ARBI has provided Norwest with a true and complete list of, and, to the extent requested by Norwest, copies of all documentation relating to, all (i) claims made and denied, (ii) claims made and pending and (iii) circumstances forming the basis for any future possible claims.

  (m) Compliance with Laws. ARBI and each ARBI Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of ARBI or such ARBI Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of ARBI, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by ARBI and each ARBI Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation other than laws, statutes, ordinances, licenses or regulations relating to environmental liability as to which ARBI makes only the representations and warranties set forth in paragraph 2(v). Neither ARBI nor any ARBI Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application and except as set forth on Schedule 2(m), no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of ARBI or any ARBI Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of ARBI and the ARBI Subsidiaries taken as a whole.

  (n) Labor. No work stoppage involving ARBI or any ARBI Subsidiary is pending or, to the best knowledge of ARBI, threatened. Neither ARBI nor any ARBI Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of ARBI or such ARBI Subsidiary taken as a whole. Employees of ARBI and the ARBI Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees. First National Bank of Belen (the "Bank") is in compliance in all material respects with the terms of the Conciliation Agreement between the U. S. Department of Labor, Office of Federal Contract Compliance Programs, and the Bank dated December 28, 1992.

  (o) Material Interests of Certain Persons. Except as set forth on Schedule 2(o), to the best knowledge of ARBI no officer or director of ARBI or any ARBI Subsidiary, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of ARBI or any ARBI Subsidiary.

  Schedule 2(o) sets forth a correct and complete list of any loan from ARBI or any ARBI Subsidiary to any present officer, director, employee or any associate or related interest of any such person which was required under Regulation O of the Federal Reserve Board to be approved by or reported to ARBI's or such ARBI Subsidiary's Board of Directors.

 (p)  ARBI Benefit Plans.

          (i) The only "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for which ARBI or any ARBI Subsidiary acts as the plan sponsor as defined in

     ERISA Section 3(16)(B), and with respect to which any liability under ERISA or otherwise exists or may be incurred by ARBI or any ARBI Subsidiary are those set forth on Schedule 2(p) (the "Plans"). No Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

          (ii) Each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 2(p), ARBI or the ARBI subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of the Tax Equity and Fiscal Responsibility Act ("TEFRA"), the Deficit Reduction Act ("DEFRA") and the Retirement Equity Act ("REA") for each of the Plans to which the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), apply. ARBI knows of no reason that any Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under Section 501(a) of the Code, except that any such Plan may not have been amended to comply with the Tax Reform Act of 1986 (the "TRA") and other recent legislation and regulations, although each such Plan is within the remedial amendment period during which retroactive amendment may be made.

          (iii) The present value of all benefits vested and all benefits accrued under each Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Plan as of the end of the most recent Plan year, exceed the value of the assets of the Plan allocable to such vested or accrued benefits.

          (iv) To the best knowledge of ARBI, no Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA or violated any of the fiduciary standards under Part 4 of Title I of ERISA which could subject, to the best knowledge of ARBI, such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to ARBI and the ARBI Subsidiaries taken as a whole.

          (v) No Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA, with respect to any Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

          (vi) No Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), since the effective date of ERISA.

          (vii) Except as disclosed in Schedule 2(p), neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of ARBI or any ARBI Subsidiary under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

  (q) Proxy Statement, etc. None of the information regarding ARBI and the ARBI Subsidiaries supplied or to be supplied by ARBI for inclusion in (i) a Registration Statement on Form S-4 to be filed with the SEC by Norwest for the purpose of registering the shares of Norwest Common Stock to be exchanged for shares of ARBI Common Stock pursuant to the provisions of the Merger Agreement (the "Registration Statement"), (ii) the proxy statement to be mailed to ARBI's shareholders in connection with the meeting to be called to consider the Merger (the "Proxy Statement") and (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, and, in the case of the Proxy Statement as amended or supplemented at the time of the meeting of shareholders referred to in paragraph 4(c), contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents which ARBI and the ARBI Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

  (r) Registration Obligations. Except as set forth on Schedule 2(r), neither ARBI nor any ARBI Subsidiary is under any obligation, contingent or otherwise, which will survive the Merger by reason of any agreement to register any of its securities under the Securities Act.

  (s) Brokers and Finders. Except as set forth on Schedule 2(s), neither ARBI nor any ARBI Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for ARBI or any ARBI Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

  (t) Administration of Trust Accounts. ARBI and each ARBI Subsidiary has properly administered in all respects material and which could reasonably be expected to be material to the financial condition of ARBI and the ARBI Subsidiaries taken as a whole all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither ARBI, any ARBI Subsidiary, nor any director, officer or employee of ARBI or any ARBI Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the financial condition of ARBI and the ARBI Subsidiaries taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

  (u) No Defaults. Neither ARBI nor any ARBI Subsidiary is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon ARBI and the ARBI Subsidiaries, taken as a whole. To the best of ARBI's knowledge, all parties with whom ARBI or any ARBI Subsidiary has material leases, agreements or contracts or who owe to ARBI or any ARBI Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the ARBI Subsidiaries are in compliance therewith in all material respects.

  (v) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could reasonably be expected to result in the imposition of, on ARBI or any ARBI Subsidiary, any liability related to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or to the best of ARBI's knowledge, threatened against ARBI or any ARBI Subsidiary the result of which has had or could reasonably be expected to have a material adverse effect upon ARBI and ARBI's Subsidiaries taken as a whole; to the best of ARBI's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of ARBI's knowledge neither ARBI nor any ARBI Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability. ARBI has provided Norwest with copies of all environmental assessments, reports, studies and other related information in their possession with respect to each bank facility, each non-residential OREO property and the property owned by El Pueblo Properties.

  (w) From March 31, 1994 through the date hereof, the "Provision for Loan Losses" in the ARBI financial statements has not at any time been less than zero.

  3. REPRESENTATIONS AND WARRANTIES OF NORWEST. Norwest represents and warrants to ARBI as follows:

  (a) Organization and Authority. Norwest is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Norwest and its subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Norwest is registered as a bank holding company with the Federal Reserve Board under the BHC Act.

  (b) Norwest Subsidiaries. Schedule 3(b) sets forth a complete and correct list as of December 31, 1993, of Norwest's Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (individually a "Norwest Subsidiary" and collectively the "Norwest Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 3(b), are owned directly or indirectly by Norwest. No equity security of any Norwest Subsidiary is or may be required to be issued to any person or entity other than Norwest by reason of any option, warrant, scrip, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Norwest Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55 (1982), all of such shares so owned by Norwest are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Norwest Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

  (c) Norwest Capitalization. The authorized capital stock of Norwest consists of (i) 5,000,000 shares of Preferred Stock, without par value, of which as of the close of business on April 30, 1994,1,135,000 shares of 10.24% Cumulative Preferred Stock at $100 stated value, 1,143,750 shares of Cumulative Convertible Preferred Stock, Series B, at $200 stated value and 35,125 shares of ESOP Cumulative Convertible Preferred Stock at $1,000 stated value were outstanding, and (ii) 500,000,000 shares of Common Stock, $1-2/3 par value, of which as of the close of business on April 30, 1994, 318,480,722 shares were outstanding and 4,296,052 shares were held in the treasury. On November 22, 1988, the Board of Directors of Norwest declared a dividend of one preferred share purchase right (collectively, the "Rights") for each outstanding share of Norwest Common Stock. The dividend was paid on December 9, 1988, to stockholders of record on that date. Holders of shares of Norwest Common Stock issued subsequent to that date, including those to be issued in connection with the Merger, will receive the Rights with their shares. The Rights trade automatically with shares of Norwest Common Stock and become exercisable only under certain circumstances.

  (d) Authorization. Norwest has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Norwest and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Norwest. No approval or consent by the stockholders of Norwest is necessary for the execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to such approvals of government agencies and other governing boards having regulatory authority over Norwest as may be required by statute or regulation, this Agreement is a valid and binding obligation of Norwest enforceable against Norwest in accordance with its terms.

  Neither the execution, delivery and performance by Norwest of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Norwest with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Norwest or any Norwest Subsidiary under any of the terms, conditions or provisions of (x) its certificate of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Norwest or any Norwest Subsidiary is a party or by which it may be bound, or to which Norwest or any Norwest Subsidiary or any of the properties or assets of Norwest or any Norwest Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Norwest, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Norwest or any Norwest Subsidiary or any of their respective properties or assets.

  Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act, and filings required to effect the Merger under New Mexico law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Norwest of the transactions contemplated by this Agreement and the Merger Agreement.

  (e) Norwest Financial Statements. The consolidated balance sheets of Norwest and Norwest's subsidiaries as of December 31, 1993 and 1992 and related consolidated statements of income, stockholders' equity and cash flows for the three years ended December 31, 1993, together with the notes thereto, certified by KPMG Peat Marwick and included in Norwest's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 as amended by Form 10-K/A dated May 13, 1994 (the "Norwest 10-K") as filed with the SEC, and the unaudited consolidated balance sheets of Norwest and its subsidiaries as of March 31, 1994 and the related unaudited consolidated statements of income and cash flows for the three months then ended included in Norwest's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1994, as filed with the SEC (collectively, the "Norwest Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Norwest and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Norwest and its subsidiaries for the periods stated therein.

  (f) Reports. Since December 31, 1988, Norwest and each Norwest Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Norwest Reports". As of their respective dates, the Norwest Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Norwest has provided ARBI with copies of its Form 10-K for the year ended December 31, 1993 as amended by Amendment No. 1 on Form 10-K/A dated May 13, 1994, its Form 10-Q for the quarter ended March 31, 1994, its Form 8-K dated February 15, 1994 and its Proxy Statement dated March 23, 1994.

  (g) Properties and Leases. Except as may be reflected in the Norwest Financial Statements and except for any lien for current taxes not yet delinquent, Norwest and each Norwest Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Norwest's consolidated balance sheet as of March 31, 1994 included in Norwest's Quarterly Report on Form 10-Q for the period then ended, and all real and personal property acquired since such date, except such real and personal property has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Norwest or any Norwest Subsidiary pursuant to which Norwest or such Norwest Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Norwest or such Norwest Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Norwest's and each Norwest Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

  (h) Taxes. Each of Norwest and the Norwest Subsidiaries has filed all material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Norwest and the Norwest Subsidiaries for the fiscal year ended December 31, 1979, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3(h), (i) neither Norwest nor any Norwest Subsidiary is a party to any pending action or proceeding, nor to Norwest's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies which could reasonably be expected to have any material adverse effect on Norwest and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Norwest or any Norwest Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Norwest and the Norwest Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

  (i) Absence of Certain Changes. Since March 31, 1994, there has been no change in the business, financial condition or results of operations of Norwest or any Norwest Subsidiary which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

  (j) Commitments and Contracts. Except as set forth on Schedule 3(j), as of April 1, 1994, neither Norwest nor any Norwest Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

          (i)  any labor contract or agreement with any labor union;

          (ii) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Norwest or any Norwest Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Norwest or any Norwest Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

          (iii) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.

  (k) Litigation and Other Proceedings. Neither Norwest nor any Norwest Subsidiary is a party to any pending or, to the best knowledge of Norwest, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

  (l) Insurance. Norwest and each Norwest Subsidiary is presently insured or self-insured, and during each of the past five calendar years (or during such lesser period of time as Norwest has owned such Norwest Subsidiary) has been insured or self-insured, for reasonable amounts with insurance companies that, to the best knowledge of Norwest, are financially sound and reputable against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

  (m) Compliance with Laws. Norwest and each Norwest Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Norwest or such Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Norwest, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Norwest and each Norwest Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation other than laws, statutes, ordinances, licenses or regulations relating to environmental liability as to which Norwest makes only the representations and warranties set forth in paragraph 3(s). Neither Norwest nor any Norwest Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Norwest or any Norwest Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Norwest and its subsidiaries taken as a whole.

  (n) Labor. No work stoppage involving Norwest or any Norwest Subsidiary is pending or, to the best knowledge of Norwest, threatened. Neither Norwest nor any Norwest Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Norwest or such Norwest Subsidiary. Except as set forth on Schedule 3(j), employees of Norwest and the Norwest Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

 (o)  Norwest Benefit Plans.

          (i) As of April 1, 1994, the only "employee benefit plans" within the meaning of Section 3(3) of ERISA for which Norwest or any Norwest Subsidiary acts as plan sponsor as defined in ERISA Section 3(16)(B) with respect to which any liability under ERISA or otherwise exists or may be incurred by Norwest or any Norwest Subsidiary are those set forth on
     Schedule 3(o) (the "Norwest Plans"). No Norwest Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

          (ii) Each Norwest Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 3(o), Norwest or the Norwest Subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of the Tax Equity and Fiscal Responsibility Act ("TEFRA"), the Deficit Reduction Act ("DEFRA") and the Retirement Equity Act ("REA") for each of the Norwest Plans to which the qualification requirements of Section 401(a) of the Code apply. Norwest knows of no reason that any Norwest Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under Section 501(a) of the Code, except that any such Norwest Plan may not have been amended to comply with TRA and other recent legislation and regulations, although each such Norwest Plan is within the remedial amendment period during which retroactive amendment may be made.

          (iii) The present value of all benefits vested and all benefits accrued under each Norwest Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Norwest Plan as of the end of the most recent Plan year, exceed the value of the assets of the Norwest Plans allocable to such vested or accrued benefits.

          (iv) Except as set forth on Schedule 3(o), and to the best knowledge of Norwest, no Norwest Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or
     Section 406 of ERISA or violated fiduciary standards under Part 4 of Title I of ERISA, which could subject, to the best knowledge of Norwest, such Norwest Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Norwest Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Norwest and its subsidiaries taken as a whole.

          (v) Except as set forth on Schedule 3(o), no Norwest Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA with respect to any Norwest Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

          (vi) No Norwest Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), during the last five Norwest Plan years which would result in a material liability.

          (vii) Neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Norwest under any Norwest Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Norwest Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

  (p) Registration Statement, etc. None of the information regarding Norwest and its subsidiaries supplied or to be supplied by Norwest for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, and, in the case of the Proxy Statement as amended or supplemented at the time of the meeting of shareholders referred to in paragraph 4(c), contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents which Norwest and the Norwest Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

  (q) Brokers and Finders. Neither Norwest nor any Norwest Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Norwest or any Norwest Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

  (r) No Defaults. Neither Norwest nor any Norwest Subsidiary is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole. To the best of Norwest's knowledge, all parties with whom Norwest or any Norwest Subsidiary has material leases, agreements or contracts or who owe to Norwest or any Norwest Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Norwest Subsidiaries are in compliance therewith in all material respects.

  (s) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Norwest or any Norwest Subsidiary of any liability related to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or to the best of Norwest's knowledge, threatened against Norwest or any Norwest Subsidiary, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole; to the best of Norwest's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Norwest's knowledge neither Norwest nor any Norwest Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

  (t) Merger Co. As of the Closing Date, Merger Co. will be a corporation duly organized, validly existing, duly qualified to do business and in good standing under the laws of New Mexico, and will have corporate power and authority to own or lease its properties and assets and to carry on its business.

 4.  COVENANTS OF ARBI.  ARBI covenants and agrees with Norwest as follows:

  (a) Except as permitted in writing by Norwest or as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time of the Merger, ARBI, and each ARBI Subsidiary will: maintain its corporate existence in good standing; maintain the general character of its business and conduct its business in its ordinary and usual manner; extend credit in accordance with existing lending policies, except that it shall not, without the prior written consent of Norwest, make any new loan or modify, restructure or renew any existing loan (except pursuant to commitments made prior to the date of this Agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would be in excess of $200,000; maintain proper business and accounting records in accordance with generally accepted principles; maintain its properties in good repair and condition, ordinary wear and tear excepted; maintain in all material respects presently existing insurance coverage; use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it; use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Merger; comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of ARBI and each ARBI Subsidiary the non-compliance with which reasonably could be expected to have a material adverse effect on ARBI and the ARBI Subsidiaries taken as a whole; and permit Norwest and its representatives (including KPMG Peat Marwick) to examine its and its subsidiaries books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business. No such examination by Norwest or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of ARBI herein expressed.

  (b) Except as otherwise contemplated or required by this Agreement, from the date hereof until the Effective Time of the Merger, ARBI and each ARBI subsidiary will not (without the prior written consent of Norwest): amend or otherwise change its articles of incorporation or association or by-laws; issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities; authorize or incur any long-term debt (other than deposit liabilities); mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; enter into any material agreement, contract or commitment in excess of $50,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof; make any investments except investments made by bank subsidiaries in the ordinary course of business with final maturities of up to one year and in amounts of $100,000 or less; amend or terminate any Plan except as required by law; make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof; declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except any dividend declared by a subsidiary's Board of Directors in accordance with applicable law and regulation, except for a regular quarterly cash dividend on the ARBI Common Stock for the third and fourth quarters of 1994 only of not more than $.25/share and, in the event that the Effective Time of the Merger has not occurred on or before March 31, 1995, a regular quarterly cash dividend on the ARBI Common Stock for the first quarter of 1995 only of not more than $.25/share; redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of ARBI; increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices and except that ARBI or the Bank may pay an aggregate of $150,000 in bonuses to persons who, on the day before the Effective Date of the Merger, are employees of ARBI or the Bank ; sell or otherwise dispose of any shares of the capital stock of any ARBI Subsidiary; or sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

  (c) The Board of Directors of ARBI will duly call, and will cause to be held not later than twenty-three (23) business days following the effective date of the Registration Statement referred to in paragraph 5(c) hereof, a meeting of its shareholders and will direct that this Agreement and the Merger Agreement be submitted to a vote at such meeting. The Board of Directors of ARBI will (i) cause proper notice of such meeting to be given to its shareholders in compliance with the New Mexico Business Corporation Act and other applicable law and regulation, (ii) recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement and the Merger Agreement, and (iii) use its best efforts to solicit from its shareholders proxies in favor thereof.

  (d) ARBI will furnish or cause to be furnished to Norwest all the information concerning ARBI and its subsidiaries required for inclusion in the Registration Statement referred to in paragraph 5(c) hereof, or any statement or application made by Norwest to any governmental body in connection with the transactions contemplated by this Agreement. Any financial statement for any fiscal year provided under this paragraph must include the audit opinion and the consent of KPMG Peat Marwick to use such opinion in such Registration Statement. Any interim quarterly financial information provided under this paragraph must have been reviewed by KPMG Peat Marwick in accordance with generally accepted auditing standards and ARBI must provide Norwest with a copy of such review report.

  (e) ARBI will take all necessary corporate and other action and use its best efforts to obtain all approvals of regulatory authorities, consents and other approvals required of ARBI to carry out the transactions contemplated by this Agreement and will cooperate with Norwest to obtain all such approvals and consents required of Norwest.

  (f) ARBI will use its best efforts to deliver at the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

  (g) ARBI will hold in confidence all documents and information concerning Norwest and its subsidiaries furnished to ARBI and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to ARBI's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. In the event that ARBI or its representatives receive a request pursuant to judicial or regulatory process to disclose such confidential information, ARBI will, unless prohibited by law, promptly notify Norwest of such request and will cooperate with Norwest, at the Norwest's expense, to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such confidential information. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Norwest (except to the extent that such information can be shown to be previously known to ARBI, in the public domain, or later acquired by ARBI from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to Norwest.

  (h) Neither ARBI, nor any ARBI Subsidiary, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any corporation, partnership, person or other entity or group (other than Norwest) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of ARBI or any ARBI Subsidiary, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security, (iii) to purchase, lease or otherwise acquire the assets of ARBI or any ARBI Subsidiary except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with ARBI or any ARBI Subsidiary. If any corporation, partnership, person or other entity or group makes an offer or inquiry to ARBI or any ARBI Subsidiary concerning any of the foregoing, ARBI or such ARBI Subsidiary will promptly disclose such offer or inquiry, including the terms thereof, to Norwest.

  (i) ARBI shall consult with Norwest as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

  (j)  ARBI and each ARBI Subsidiary will take all action necessary or required
(i) to terminate or amend, if requested by Norwest, all qualified pension and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Date of the Merger, (ii) to amend the Plans to comply with the provisions of the TRA and regulations thereunder and other applicable law, and (iii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Date of the Merger, provided that ARBI and each ARBI Subsidiary will not be required to submit such application to the Internal Revenue Service if the Internal Revenue Service does not accept such applications prior to the Effective Date of the Merger.

  (k) ARBI shall use its best efforts to obtain and deliver at least 32 days prior to the Effective Date of the Merger signed representations substantially in the form attached hereto as Exhibit B to Norwest by each executive officer, director or shareholder of ARBI who may reasonably be deemed an "affiliate" of ARBI within the meaning of such term as used in Rule 145 under the Securities Act.

  (l) ARBI shall establish such additional accruals and reserves as may be necessary to conform ARBI's accounting and credit loss reserve practices and methods to those of Norwest and Norwest's plans with respect to the conduct of ARBI's business following the Merger and to provide for the costs and expenses relating to the consummation by ARBI of the Merger and the other transactions contemplated by this Agreement.

  (m) ARBI shall obtain from a company reasonably acceptable to Norwest, at ARBI's sole expense, Phase I environmental assessments for each bank facility, each non-residential OREO property and the property owned by El Pueblo Properties. Oral reports of such environmental assessments shall be delivered to Norwest no later than July 1, 1994 and written reports shall be delivered to Norwest no later than July 31,1994. ARBI shall obtain, at its sole expense, Phase II environmental assessments for properties identified by Norwest on the basis of the results of such Phase I environmental assessments.

  (n) ARBI shall obtain from a company reasonably acceptable to Norwest, at ARBI's sole expense, commitments for title insurance and boundary surveys for each bank facility which shall be delivered to Norwest no later than July 31, 1994.

  (o) Immediately prior to the Effective Time of the Merger, ARBI shall apply the funds to be loaned to it by Norwest pursuant to paragraph 5(n) hereof to pay in full all indebtedness of ARBI secured by the stock of any ARBI Subsidiary.

  (p) Prior to the Effective Date of the Merger, ARBI shall distribute or cause to be distributed, at fair market value, to an irrevocable trust established for the exclusive ratable benefit of all of the shareholders of record of ARBI as of the date of distribution (i) all of the artwork owned by ARBI or any ARBI Subsidiary listed on Schedule 4(p) and any indebtedness incurred in the purchase of such artwork, including, but not limited to, the note payable to Brownell McGrew for the purchase of two pieces of art, (ii) all equity securities of New Mexico Financial Corporation owned by ARBI or any ARBI Subsidiary and (iii) $50,000 in cash. Such distribution shall be accomplished pursuant to an agreement that provides that neither ARBI nor any ARBI Subsidiary shall have any further rights or obligations with respect to the trust, the trustee, the beneficiaries of the trust or the assets of the trust. Such agreement shall also provide that, except for liability for corporate taxes payable by ARBI or any ARBI Subsidiary on the distribution at fair market value of the above-described artwork and related debt and equity securities, ARBI and the ARBI Subsidiaries shall have no liability with respect to the trust and no further liability with respect to the assets or liabilities of the trust following such distribution, including, but not limited to, liability for any property that remains unclaimed by any shareholders. Norwest shall have the right to approve the terms and conditions of the creation of such trust and of such distribution which approval shall not be unreasonably withheld.

  (q) From the date hereof through the Effective Date of the Merger, ARBI shall not permit the "Provision for Loan Losses" in the ARBI financial statements to be less than zero.

  (r) As soon as practical, but in any event prior to the Effective Date of the Merger, ARBI shall cause the Bank to sell its entire interest in El Pueblo Properties.

  (s) No later than five business days prior to the Effective Date of the Merger, ARBI shall sell all of the equity securities it owns in First Security Corporation and in Wachovia Corporation.

  (t) At the request of Norwest, ARBI shall, prior to the Effective Time of the Merger, prepay in full without penalty the indebtedness listed on Schedule 2(d), terminate all related agreements and obtain the release of all collateral held in connection therewith.

 5.  COVENANTS OF NORWEST.  Norwest covenants and agrees with ARBI as follows:

  (a) From the date hereof until the Effective Time of the Merger, Norwest will maintain its corporate existence in good standing; conduct, and cause the Norwest Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Norwest or the Norwest Subsidiaries, their businesses or their properties; maintain all books and records of it and the Norwest Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Norwest

Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

  (b) Norwest will furnish to ARBI all the information concerning Norwest required for inclusion in a proxy statement or statements to be sent to the shareholders of ARBI, or in any statement or application made by ARBI to any governmental body in connection with the transactions contemplated by this Agreement.

  (c) As promptly as practicable after the execution of this Agreement, Norwest will file with the SEC a registration statement on Form S-4 (the "Registration Statement") under the Securities Act and any other applicable documents, relating to the shares of Norwest Common Stock to be delivered to the shareholders of ARBI pursuant to the Merger Agreement, and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the ARBI shareholders, at the time of the ARBI shareholders' meeting referred to in paragraph 4(c) hereof and at the Effective Time of the Merger the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Norwest (hereinafter the "Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by ARBI or any ARBI subsidiary for use in the Registration Statement or the Prospectus.

  (d) Norwest will file all documents required to be filed to list the Norwest Common Stock to be issued pursuant to the Merger Agreement on the New York Stock Exchange and the Chicago Stock Exchange and use its best efforts to effect said listings.

  (e) The shares of Norwest Common Stock to be issued by Norwest to the shareholders of ARBI pursuant to this Agreement and the Merger Agreement will, upon such issuance and delivery to said shareholders pursuant to the Merger Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Norwest Common Stock to be delivered to the shareholders of ARBI pursuant to the Merger Agreement are and will be free of any preemptive rights of the stockholders of Norwest.

  (f) Norwest will file all documents required to obtain prior to the Effective Time of the Merger all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

  (g) Norwest will take all necessary corporate and other action and file all documents required to obtain and will use its best efforts to obtain all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with ARBI to obtain all such approvals and consents required by ARBI.

  (h) Norwest will hold in confidence all documents and information concerning ARBI and ARBI's Subsidiaries furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. In the event that Norwest or its representatives receive a request pursuant to judicial or regulatory process to disclose such confidential information, Norwest will, unless prohibited by law, promptly notify ARBI of such request and will cooperate with ARBI, at ARBI's expense, to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such confidential information. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with ARBI (except to the extent that such information can be shown to be previously known to Norwest, in the public domain, or later acquired by Norwest from other legitimate sources) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to ARBI.

  (i) Norwest will file any documents or agreements required to be filed in connection with the Merger under the New Mexico Business Corporation Act.

  (j) Norwest will use its best efforts to deliver at the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

  (k) Norwest shall consult with ARBI as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

  (l) Norwest shall give ARBI written notice of receipt of the regulatory approvals referred to in paragraph 7(e).

  (m) For a period not exceeding fifteen days prior to the Closing Date, Norwest will permit ARBI and its representatives to examine its books, records and properties and interview officers, employees and agents of Norwest at all reasonable times when it is open for business. No such examination by ARBI or its representatives shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Norwest herein expressed.

  (n) Immediately prior to the Effective Time of the Merger, Norwest shall loan to ARBI funds sufficient to enable ARBI to pay in full all indebtedness of ARBI secured by the stock of any ARBI Subsidiary.

  (o) Norwest shall use all reasonable efforts to maintain, for three years following the Effective Time of the Merger, directors' and officers' liability insurance for future claims arising out of occurrences prior to the Effective Time of the Merger. This insurance shall contain terms and conditions substantially similar to those policies customarily maintained by similar financial institutions. Norwest shall insure that all rights to indemnification in ARBI's Articles of Incorporation and Bylaws and in the Articles of Association and Bylaws of the Bank, as in effect on the date hereof, shall, with respect to claims arising out of occurrences prior to the Effective Time of the Merger and with respect to those persons who are covered by the provisions of such articles and bylaws prior to the Effective Time of the Merger, survive the Merger and shall continue in full force and effect for three years from the Effective Time of the Merger. Nothing contained in this paragraph 5(o) shall be deemed to preclude the liquidation, consolidation, merger or amendment of the articles of incorporation or bylaws of ARBI or any ARBI Subsidiary in which case all of such rights to indemnification shall be deemed to survive and continue notwithstanding any such liquidation, consolidation, merger or amendment. Notwithstanding anything to the contrary contained in this paragraph 5(o), nothing contained herein shall require indemnification of any person who was a director, officer or employee of a corporation, banking institution or other entity acquired by ARBI or any ARBI Subsidiary with respect to claims based on, or arising out of or pertaining to, a matter which occurred prior to the consummation of any such acquisition to a greater extent than ARBI or any ARBI Subsidiary is, as of the date of this Agreement, required to indemnify any such person.

  (p) At or prior to the Effective Time of the Merger, Norwest shall deposit, or shall cause to be deposited, with Norwest Bank Minnesota, N.A. (the "Agent"), for the benefit of the holders of certificates representing shares of ARBI Common Stock (the "Certificates"), for exchange in accordance herewith and the Merger Agreement, a certificate or certificates representing the shares of Norwest Common Stock and the cash in lieu of fractional shares to be issued and paid pursuant hereto and the Merger Agreement in exchange for outstanding shares of ARBI Common Stock.

  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Norwest, the posting by such person of a bond in such amount as Norwest may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Norwest Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant hereto and the Merger Agreement.

  As soon as practicable after the Effective Time of the Merger, the Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Norwest Common Stock and the cash in lieu of fractional shares into which the shares of Company Common Stock represented by such certificates shall have been converted pursuant hereto and the Merger Agreement.

  (q) From the date hereof to the Effective Date of the Merger, Norwest shall deliver to ARBI, when reasonably available, Norwest's Quarterly Reports on Form 10-Q and Norwest's Annual Reports on Form 10-K as filed with the SEC under the Exchange Act.

  (r) From and after the Effective Date of the Merger, Norwest shall file all reports with the SEC necessary to permit the stockholders of ARBI who may be deemed "underwriters" (within the meaning of Rule 145 under the Securities Act) of ARBI

Common Stock to sell Norwest Common Stock received by them in connection with the Merger pursuant to Rules 144 and 145(d) under the Securities Act if they would otherwise be so entitled; provided, however, that Norwest is otherwise obligated to file such reports with the SEC.

  6. CONDITIONS PRECEDENT TO OBLIGATION OF ARBI. The obligation of ARBI to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following further conditions, which may be waived in writing by
ARBI:

  (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 hereof shall be true and correct in all respects material to Norwest and its subsidiaries taken as a whole as if made at the Time of Filing.

  (b) Norwest shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it and Merger Co. at or before the Time of Filing.

  (c) ARBI shall have received a favorable certificate, dated as of the Effective Date of the Merger, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Norwest, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 6.

  (d) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of ARBI required for approval of a plan of merger in accordance with the provisions of ARBI's Articles of Incorporation and the New Mexico Business Corporation Act.

  (e) Norwest shall have received approval by the Federal Reserve Board and by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

  (f) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

  (g) The shares of Norwest Common Stock to be delivered to the stockholders of ARBI pursuant to this Agreement and the Merger Agreement shall have been authorized for listing on the New York Stock Exchange and the Chicago Stock Exchange.

  (h) ARBI shall have received an opinion, dated the Closing Date, of counsel to ARBI, substantially to the effect that, for federal income tax purposes: (i) the Merger will constitute a reorganization within the meaning of Sections 368(a)(1(A) and 368(a)(2)(E) of the Code; (ii) no gain or loss will be recognized by the holders of ARBI Common Stock upon receipt of Norwest Common Stock except for cash received in lieu of fractional shares and except for interests in the trust described in paragraph 4(p) herein;
(iii) the basis of the Norwest Common Stock received by the shareholders of ARBI will be the same as the basis of ARBI Common Stock exchanged therefor; and (iv) the holding period of the shares of Norwest Common Stock received by the shareholders of ARBI will include the holding period of the ARBI Common Stock, provided such shares of ARBI Common Stock were held as a capital asset as of the Effective Time of the Merger.

  (i) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

  7. CONDITIONS PRECEDENT TO OBLIGATION OF NORWEST. The obligation of Norwest to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following conditions, which may be waived in writing by
Norwest:

  (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions or events occurring after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 2 hereof shall be true and correct in all respects material to ARBI and the ARBI Subsidiaries taken as a whole as if made at the Time of Filing.

  (b) ARBI shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Time of Filing.

  (c) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of ARBI required for approval of a plan of merger in accordance with the provisions of ARBI's Articles of Incorporation and the New Mexico Business Corporation Act.

  (d) Norwest shall have received a favorable certificate dated as of the Effective Date of the Merger signed by the Chairman or President and by the Secretary or Assistant Secretary of ARBI, as to the matters set forth in subparagraphs (a) through (c) of this paragraph 7.

  (e) Norwest shall have received approval by all governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired. No approvals, licenses or consents granted by any regulatory authority shall contain any condition or requirement relating to ARBI or any ARBI Subsidiary that, in the good faith judgment of Norwest, is unreasonably burdensome to Norwest.

  (f) ARBI and each ARBI Subsidiary shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to ARBI's or such subsidiary's business required for the consummation of the Merger, and ARBI and each ARBI Subsidiary shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Merger.

  (g) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

  (h) At any time since the date hereof the total number of shares of ARBI Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents, other than the performance shares provided pursuant to the American Republic Bancshares Corporation Performance Share Incentive Bonus Plan for James H. Foley dated December 21, 1993, constitute ARBI Common Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents, other than any option held by Norwest, shall not have exceeded 410,095.

  (i) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

  (j) Norwest shall have received from the Chief Executive Officer and Chief Financial Officer of ARBI a letter, dated as of the effective date of the Registration Statement and updated through the date of Closing, in form and substance satisfactory to Norwest, to the effect that:

          (i) the interim quarterly financial statements of ARBI included or incorporated by reference in the Registration Statement are prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited financial statements of ARBI;

          (ii) the amounts reported in the interim quarterly financial statements of ARBI agree with the general ledger of ARBI;

          (iii) the annual and quarterly financial statements of ARBI and the ARBI Subsidiaries included in, or incorporated by reference in, the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder;

          (iv) from the date of the most recent unaudited consolidated financial statements of ARBI and the ARBI Subsidiaries as may be included in the Registration Statement to a date 5 days prior to the effective date of the Registration Statement or 5 days prior to the Closing, there are no increases in long-term debt, changes in the capital stock or decreases in stockholders' equity of ARBI and the ARBI Subsidiaries, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters. For the same period, there have been no decreases in consolidated net interest income, consolidated net interest income after provision for credit losses, consolidated income before income taxes, consolidated net income and net income per share amounts of ARBI and the ARBI Subsidiaries, or in income before equity in undistributed income of subsidiaries, in each case as compared with the comparable period, if any, of the preceding year, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters;

          (v) they have reviewed certain amounts, percentages, numbers of shares and financial information which are derived from the general accounting records of ARBI and the ARBI Subsidiaries, which appear in the Registration Statement under the certain captions to be specified by Norwest, and have compared certain of such amounts, percentages, numbers and financial information with the accounting records of ARBI and the ARBI Subsidiaries and have found them to be in agreement with financial records and analyses prepared by ARBI included in the annual and quarterly financial statements, except as disclosed in such letters.

     (k) ARBI and the ARBI Subsidiaries considered as a whole shall not have sustained since March 31, 1994 any material loss or interference with their business from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance.

     (l) There shall be no reasonable basis for any proceeding, claim or action of any nature seeking to impose, or that could reasonably be expected to result in the imposition on ARBI or any ARBI Subsidiary of, any liability related to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, which has had or could reasonably be expected to have a material adverse effect upon ARBI and its subsidiaries taken as a whole.

     (m) No change shall have occurred, since March 31, 1994, and no circumstances shall exist which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of ARBI and the ARBI Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

     (n) The Stock Restriction Agreement among certain stockholders of ARBI shall have been terminated and shall be of no further force and effect.

     (o) ARBI shall own directly, and shall deliver to Norwest at the Closing, stock certificates evidencing all of the outstanding capital stock of the ARBI Subsidiaries free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto.

     8. EMPLOYEE BENEFIT PLANS. Each person who is an employee of ARBI or any ARBI Subsidiary as of the Effective Date of the Merger ("ARBI Employees") shall be eligible for participation in the employee welfare and pension plans of Norwest, as in effect from time to time, as follows:

     (a) Employee Welfare Benefit Plans. Each ARBI Employee shall be eligible for participation in the employee welfare benefit plans of Norwest listed below subject to any eligibility requirements applicable to such plans (but not subject to any pre-existing condition exclusions, except in the case of the Long Term Care plan) and shall enter each plan not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Merger (the "Entry Date"):

          Medical Plan
          Dental Plan
          Long Term Disability Plan
          Flexible Benefits Plan
          Group Basic Life Insurance Plan
          Group Optional and Dependent Life Insurance Plan
          Business Travel Accident Insurance Plan
          Short-Term Disability Program
          Severance Program
          Vacation Program
          Accidental Death and Dismemberment Plan
          Vision Plan
          Long Term Care Plan

Until the Entry Date for a given Norwest welfare benefit plan, Norwest agrees to continue for the benefit of the ARBI Employees the comparable ARBI welfare benefit plans numbered 1 through 6 under the caption "ERISA Section 3(1) Plans" in Schedule 2(p).

For the purpose of determining each ARBI Employee's benefit for the year in which the Merger occurs under the Norwest vacation program, vacation taken by an ARBI Employee in the year in which the Merger occurs will be deducted from the total Norwest benefit. Each ARBI Employee shall receive full credit for years of past service to ARBI and the ARBI Subsidiaries for the purpose of determining what benefits are due to such employee under the Short-Term Disability, Severance and Vacation Programs.

     (b)  Employee Pension Benefit Plans.

Each ARBI Employee shall be eligible for participation in the Norwest Savings-Investment Plan (the "SIP"), subject to any eligibility requirements applicable to the SIP (with full credit for years of past service to ARBI and the ARBI Subsidiaries for the purpose of satisfying any eligibility and vesting periods applicable to the SIP), and shall enter the SIP not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Merger.

Until the Entry Date for the SIP, Norwest agrees to continue for the benefit of the ARBI Employees the ARBI Profit Sharing/401k Plan and related Trust.

Each ARBI Employee shall be eligible for participation in the Norwest Pension Plan (with full credit for years of past service to ARBI and the ARBI Subsidiaries for the purpose of satisfying any eligibility and vesting periods applicable to the Norwest Pension
Plan) under the terms thereof.

   9.  TERMINATION OF AGREEMENT.

   (a)  This Agreement may be terminated at any time prior to the Time of
Filing:

          (i)  by mutual written consent of the parties hereto;

          (ii) by either of the parties hereto upon written notice to the other party if the Merger shall not have been consummated by May 15, 1995 unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party;

          (iii) by ARBI or Norwest upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or

          (iv) by ARBI, within five business days after the end of the Index Measurement Period (as defined in subparagraph (c)(ii) below), if both of the following conditions are satisfied:

               (A) the Norwest Measurement Price is less than $20; and

               (B) the number obtained by dividing the Norwest Measurement Price by the closing price of Norwest Common Stock on the trading day immediately preceding the date of this Agreement is less than the number obtained by dividing the Final Index Price (as defined in subparagraph (c) below) by the Initial Index Price (as defined in subparagraph (c) below) and subtracting .15 from such quotient.

     (b) Termination of this Agreement under this paragraph 9 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party's willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, and the obligations under paragraphs 4(g), 5(h) and 10 shall survive such termination.

     (c) For purposes of this paragraph 9:

          (i) The "Company Market Capitalization" shall mean (a) the price of one share of the common stock of a given company at the close of the trading day immediately preceding the date of this Agreement multiplied by
     (b) the number of shares of common stock of such company outstanding as of March 31, 1994 (adjusted for any stock dividend, reclassification, recapitalization, exchange of shares or similar transaction between March 31, 1994 and the close of the trading day immediately preceding the date of this Agreement).

          (ii) The "Index Group" shall mean all of those companies listed on Exhibit C the common stock of which is publicly traded and as to which there is, during the period of 20 trading days ending on the day immediately preceding the meeting of the shareholders of ARBI held to vote on this Agreement and the Merger Agreement (the "Index Measurement Period"), no pending publicly announced proposal for such company to be acquired, nor has there been any proposal by such company publicly announced subsequent to the day before the date of this Agreement to acquire another company in exchange for stock where, if the company to be acquired were to become a subsidiary of the acquiring company, the company to be acquired would be a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X promulgated by the SEC nor has there been any program publicly announced subsequent to the day before the date of this Agreement to repurchase 5% or more of the outstanding shares of such company's common stock.

          (iii) The "Initial Index Price" shall mean the sum of the following, calculated for each of the companies in the Index Group: (a) the closing price per share of common stock of each such company on the trading day immediately preceding the date of this Agreement multiplied by (b) the Weighting Factor (as defined below) for each such company.

          (iv) The "Final Index Price" shall mean the sum of the following, calculated for each of the companies in the Index Group: (a) the Final Price for each such company multiplied by (b) the Weighting Factor (as defined below) for each such company.

          (v) The "Final Price" of any company in the Index Group shall mean the average of the daily closing prices of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the Index Measurement Period.

          (vi) The "Total Market Capitalization" shall mean the sum of the Company Market Capitalization for each of the companies in the Index Group.

          (vii) The "Weighting Factor" for any given company shall mean the Company Market Capitalization for such company divided by the Total Market Capitalization.

     If a Common Stock Adjustment occurs with respect to the shares of Norwest or any company in the Index Group between the date of this Agreement and the ARBI shareholder meeting date, the closing prices for the common stock of such company shall be appropriately and proportionately adjusted for the purposes of the definitions above so as to be comparable to what the price would have been if the record date of the Common Stock Adjustment had been immediately following the Effective Time of the Merger.

     10. EXPENSES. All expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal and accounting fees, incurred by ARBI and ARBI Subsidiaries shall be borne by ARBI, and all such expenses incurred by Norwest shall be borne by Norwest.

     11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

     12. THIRD PARTY BENEFICIARIES. Except as provided in paragraphs 5(o) and 5(r), each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

     13. NOTICES. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be delivered in person or shall be mailed by first class registered or certified mail, postage prepaid, addressed as follows:

          If to Norwest:

               Norwest Corporation
               Sixth and Marquette
               Minneapolis, Minnesota  55479-1026
               Attention:  Secretary

          If to ARBI:

               American Republic Bancshares, Inc.
               101 South Main
               Belen, New Mexico 87002
               Attention: President

or to such other address with respect to a party as such party shall notify the other in writing as above provided.

     14. COMPLETE AGREEMENT. This Agreement and the Merger Agreement contain the complete agreement between the parties hereto with respect to the Merger and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

     15. CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

     16. WAIVER AND OTHER ACTION. Either party hereto may, by a signed writing, give any consent, take any action pursuant to paragraph 9 hereof or otherwise, or waive any inaccuracies in the representations and warranties by the other party and compliance by the other party with any of the covenants and conditions herein.

     17. AMENDMENT. At any time before the Time of Filing, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the shareholders of ARBI shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement and the Merger Agreement.

     18. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

     19. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representation or warranty contained in the Agreement or the Merger Agreement shall survive the Merger of Merger Co. with and into ARBI or, except as set forth in paragraph 9(b), the termination of this Agreement. Paragraphs 5(o), 5(r) and 10 shall survive the Merger.

     20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


NORWEST CORPORATION                AMERICAN REPUBLIC BANCSHARES, INC.



By:  /s/ Kenneth R. Murray         By:  /s/ James H. Foley
     ---------------------              ------------------
Its:   Executive Vice President    Its:    President and Chief Executive Officer
       ------------------------            -------------------------------------

                                   EXHIBIT A
                                   ---------
                          AGREEMENT AND PLAN OF MERGER
                                    BETWEEN
                       AMERICAN REPUBLIC BANCSHARES, INC.
                            a New Mexico corporation
                          (the surviving corporation)
                                      AND
                              [NORWEST MERGER CO.]
                            a New Mexico corporation
                            (the merged corporation)

          This Agreement and Plan of Merger dated as of __________, 1994 (the "Agreement"), between American Republic Bancshares, Inc., a New Mexico corporation (hereinafter sometimes called "Company" and sometimes called the "surviving corporation") and [Norwest Merger Co.], a New Mexico corporation ("Merger Co.")(said corporations being hereinafter sometimes referred to as the "constituent corporations"),

          WHEREAS, Merger Co., a wholly-owned subsidiary of Norwest Corporation, was incorporated by Articles of Incorporation filed in the office of the Secretary of State of the State of __________ on _______, 1994, and said corporation is now a corporation subject to and governed by the provisions of the New Mexico Business Corporation Act. Merger Co. has authorized capital stock of 1,000 shares of common stock having a par value of $1.00 per share ("Merger Co. Common Stock"), of which 1,000 shares were outstanding as of the date hereof; and

          WHEREAS, Company was incorporated by Articles of Incorporation filed in the office of the Secretary of State of the State of New Mexico on September 16, 1983 and said corporation is now a corporation subject to and governed by the provisions of the New Mexico Business Corporation Act. Company has authorized capital stock of 1,000,000 shares of Common Stock, par value $1.00 per share ("Company Common Stock") of which 410,095 shares were outstanding and zero shares were held in the treasury as of March 31, 1994 and 1,000,000 shares of Cumulative Preferred Stock, par value $1.00 per share of which zero shares were outstanding and zero shares were held in the treasury as of March 31, 1994; and

          WHEREAS, Norwest Corporation and Company are parties to an Agreement and Plan of Reorganization dated as of June 6, 1994 (the "Reorganization Agreement"), setting forth certain representations, warranties and covenants in connection with the merger provided for herein; and

          WHEREAS, the directors, or a majority of them, of each of the constituent corporations respectively deem it advisable for the welfare and advantage of said corporations and for the best interests of the respective shareholders of said corporations that said corporations merge and that Merger Co. be merged with and into Company, with Company continuing as the surviving corporation, on the terms and conditions hereinafter set forth in accordance with the provisions of the New Mexico Business Corporation Act, which statute permits such merger;

          WHEREAS, it is the intent of the parties to effect a merger which qualifies as a tax-free reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code; and

          NOW, THEREFORE, the parties hereto, subject to the approval of the shareholders of Company and of Merger Co., in consideration of the premises and of the mutual covenants and agreements contained herein and of the benefits to accrue to the parties hereto, have agreed and do hereby agree that Merger Co. shall be merged with and into Company pursuant to the laws of the State of New Mexico, and do hereby agree upon, prescribe and set forth the terms and conditions of the merger of Merger Co. with and into Company, the mode of carrying said merger into effect, the manner and basis of converting the shares of Company Common Stock into shares of common stock of Norwest Corporation of the par value of $1-2/3 per share ("Norwest Common Stock"), and such other provisions with respect to said merger as are deemed necessary or desirable, as follows:

          FIRST: At the time of merger, Merger Co. shall be merged with and into Company, one of the constituent corporations, which shall be the surviving corporation, and the separate existence of Merger Co. shall cease and the name of the surviving corporation shall continue to be American Republic Bancshares, Inc.

          SECOND: The Articles of Incorporation of Company at the time of merger shall be and remain the Articles of Incorporation of the surviving corporation until further amended according to law.

          THIRD: The Bylaws of Company at the time of merger shall be and remain the Bylaws of the surviving corporation until amended according to the provisions of the Articles of Incorporation of the surviving corporation or of said Bylaws.

          FOURTH: The directors of Merger Co. at the time of merger shall be and remain the directors of the surviving corporation and shall hold office from the time of merger until their respective successors are elected and qualify.

          FIFTH:   The officers of Merger Co. at the time of merger shall be and remain the officers of the surviving corporation and shall hold office from the time of merger until their respective successors are elected or appointed and qualify.

          SIXTH: The manner and basis of converting the shares of Company Common Stock into cash or shares of shares of Norwest Common Stock shall be as follows:

     1. Each share of Company Common Stock outstanding immediately prior to the time of the merger (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for the number of shares of Norwest Common Stock determined by dividing the Adjusted Norwest Shares (as defined below) by the number of shares of Company Common Stock then outstanding. The "Adjusted Norwest Shares" shall mean the following:

          (a) If the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 20 trading days ending on the day immediately preceding the meeting of the shareholders of Company held to vote on this Agreement and the Reorganization Agreement (the "Norwest Measurement Price") is equal to or greater than $26.50, the Adjusted Norwest Shares shall be the number determined by dividing (x) $27,950,000 plus the proceeds (net of commissions and similar expenses) received from the sale of the equity securities Company owns in First Security Corporation and in Wachovia Corporation by (y) $26.50;

          (b) If the Norwest Measurement Price is equal to or less than $24.50, the Adjusted Norwest Shares shall be the number determined by dividing
          (x) $27,950,000 plus the proceeds (net of commissions and similar expenses) received from the sale of the equity securities Company owns in First Security Corporation and in Wachovia Corporation by (y) $24.50;

          (c) If the Norwest Measurement Price is less than $26.50, but more than $24.50, the Adjusted Norwest Shares shall be the number determined by dividing (x) $27,950,000 plus the proceeds (net of commissions and similar expenses) received from the sale of the equity securities Company owns in First Security Corporation and in Wachovia Corporation by (y) the Norwest Measurement Price.

     2. As soon as practicable after the merger becomes effective, each holder of a certificate for shares of Company Common Stock outstanding immediately prior to the time of merger shall be entitled, upon surrender of such certificate for cancellation to the surviving corporation or to Norwest Bank Minnesota, National Association, as the designated agent of the surviving corporation (the "Agent"), to receive a new certificate for the number of whole shares of Norwest Common Stock to which such holder shall be entitled on the basis set forth in paragraph 1 above. Until so surrendered each certificate which, immediately prior to the time of merger, represented shares of Company Common Stock shall not be transferable on the books of the surviving corporation but shall be deemed to evidence the right to receive (except for the payment of dividends as provided below) ownership of the number of whole shares of Norwest Common Stock into which such shares of Company Common Stock have been converted on the basis above set forth; provided, however, until the holder of such certificate for Company Common Stock shall have surrendered the same for exchange as above set forth, no dividend payable to holders of record of Norwest Common Stock as of any date subsequent to the effective date of merger shall be paid to such holder with respect to the Norwest Common Stock, if any, represented by such certificate, but, upon surrender and exchange thereof as herein provided, there shall be paid by the surviving corporation or the Agent to the record holder of such certificate for Norwest Common Stock issued in exchange therefor an amount with respect to such shares of Norwest Common Stock equal to all dividends that shall have been paid or become payable to holders of record of Norwest Common Stock between the effective date of merger and the date of such exchange.

     3. If between the date of the Reorganization Agreement and the time of merger, shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or similar transaction, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Norwest Common Stock into which a share of Company Common Stock shall be converted on the basis above set forth, and/or the price of such shares for the purposes of calculating the Norwest Measurement Price, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of Company Common Stock shall be converted will equal the number of shares of Norwest Common Stock which the holder of a share of Company Common Stock would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or similar transaction, or stock dividend had the record date therefor been immediately following the time of merger.

     4. No fractional shares of Norwest Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days immediately preceding the effective date of merger.

     5. Each share of Merger Co. Common Stock issued and outstanding at the time of merger shall be converted into and exchanged for one share of the surviving corporation after the time of merger.

     SEVENTH: The merger provided for by this Agreement shall be effective as follows:

     1. The effective date of merger shall be the date on which Articles of Merger (as described in subparagraph 1(b) of this Article Seventh) shall be delivered to and filed by the Secretary of State of the State of New Mexico; provided, however, that all of the following actions shall have been taken in the following order:

          a. This Agreement shall be approved and adopted on behalf of Merger Co. and Company in accordance with the New Mexico Business Corporation Act; and

          b. Articles of merger (with this Agreement attached as part thereof) with respect to the merger, setting forth the information required by the New Mexico Business Corporation Act, shall be executed by the Chairman of the Board, the President or a Vice President of Merger Co. and by the Secretary or an Assistant Secretary of Merger Co., and by the Chairman of the Board, the President or a Vice President of Company and by the Secretary or an Assistant Secretary of Company, and shall be filed in the office of the Secretary of State of the State of New Mexico in accordance with the New Mexico Business Corporation Act.

     2. The merger shall become effective as of 11:59 p.m. (the "time of merger") on the effective date of merger.

     EIGHTH:  At the time of merger:

     1. The separate existence of Merger Co. shall cease, and the corporate existence and identity of Company shall continue as the surviving corporation.

     2. The merger shall have the other effects prescribed by Section 53-14-6 of the New Mexico Business Corporation Act.

     NINTH: The following provisions shall apply with respect to the merger provided for by this Agreement:

     1. If at any time the surviving corporation shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect or confirm in the surviving corporation the title to any property or rights of Merger Co. acquired or to be acquired as a result of the merger provided for herein, the proper officers and directors of Company and Merger Co. may execute and deliver such deeds, assignments and assurances in law and take such other action as may be necessary or proper to vest, perfect or confirm title to such property or right in the surviving corporation and otherwise carry out the purposes of this Agreement.

     2. For the convenience of the parties and to facilitate the filing of this Agreement, any number of counterparts hereof may be executed and each such counterpart shall be deemed to be an original instrument.

     3. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of New Mexico.

     4. This Agreement cannot be altered or amended except pursuant to an instrument in writing signed by both of the parties hereto.

     5. At any time prior to the filing of Articles of Merger with the Secretary of State of the State of New Mexico, subject to the provisions of the Reorganization Agreement, this Agreement may be terminated upon approval by the Boards of Directors of either of the constituent corporations notwithstanding the approval of the shareholders of either constituent corporation.

     IN WITNESS WHEREOF, the parties hereto have cause this Agreement and Plan of Merger to be signed in their respective corporate names by the undersigned officers, pursuant to authority duly given by their respective Boards of Directors, all as of the day and year first above written.

                               AMERICAN REPUBLIC BANCSHARES, INC.
                               By: _________________________________
                               Its:  _________________________________

Attest:

__________________________
     Secretary

                               [NORWEST MERGER CO.]
                               By: ________________________________
                               Its:  ________________________________

Attest:

___________________________
     Secretary

                                                                       EXHIBIT B
                                                                       ---------




Norwest Corporation
Norwest Center
Sixth and Marquette
Minneapolis, MN  55479-1026

Attn:  Secretary

Gentlemen:

     I have been advised that I might be considered to be an "affiliate," as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") of American Republic Bancshares, Inc., a New Mexico corporation (the "Company").

     Pursuant to an Agreement and Plan of Reorganization, dated as of June 6, 1994, (the "Reorganization Agreement"), between the Company and Norwest Corporation, a Delaware corporation ("Norwest") it is contemplated that a wholly-owned subsidiary of Norwest will merge with and into the Company (the "Merger") and as a result, I will receive in exchange for each share of Common Stock, par value $_____ per share, of the Company (the "Company Common Stock") owned by me immediately prior to the Effective Time of the Merger (as defined in the Reorganization Agreement), a number of shares of Common Stock, par value $1 2/3 per share, of Norwest ("Norwest Common Stock"), as more specifically set forth in the Reorganization Agreement.

     I hereby agree as follows:


     I will not offer to sell, transfer or otherwise dispose of any of the shares of Norwest Common Stock issued to me pursuant to the Merger (the "Stock") except (a) in compliance with the applicable provisions of Rule 145, (b) in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or (c) in an offering registered under the Securities Act.


     I consent to the endorsement of the Stock issued to me pursuant to the Merger with a restrictive legend that will read substantially as follows:

          "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies, and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by Norwest Corporation of an opinion of counsel reasonably satisfactory to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

     Norwest's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of the shares of the Stock, unless the transfer has been effected in compliance with the terms of this letter agreement.

     It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the restrictive legend set forth above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer restrictions shall be lifted forthwith, if (i) any such shares of Stock shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Securities Act, or (iii) I am not at the time an affiliate of Norwest and have been the beneficial owner of the Stock for at least two years (or such other period as may be prescribed thereunder) and Norwest has filed with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding twelve months, or (iv) I am not and have not been for at least three months an affiliate of Norwest and have been the beneficial owner of the Stock for at least three years (or such other period as may be prescribed by the Securities Act, and the rules and regulations promulgated thereunder), or (v) Norwest shall have received an opinion of counsel acceptable to Norwest to the effect that the stock transfer restrictions and the legend are not required.

     I have carefully read this letter agreement and the Reorganization Agreement and have discussed their requirements and other applicable limitations upon my ability to offer to sell, transfer or otherwise dispose of shares of the Stock, to the extent I felt necessary, with my counsel or counsel for the Company.

                                    Sincerely,


                                    _________________________

                                                                       EXHIBIT C



               BancOne Corporation
               Bank of Boston Corporation
               Bank of New York
               BankAmerica Corporation
               Barnett Banks, Inc.
               Boatmen's Bancshares
               Comerica, Inc.
               CoreStates Financial Corporation
               First Bank System, Inc.
               First Interstate
               First Union Corporation
               Fleet Financial
               KeyCorp
               Mellon Bank Corporation
               National City Corporation
               NBD Bancorp, Inc.
               Nations Bank
               PNC Financial Corporation
               Signet Banking Corporation
               Suntrust Banks, Inc.
               U.S. Bancorp
               Wachovia Corporation
               Wells Fargo

                                   APPENDIX B

                        OPINION OF MONTGOMERY SECURITIES

                                                                June 6, 1994

Members of the Board of Directors
American Republic Bancshares, Inc.
101 South Main Street
Belen, NM  87002


Gentlemen:

     We understand that American Republic Bancshares, Inc., a New Mexico corporation ("ARB"), and Norwest Corporation, a Delaware corporation ("Norwest"), propose to enter into an Agreement and Plan of Reorganization dated June 6, 1994 (the "Merger Agreement"), pursuant to which (i) a wholly-owned subsidiary of Norwest will be merged with and into ARB, with ARB as the surviving corporation (the "Merger"), and (ii) ARB will make a distribution to a trust (the "Trust") established for the benefit of its shareholders (collectively, the "Transaction"). Pursuant to the Merger, as more fully described in the Merger Agreement, we understand that each outstanding share of the common stock, $1.00 par value per share, of ARB (the "ARB Common Stock") will be converted into and exchangeable for the number of shares of the common stock, $1-2/3 par value per share, of Norwest (the "Norwest Common Stock") determined by dividing the Adjusted Norwest Shares (as defined in the Merger Agreement) by the number of shares of the ARB Common Stock outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger. In addition, as more fully described in the Merger Agreement, we understand that prior to the Effective Date (as defined in the Merger Agreement) of the Merger, ARB will distribute specified assets and related indebtedness to the Trust. The Norwest Common Stock and the beneficial interests in the Trust to be received by the shareholders of ARB are together referred to as the "Consideration."

     You have asked for our opinion as to whether the Consideration to be received by the shareholders of ARB pursuant to the Transaction is fair to the shareholders of ARB from a financial point of view, as of the date hereof.

     In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to ARB and Norwest, including the consolidated financial statements for recent years and the interim period to March 31, 1994, and certain other relevant financial and operating data relating to ARB and Norwest made available to us from published sources and from the internal records of ARB; (ii) reviewed the Merger Agreement; (iii) reviewed certain historical market prices and trading volumes of Norwest Common Stock as reported by the New York Stock Exchange; (iv) compared ARB and Norwest from a financial point of view with certain other companies in the banking industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the banking industry which we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of ARB and Norwest certain information of a business and financial nature regarding ARB and Norwest, furnished to us by them, including financial forecasts and related assumptions of ARB; (vii) reviewed and discussed with representatives of the management of ARB the September 26, 1991 appraisal obtained by ARB of certain assets being distributed to the Trust by ARB; (viii) made inquiries regarding and discussed the Transaction and the Merger Agreement and other matters related thereto with

                                               Members of the Board of Directors
                                                                    June 6, 1994
                                                                          Page 2



ARB's counsel; and (ix) performed such other analyses and examinations as we have deemed appropriate.

     In connection with our review, we have not independently verified any of the foregoing information with respect to ARB or Norwest, have relied on all such information, and have assumed that all such information is complete and accurate in all material respects. With respect to the financial forecasts for ARB provided to us by its management, we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of ARB's management at the time of preparation as to the future financial performance of ARB and that they provide a reasonable basis upon which we can form our opinion. With respect to the appraisal obtained by ARB of certain assets being distributed to the Trust by ARB, we have assumed for purposes of our opinion that the appraisal reflects a reasonable estimate as to the amount realizable by the Trust upon liquidation of such assets. We have also assumed that there have been no material changes in ARB's or Norwest's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel to ARB as to all legal matters with respect to ARB, the Transaction and the Merger Agreement. We are not experts in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances for each of ARB and Norwest are in the aggregate adequate to cover such losses. In addition, we have not reviewed any individual credit files, and we have not made an independent evaluation, appraisal or physical inspection of the assets or individual properties of ARB or Norwest. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     We have further assumed that the Transaction will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by ARB of any of the conditions to its obligations thereunder.

     In the ordinary course of our business, we actively trade the equity securities of Norwest for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Based upon the foregoing and in reliance thereon, it is our opinion that the Consideration to be received by the shareholders of ARB pursuant to the Transaction is fair to such shareholders from a financial point of view, as of the date hereof.

     This opinion is furnished pursuant to our engagement letter, dated August 17, 1993, and is solely for the benefit of the Board of Directors of ARB. Except as provided in such engagement letter, this opinion may not be used or referred to by ARB, or quoted or disclosed to any person in any manner without our prior written consent. This opinion is not intended to be and shall not be deemed to be a recommendation to any shareholder of ARB as to how such shareholder should vote with respect to the Transaction.

                                                  Very truly yours,

                                                  /s/ Montgomery Securities
                                                  MONTGOMERY SECURITIES

                                   APPENDIX C



                         NEW MEXICO STATUTES ANNOTATED


                          SECTIONS 53-15-3 AND 53-15-4

     53-15-3 RIGHT OF SHAREHOLDERS TO DISSENT AND OBTAIN PAYMENT FOR SHARES.--A. Any shareholder of a corporation may dissent from, and obtain payment for the shareholder's shares in the event of, any of the following corporate actions:

     (1) any plan of merger or consolidation to which the corporation is a party, except as provided in Subsection C of this section;

     (2) any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual and regular course of its business, including a sale in dissolution, but not including a sale pursuant to an order of a court having jurisdiction in the premises or a sale for cash on terms requiring that all or substantially all of the net proceeds of sale be distributed to the shareholders in accordance with their respective interests within one year after the date of sale;

     (3) any plan of exchange to which the corporation is a party as the corporation the shares of which are to be acquired;

     (4) any amendment of the articles of incorporation which materially and adversely affects the rights appurtenant to the shares of the dissenting shareholder in that it:

          (a)  alters or abolishes a preferential right of such shares;

          (b) creates, alters or abolishes a right in respect of the redemption of such shares, including a provision respecting a sinking fund for the redemption or repurchase of such shares;

          (c) alters or abolishes an existing preemptive right of the holder of such shares to acquire shares or other securities; or

          (d) excludes or limits the right of the holder of such shares to vote on any matter, or to cumulate his votes, except as such right may be limited by dilution through the issuance of shares or other securities with similar voting rights; or

     (5) any other corporate action taken pursuant to a shareholder vote with respect to which the articles of incorporation, the bylaws or a resolution of the board of directors directs that dissenting shareholders shall have a right to obtain payment for their shares.

B. (1) A record holder of shares may assert dissenters' rights as to less than all of the shares registered in his name only if the holder dissents with respect to all the shares beneficially owned by any one person and disclose the name and address of the person or persons on whose behalf the holder dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

     (2) A beneficial owner of shares who is not the record holder may assert dissenters' rights with respect to shares held on his behalf, and shall be treated as a dissenting shareholder under the terms of this section and Section 53-15-4 NMSA 1978 if he submits to the corporation at the time of or before the assertion of these rights a written consent of the record holder.

C. The right to obtain payment under this section shall not apply to the shareholders of the surviving corporation in a merger if a vote of the shareholders of such corporation is not necessary to authorize such merger.

D. A shareholder of a corporation who has a right under this section to obtain payment for his shares shall have no right at law or in equity to attack the validity of the corporate action that gives rise to his right to obtain payment, nor to have the action set aside or rescinded, except when the corporate action is unlawful or fraudulent with regard to the complaining shareholder or to the corporation.

     53-15-4 RIGHTS OF DISSENTING SHAREHOLDERS.--A. Any shareholder electing to exercise his right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which the proposed corporation action is submitted to a vote, a written objection to the proposed corporate action. If the proposed corporate action is approved by the required vote and the shareholder has not voted in favor thereof, the shareholder may, within ten days after the date on which the vote was taken or if a corporation is to be merged without a vote of its shareholders into another corporation, any of its shareholders may, within twenty-five days after the plan of the merger has been mailed to the shareholders, make written demand on the corporation, or, in the case of a merger or consolidation, on the surviving or new corporation, domestic or foreign, for payment of the fair value of the shareholder's shares, and, if the proposed corporate action is effected, the corporation shall pay to the shareholder, upon the determination of the fair value, by agreement or judgment as provided herein, and, in the case of shares represented by certificates, the surrender of such certificates the fair value thereof as of the day prior to the date on which the vote was taken approving the proposed corporate action, excluding any appreciation or depreciation in anticipation of the corporate action. Any shareholder failing to make demand within the prescribed ten-day or twenty-five day period shall be bound by the terms of the proposed corporate action. Any shareholder making such demand shall thereafter be entitled only to payment as in this section provided and shall not be entitled to vote or to exercise any other rights of a shareholder.

     B. No such demand may be withdrawn unless the corporation consents thereto. If, however, the demand is withdrawn upon consent, or if the proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect the action, or if, in the case of a merger, on the date of the filing of the articles of merger the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic and foreign, that are parties to the merger, or if no demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section, or if a court of competent jurisdiction determines that the shareholder is not entitled to the relief provided by this section, then the right of the shareholder to be paid the fair value of his shares ceases and his status as a shareholder shall be restored, without prejudice, to any corporate proceedings which may have been taken during the interim.

     C. Within ten days after such corporate action is effected, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, domestic of foreign, shall give written notice thereof to each dissenting shareholder who has made demand as provided in this section and shall make a written offer to each such shareholder to pay for such shares at a specified price deemed by the corporation to be the fair value thereof. The notice and offer shall be accompanied by a balance sheet of the corporation, the shares of which the dissenting shareholder holds as of the latest available date and not more than twelve months prior to the making of the offer, and a profit and loss statement of the corporation for the twelve months period ended on the date of the balance sheet.

     D. If within thirty days after the date on which such corporate action was effected the fair value of such shares is agreed upon between any such dissenting shareholder and the corporation, payment therefor shall be made within ninety days after the date on which the corporate action was effected, and in the case of shares represented by certificates, upon surrender of the certificates. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in the shares.

     E. If, within the period of thirty days, a dissenting shareholder and the corporation do not so agree, then the corporation, within thirty days after receipt of written demand from any dissenting shareholder, given within sixty days after the date on which such corporate action was effected, shall, or at its election at any time within the period of sixty days may, file a petition in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located praying that the fair value of such shares be found and determined. If, in the case of a merger or consolidation, the surviving or new corporation is a foreign corporation without a registered office in this state, the petition shall be filed in the county where the registered office of the domestic corporation was last located. If the corporation fails to institute the proceeding as provided in this section, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders, wherever residing, shall be made parties to the proceeding as an action against their shares quasi in rem.

A copy of the petition shall be served on each dissenting shareholder who is a resident of this state and shall be served by registered or certified mail on each dissenting shareholder who is a nonresident. Service on nonresidents shall also be made by publication as provided by law. The jurisdiction of the court shall be plenary and exclusive. All shareholders who are parties to the proceeding shall be entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as specified in the order of their appointment or on amendment thereof. The judgment shall be payable to the holders of uncertified shares immediately, but to the holders of shares represented by certificates only upon and concurrently with the surrender to the corporation of certificates. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

     F. The judgment shall include an allowance for interest at such rate as the court may find to be fair and equitable, in all the circumstances, from the date on which the vote was taken on the proposed corporate action to the date of payment.

     G. The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of the costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding to whom the corporation made an offer to pay for the shares if the court finds that the action of such shareholders in failing to accept such offer was arbitrary or vexatious or not in good faith. Such expenses include reasonable compensation for and reasonable expenses of the appraisers, but exclude the fees and expenses of counsel for and experts employed by any party; but if the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay therefor, or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any expert employed by the shareholder in the proceeding, together with reasonable fees of legal counsel.

     H. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty days after demanding payment for his shares, each holder of shares represented by certificates demanding payment shall submit the certificates to the corporation for notation thereon that such demand has been made. His failure to do so shall, at the option of the corporation, terminate his rights under this section unless a court of competent jurisdiction for good and sufficient cause shown, otherwise directs. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made is [are] transferred, any new certificate issued therefore shall bear similar notation, together with the name of the original dissenting holder of the shares, and a transferee of the shares acquires by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

     I. Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this section provided, may be held and disposed of by the corporation as in the case of other treasury shares, except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers
          -----------------------------------------

Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments, and the like in connection with an action, suit, or proceeding. Article Fourteenth of the Certificate of Incorporation of the registrant provides for broad indemnification of directors and officers of the registrant.

Item 21.  Exhibits and Financial Statement Schedules
          ------------------------------------------

Exhibits:
- --------

 2    --  Agreement and Plan of Reorganization, dated as of June 6, 1994, between American Republic Bancshares, Inc. and Norwest Corporation, and form of Agreement and Plan of Merger between Norwest Merger Co. and American Republic Bancshares, Inc. (included in Proxy Statement-Prospectus as Appendix A).

 4(a) -- Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3(b) to the Registrant's Current Report on Form 8-K dated June 28, 1993 (File No. 1-2979)).

 4(b) -- Certificate of Designations of Powers, Preferences, and Rights relating to the Registrant's 10.24% Cumulative Preferred Stock (incorporated by reference to Exhibit 4(a) to the Registrant's Registration Statement No. 33-38806).

 4(c) -- Certificate of Designations of Powers, Preferences, and Rights relating to the Registrant's Cumulative Convertible Preferred Stock, Series B (incorporated by reference to Exhibit 2 to the Registrant's Form 8-A dated October 8, 1991 (File No. 1-2979)).

 4(d) -- Certificate of Designations of Powers, Preferences, and Rights relating to the Registrant's ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994 (File No. 1-2979)).

 4(e) -- By-Laws of the Norwest Corporation, as amended (incorporated herein by reference to Exhibit 4(c) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1991 (File No. 1-2979)).

 4(f) -- Rights Agreement, dated as of November 22, 1988, between Norwest Corporation and Citibank, N.A., including as Exhibit A the form of Certificate of Designation of Powers, Preferences and Rights setting forth the terms of the Series A Junior Participating Preferred Stock, without par value, (incorporated herein by reference to Exhibit 1 to the Registrant's Form 8-A dated December 6, 1988 (File No. 1-2979)) and Certificates of Adjustment pursuant to Section 12 of the Rights Agreement (incorporated herein by reference to Exhibit 3 to the Registrant's Form 8 dated July 21, 1989, and to Exhibit 4 to the Registrant's Form 8-A/A dated June 28, 1993 (File No. 1-2979)).

 5     --  Opinion of General Counsel of the Registrant.

 8     --  Form of Opinion of Bracewell & Patterson, L.L.P.

 23(a) --  Consent of General Counsel of the Registrant (included as part of
           Exhibit 5 filed herewith).

 23(b) -- Consent of Bracewell & Patterson, L.L.P. (included as part of Exhibit 8 filed herewith).

 23(c) -- Consent of KPMG Peat Marwick LLP (relating to financial statements of Norwest Corporation).

 23(d) -- Consent of KPMG Peat Marwick LLP (relating to financial statements of American Republic Bancshares, Inc.).

 23(e) --  Consent of Montgomery Securities.

 24    --  Powers of Attorney.

 99(a) --  Form of Agreement and Declaration of ARBI Liquidating Trust.

 99(b) -- Opinion of Montgomery Securities (included in Proxy Statement-Prospectus as Appendix B).

 99(c) -- Form of proxy for Special Meeting of Shareholders of American Republic Bancshares, Inc.

Item 22.  Undertakings
          ------------

 (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period, in which offers or sales are being made, a posteffective amendment to this registration statement (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (g) The undersigned registrant hereby undertakes to supply by means of a posteffective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 26th day of October, 1994.

                                NORWEST CORPORATION

                                By:   /s/ Richard M. Kovacevich
                                     --------------------------
                                     Richard M. Kovacevich
                                     President and Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 26th day of October, 1994, by the following persons in the capacities indicated:

/s/ Richard M. Kovacevich             President and Chief Executive Officer
- -------------------------             (Principal Executive Officer)
Richard M. Kovacevich


/s/ John T. Thornton                  Executive Vice President and Chief
- --------------------                    Financial Officer
John T. Thornton                      (Principal Financial Officer)


/s/ Michael A. Graf                   Senior Vice President and Controller
- -------------------                   (Principal Accounting Officer)
Michael A. Graf

DAVID A. CHRISTENSEN   )
GERALD J. FORD         )
PIERSON M. GRIEVE      )
CHARLES M. HARPER      )
N. BERNE HART          )
WILLIAM A. HODDER      )
GEORGE C. HOWE         )
LLOYD P. JOHNSON       )                  A majority of the
REATHA CLARK KING      )                  Board of Directors*
RICHARD M. KOVACEVICH  )
RICHARD S. LEVITT      )
RICHARD D. McCORMICK   )
CYNTHIA H. MILLIGAN    )
JOHN E. PEARSON        )
IAN M. ROLLAND         )
STEPHEN E. WATSON      )
MICHAEL W. WRIGHT      )
- ------------

*Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.


                                            /s/ Richard M. Kovacevich
                                            ----------------------------
                                            Richard M. Kovacevich
                                            Attorney-in-Fact

                               INDEX TO EXHIBITS

Exhibit                                                                                 Form
Number               Description                                                      of Filing
- ------               -----------                                                      ---------
 2     Agreement and Plan of Reorganization, dated as of June 6, 1994, between
       American Republic Bancshares, Inc. and Norwest Corporation, and form of
       Agreement and Plan of Merger between Norwest Merger Co. and American
       Republic Bancshares, Inc. (included in Proxy Statement-Prospectus as
       Appendix A)

 4(a) Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3(b) to the Registrant's Current Report on Form 8-K dated June 28, 1993 (File No. 1-2979)).

 4(b) Certificate of Designations of Powers, Preferences, and Rights relating to the Registrant's 10.24% Cumulative Preferred Stock (incorporated by reference to Exhibit 4(a) to the Registrant's Registration Statement No.
       33-38806).

 4(c) Certificate of Designations of Powers, Preferences, and Rights relating to the Registrant's Cumulative Convertible Preferred Stock, Series B
       (incorporated by reference to Exhibit 2 to the Registrant's Form 8-A dated October 8, 1991 (File No. 1-2979)).

 4(d) Certificate of Designations of Powers, Preferences, and Rights relating to the Registrant's ESOP Cumulative Convertible Preferred Stock
       (incorporated by reference to Exhibit 4 to the Registrant's Quarterly
       Report on Form 10-Q for the quarter ended June 30, 1994 (File No. 1-
       2979)).

 4(e) By-Laws, as amended (incorporated by reference to Exhibit 4(c) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30,
       1991 (File No. 1-2979)).

 4(f)  Rights Agreement, dated as of November 22, 1988, between Norwest
       Corporation and Citibank, N.A., including as Exhibit A the form of Certificate of Designation of Powers, Preferences and Rights setting forth the terms of the Series A Junior Participating Preferred Stock, without par value, (incorporated by reference to Exhibit 1 to the Registrant's Form 8-A dated December 6, 1988 (File No. 1-2979)) and
       Certificates of Adjustment pursuant to Section 12 of the Rights Agreement
       (incorporated by reference to Exhibit 3 to the Registrant's Form 8 dated
       July 21, 1989, and to Exhibit 4 to the Registrant's Form 8-A/A dated June
       28, 1993 (File No. 1-2979)).

 5     Opinion of General Counsel of the Registrant.                                   Electronic
                                                                                      Transmission

Exhibit                                                                                        Form
Number                                        Description                                    of Filing
- -------                                       -----------                                  --------------

  8             Form of Opinion of Bracewell & Patterson, L.L.P.                            Electronic
                                                                                           Transmission

 23(a) Consent of General Counsel of Norwest Corporation (included as part of Exhibit 5 filed herewith).

 23(b)          Consent of Bracewell & Patterson, L.L.P. (included as part of
                Exhibit 8 filed herewith).

 23(c)          Consent of KPMG Peat Marwick LLP (relating to financial                     Electronic
                statements of Norwest Corporation).                                        Transmission

 23(d)          Consent of KPMG Peat Marwick LLP (relating to financial                     Electronic
                statements of American Republic Bancshares, Inc.)                          Transmission

 23(e)          Consent of Montgomery Securities.                                           Electronic
                                                                                           Transmission

 24             Powers of Attorney.                                                         Electronic
                                                                                           Transmission

 99(a)          Form of Agreement and Declaration of ARBI Liquidating                       Electronic
                Trust.                                                                     Transmission

 99(b)          Opinion of Montgomery Securities (included in Proxy
                Statement-Prospectus as Appendix B).

 99(c)          Form of proxy for Special Meeting of Shareholders of American               Electronic
                Republic Bancshares, Inc.                                                  Transmission